                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                        Phoenix International Ltd., Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

                                      $45,462,092
        ------------------------------------------------------------------------

     (5)  Total fee paid:

                                         $9,093
        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                             [PHOENIX LOGO TO COME]

[mailing date]

Dear Phoenix Shareholder:

     You are cordially invited to attend a special meeting of the shareholders of Phoenix International Ltd., Inc., which will be held at our corporate offices
located at 500 International Parkway, Heathrow, Florida on           , 2001 at
10:00 a.m., Eastern time.

     THIS IS A VERY IMPORTANT MEETING THAT AFFECTS YOUR INVESTMENT IN OUR CORPORATION.

     At the special meeting you will be asked to consider and vote upon:

          1. a proposal to approve and adopt an asset purchase agreement, dated October 25, 2000, among Phoenix, London Bridge Software Holdings PLC, a corporation organized under the laws of England and Wales ("London Bridge"), and its indirect wholly-owned subsidiary, London Bridge Core Systems, Inc. (formerly known as London Bridge Acquisition Company, Inc.), a Delaware corporation ("Acquisition Company"), and to approve the transactions contemplated thereby pursuant to which Acquisition Company will purchase substantially all of our assets and will assume specified liabilities of ours;

          2. a proposal to amend Article I of our articles of incorporation to change the name of our corporation from "Phoenix International Ltd., Inc." to "Sphinx International, Inc." (or, if that name is not available, to another name acceptable to us and Acquisition Company); and

          3. a proposal to approve and adopt a plan of dissolution and to approve the transactions contemplated thereby pursuant to which our corporation will be liquidated and our net assets will be distributed to our shareholders.

     APPROVAL OF THE SECOND PROPOSAL IS CONTINGENT UPON THE SHAREHOLDERS' APPROVAL OF THE FIRST PROPOSAL. APPROVAL OF EACH OF THE FIRST PROPOSAL AND THE THIRD PROPOSAL IS NOT CONTINGENT UPON THE SHAREHOLDERS' APPROVAL OF ANY OTHER PROPOSAL.

     AFTER CAREFUL CONSIDERATION, OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ASSET PURCHASE AGREEMENT AND THE RELATED SALE OF ASSETS AND ASSUMPTION OF LIABILITIES, THE PROPOSED AMENDMENT TO OUR ARTICLES OF INCORPORATION TO CHANGE OUR CORPORATION'S NAME AND THE PLAN OF DISSOLUTION. OUR BOARD OF DIRECTORS HAS DETERMINED THAT EACH PROPOSAL IS IN THE BEST INTERESTS OF OUR CORPORATION AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF EACH OF THE THREE PROPOSALS.

     The attached proxy statement provides detailed information about each of the proposals. Please give this information your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE INFORMATION PROVIDED IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE [ ].

     To vote your shares, you may use the enclosed proxy card or attend the special meeting in person. ON BEHALF OF OUR BOARD OF DIRECTORS, I URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE, EVEN IF YOU CURRENTLY PLAN TO ATTEND THE MEETING. Your vote is important, regardless of the number of shares you own.

     To approve each of the proposals, you MUST vote "FOR" the proposal by following the instructions stated on the enclosed proxy card. If you vote to abstain or if you do not vote at all, your abstention or non-vote will, in effect, count as a vote against the proposals. Returning the enclosed proxy will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the special meeting.

     Thank you for your support of our company.

                                          Sincerely,

                                          /S/BAHRAM YUSEFZADEH
                                          Bahram Yusefzadeh
                                          Chairman of the Board and Chief
                                          Executive Officer

     This proxy statement is dated             , 2000, and was first mailed to
shareholders on           , 2000.

                        PHOENIX INTERNATIONAL LTD., INC.
                           500 INTERNATIONAL PARKWAY
                            HEATHROW, FLORIDA 32746
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON             , 2001
                             ---------------------

     Notice is hereby given that a special meeting of the shareholders of Phoenix International Ltd., Inc. will be held at our corporate offices located
at 500 International Parkway, Heathrow, Florida on           , 2001 at 10:00
a.m. Eastern time for the following purposes:

          1. To consider and vote upon the approval and adoption of an asset purchase agreement, dated October 25, 2000, among Phoenix, London Bridge Software Holdings PLC, a corporation organized under the laws of England and Wales ("London Bridge"), and its indirect wholly-owned subsidiary, London Bridge Core Systems, Inc. (formerly known as London Bridge Acquisition Company, Inc.), a Delaware corporation ("Acquisition Company"), and the approval of the transactions contemplated thereby pursuant to which Acquisition Company will purchase substantially all of our assets and will assume specified liabilities of ours. A copy of the asset purchase agreement is included as Annex A to the attached proxy statement.

          2. To consider and vote upon an amendment of Article I of our articles of incorporation to change the name of our corporation from "Phoenix International Ltd., Inc." to "Sphinx International, Inc." (or, if that name is not available, to another name acceptable to us and Acquisition Company).

          3. To consider and vote upon the approval and adoption of a plan of dissolution and the approval of the transactions contemplated thereby pursuant to which our corporation will be liquidated and our net assets will be distributed to the shareholders. A copy of the plan of dissolution is included as Annex B to the attached proxy statement.

          4. To transact such other business as may be properly brought before the special meeting or any adjournment thereof.

     APPROVAL OF THE SECOND PROPOSAL IS CONTINGENT UPON THE SHAREHOLDERS' APPROVAL OF THE FIRST PROPOSAL. APPROVAL OF EACH OF THE FIRST PROPOSAL AND THE THIRD PROPOSAL IS NOT CONTINGENT UPON THE SHAREHOLDERS' APPROVAL OF ANY OTHER PROPOSAL. The proxy statement that accompanies this notice describes each of the three proposals in more detail. We encourage you to read the proxy statement and the attached annexes carefully.

     Our board of directors has fixed the close of business on           , 2000
as the record date for determining the shareholders entitled to notice of and to vote at the special meeting.

     Accompanying this notice is a proxy card. WHETHER OR NOT YOU EXPECT TO BE AT THE SPECIAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT TO US PROMPTLY. If you plan to attend the special meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ C. RUSSELL PICKERING
                                          C. Russell Pickering
                                          Secretary

Heathrow, Florida
[mailing date]

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................     1
Forward-Looking Statements..................................    14
Risk Factors................................................    15
  Risks Related to the Asset Sale...........................    15
  Risks Associated with the Dissolution of the
     Corporation............................................    16
  Risks of Continuing the Business if the Asset Sale Does
     Not Close..............................................    18
  General Risks of Continued Ownership of Phoenix Stock.....    23
The Special Meeting.........................................    24
  General...................................................    24
  Record Date; Quorum; Required Vote; Shares Outstanding and
     Entitled to Vote.......................................    24
  Voting of Proxies.........................................    24
  How to Revoke Your Proxy..................................    25
  Rights of Dissenting Shareholders.........................    25
  Security Ownership of Management..........................    26
  Voting Agreements.........................................    26
  Interests of Certain Persons in Matters to be Acted
     Upon...................................................    27
  Costs of Solicitation of Proxies..........................    28
Proposal 1: The Asset Purchase Agreement and Asset Sale.....    28
  London Bridge and Acquisition Company.....................    28
  Background of the Asset Sale..............................    28
  Reasons for the Asset Sale; Recommendation of the Special
     Committee of Our Board of Directors; Recommendation of
     Our Board of Directors.................................    33
  Fairness Opinion of Robinson-Humphrey.....................    35
  Information Concerning Robinson-Humphrey..................    39
  The Asset Purchase Agreement..............................    39
  Use of Proceeds...........................................    54
  The Escrow Agreement......................................    54
  Loan Agreement............................................    54
  Reseller Agreement........................................    55
  Accounting Treatment of the Asset Sale....................    55
Proposal 2: Change of the Company's Name....................    55
Proposal 3: Plan of Dissolution.............................    56
  Background and Reasons for the Dissolution................    56
  Reasons for the Dissolution; Recommendation of Our Board
     of Directors...........................................    56
  Description of the Plan of Dissolution....................    57
  Dissolution and Liquidation Procedure.....................    57
  Revocation of the Plan of Dissolution.....................    57
  Conduct of Our Corporation Following the Dissolution......    57
  Sale of Remaining Assets..................................    57
  Payment of Claims and Obligations.........................    58
  Distributions to Shareholders.............................    58
  Liquidation Trust.........................................    59
  Continuing Liability of Shareholders After Dissolution....    59
  Regulatory Matters........................................    59

                                                              PAGE
                                                              ----
Material U.S. Federal Income Tax Consequences...............    60
  Tax Consequences to Our Corporation.......................    60
  Tax Consequences to U.S. Shareholders.....................    60
  Special Considerations for Non-U.S. Shareholders..........    61
  Backup Withholding........................................    62
Description of Phoenix......................................    63
  General...................................................    63
  Industry Background.......................................    63
  The Phoenix Solution......................................    64
  Strategy..................................................    66
  Technology................................................    67
  Target Markets............................................    68
  Sales and Marketing.......................................    69
  Product Pricing...........................................    69
  Worldwide Services........................................    70
  Product Development and New Products......................    72
  Competition...............................................    74
  Intellectual Property and Other Proprietary Rights........    75
  Employees.................................................    75
  Facilities................................................    76
  Legal Proceedings.........................................    76
Securities Ownership of Certain Beneficial Owners and
  Management................................................    77
Selected Financial and Operating Data.......................    80
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    82
  Revenues..................................................    82
  Markets...................................................    83
  Competition...............................................    83
  Fluctuations in Financial Results.........................    84
  Results of Operations.....................................    85
  Liquidity and Capital Resources...........................    89
  Impact of New Accounting Standards........................    90
  Year 2000 Issues..........................................    91
  Inflation.................................................    91
  Quantitative and Qualitative Disclosures about Mark
     Risk...................................................    91
Where You May Find Additional Information...................    91
Annex A -- Asset Purchase Agreement.........................   A-1
Annex B -- Plan of Liquidation and Dissolution of Phoenix
           International Ltd., Inc. ........................   B-1
Annex C -- Escrow Agreement.................................   C-1
Annex D -- Fairness Opinion of Robinson-Humphrey............   D-1
Annex E -- Florida's Dissenters' Rights Statute.............   E-1

                                    SUMMARY

     This summary highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. For a more complete description of the asset purchase agreement, the amendment to our articles of incorporation to change our corporation's name, the plan of dissolution and all the transactions related thereto, you should read carefully the entire proxy statement, including the attached annexes. We have included section and page references in this summary that will direct you to more complete descriptions of the topics that we have summarized.

                              THE SPECIAL MEETING

TIME, DATE AND PLACE:   The special meeting will be held at our corporate
                        offices at 500 International Parkway, Heathrow, Florida
                        on           , 2001 at 10:00 a.m. Eastern time.

RECORD DATE:            Holders of record of our common stock as of the close of
                        business on           , 2000 will be entitled to vote at
                        the meeting.

PURPOSE:                1. To consider and vote upon the approval and adoption
                           of the asset purchase agreement among Phoenix, London Bridge and Acquisition Company and the approval of the transactions contemplated thereby pursuant to which Acquisition Company will purchase substantially all of our assets and will assume specified liabilities of ours. A copy of the asset purchase agreement is included as Annex A to this proxy statement.

                        2. To consider and vote upon an amendment of Article I
                           of our articles of incorporation to change the name of our corporation from "Phoenix International Ltd., Inc." to "Sphinx International, Inc." (or, if that name is not available, to another name acceptable to us and Acquisition Company).

                        3. To consider and vote upon the approval and adoption
                           of a plan of dissolution and the approval of the transactions contemplated thereby pursuant to which our corporation will be liquidated and our net assets will be distributed to the shareholders. A copy of the plan of dissolution is included as Annex B to this proxy statement.

                        4. To transact such other business as may be properly
                           brought before the special meeting or any adjournment thereof.

                        APPROVAL OF THE SECOND PROPOSAL IS CONTINGENT UPON THE SHAREHOLDERS' APPROVAL OF THE FIRST PROPOSAL. APPROVAL OF EACH OF THE FIRST PROPOSAL AND THE THIRD PROPOSAL IS NOT CONTINGENT UPON APPROVAL OF ANY OTHER PROPOSAL.

BOARD
RECOMMENDATION:         Our board of directors has unanimously approved each of
                        the asset purchase agreement and the related sale of assets and assumption of liabilities, the proposed amendment to our articles of incorporation to change our corporation's name and the plan of dissolution. Our board of directors has determined that each proposal is in the best interests of our corporation and its shareholders.

                        OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE:

                        - FOR APPROVAL AND ADOPTION OF THE ASSET PURCHASE
                          AGREEMENT AND APPROVAL OF THE TRANSACTIONS
                          CONTEMPLATED THEREBY;

                        - FOR APPROVAL OF THE AMENDMENT TO OUR ARTICLES OF
                          INCORPORATION TO CHANGE OUR CORPORATION'S NAME; AND

                        - FOR APPROVAL AND ADOPTION OF THE PLAN OF DISSOLUTION
                          AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY.

REQUIRED VOTE:          Under our articles of incorporation, each proposal must
                        be approved by the affirmative vote of holders of at least two-thirds, or 66 2/3%, of the outstanding shares of our common stock. Abstentions and broker non-votes will count as votes against the approval of the proposals.

DISSENTERS' RIGHTS:     The Florida Business Corporation Act provides
                        shareholders the right to dissent from and obtain payment of the fair value of their shares with regard to the proposed sale of assets to London Bridge. Therefore, if (1) you deliver to us before the vote at the special meeting a written notice of your intent to demand payment for your shares if the asset sale is consummated, (2) you do not vote your shares "FOR" proposal 1 and (3) you comply with all of the other procedures required by the Florida Business Corporation
                        Act to exercise your dissenters' rights, you may receive payment for the fair value of your shares. The provisions of the Florida Business Corporation Act that detail the rights of dissenting shareholders and the procedures they must follow to obtain payment for their shares is attached to this proxy statement as Annex E.

                        Under the Florida Business Corporation Act, shareholders do not have dissenters' rights with regard to proposals 2 and 3.

                        See "The Special Meeting -- Rights of Dissenting
                        Shareholders" on page   .

            PROPOSAL 1: THE ASSET PURCHASE AGREEMENT AND ASSET SALE

PURCHASER:              Acquisition Company will purchase our assets.
                        Acquisition Company is a Delaware corporation headquartered in Atlanta, Georgia and an indirect wholly-owned subsidiary of London Bridge. London Bridge is a publicly-held UK corporation listed on the London
                        Stock Exchange under the trading symbol "LNB." London
                        Bridge and its subsidiaries provide business software solutions for financial institutions around the world, including software for customer risk management and credit risk management.

                        See "Proposal 1: The Asset Purchase Agreement and Asset Sale -- London Bridge and Acquisition Company" on page
                          .

ASSETS TO BE SOLD:      Pursuant to the terms specified in the asset purchase
                        agreement, we will sell and Acquisition Company will purchase substantially all of the assets that we use in the operation of our business. Acquisition Company also will assume liabilities and obligations of our corporation that are associated with the purchased assets and specified in the asset purchase agreement.

                        See "Proposal 1: The Asset Purchase Agreement and Asset Sale -- The Purchase Agreement -- Assets and Liabilities
                        Assumed by Acquisition Company" on page   .

RETENTION OF SPECIFIED
ASSETS AND LIABILITIES: The asset purchase agreement provides that some of our assets and liabilities will not be sold to Acquisition Company in the asset sale and will be retained by us instead. In connection with the plan of dissolution and prior to distributions to shareholders, we will have to settle, or otherwise provide for payment of, the retained liabilities. In addition, we currently intend to convert our non-cash assets that are not sold to Acquisition Company pursuant to the asset purchase agreement into cash prior to distributing such assets to shareholders.

                        See "Proposal 1: The Asset Purchase Agreement and Asset Sale -- The Asset Purchase Agreement -- Assets and Liabilities Not Assumed by Acquisition Company" on page and "Proposal 3: The Plan of
                        Dissolution -- Distributions to Shareholders" on page
                          .

PURCHASE PRICE:         Acquisition Company has agreed to purchase our assets
                        for a cash purchase price of $45,462,092, subject to adjustments described below. Acquisition Company will pay the purchase price to us at the closing of the asset sale adjusted as follows:

                        - An amount equal to 25% of the purchase price will be
                          deposited in escrow to cover contingent liabilities and breaches of representations and warranties pursuant to an escrow agreement among the parties.

                        - The purchase price will be reduced by $850,000 to
                          reflect expected reductions in our estimated transactional costs resulting from Acquisition Company's decision to purchase the stock of our New Zealand subsidiary rather than its assets.

                        - The purchase price will be reduced by $461,918 to
                          reflect the amount of professional fees we paid between September 1, 2000 and October 25, 2000.

                        - An amount equal to the outstanding balance under a
                          loan agreement pursuant to which Acquisition Company has provided us with a $10,000,000 line of credit will be deposited into a separate account at closing. This amount will be released from the account following the resolution of the working capital adjustment described below.

                        Acquisition Company also will assume specified obligations and liabilities associated with our business.

                        See "Proposal 1: The Asset Purchase Agreement and Asset Sale -- The Asset Purchase Agreement -- Purchase Price"
                        and "-- Adjustments to the Purchase Price" on page   .

WORKING CAPITAL
ADJUSTMENT:             The amount corresponding to the amount borrowed by us
                        under the line of credit will be released from the separate account following the resolution of the working capital adjustment to the purchase price. The working capital adjustment is generally as follows:

                        - The purchase price will be reduced for all amounts we
                          borrow under the $10,000,000 line of credit;

                        - The purchase price will be reduced by any reduction in
                          our working capital between October 25, 2000 and the closing; and

                        - The purchase price will be increased by an allowance
                          of $2 million plus 1/3 of all license fees under new contracts signed between October 25, 2000 and the closing of the asset sale.

                        The asset purchase agreement provides that this adjustment is to be determined no later than 20 days after the closing of the asset sale. Once determined, the amount of the adjustment will be distributed out of the separate account to Acquisition Company, and the balance will be distributed to us.

                        See "Proposal 1: The Asset Purchase Agreement and Asset Sale -- The Asset Purchase Agreement -- Working Capital
                        Adjustment to the Purchase Price" on page   .

ESCROW: At the closing of the asset sale, 25% of the purchase price will be deposited into an escrow account to satisfy potential claims for indemnification made prior to September 30, 2001 that we may be obligated to pay pursuant to the asset purchase agreement. A copy of the escrow agreement is attached to this proxy statement as Annex C.

                        See "Proposal 1: The Asset Purchase Agreement and Asset
                        Sale -- Escrow Agreement" on page   .

DISTRIBUTIONS TO
SHAREHOLDERS:           We intend to distribute to our shareholders a portion of
                        the cash proceeds that we receive at the closing of the asset sale. We will also have available for distribution to our shareholders any amount to which we are entitled following the resolution of the working capital adjustment to the purchase price. We intend to distribute these amounts to our shareholders in
                                    , 2001.

                        We intend to distribute any funds remaining in the escrow account as soon as practicable following the termination of the escrow on September 30, 2001. However, any such distribution could be delayed in the event that disputes under the escrow agreement remain unresolved on that date.

                        We will withhold from both distributions any amount that we believe to be necessary to settle or otherwise resolve any of our known or contingent liabilities that are not to be assumed by Acquisition Company, to pay taxes, professional fees and other transaction expenses related to the asset sale and to fund the ongoing expenses of winding up our business and dissolving our corporation.

                        For information regarding liquidating distributions to our shareholders upon our dissolution, see "Proposal 3: The Plan of Dissolution -- Distributions to
                        Shareholders" on page   and "-- Payment of Claims and
                        Obligations" on page   .

OPINION OF
ROBINSON-HUMPHREY:      In connection with its approval of the asset purchase
                        agreement and the asset sale, our board of directors received an opinion of our financial advisor, The
                        Robinson-Humphrey Company, LLC, as to the fairness, from a financial point of view, to our corporation of the consideration to be received in the asset sale. The full text of Robinson-Humphrey's written opinion, dated
                        October 25, 2000, is attached to this proxy statement as Annex D. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. ROBINSON-HUMPHREY'S OPINION IS ADDRESSED TO
                        OUR BOARD OF DIRECTORS AND DOES NOT

                        CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW TO VOTE WITH RESPECT TO MATTERS RELATING TO THE ASSET SALE.

                        See "Proposal 1: The Asset Purchase Agreement and Asset Sale -- Fairness Opinion of Financial Advisor" on page
                          .

REASONS FOR THE ASSET
SALE: In the course of reaching their decision to approve the asset purchase agreement and the asset sale, the board of directors and the special committee of independent directors formed to evaluate strategic alternatives available to us each consulted with our management as well as our financial advisors and outside legal counsel and considered numerous factors relating to the benefits and risks associated with the asset purchase agreement and the asset sale.

                        For a full discussion of these factors, please see "Proposal 1: The Asset Purchase Agreement and Asset Sale -- Reasons for the Asset Sale; Recommendation of the Special Committee of Our Board of Directors;
                        Recommendation of Our Board of Directors" on page   .

CLOSING CONDITIONS:     The asset purchase agreement contains closing conditions
                        that are customary to transactions similar to the asset sale, including approval of the transaction by our shareholders, expiration of the applicable waiting periods under the Hart-Scott-Rodino Antitrust
                        Improvements Act of 1976, as amended, the accuracy of our representations and warranties, the absence of a material adverse change and the receipt of material third-party consents.

                        See "Proposal 1: The Asset Purchase Agreement and Asset Sale -- The Asset Purchase Agreement -- Conditions to
                        Closing the Asset Sale" on page   .

THE CLOSING:            The closing of the asset sale will occur within five
                        business days following the satisfaction or waiver of the conditions set forth in the asset purchase agreement unless we agree with Acquisition Company and London
                        Bridge to a later date. We currently expect the closing to occur in the first quarter of 2001.

CONDUCT OF BUSINESS
AFTER THE ASSET SALE:   Following the closing of the asset sale, we plan to
                        settle or otherwise resolve our liabilities that were not assumed by Acquisition Company under the asset purchase agreement. We do not expect to engage in any product development, marketing or sales activities, and we expect to retain only a small staff of administrative personnel during this period. Thereafter, we intend to file articles of dissolution with the Department of State of the State of Florida pursuant to which we will liquidate our remaining assets and wind up our business.

                        See "Proposal 3: The Plan of Dissolution" on page   .

TERMINATION:            The parties to the asset purchase agreement may
                        terminate it under specified circumstances including the failure to close the asset sale by March 31, 2001.

                        For a discussion of these circumstances, see "Proposal 1: The Asset Purchase Agreement and Asset Sale -- The Asset Purchase Agreement -- Termination of the Asset
                        Purchase Agreement" on page     .

TERMINATION FEE:        We will be required to pay Acquisition Company a
                        termination fee of $2,000,000 if:

                        - Acquisition Company terminates the asset purchase
                          agreement because our board of directors withdraws or modifies its approval or recommendation to our shareholders to approve the asset purchase agreement and the asset sale or endorses, approves, recommends, or causes us to enter into any other agreement with respect to, another business combination proposal or publicly proposes to do any of the foregoing; or

                        - after an alternative business combination proposal has
                          been publicly announced, our shareholders fail to approve the asset purchase agreement; or

                        - we enter into an agreement with respect to or
                          consummate an alternative business combination transaction within one year after the termination of the asset purchase agreement, unless the asset purchase agreement was terminated (1) by mutual consent, (2) because of governmental actions or proceedings, (3) because of a failure to consummate the asset sale prior to March 31, 2001 or (4) because Acquisition Company fails to satisfy specified conditions to closing.

                        See "Proposal 1: The Asset Purchase Agreement and Asset Sale -- The Asset Purchase Agreement -- Termination Fee"
                        on page     .

MATERIAL FEDERAL INCOME
TAX CONSEQUENCES:       We will recognize gain or loss for federal income tax
                        purposes on the sale of the assets. Our gain or loss will be determined based upon the amount of the purchase price (increased by the liabilities of our corporation assumed by Acquisition Company) allocated to each asset sold and our tax basis for each such asset. To the extent that the purchase price allocated to an asset exceeds its tax basis, we will recognize gain on the disposition of the asset, and we will recognize loss to the extent the purchase price allocated to an asset is less than our tax basis in that asset. The asset sale may also result in state or local income, franchise, sales, use or other tax liabilities in state or local tax jurisdictions in which we file tax returns. We may have sufficient operating losses, expenses and net operating loss carry forwards to offset the taxable gain expected to result from the asset sale. However, we cannot be sure of this, and in any event, we will still be subject to alternative minimum tax liability which we expect to exceed $500,000.

                        Holders of our common stock will not recognize any gain or loss due to the asset sale. Our shareholders may be taxed on subsequent distributions of the proceeds of the asset sale, depending on each shareholder's tax basis in the shares of our common stock that such shareholder owns. We encourage our shareholders to contact their own tax advisors.

                        See "Material U.S. Federal Income Tax Consequences" on
                        page     .

ACCOUNTING TREATMENT OF
THE ASSET SALE:         The asset sale will be accounted for as a sale of assets
                        transaction.

INTERESTS OF CERTAIN
PERSONS IN THE ASSET
SALE:                   All of our executive officers and directors and Glenn W.
                        Sturm, one of our legal advisors, own shares of our common stock and/or options to purchase shares of our common stock. To that extent, their interest in the asset sale is the same as that of our other shareholders.

                        London Bridge owns approximately 9.2% of our outstanding common stock and, as a shareholder, will be entitled to participate pro rata in any distributions made to shareholders pursuant to the plan of dissolution. London Bridge also will be entitled, as a shareholder, to receive its pro rata share of a settlement award under a securities class action lawsuit that is pending against us.

                        The shares of our common stock owned by London Bridge are subject to a governance agreement, dated February 14, 2000, as amended on October 25, 2000, and a related irrevocable proxy, which provide that we will vote the shares subject to the governance agreement in favor of the asset purchase agreement and the asset sale. These shares are also subject to a registration rights agreement, dated February 14, 2000, pursuant to which London Bridge is entitled to have its shares registered by us under certain circumstances.

                        The employment agreements of each of Messrs. Bahram Yusefzadeh, Raju Shivdasani, C. Russell Pickering and Theodore Burns have provisions regarding payments that we must make to each in the event of their termination after a change of control. We must make such payments to Messrs. Pickering and Burns in the event they are terminated without cause following a change of control of our corporation. We must make such payments to Messrs. Yusefzadeh and Shivdasani in the event they are terminated without cause or they resign from our corporation following a change of control of our corporation. The payments are equal to the executive's annual salary, or three times the executive's annual salary in the case of Messrs. Yusefzadeh and Shivdasani. In addition, we are obligated to provide for benefits for Messrs. Yusefzadeh and Shivdasani until each has attained the age of 65. In addition, all of the outstanding stock options held by these executives will vest upon a change of control. The approval by our shareholders of the asset purchase agreement and the asset sale constitutes a change of control of our business under these agreements.

                        See "The Special Meeting -- Interest of Certain Persons
                        in Matters to be Acted Upon" on page     .

LOCK-UP AND VOTING
AGREEMENTS:             Each of SAFECO Asset Management Company, SAFECO
                        Corporation and Robert Fleming, Inc. has entered into a voting agreement with Acquisition Company whereby each has agreed to vote its shares of our common stock in favor of the asset purchase agreement and the asset sale and against any other transaction. These three shareholders in the aggregate own 24.2% of our shares of common stock.

     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE ASSET PURCHASE AGREEMENT AND THE ASSET SALE.

                  PROPOSAL 2: THE CHANGE OF THE COMPANY'S NAME

     Pursuant to the asset purchase agreement, we have agreed to change our corporate name to remove any reference to the name "Phoenix" or any other trade name used in our business. The name change will take effect simultaneously with, and is conditioned upon, the closing of the asset sale.

     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AMEND ARTICLE I OF OUR ARTICLES OF INCORPORATION TO CHANGE OUR CORPORATION'S NAME FROM "PHOENIX INTERNATIONAL, LTD., INC." TO "SPHINX INTERNATIONAL, INC." (OR, IF THAT NAME IS NOT AVAILABLE, TO ANOTHER NAME ACCEPTABLE TO US AND LONDON BRIDGE).

                      PROPOSAL 3: THE PLAN OF DISSOLUTION

TIMING AND PROCEDURE    We anticipate that, following approval of the plan of
                        dissolution by our shareholders and the closing of the asset sale, we will file articles of dissolution with the Department of State of the State of Florida and will thereafter wind up our affairs, including taking actions to liquidate any remaining assets and to make payments of outstanding claims, at such times as our board of directors deems necessary, appropriate, or advisable.

                        If the shareholders approve the plan of dissolution but fail to approve the asset purchase agreement and the asset sale or the asset sale is not completed as contemplated, the board of directors will be authorized in its discretion, but will not be obligated, to sell all of our assets and to liquidate our corporation without further shareholder action or approval. Our board of directors does not, however, believe that such a sale of our assets would be as advantageous to our shareholders as the asset sale contemplated by the asset purchase agreement.

                        See "Proposal 3: The Plan of Dissolution" on page     .

POST-DISSOLUTION CONDUCT
OF PHOENIX              Under Florida law, after we file our articles of
                        dissolution, we will continue to exist solely for the purpose of winding up our affairs. During this time, our board of directors and officers will oversee the liquidation of our assets but will not continue our business. They will:

                          - settle and close our business;

                          - convert to cash as many of our non-cash assets as
                            possible;

                          - withdraw from any jurisdiction where we are
                            qualified to do business;

                          - pay or make provision to pay our expenses and other
                            liabilities;

                          - prosecute and defend any lawsuits;

                          - distribute our remaining assets to the shareholders;
                            and

                          - engage in any other acts necessary to wind up and
                            liquidate our business and affairs.

                        See "Proposal 3: The Plan of Dissolution -- Conduct of
                        Our Corporation Following the Dissolution" on page     .

LIQUIDATING
DISTRIBUTIONS
TO SHAREHOLDERS:        Before distributing any assets to our shareholders, we
                        will pay and discharge, or make provisions reasonably likely to provide sufficient compensation for, all of our claims and obligations, including pending, contingent, conditional, or unmatured claims as well as claims that have not arisen but that are likely to arise after our dissolution.

                        Once adequate provisions have been made for payment of all of our claims and obligations, all of our remaining assets will be distributed to shareholders in one or more liquidating distributions. Uncertainties as to the net value of our assets and the ultimate amount of our liabilities make it impossible to predict the amount that will be distributed to shareholders or the timing of any such distribution.

                        See "Proposal 3: The Plan of
                        Dissolution -- Distributions to Shareholders" on
                        page     and "-- Payment of Claims and Obligations" on
                        page     .

LIQUIDATING TRUST       Our board of directors may, in its absolute discretion,
                        transfer our assets to a liquidating trust after dissolution.

                        See "Proposal 3: The Plan of Dissolution -- Liquidating
                        Trust" on page     .

REVOCATION OF THE PLAN
OF DISSOLUTION          Pursuant to the terms of the plan of dissolution, our
                        board of directors may revoke the plan of dissolution entirely without further shareholder action if it determines that dissolution and liquidation are not in the best interests of the shareholders. The board of directors may not take such action unless it is within 120 days of the date the articles of dissolution are effective.

                        See "Proposal 3: The Plan of Dissolution -- Revocation
                        of the Plan of Dissolution" on page     .

CONTINUING LIABILITY OF
SHAREHOLDERS            Under Florida law, a shareholder may be liable for any
                        claim against our corporation that has not been paid or otherwise provided for in an amount up to that shareholder's pro rata share of the claim or the amount distributed to the shareholder, whichever amount is less.

                        See "Proposal 3: The Plan of Dissolution -- Continuing Liability of Shareholders After Dissolution" on
                        page     .

REGULATORY MATTERS      Following shareholder approval of the plan of
                        dissolution, we will not be subject to any federal or state regulatory requirements applicable to the dissolution process other than the requirement to file the articles of dissolution with the Department of State of the State of Florida.

ACCOUNTING TREATMENT    Upon our dissolution we will change to a liquidation
                        basis of accounting. See "Proposal No. 3: The Plan of
                        Dissolution -- Accounting Treatment."

MATERIAL FEDERAL INCOME
TAX CONSEQUENCES        Until the winding up and liquidation of our corporation
                        is completed, we will remain subject to income tax on our taxable income. Each shareholder will recognize a capital gain or loss equal to the difference between the aggregate amount of the distribution made to the shareholder in connection with our liquidation and the adjusted tax basis of such shareholder's shares.

                        See "Material Federal Income Tax Consequences" on
                        page     .

     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE ADOPTION OF THE PLAN OF DISSOLUTION.

                   QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q:  WHO IS SOLICITING MY PROXY?

A: Our board of directors is soliciting proxies from each of our shareholders.

Q:  WHEN AND WHERE IS THE SPECIAL MEETING?

A: The special meeting is scheduled to take place on           , 2001 at 10:00
   a.m., Eastern time, at our corporate offices located at 500 International Parkway, Heathrow, Florida.

Q: WHAT WILL OUR CORPORATION RECEIVE FOR THE ASSETS IT IS SELLING TO ACQUISITION COMPANY?

A: Acquisition Company has agreed to purchase our assets for a purchase price of
   $45,462,092, subject to adjustments specified in the asset purchase agreement. Acquisition Company also will assume some of our liabilities, which are designated in the asset purchase agreement, including liabilities and all performance obligations under most of our customer contracts. We will continue to be responsible for breaches of these contracts that occur prior to the closing of the asset sale. See "Proposal 1: The Asset Purchase Agreement and Asset Sale -- The Asset Purchase Agreement -- Purchase Price"
   on page [     ] and "-- Assets and Liabilities Assumed by Acquisition
   Company" on page      .

Q:  HOW AND WHEN WILL THIS MONEY BE PAID TO OUR CORPORATION?

A: On the closing of the asset sale, Acquisition Company will pay us the $45,462,092 purchase price by wire transfer, adjusted as follows:

    - An amount equal to 25% of the purchase price will be deposited in escrow to cover contingent liabilities and breaches of representations and warranties pursuant to an escrow agreement among the parties.

    - The purchase price will be reduced by $850,000 to reflect expected reductions in our estimated transactional costs resulting from Acquisition Company's decision to purchase the stock of our New Zealand subsidiary rather than its assets.

    - The purchase price will be reduced by $461,918 to reflect the amount of professional fees we paid between September 1, 2000 and October 25, 2000.

    - An amount equal to the outstanding balance under a loan agreement pursuant to which Acquisition Company has provided us with a $10,000,000 line of credit will be deposited into a separate account at closing. This amount will be released from the separate account following the resolution of the working capital adjustment.

     See "Proposal 1: The Asset Purchase Agreement and Asset Sale -- The Asset Purchase Agreement -- Purchase Price" and "-- Adjustments to the Purchase
     Price" on page      .

Q:  WHAT WILL OUR BUSINESS BE FOLLOWING THE ASSET SALE?

A: Substantially all of our operations will be sold to Acquisition Company in the asset sale. Following the asset sale, we will no longer be engaged in our core business activities but will pursue those steps necessary to wind down and liquidate in accordance with the plan of dissolution.

Q:  WHAT WILL WE DO IF THE ASSET SALE IS NOT APPROVED BY THE SHAREHOLDERS?

A: If the asset sale is not approved, we will have an immediate and critical need for additional capital in order to repay all amounts owing to Acquisition Company under the line of credit and otherwise operate our business. It is unlikely that we could raise sufficient additional capital on terms more favorable than the asset sale, if at all, or in sufficient time to avoid a default under the line of credit. In the event the asset sale is not approved by our shareholders or is otherwise not consummated, our board of directors will evaluate, in accordance with its fiduciary obligations to the shareholders, the strategic alternatives available to us in light of the foregoing circumstances.

Q:  WHEN DO YOU EXPECT THE ASSET SALE TO BE COMPLETED?

A: We expect to complete the asset sale within five business days following the satisfaction of the conditions specified in the asset purchase agreement, including the receipt of shareholder approval at the special meeting and receipt of all necessary regulatory approvals. We expect that the asset sale will be completed in the first quarter of 2001 but we cannot predict the exact timing of the closing.

Q:  WHAT WILL WE DO IF THE PLAN OF DISSOLUTION IS NOT APPROVED BY THE
SHAREHOLDERS?

A: If the shareholders do not approve the plan of dissolution but do approve the asset sale, we intend to consummate the asset sale. After closing the asset sale, we would invest the available proceeds of the asset sale pending resolution of disputes and claims against us. Unless our board of directors and the shareholders should agree on a different course of action at a later date, we would expect to pay dividends to our shareholders from time to time, and we would again seek shareholder approval of a plan of dissolution.

Q:  WILL I RECEIVE ANY PAYMENT AS A RESULT OF THE ASSET SALE?

A: You will not receive any payment directly from Acquisition Company as a result of the asset sale. Once adequate provisions have been made for payment of all of our claims and obligations, all of our remaining assets will be distributed to shareholders in two or more liquidating distributions. We expect to make the first distribution after the closing of the asset sale and the resolution of the working capital adjustment. We expect that any amounts held in escrow to cover our indemnification obligation under the asset purchase agreement will be distributed after all claims pending against the escrow account have been resolved. We cannot make a final distribution until all litigation, disputes and our other liabilities have been fully resolved. Uncertainties as to the precise net value of our assets and the ultimate amount of our liabilities make it impossible to predict the aggregate net amounts that will ultimately be available for distribution to shareholders or the timing of any such distribution.

Q:  WHAT WILL I RECEIVE AS A RESULT OF THE PLAN OF DISSOLUTION?

A: You will receive your pro rata share, based on the number of shares you own, of the net assets remaining after provision has been made for the payment, satisfaction and discharge of all known, unknown or contingent debts or liabilities, including costs and expenses incurred in connection with the dissolution.

   Uncertainties as to the precise net value of our assets and the ultimate amount of our liabilities make it impossible to predict the aggregate net amounts that will ultimately be available for distribution to shareholders or the timing of any such distribution.

Q:  WHY IS THE CORPORATION CHANGING ITS NAME?

A: We have agreed to transfer our corporate name and trademarks to Acquisition
   Company with our business. In order to recognize this transfer and to avoid confusion following the closing of the asset sale, we have agreed, pursuant to the asset purchase agreement, to change our corporate name to remove any reference to the name "Phoenix" or any other trade name used in our business.

Q:  CAN I STILL SELL MY SHARES OF THE CORPORATION'S COMMON STOCK?

A: Yes, neither the asset purchase agreement nor the asset sale will affect your right to sell or otherwise transfer your shares of our common stock. However, as of November 22, 2000, we were delisted from the Nasdaq National Market, making it more difficult to dispose of, or obtain quotations with respect to, our common stock. During the dissolution, if you continue to own shares, you will receive the distributions described herein. Once all of the remaining assets have been distributed to the shareholders, our corporation will be dissolved and will cease to exist.

Q:  WHAT IS THE REQUIRED SHAREHOLDER VOTE TO APPROVE EACH OF THE PROPOSALS?

A: Our articles of incorporation require the affirmative vote of at least two-thirds, or 66 2/3%, of our outstanding common stock to approve each of the three proposals.

Q:  ARE THERE RISKS I SHOULD CONSIDER BEFORE DECIDING ON THE PROPOSALS?

A: Yes, you should carefully consider the factors discussed in the section entitled "Risk Factors" on page [ ] .

Q:  WHAT DO I NEED TO DO NOW?

A: We urge you to read this proxy statement carefully, including each of the annexes, and consider how the asset sale, the amendment to the articles of incorporation and the plan of dissolution affect you as a shareholder. You may also want to review the documents referenced under "Where You Can Find
   Additional Information" on page [               ]. You should then follow the
   procedures explained in this proxy statement to vote your shares with respect to each proposal.

Q:  HOW DO I VOTE MY SHARES?

A: You should indicate on your proxy card how you want to vote for each proposal and then sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented and voted at the special meeting. If you sign and mail a proxy that does not indicate how you want to vote, your proxy will be voted FOR approval and adoption of the asset purchase agreement and asset sale, FOR the approval of the amendment to our articles of incorporation required in order to change our corporate name and FOR the approval and adoption of the plan of dissolution. If you vote to abstain or do not vote at all with regard to a proposal, your non-vote will, in effect, count as a vote against the proposal.

Q: IF MY SHARES ARE HELD IN A BROKERAGE ACCOUNT, WILL MY BROKER VOTE MY SHARES FOR ME?

A: No, your broker will not vote your shares for you unless you provide instructions on how to vote. It is important that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:  MAY I CHANGE MY VOTE?

A: Yes, you may change your vote at any time before your proxy is voted at the special meeting. To change your vote, simply send a written revocation or a later-dated, completed and signed proxy card before the special meeting or attend the special meeting and vote in person.

Q:  WILL I OWE ANY FEDERAL INCOME TAX AS A RESULT OF THE ASSET SALE?

A: No, you will not owe any federal income tax solely as a result of the asset sale. You may owe federal income tax to the extent that the aggregate amount of distributions you receive in connection with our liquidation exceeds your adjusted tax basis in your shares.

Q:  WILL I HAVE DISSENTERS' RIGHTS?

A: Under Florida law, which governs our corporation and the rights of our shareholders, you are entitled to dissenters' rights with respect to proposal 1 relating to the approval of the asset purchase agreement and the asset sale. Our shareholders are not entitled to dissenters' rights with respect to proposal 2 relating to the change of our corporation's name or proposal 3 relating to the plan of dissolution. You should carefully review this proxy statement and Annex E for information concerning the procedures you must follow if you choose to exercise your dissenters' rights.

Q:  WHOM SHOULD I CALL WITH QUESTIONS?

A: If you have questions about the asset sale, please contact C. Russell
   Pickering, our corporate secretary, at (407) 548-5100 or by email at rpickering@phoenixint.com.

                           FORWARD-LOOKING STATEMENTS

     This proxy statement contains "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this proxy statement and include all statements that are not historical statements of fact regarding our current intent, beliefs, assumptions and expectations with respect to, among other things:

     - the asset sale and related transactions contemplated by the asset purchase agreement;

     - the liquidation of our corporation and related transactions contemplated by the plan of dissolution;

     - the amount of cash expected to be distributed to the shareholders and the timing of such distributions; and

     - the ongoing operation of our business, including:

      - our operating strategy;

      - the development and implementation of the Phoenix System and our other products;

      - our sales performance and prospects;

      - our financing plans; and

      - the possible impact on our operations and financial performance of market conditions and other factors that have hindered us in the past, such as the slowdown in purchases of software during 1999 and 2000.

     The words "may," "would," "could," "continue," "will," "expect," "estimate," "anticipate," "goal," "strategy," "believe," "hope," "intend," "plan" and similar expressions are intended to identify forward-looking statements.

     We believe that the expectations reflected in our forward-looking statements are reasonable. However, forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which we cannot control. Our actual results may differ materially from those projected in our forward-looking statements. In evaluating forward-looking statements, you should carefully consider various factors, including the risks outlined in "Risk Factors" beginning on the following page.

     For additional information that could cause actual results to differ materially from those described in the forward-looking statements, you should read our press releases, the registration statement on Form S-1 that we filed with the Securities and Exchange Commission and which was declared effective on August 13, 1997 (No. 333-31415), and pages 1 and 2 of our Form 10-K/A that we filed with the Securities and Exchange Commission on October 25, 2000.

                                  RISK FACTORS

     You should carefully consider the following risk factors, together with the other information in this proxy statement, before you decide whether to vote to approve the asset purchase agreement, the plan of dissolution and the transactions contemplated thereby as described in this proxy statement. In addition, you should keep in mind that the risks described below are not the only risks that are relevant to your voting decision. The risks described below are the risks that we currently believe are the material risks of which you should be aware. However, additional risks that are not presently known to us, or that we currently believe are not material, may also prove to be important.

RISKS RELATED TO THE ASSET SALE

BECAUSE OF THE CONDITIONS TO CLOSING SET FORTH IN THE ASSET PURCHASE AGREEMENT AND BECAUSE THERE ARE SPECIFIED CIRCUMSTANCES UNDER WHICH ACQUISITION COMPANY MAY TERMINATE THE ASSET PURCHASE AGREEMENT, WE CANNOT BE SURE WHEN OR EVEN IF THE TRANSACTION WILL BE COMPLETED.

     Acquisition Company may terminate the asset purchase agreement if we fail to satisfy the conditions which we must meet, including the following:

     - We must receive the approval of 66 2/3% of the outstanding shares of our stock, which approval is the subject of this proxy statement;

     - We must execute a final settlement agreement with respect to a securities class action lawsuit against us, subject to approval of the court;

     - There must not be any material adverse change in our business; and

     - There must not be an objection by any government authority, including under applicable anti-trust laws.

     Additionally, Acquisition Company may terminate the asset purchase agreement if, among other things:

     - We lose more than 20% of our employees or more than 50% of the employees in any specified department prior to the closing; or

     - The acquisition is not completed prior to March 31, 2001.

     We cannot be sure when we will be able to meet the closing conditions or whether we will be able to meet them at all. We cannot be sure that Acquisition Company will not have the right to terminate the asset purchase agreement prior to closing.

THE NET PROCEEDS THAT WE RECEIVE FROM THE ASSET SALE MAY BE SIGNIFICANTLY LESS THAN THE CASH AMOUNT OF THE PURCHASE PRICE SET FORTH IN THIS PROXY STATEMENT BECAUSE OF ADJUSTMENTS TO THE PURCHASE PRICE.

     The purchase price will be adjusted to reflect, among other things, the amount we borrow under the line of credit and the amount of cash that we use between the date of the asset purchase agreement and the closing. Due to our recent lack of success in generating new revenue, our use of significant amounts of cash in the operation of the business, and our incurrences of significant professional fees related to this transaction, these adjustments could have a significant adverse effect on the final purchase price.

WE MAY NOT RECEIVE ALL OF THE CASH FROM THE ESCROW ACCOUNT AT THE END OF THE ESCROW PERIOD.

     An amount equal to 25% of the purchase price is to be held in escrow until September 30, 2001 to satisfy claims made by Acquisition Company for breaches of representations and warranties made in the asset purchase agreement, to reimburse Acquisition Company for the cost to cure pre-closing breaches by us of contracts assigned to Acquisition Company, and to reimburse Acquisition Company for the amount of any increase in the cost of finishing development and implementation projects which were incomplete on the date the asset purchase agreement was signed. We cannot predict what the amount of these deductions could be, and it is possible that there could be significant deductions from the escrow fund before it is distributed to us.

Additionally, amounts held in the escrow fund will not be released on September 30, 2001 to the extent that any claims remain unresolved at that time. Because some claims could remain outstanding and may take time to resolve, we cannot predict when the remaining amount of the escrow fund will be released.

BECAUSE WE DO NOT KNOW THE CASH VALUE OF THE LIABILITIES THAT WE ARE RETAINING, THE AMOUNT OF THE SALE PROCEEDS DISTRIBUTED TO THE SHAREHOLDERS MAY BE SIGNIFICANTLY LESS THAN THE AMOUNT OF NET PROCEEDS WE RECEIVE FROM THE SALE.

     We are retaining specified liabilities and disputes which we must resolve and satisfy prior to distributing all of the proceeds of the asset sale to our shareholders. These include, among others, the following:

     - disputes with several of our international customers;

     - litigation with one of our customers in the United States;

     - the class action lawsuit;

     - professional fees associated with resolving all retained liabilities and disputes, including the class action lawsuit;

     - professional fees incurred in connection with the sale of our assets to Acquisition Company;

     - taxes;

     - accounts payable to some of our subsidiaries;

     - the cost of paying severance to executives who have change-of-control provisions and will not be employed by Acquisition Company; and

     - the cost of winding up the business of the corporation.

     We do not currently know the cost of satisfying these liabilities and disputes, and some of them could be significant. Additional disputes and liabilities could arise. Significant time could be required to resolve some of these liabilities, which would delay the final distribution to shareholders. Also, some of these items involve third parties and are therefore beyond our control.

THE TIMING OF DISTRIBUTIONS TO THE SHAREHOLDERS IS UNKNOWN.

     The proceeds of the sale available to the shareholders are expected to be distributed in two or more payments. We anticipate the first distribution would occur as soon as possible after the closing of the asset sale and resolution of the working capital adjustment. We intend to distribute any funds remaining in the escrow account as soon as possible following the termination of the escrow on September 30, 2001. However, any such distribution could be delayed in the event that disputes under the escrow agreement remain unresolved on that date. We will withhold from all distributions any amounts we believe to be necessary to settle or otherwise resolve claims and pay ongoing expenses. After all claims have been satisfied, any remaining assets will be paid to the shareholders in the final distribution.

RISKS ASSOCIATED WITH THE DISSOLUTION OF THE CORPORATION

THE BOARD OF DIRECTORS MAY AMEND, DELAY IMPLEMENTATION OF, OR TERMINATE THE PLAN OF DISSOLUTION EVEN IF THE SHAREHOLDERS APPROVE THE PLAN OF DISSOLUTION.

     Even if the shareholders vote to approve the plan of dissolution, our board of directors has reserved the right, in its sole discretion, to amend, delay implementation of, or terminate the plan of dissolution. Although the board of directors intends to implement the plan of dissolution as soon as practicable after the consummation of the asset sale (or as soon as practicable after the special meeting if the shareholders approve the plan of dissolution but do not approve the asset purchase agreement), the occurrence of certain contingencies may require our board of directors to delay our dissolution. In addition, we must resolve several retained liabilities, which could take a significant amount of time. For example, the filing of any litigation or additional claims by creditors may require us to delay our dissolution. Any such delay would likely increase our costs and reduce the amount of our assets that are available for distribution to shareholders.

SHAREHOLDERS COULD BE LIABLE TO THE EXTENT OF ANY DISTRIBUTIONS TO THEM IF OUR CONTINGENT RESERVES ARE INSUFFICIENT TO SATISFY OUR LIABILITIES.

     Pursuant to the terms of the plan of dissolution, we will pay our expenses and other known liabilities, and if and to the extent deemed necessary, appropriate or desirable by the board of directors in its absolute discretion, we may set aside assets in a contingency reserve for payment of any remaining liabilities. We cannot be sure, however, that the contingency reserve will be sufficient. Under Florida law, if we (or a liquidating trust to which our assets are transferred under the plan of dissolution) have inadequate reserves for payment of our expenses, obligations and liabilities, each shareholder could be held personally liable for his or her pro rata share (based on the number of shares owned) of any additional amounts owed to creditors, but only to the extent of the total distributions received by that shareholder.

     In addition, if a court holds at any time that we have failed to make adequate provision for our obligations and liabilities or if the amount ultimately required to be paid in respect of such obligations and liabilities exceeds the amount available from the contingency reserves (and the assets of any liquidating trust), a creditor of our corporation could seek an injunction against the making of distributions under the plan of dissolution on the grounds that the amounts to be distributed are needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to shareholders.

PRIOR TO A FINAL DISTRIBUTION TO SHAREHOLDERS, WE MAY BE REQUIRED TO REGISTER AS AN INVESTMENT COMPANY UNDER THE INVESTMENT COMPANY ACT OF 1940, WHICH COULD LIMIT OUR OPERATING FLEXIBILITY AND SUBJECT US TO VARIOUS REPORTING REQUIREMENTS AND INCREASED EXPENSES.

     If we are required to register as an investment company under the Investment Company Act of 1940 due to our investment of the proceeds of the asset sale in "investment securities," we would be subject to restrictions on our capital structure, business activities and corporate transactions. We would also be required to comply with various reporting and other requirements under the Investment Company Act and would be subject to additional expense.

     Generally, an issuer is deemed to be an investment company subject to registration if its holdings of "investment securities" (generally, securities other than securities issued by majority owned subsidiaries and government securities) exceed 40% of the value of its total assets exclusive of government securities and cash items on an unconsolidated basis. However, a company that otherwise would be deemed to be an investment company may be excluded from such status for a one-year period provided that such company has a bona fide intent to be engaged primarily, as soon as reasonably possible (and in any event within that one-year period), in a business other than that of investing, reinvesting, owning, holding or trading in securities. If we would otherwise be deemed to be an investment company under the Investment Company Act, we intend to rely on this exemption while we attempt to resolve all contingencies pending against, and liquidate all remaining assets of, our corporation, and do not intend to register as an investment company under the Investment Company Act during the one-year period commencing with the closing of the asset sale.

     If we have not resolved all contingencies pending against us, and liquidated all of our remaining assets, within the one-year period referred to above, we may be required either to (1) apply to the Securities and Exchange Commission for exemptive relief from the requirements of the Investment Company Act, or (2) invest certain of our assets in government securities and cash equivalents that are not considered "investment securities" under the Investment Company Act. There can be no assurance that we will be able to obtain exemptive relief from the Commission. Alternatively, investment in government securities and cash equivalents could yield a significantly lower rate of return than other investments which we could make if we chose to register as an investment company.

RISKS OF CONTINUING THE BUSINESS IF THE ASSET SALE DOES NOT CLOSE

     If the shareholders do not approve the sale of our assets to Acquisition Company or if we do not otherwise complete the asset sale to Acquisition Company, we will have significant risks in attempting to continue the operation of our business, including but not limited to the risks that are summarized below.

THE BOARD OF DIRECTORS WILL BE FORCED TO EVALUATE OTHER ALTERNATIVES WHICH ARE LIKELY TO BE LESS FAVORABLE THAN THE ASSET SALE.

     If the shareholders fail to approve the asset purchase agreement or if for any other reason the asset sale fails to close, the board of directors will once again evaluate all appropriate alternatives to maximize shareholder value. The following alternatives appear most viable at this time:

     - Evaluate other strategic alternatives, including attempts to identify another strategic partner or purchaser of our corporation or its assets;

     - Continue to operate our business while attempting to raise capital from other sources, and implementing remedial action to significantly reduce operations and expenses; or

     - Commence an orderly process of winding up our business operations in contemplation of a complete liquidation pursuant to the plan of dissolution, if the plan of dissolution is approved by the shareholders.

     Given the significant adverse developments we have recently experienced and the material adverse effect these developments have had on our ability to attract new customers, the board believes it will be difficult to continue to operate our business or identify another purchaser prepared to negotiate a transaction on more favorable terms than those contained in the asset purchase agreement, if at all.

WE WILL HAVE AN ACUTE AND IMMEDIATE NEED FOR ADDITIONAL CAPITAL. IF WE CANNOT RAISE SUCH CAPITAL, WE MAY NOT BE ABLE TO CONTINUE TO OPERATE AS A GOING CONCERN.

     If the asset sale is not completed, we will have an acute and immediate need for additional capital to operate our business. If we cannot raise such capital, we will have to significantly curtail our operations and possibly sell some of our assets. Even with such measures, it is likely that we would not have sufficient capital to continue our operations. In addition, we do not believe that we would have sufficient capital to satisfy customers and government regulators with respect to our ability to continue to provide essential services to our customers. As a result, there is substantial doubt about our ability to continue as a going concern unless we are able to obtain substantial additional financing, and we believe that our ability to raise such capital is limited.

WE WILL NEED ADDITIONAL CAPITAL TO REPAY AMOUNTS OWED TO ACQUISITION COMPANY. IF WE CANNOT RAISE SUCH CAPITAL, WE MAY LOSE OUR INTELLECTUAL PROPERTY TO ACQUISITION COMPANY WHICH WOULD PREVENT US FROM OPERATING AS A GOING CONCERN.

     In addition to the asset purchase agreement, we have entered into a loan agreement dated October 27, 2000 with Acquisition Company under which Acquisition Company has agreed to lend our corporation up to $10,000,000. The loan will provide working capital to us pending the closing of the asset sale. We expect to borrow a minimum of $2 million under this line of credit, and possibly much more. It is unlikely that we could raise enough additional capital to avoid a default under the line of credit. Because the line of credit is secured by all of our intellectual property, including the Phoenix System, a default on the loan could result in the loss of our most valuable asset -- our intellectual property -- to Acquisition Company. This would prevent us from being able to continue operations.

WE MAY BE REQUIRED TO PAY A TERMINATION FEE TO ACQUISITION COMPANY.

     If our shareholders fail to approve the asset sale after an alternative business combination proposal has been publicly announced, or if we fail to satisfy specified closing conditions or terminate the asset purchase agreement and pursue an alternative business combination under specified circumstances, we will be required to pay Acquisition Company a termination fee of $2 million. This would be in addition to amounts we are required to repay under the line of credit, further increasing our immediate need for additional capital.

BECAUSE OF OUR FINANCIAL POSITION, WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS STRATEGIES OR ATTRACT NEW CUSTOMERS.

     We have experienced a significant decline in sales in the past two years and our expenses have significantly exceeded our revenues. Our ability to continue as a going concern will depend upon our ability to raise additional capital. We have historically relied upon and continue to rely upon fees from new customers for a substantial portion of our revenues, and these revenues have been historically difficult to predict, even in the best of times. Due to concerns our prospective customers may have about our financial condition, we may not be able to sign new customers and generate the necessary new revenues without additional capital. If we continue as an independent company, our success will depend on our ability to continue product development; provide a high level of customer service; upgrade our technologies and commercialize products and services utilizing such technologies; respond to competitive developments; expand our sales, marketing and implementation forces; enter into sales agency and reseller agreements for both the United States and international markets; manage our international operations; and attract, train, motivate, manage and retain management and technical personnel on a timely basis. It is likely that we will not have sufficient capital to achieve these objectives, and a significant amount of time will be required to rebuild the business, if it could be rebuilt at all.

REGULATORY AGENCIES COULD TAKE ACTION AGAINST US OR OUR CUSTOMERS WHICH COULD HAVE A SIGNIFICANT ADVERSE EFFECT ON OUR BUSINESS.

     Our ability to pursue alternatives if the asset sale does not close could be significantly impaired if any bank regulatory agency, such as the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Office of Thrift Supervision, or the Federal Reserve, elects to take administrative action designed to protect our customers against a failure of our business, which could include a requirement that we raise additional capital, that we release our customers from their contracts, that we change our management, or that we release our source code to a third party, or otherwise subjects us to further regulatory scrutiny in the event the asset sale fails to close. Additionally, such regulatory agencies could force our customers to change to another vendor if they determine that we will not be able to support our customers in the ordinary course of our business. The OCC is requiring our customers to prepare contingency plans in the event that we are unable to continue support for our customers.

WE MAY NOT HAVE SUFFICIENT RESOURCES TO SUPPORT OR EXPAND INTERNATIONAL SALES, AND INTERNATIONAL SALES POSE ADDITIONAL RISKS IN CONNECTION WITH THIS BUSINESS.

     International sales represented approximately half of our revenues for the last two years. We believe that our continued growth and profitability will require expansion of our international distribution capabilities. However, international sales and customer support is necessarily more expensive and difficult to maintain than U.S. sales and customer support, although the license fees are typically much larger. We do not know if we will have sufficient capital resources to continue to make and support international sales. We have also experienced some difficulty with international customers, particularly in Turkey. If we experience similar difficulties elsewhere, it would have a material adverse effect on our business.

     Additionally, risks inherent in our international business activities generally include unexpected changes in regulatory requirements, tariffs and other trade barriers, currency risks, costs of localizing products for foreign countries, lack of acceptance of localized products in foreign countries, longer accounts receivable payment cycles, difficulties in managing international operations, political instability, potentially adverse tax consequences, restrictions on the repatriation of earnings and the burdens of complying with a wide variety of foreign laws and regulations. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that such factors will not have a material adverse effect on our future international sales and, consequently, our business, operating results and financial condition.

IF WE DO NOT ACHIEVE SALES SUCCESS IN AUSTRALIA, WE WILL NOT BE ABLE TO RECOVER OUR SIGNIFICANT INVESTMENTS THERE.

     We have invested a significant amount of funds in our Australian credit union product. If we do not achieve expected volumes of sales in Australia, we will not be able to recover this investment. To a large degree, our success in Australia will depend on our relationships with Siemens Business Services, who provides sales and development support, and our application service center partner in Australia, Data Action, who provides sales and support services, as well as a large processing center. If the efforts of these agents are not successful, it will be difficult for us to meet our business objectives in Australia. In addition, we owe a significant amount of money to Siemens Business Services for their personnel we have used to develop our Australian product. Failure to repay this debt could materially adversely affect our relationship with Siemens Business Services and therefore our ability to support our Australian business.

WE WILL EXPERIENCE INCREASED COMPETITION WHICH COULD PREVENT US FROM MAKING NEW SALES.

     Our competitors will use our financial position against us in competition for new customers. It is likely that we will not be able to overcome the objections raised by our competitors and will therefore lose new sales to them. Many of our current and potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, engineering, technical, marketing and other resources than we do.

WE MAY NOT BE ABLE TO ATTRACT OR MAINTAIN A SUFFICIENT SALES FORCE TO CONTINUE TO SELL OUR PRODUCTS TO SUFFICIENT NUMBERS OF NEW CUSTOMERS REQUIRED TO GENERATE THE REVENUES NECESSARY TO SUPPORT OUR OPERATIONS.

     We will be required to hire additional sales personnel to achieve revenue growth in the future. Competition for such personnel is intense, and we will have a difficult time recruiting, retaining, and otherwise competing for such personnel. If we cannot attract and maintain a sufficient sales force both here and internationally, we may not make sufficient new sales to continue operations.

WE WILL NEED TO RELY MORE HEAVILY ON SALES BY THIRD PARTY MARKETING AGENTS, AND THEREFORE WILL HAVE LESS CONTROL OVER SALES.

     Because of our financial position, we will have to find and rely more heavily on third party marketing agents to reach sufficient sales. Consequently, our success will depend in part on the ultimate success of these sales relationships and on the ability of these agents to effectively market our products. We cannot be sure that we will be able to find and keep such agents, or insure that such agents achieve sufficient sales levels. In addition, it takes a sufficient amount of time for a new sales agent to begin to make new sales. We cannot be sure that we will have enough time to sign and train sufficient sales agents to generate the revenue we will need. Further, it will be difficult for us to attract or retain sales and marketing agents that will be able to market our products effectively and that will be qualified to provide timely and cost-effective customer support and service. In addition, our current agreements with our marketing agents may not be exclusive and may be terminated under certain circumstances by either party without cause, and certain of our agents may offer competing product lines. Therefore, we cannot make any assurance that any marketing agent will continue to represent our products or to represent our products effectively.

WE WILL NOT BE ABLE TO INVEST IN SIGNIFICANT NEW DEVELOPMENT OF OUR PRODUCTS WHICH COULD PUT US AT A COMPETITIVE DISADVANTAGE IN THE FUTURE.

     The client/server application software market is characterized by rapid technological change, frequent new product introductions and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable in short periods of time. One of our strengths historically has been the amount of money that we have invested in research and development to improve and advance our product offerings. We have recently made available significant new releases of our core processing products for the U.S., international, and Australian credit union markets, and plan to introduce in the near future a significant upgrade to our internet banking product. However, we will most likely not have sufficient capital to continue to invest in our products at or near historical levels, if at all. This could adversely affect our ability to sign new customers and retain the customers we have. We believe that our current products are competitive in the industry, but we may not be able to keep up with technological changes or be able to remain competitive with other companies in the industry in the future.

WE COULD LOSE A SIGNIFICANT NUMBER OF KEY PERSONNEL WHICH WOULD MATERIALLY AFFECT OUR ABILITY TO CONTINUE OPERATIONS AT ACCEPTABLE LEVELS FOR OUR CUSTOMERS.

     Our future performance depends in significant part upon the continued service of our executive and senior management and key development, implementation, support and sales personnel. Our future success also depends on our continuing ability to attract and retain highly qualified personnel capable of developing, expanding, supporting and managing our business and products, both in the U.S. and internationally. As a technology company, we depend on such key personnel with skills specific to our products. The development of such skills takes time and requires a significant amount of training. Competition for such personnel is intense. Because of our current financial condition, we have lost many key personnel in the last six months, and it will be difficult for us to attract and retain our key employees. The loss of the services of Mr. Yusefzadeh or Mr. Shivdasani, or one or more of our other senior officers or key technical, implementation or sales personnel could have a material adverse effect on our business, operating results and financial condition, including our ability to develop new products and support our current customers.

ERRORS IN OUR PRODUCTS COULD ADVERSELY AFFECT OUR BUSINESS MORE THAN IN PREVIOUS PERIODS.

     Although we have recently released new versions of our core product in all markets with a significant number of bug fixes, software products as complex as ours, including these new releases, may contain undetected errors or failures. Like all software companies, we have previously discovered software errors in all of our new products and enhancements after their introduction and have experienced delays, some customer dissatisfaction and lost revenues during the periods required to correct these errors. Without sufficient capital, we may have difficulty addressing customer concerns and fixing such errors on a reasonable and timely basis, which could in turn have an adverse affect on our ability to retain our customers and attract new customers.

BECAUSE WE DEPEND ON A SINGLE PRODUCT LINE FOR OUR REVENUE, DOWNTURNS IN DEMAND FOR OUR PRODUCTS CAN HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     Our revenues are derived from two primary sources: (i) license fees for software products and other revenues and commissions from the sale and delivery of software and hardware products of third party vendors; and (ii) fees for a full range of services complementing our products, including implementation, programming, conversion, training and installation services, interface services for tying the Phoenix System to third-party applications, customer and software support services, disaster recovery services and Internet/Intranet consulting services. Substantially all of these fees are attributable to licenses of our principal product, the Phoenix System. We experienced a significant industry wide reduction in demand for these types of products in 1999 and the first half of 2000, the result of which was a significant decline in revenues and increase in our use of cash. It is highly unlikely that we would survive another such decline in demand.

WE DEPEND UPON THIRD-PARTY TECHNOLOGY TO DEVELOP, SUPPORT, AND OPERATE OUR PRODUCTS. THE LOSS OF SUPPORT FOR ANY OF THESE PRODUCTS, OR THE CANCELLATION OR OUR LICENSES TO USE SUCH PRODUCTS, WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR ABILITY TO SELL AND SUPPORT OUR PRODUCTS.

     The Phoenix System incorporates technology developed and owned by third parties, including most significantly the relational database on which our product operates, including those from Sybase and Microsoft, and development tools provided by Centura and Cold Fusion. Consequently, we must rely upon third parties to develop and introduce technologies that enhance our current products and enable us, in turn, to develop our own products on a timely and cost-effective basis to meet changing customer needs and technological trends in the financial services software industry. Any impairment or termination of our relationship with any licensor of third-party technology would force us to find other products on a timely basis or develop our own technology and could have a material adverse effect on our business, operating results and financial condition. It is doubtful that we would be able to obtain alternative third-party technology necessary to continue to develop and support our products on a timely basis or on commercially reasonable terms.

WE DEPEND ON PROPRIETARY TECHNOLOGY AND THERE IS A RISK THAT A THIRD PARTY COULD MISAPPROPRIATE OUR TECHNOLOGY AND USE IT TO COMPETE AGAINST US.

     Our success is dependent upon the architecture and design of our products. We rely primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult or impossible, especially internationally. While we are unable to determine the extent to which piracy of our software products occurs, such piracy can be expected to be a problem, particularly in foreign countries, where the laws do not protect our proprietary rights to as great an extent as the United States. We cannot be sure that our means of protecting our proprietary rights will be adequate or that our competitors will not develop similar technology independently.

THERE IS A CHANCE THAT A THIRD PARTY COULD SUCCESSFULLY CHALLENGE OUR RIGHTS IN THE INTELLECTUAL PROPERTY IN OUR PRODUCTS, WHICH WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR ABILITY TO SELL OUR PRODUCTS AND SUPPORT OUR CUSTOMERS.

     We do not have any patents or patent applications pending, and have not made a search of the patent databases concerning any of our products. Although we are not aware that any of our products infringe the proprietary rights of third parties, we cannot be sure that third parties will not claim infringement by us with respect to current or future products. In particular, it is possible that a third party could successfully raise patent infringement claims. Patent infringement does not require access to or copying of third party technology, and can arise independently and unintentionally without any overt act on our part. Because of this and because of the complexity of our technology and the enormous number of patents which have been filed, it is impossible for us to determine if we are infringing on any third party patents. Further, although we take precautions against copyright infringement, it is possible, although we believe unlikely, that an employee could have used copyrighted material in the development of our products. Defending against claims of this type is expensive, and we would have a difficult time protecting claims of infringement by a larger and more well financed competitor.

     Any such claims, with or without merit, could be time-consuming for our management and would result in costly litigation. Any judgment could award substantial damages to the parties making such claims, cause product shipment delays, require us to redevelop or replace portions of our products, require us to pay royalties to the prevailing party, or require us to discontinue the use of the challenged tradename, service mark or technology. Any of the foregoing would be at significant expense which we may not be able to withstand, as we may not have sufficient resources to effect such remedial development, or to pay such royalties in the event that they arise.

WE COULD BE SUBJECTED TO PRODUCT LIABILITY CLAIMS WHICH COULD HAVE A SIGNIFICANT ADVERSE EFFECT ON OUR FINANCIAL POSITION.

     Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. The agreements generally contain provisions such as disclaimers of warranties and limitations on liability for special, consequential and incidental damages. In addition, our license agreements generally limit the amounts recoverable for damages to the amounts paid by the licensee for the product or service giving rise to the damages claimed. It is possible, however, that the limitation of liability provisions contained in our license agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. Although we have not experienced any product liability claims to date, our sale and support of our products may entail the risk of such claims. Although we have product liability insurance, a successful product liability claim brought could have a material adverse effect upon our business, operating results and financial condition.

GENERAL ECONOMIC FACTORS WHICH WE CANNOT CONTROL COULD ADVERSELY AFFECT OUR BUSINESS.

     Because of our position, general economic downturns and other factors could have a greater adverse effect on us than on our industry in general. We will most likely not have sufficient capital to weather a downturn, and downward price pressure could prevent us from generating sufficient revenue to continue operating as a going concern.

GENERAL RISKS OF CONTINUED OWNERSHIP OF PHOENIX STOCK

NASDAQ HAS DE-LISTED OUR COMMON STOCK FROM THE NASDAQ NATIONAL MARKET, AND THEREFORE THERE IS NO CURRENT ACTIVE TRADING MARKET FOR OUR COMMON STOCK.

     Effective November 22, 2000, the Nasdaq Stock Market de-listed our common stock from the Nasdaq National Market. The de-listing resulted from our failure as of September 30, 2000 to meet Nasdaq's requirement of at least $4 million in net tangible assets for continued listing of the common stock. For the same reasons, our common stock is currently ineligible for listing on the Nasdaq SmallCap Market. We do not currently believe that it would be productive for us to pursue listing the common stock on any securities exchange. Accordingly, it is likely that our common stock will trade only on the electronic OTC Bulletin Board, which is sometimes referred to as the "pink sheets," for the foreseeable future. As a result, the volume of trading activity in and the liquidity of our common stock may be significantly reduced and the volatility of our stock price may be significantly increased.

THE PRICE OF OUR COMMON STOCK IS VOLATILE AND MAY FLUCTUATE WIDELY PENDING THE CLOSING AND SUBSEQUENT DISSOLUTION.

     During the period in which the common stock has been publicly traded, the market price of the common stock has fluctuated over a wide range and may continue to do so in the future. Because a large portion of our stock is held by insiders and institutional investors, the amount of shares publicly-traded on the market is low. Further, the daily trading volume of our shares is limited. Finally, on November 22, 2000, we were delisted from the Nasdaq National Market. We will attempt to identify market makers who will quote our shares on the OTC Bulletin Board, but may not be successful. In any case, we expect that the market for our shares will be adversely affected as trading volume and liquidity will further decrease. These factors serve to increase the volatility of our stock price. The market price of the common stock could be subject to significant fluctuations in response to various factors and events, including, among other things, the depth and liquidity of the trading market of the common stock, quarterly variations between actual and anticipated operating results, growth rates, changes in estimates by analysts, market conditions in the industry, announcements by competitors, regulatory actions and general economic conditions. In addition, the stock market has from time to time experienced significant price and volume fluctuations, which have particularly affected the market prices of the stocks of high technology companies, and which may be unrelated to the operating performance of particular companies. Any such event would likely result in a material adverse effect on the price of the common stock.

THE NUMBER OF SHARES OF OUR COMMON STOCK ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

     Future sales of substantial amounts of the common stock could adversely affect the market price of our common stock. Several of our principal shareholders hold a significant portion of our outstanding common stock, and a decision by one or more of these shareholders to sell their shares could adversely affect the market price of our common stock. The approval of the transaction by our shareholders will trigger the immediate vesting of stock options held by four of our executive officers. If those stock options are exercised and the shares are sold in the market, it could have an adverse affect on the market price of our common stock.

                              THE SPECIAL MEETING

GENERAL

     This proxy statement is being furnished to provide you with information regarding the solicitation of proxies by our board of directors for use at the special meeting.

     At the special meeting, our shareholders will be asked to consider and vote upon:

          1. a proposal to approve and adopt the asset purchase agreement and to approve the transactions contemplated thereby pursuant to which Acquisition Company will purchase substantially all of our assets and will assume specified liabilities of ours;

          2. a proposal to amend Article I of our articles of incorporation to change our corporation's name from "Phoenix International Ltd., Inc." to "Sphinx International, Inc." (or, if that name is not available, to another name acceptable to us and Acquisition Company); and

          3. a proposal to adopt a plan of dissolution and to approve the transactions contemplated thereby pursuant to which our corporation will be liquidated and our net assets will be distributed to our shareholders.

     The special meeting will be held on           , 2001 at 10:00 a.m. Eastern
time at our headquarters, 500 International Parkway, Heathrow, Florida.

RECORD DATE; QUORUM; REQUIRED VOTE; SHARES OUTSTANDING AND ENTITLED TO VOTE

     Our board of directors has fixed           , 2000 as the record date for
the special meeting. Accordingly, only holders of shares of our common stock at
the close of business on           , 2000 are entitled to notice of and to vote
at the special meeting. Each holder of our common stock on the record date is entitled to cast one vote per share, in person or by a properly executed proxy, at the special meeting.

     The affirmative vote of the holders of at least two-thirds, or 66 2/3%, of our outstanding common stock is required to approve each of the proposals presented for approval at the special meeting. As of the record date, there were shares of our common stock outstanding and entitled to vote.

     Under our bylaws, the holders of a majority of the common stock outstanding and entitled to vote will constitute a quorum and will be sufficient for transacting business at the special meeting. If a majority of the holders of common stock is not present or represented at the special meeting, the shareholders that are entitled to vote at the meeting may adjourn the meeting until the amount of shares required to constitute a quorum is present.

     Shares of our common stock that are represented in person or by proxy will be counted for purposes of determining whether a quorum is present. Additionally, shares of our common stock held of record by a broker that are present in person or represented by proxy will be counted for purposes of determining a quorum. If, however, under rules applicable to brokers, a broker does not have discretionary voting authority to vote on any matter at the special meeting in the absence of instructions from the beneficial owners, then shares as to which no voting instruction have been furnished regarding such matter will be considered "broker non-votes" and will not be counted with regard to the matter for which no instructions have been provided. Because approval of each of the proposals to be presented at the special meeting requires an affirmative vote of at least two-thirds, or 66 2/3%, of our outstanding common stock, abstentions and broker non-votes will have the same effect as votes to reject each of the proposals.

VOTING OF PROXIES

     Properly executed proxies that have not been revoked will be voted at the special meeting in accordance with the instructions indicated in the proxies. If a proxy card is returned without instructions indicating how to vote the proxy for a proposal, a proxy will be voted "FOR" that proposal.

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

     Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

     If any other matters are properly presented at the special meeting, the persons named in the enclosed form of proxy will have discretion to vote on those matters in accordance with their best judgment. We are not aware of any matters which will be presented at the special meeting other than those items listed on the proxy card.

     To vote a proxy using the enclosed proxy card, you must complete, sign and date your proxy card and return it in the enclosed, prepaid envelope marked "Proxy" to American Stock Transfer & Trust Company, prior to the special meeting.

HOW TO REVOKE YOUR PROXY

     Any proxy may be revoked by the person giving it at any time before it is voted. Written proxies may be revoked by:

     - filing with our secretary (including by facsimile) a written notice of revocation bearing a later date than the date of the proxy or giving notice of revocation at the special meeting;

     - submitting a later-dated proxy relating to the same shares; or

     - attending the special meeting and voting in person.

     Any written notice of revocation of a proxy either must be delivered at the special meeting or must be sent, in time to be received before the day of the special meeting to:

        Phoenix International Ltd., Inc.
        500 International Parkway
        Heathrow, Florida 32746
        Fax: (407) 548-5296
        Attention: Secretary

RIGHTS OF DISSENTING SHAREHOLDERS

     Under the Florida Business Corporation Act, a shareholder in a Florida corporation has the right to dissent from and obtain payment of the fair value of his shares if a corporation sells all or substantially all of its property and the shareholder of that corporation is entitled to vote on the transaction. Under the Florida Business Corporation Act and our articles of incorporation, the asset purchase agreement and the asset sale must be approved by a vote of our shareholders. Therefore, our shareholders may individually choose to exercise their right to dissent and receive an amount that represents the fair value of their shares.

     Shareholders who exercise their dissenters' rights will receive, upon the satisfaction of a number of conditions, an amount that represents the fair value of their shares. If, as a shareholder, you wish to exercise dissenters' rights, you must deliver notice to us of your intent to demand payment for your shares if the asset sale is effected. Such notice must be delivered before the vote regarding approval of the asset purchase agreement and the asset sale is taken at the special meeting. Additionally, if you intend to exercise your dissenters' rights, you may not vote your shares in favor of approving the asset purchase agreement and the asset sale.

     If the asset purchase agreement and the asset sale are approved by our shareholders at the special meeting, we will send written notice regarding this approval to each shareholder who (1) gave notice of their intent to dissent and
(2) did not vote for the asset purchase agreement and the asset sale. We will send such notice within ten days of the special meeting.

     Within 20 days after we give the notice of the approval to the dissenting shareholders, each dissenting shareholder who still wishes to dissent must file a notice with us stating that the shareholder elects to dissent from the transaction. This notice of election must include (a) the shareholder's name and address, (b) the number of shares of our common stock to which the shareholder dissents and (c) a demand for the payment
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

of the fair value of those shares. Simultaneous with this notice of election, any dissenting shareholder must also deposit his or her share certificates with us. Once the shareholder has provided this notice of election, the shareholder is entitled to payment only as provided by the Florida Business Corporation Act and is not entitled to vote or to exercise any other rights as a shareholder of our corporation. A dissenting shareholder may withdraw his or her notice of election in writing at any time before we make an offer to him or her regarding payment for his or her shares.

     If a dissenting shareholder does not file this notice of election with us within this 20-day period, the shareholder will be bound by the terms of the asset purchase agreement and the asset sale, and the shareholder will receive liquidating distributions pro rata with all of our other shareholders.

     Within ten days after the period during which shareholders may send a notice of election or within ten days of the closing of the asset sale (whichever is later), but in no event later than 90 days after the special meeting, we will make an offer to pay each dissenting shareholder who properly gave a notice of election an amount that we estimate to be the fair value of that shareholder's shares, plus accrued interest.

     If a shareholder accepts our offer for payment of his or her shares within 30 days, we will pay that shareholder the offered amount for their shares within 90 days of our offer. If there are shareholders who do not accept our offer within 30 days of our making it or if we fail to make an offer, we will commence an action in a court of competent jurisdiction in order to have the fair value of the shares owned by those shareholders determined. If we fail to commence such an action, any dissenting shareholder may do so in the name of our corporation. The court will determine the fair value of the shares as of the date of the special meeting. We will pay each dissenting shareholder the amount determined by this court as the fair value of the shares within ten days after the final determination of the proceedings.

SECURITY OWNERSHIP OF MANAGEMENT

     As of the record date, our directors and executive officers and their affiliates beneficially owned approximately 2,729,697 outstanding shares or 26.5% of our common stock (including shares of common stock that may be acquired by the exercise of an option within 60 days of the date of this proxy statement). Accordingly, our directors, executive officers and their affiliates own approximately 39.7% of the total number of shares of our common stock required to approve each of the proposals that will be considered and voted upon at the special meeting. Detailed information regarding the beneficial ownership of our directors and executive officers is included under the section entitled
"Securities Ownership of Certain Beneficial Owners and Management" on page   .

VOTING AGREEMENTS

     SAFECO Asset Management Company, SAFECO Corporation and Robert Fleming, Inc. own or have the power to vote shares of our common stock representing in the aggregate approximately 23.6% of our outstanding shares. As a condition to Acquisition Company entering into the asset purchase agreement and concurrently with the execution thereof, each of SAFECO Asset Management Company, SAFECO Corporation and Robert Fleming, Inc. entered into a voting agreement pursuant to which, among other things, it agreed to vote its shares of our common stock in favor of the asset purchase agreement and the asset sale. Such voting agreements govern the voting of approximately 35.4% of the shares required to approve the asset purchase agreement and the asset sale.

     Our corporation and London Bridge are parties to a governance agreement, dated February 14, 2000, as amended on October 25, 2000. Pursuant to the governance agreement, we have the right to vote London Bridge's shares of our common stock. We agreed, however, in the amendment of the governance agreement that we will vote all shares of our common stock owned by London Bridge in favor of the asset purchase agreement and the asset sale and against any alternative transaction. Such governance agreement governs the voting of approximately 9.2% of our outstanding common stock, which is approximately 13.7% of the shares required to approve the asset purchase agreement and the asset sale.

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

     In the aggregate, the shares owned by the shareholders who have entered into voting agreements and by London Bridge represent approximately 32.8% of our outstanding common stock and approximately 49.2% of the shares required to approve the asset purchase agreement and the asset sale.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

     All of our executive officers and directors and Glenn W. Sturm, one of our legal advisors, own shares of our common stock and/or options to purchase shares of our common stock, and, to that extent, their interest in the asset sale is the same as that of our other shareholders.

     London Bridge owns approximately 9.2% of our outstanding common stock and, as a shareholder, will be entitled to participate pro rata in any distributions made to shareholders pursuant to the plan of dissolution. London Bridge also will be entitled, as a shareholder, to receive its pro rata share of a settlement award under a securities class action lawsuit that is pending against us.

     The shares of our common stock owned by London Bridge are subject to a governance agreement, dated February 14, 2000, as amended October 25, 2000, between us and London Bridge pursuant to which we had the right to vote London Bridge's shares of our common stock. We agreed, however, in an amendment to the governance agreement that we will vote all shares owned by London Bridge in favor of the asset purchase agreement and the asset sale and against any alternative transaction.

     Pursuant to the governance agreement, London Bridge agreed to certain standstill provisions for a three (3) year period which began on February 14, 2000, subject to specified exceptions such as the written approval of 66 2/3% of our board of directors. These standstill provisions include an agreement not to:

          - purchase or otherwise acquire or offer to acquire any additional shares of our common stock,

          - enter into, solicit or support a tender offer, merger or sale of all or substantially all of our assets or other similar transaction involving us,

          - form or participate in a group formed to acquire, hold, vote or dispose of our common stock,

          - solicit any proxies on behalf of anyone other than us or participate in any election contest,

          - deposit any of our common stock in a voting trust or similar arrangement that would entitle any third party to control more than 10% of the voting power of our outstanding common stock,

          - publicly propose to revise these standstill provisions or publicly propose to do or permit any of the foregoing transactions or

          - assist or otherwise participate, including by providing funds, or support any bona fide written offer by a third party to enter into a tender offer, merger, sale of all or substantially all of our assets or other similar transaction involving us.

     The asset purchase agreement and the transactions contemplated thereby were excluded from the standstill provisions. London Bridge also agreed to certain restrictions on its ability to sell, transfer or otherwise dispose of any of our common stock prior to February 14, 2003. In addition, pursuant to the governance agreement, London Bridge agreed not to sell, transfer or otherwise convey any of the shares to a known competitor of ours, except in accordance with the governance agreement.

     The governance agreement terminates on the earlier of (i) February 14, 2003, (ii) the date our board of directors decides to terminate the governance agreement or (iii) the date we accept an offer by a third party to merge with or buy all or substantially all of our assets or engage in a similar business transaction.

     Our corporation and London Bridge are also parties to a registration rights agreement dated as of February 14, 2000 pursuant to which London Bridge is entitled to have the shares of our common stock owned by London Bridge registered by us, subject to certain limitations. Subject to these limitations, London Bridge may request that we register at least 50% of the shares of our common stock owned by London Bridge by written notice delivered between August 14, 2000 and February 14, 2002. London Bridge would be required to pay the cost of such a registration. In addition, London Bridge may request that we register the shares of our
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

common stock owned by London Bridge in the event we propose to register any shares of our common stock under the Securities Act of 1933, as amended, in connection with a public offering of such securities for cash. In this case, London Bridge would only be required to pay its pro rata portion of the costs of registering such shares.

     The employment agreements of each of Messrs. Yusefzadeh, Shivdasani, Pickering and Burns contain provisions that provide each with payments in amounts that are equal to such executive's annual salary, or three times such executive's annual salary in the case of Messrs. Yusefzadeh and Shivdasani, following the date that such executive's employment with us is terminated after a change of control. We must make such payments to Messrs. Pickering and Burns in the event they are terminated without cause following a change of control of our corporation. We must make such payments to Messrs. Yusefzadeh and Shivdasani in the event they are terminated without cause or they resign from our corporation following a change of control of our corporation. The aggregate amount of these severance payments equals approximately $1.9 million. In addition, we are obligated to continue to pay for the provision of benefits for Messrs. Yusefzadeh and Shivdasani until such time as each executive attains the age of 65. We have not determined the cost of these benefits, but a cash payment, including a tax reimbursement, could total an additional $2.3 million or more. In addition all of the outstanding options held by these executives will vest upon a change of control. The approval by our shareholders of the asset purchase agreement and the asset sale constitutes a change of control under these agreements. We intend to terminate these employment agreements following the closing of the asset sale to the extent the services of these executives are not needed to wind up and dissolve the corporation. All of these executives will be terminated following the completion of the liquidation and dissolution of the corporation.

COSTS OF SOLICITATION OF PROXIES

     We will bear the cost of the solicitation of proxies from our shareholders and the cost of printing and mailing this proxy statement. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from our shareholders by telephone, telegram or electronically. Those directors, officers and employees will not be additionally compensated for that solicitation but may be reimbursed for out-of-pocket expenses in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the solicitation of votes from beneficial owners of shares held of record by such persons.

            PROPOSAL 1:  THE ASSET PURCHASE AGREEMENT AND ASSET SALE

LONDON BRIDGE AND ACQUISITION COMPANY

     London Bridge is a publicly-held UK corporation listed on the London Stock Exchange under the symbol "LNB".

     London Bridge and its subsidiaries provide business software solutions for financial institutions around the world, including software for customer risk management and credit risk management. London Bridge's products combine credit receivables management and customer relationship management solutions to offer a comprehensive enterprise customer management solution that enables management of the customer as an asset across an entire enterprise. London Bridge's products are used by over 350 clients throughout the world in the financial services, telecommunications, utilities, retail and e-business sectors.

     Acquisition company is a Delaware corporation and a wholly-owned indirect subsidiary of London Bridge headquartered in Atlanta, Georgia. London Bridge formed Acquisition Company so that Acquisition Company could participate in the asset sale. Acquisition Company has never conducted any other business.

BACKGROUND OF THE ASSET SALE

     On December 1, 1999, Raju Shivdasani, our president and chief operating officer, met with Gordon Crawford, the chief executive officer of London Bridge, at a sales presentation to a prospect in the United

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

Kingdom. Messrs. Crawford and Shivdasani had some initial discussions about their respective companies. Although specific terms of a transaction were not discussed, they did agree that the parties' representatives should meet and continue the discussions. Accordingly, on December 9, we agreed with London Bridge to enter into a mutual confidentiality agreement, to exchange preliminary business and financial information and to meet at our headquarters in Orlando.

     On December 22, 1999, Jon Lee, then head of business development for London Bridge, Bahram Yusefzadeh, our chairman of the board and chief executive officer, and Mr. Shivdasani met at our headquarters in Orlando. Before the meeting, the parties entered into a mutual confidentiality agreement. At this meeting, Mr. Yusefzadeh informed Mr. Lee that we were engaged in capital raising efforts. In response, Mr. Lee stated that London Bridge might have some interest in becoming a shareholder of our corporation and that the two companies might wish to consider exploring a marketing alliance. In particular, London Bridge felt that our client/server software product would work well with its Vectus product, which is a work flow product used primarily to automate the marketing, application processing and customer account management stages of the lending cycles for financial institutions. At the conclusion of the meeting, the parties agreed that our representatives and representatives of London Bridge should meet after the new year to pursue the matter further.

     On January 18, 2000, Messrs. Yusefzadeh, Shivdasani, Crawford and Lee met again at our headquarters in Orlando. At the meeting, a discussion was held concerning our near-term capital needs. Mr. Crawford expressed an interest in London Bridge becoming a shareholder of our corporation and in signing an agreement to allow us to cooperatively market their products. Both companies agreed that they should discuss such an investment further with advice from their respective counsel and financial advisors. At this point, there were no discussions of a potential business combination between the parties.

     Throughout late January and early February, our representatives had several discussions with representatives of London Bridge by telephone to finalize the terms of a $5 million capital infusion and marketing agreement. On February 14, 2000, London Bridge purchased 861,623 shares, or approximately 9.2% of our outstanding common stock, for a price of approximately $5 million. In connection with this purchase, we entered into a governance agreement with London Bridge whereby London Bridge agreed to "standstill" provisions for three years with regard to acquisitions of shares of our common stock. London Bridge also agreed to restrictions on its ability to sell or transfer our common stock, and London Bridge granted our chief executive officer an irrevocable proxy for one year to vote the shares of our common stock that London Bridge owns. We also entered into a registration rights agreement with London Bridge in which we agreed to register the shares of our common stock owned by London Bridge under certain circumstances, and we entered into a marketing agreement pursuant to which London Bridge granted us the right to market its work flow product, Vectus, in conjunction with the Phoenix System.

     Through the remainder of February and March of 2000, our representatives exchanged information with London Bridge on several occasions relating to the implementation of the Vectus marketing agreement along with other combined efforts.

     In March 2000, we began to consider additional financing alternatives because of our potential need for additional capital. On March 30, 2000, Mr. Yusefzadeh met with Mr. Michael C. Nunan, who was then with J.C. Bradford & Co., in Nashville, Tennessee. In consultation with Mr. Nunan, we identified London Bridge as a possible source of additional capital because of its previous investment in our corporation.

     In early April, we received an unsolicited invitation to enter into negotiations for a business combination with a third party. On April 3, 2000, Mr. Shivdasani spoke with Mr. Lee by telephone to discuss the possibility of London Bridge making a competing offer. In light of the unsolicited invitation, Messrs. Yusefzadeh and Shivdasani believed that exploring a transaction with London Bridge was in our best interests because London Bridge's previous investment in and familiarity with us would allow it to proceed quickly with a business transaction with us.

     On April 10 and 11, 2000, our representatives met with representatives of London Bridge in Orlando to assess the technical compatibility between the products of the two companies. On April 14, 2000, Mr. Lee

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

called Mr. Shivdasani and stated that London Bridge was interested in pursuing discussions but would not be able to consider or act on a business combination prior to our annual shareholders meeting in May. Mr. Lee suggested that London Bridge might be able to continue discussions in July or August regarding a possible business combination.

     On May 5, 2000, we held a regularly scheduled meeting of our board of directors. At this meeting the board of directors determined that it would be in our best interest to seek out and evaluate potential strategic business combinations and to explore the possibility of raising additional capital. The board of directors also discussed the potential for conflicts of interests that could arise for members of the board as a consequence of our potential negotiations with third parties regarding possible business combination transactions. As a result of these discussions, the board of directors appointed an independent committee of the board to evaluate potential transactions between our corporation and various third parties and delegated the full power and authority of the board of directors to this committee for the purposes of considering, evaluating and negotiating potential transactions and making recommendations to the full board regarding any such transactions. The board appointed Ronald E. Fenton, Ruann F. Ernst and J. Michael Murphy as members of the special committee. The special committee subsequently approved the engagement of The Robinson-Humphrey Company, LLC and Mr. Nunan as its financial advisors and Alston & Bird LLP as its counsel, and authorized Mr. Yusefzadeh and Mr. Shivdasani to work with the special committee and the financial advisors in connection with discussions with potential strategic partners.

     During the remainder of May, we, working with the special committee's financial advisors, identified potential strategic partners and began contacting them concerning their interest in a capital investment in our corporation or a business combination with us.

     On June 9, 2000, Mr. Yusefzadeh, along with the special committee's financial advisors, met in London with Messrs. Crawford and Lee and explored London Bridge's interest in acquiring us. London Bridge expressed an interest in pursuing discussions with us because it believed that the two companies were a strategic fit and that their products were technologically compatible. Although no definitive decision or agreement with regard to a transaction had been reached, the parties agreed to meet again in July.

     On July 17, 2000, Messrs. Yusefzadeh, Shivdasani, Crawford and Lee met at our headquarters in Orlando, along with representatives of the special committee's financial advisors, and discussed our financial results for the first six months of 2000.

     On July 25, 2000, Mr. Yusefzadeh and Glenn W. Sturm of Nelson Mullins Riley & Scarborough, L.L.P., our general counsel, met with Mr. Crawford in Atlanta to discuss the general terms of a potential transaction, with the parties tentatively agreeing on a cash tender offer for our common stock, followed by a cash-out merger to enable London Bridge to acquire any remaining shares not tendered. Mr. Crawford proposed that, prior to London Bridge committing to any decision to pursue a transaction, we and London Bridge enter into an exclusivity agreement and that London Bridge begin its commercial due diligence of us as soon as possible.

     On August 9, 2000, Mr. Sturm and M. Hill Jeffries of Alston & Bird met with Messrs. Crawford and Lee in Atlanta. At this meeting, London Bridge expressed concerns about a pending class action lawsuit against us alleging inaccurate reporting of financial information by us and suggested a sale of assets as a means of insulating London Bridge from all liability related to the lawsuit.

     At a meeting of our board of directors held that evening, Messrs. Sturm and Jeffries reported their discussions with Messrs. Crawford and Lee to the directors. The board then authorized continued discussions with London Bridge as well as an expansion of inquiries of interest to include other possible interested parties who, because of competitive relationships with us, had not initially been contacted about a possible strategic transaction with us. The directors also authorized management and the financial advisors to explore alternative means of financing our operations.

     On August 10, 2000, Mr. Jeffries and Mr. Sturm again met with Mr. Crawford and Mr. Lee in Atlanta to further discuss the structure of any transaction between London Bridge and us. Later that day, Mr. Yusefzadeh and Mr. Sturm met in Atlanta with Mr. Crawford and Mr. Lee to review the results of London Bridge's due diligence review of us to date. The special committee then met later in the day by
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

telephone with its financial and legal advisors. Mr. Jeffries, Mr. Sturm and Mr. Yusefzadeh updated the committee on the status of discussions with London Bridge and various other potential strategic partners, and Mr. Nunan suggested additional parties that the special committee might contact. The special committee then authorized further discussions with London Bridge as well as the exploration of possible interest by the additional parties suggested by Mr. Nunan.

     On August 11, 2000, Mr. Crawford telephoned Mr. Yusefzadeh to request another meeting to continue discussions. The parties agreed to meet on August 15 in Atlanta.

     On August 12, 2000, the special committee met again by telephone to hear the results of discussions with the additional parties that had been contacted at the suggestion of Mr. Nunan. The special committee then authorized the continued aggressive pursuit of all strategic alternatives.

     On August 14, 2000, our board of directors, along with our financial advisors and counsel, met by telephone to discuss the various options for business combination transactions that we and our advisors had been exploring. Joseph Thompson of Robinson-Humphrey and Mr. Nunan reported that they had contacted over 20 candidates with regard to a potential transaction with us. They indicated that, based upon these discussions, they believed that London Bridge was the candidate most interested in a transaction with us. At the meeting, the board authorized the special committee, with the assistance of our executive officers, to negotiate a definitive agreement for our acquisition by London Bridge, subject to approval of any definitive agreement by the special committee and the full board.

     On August 15, 2000, Mr. Yusefzadeh, Mr. Jeffries and Mr. Sturm met with Mr. Crawford and Patricia B. Todd, vice president and general counsel of London Bridge, in Atlanta. The parties agreed to a cash tender offer/merger structure, subject to (1) insulation of London Bridge from any exposure to liability for the class action lawsuit, (2) London Bridge obtaining financing for the transaction and (3) satisfactory completion of London Bridge's due diligence review of us.

     On August 20, 2000, King & Spalding, counsel to London Bridge, delivered a draft agreement to us that contemplated a cash tender offer for all of our stock other than shares owned by London Bridge, to be followed by a merger that would cash out all shares not previously tendered and would result in us becoming a wholly-owned subsidiary of London Bridge.

     On August 22, 2000, a special meeting of our board of directors was held to discuss the proposed timetable for a transaction with London Bridge. Mr. Yusefzadeh reported that the special committee had received a 30-day exclusivity agreement from London Bridge. After extensive discussion of the proposed exclusivity agreement, the board of directors authorized Ronald Fenton, the chairman of the special committee, to execute the exclusivity agreement. After we executed the exclusivity agreement on August 22, 2000, London Bridge determined to pursue a transaction with us and amended its Schedule 13D on file with the Securities and Exchange Commission (resulting from London Bridge's ownership of more than 5% of our common stock) to disclose the possibility of a future business combination with us.

     Also on August 22, 2000, we issued a press release announcing that we and our auditors were reviewing our revenue recognition accounting treatment for several contracts for the years 1997-1999. The press release stated that until the completion of this review, our financial reports for those periods should not be relied upon and that we would be unable to file our quarterly report on Form 10-Q for the quarter ended June 30, 2000. In response to this press release, The Nasdaq Stock Market notified us on August 23, that it had suspended trading in our common stock on the Nasdaq National Market and that it intended to delist our common stock from the Nasdaq National Market unless we filed our Form 10-Q and, if applicable, restated financial statements with the SEC by August 30, 2000. By appealing Nasdaq's determinations, we were able to delay the delisting of our common stock pending a hearing before a Nasdaq listing qualification panel on September 22, 2000. In late August, our auditors informed us that we would need to restate our financial statements for 1997, 1998 and 1999 as well as for the quarter ended March 31, 2000.

     On August 26, 2000, Mr. Crawford informed Mr. Yusefzadeh that following London Bridge's preliminary due diligence of our operations and our recent public disclosures, London Bridge was now seriously considering, instead of a tender offer/merger transaction, a purchase of all of our assets and assumption of all
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

of our liabilities other than those related to the class action litigation. Mr. Yusefzadeh expressed his concern about the longer timetable that would be required to complete such a transaction and our ability to finance our operations for the additional period of time.

     During late August and early September, the parties became increasingly eager to announce the signing of a definitive agreement for a transaction. London Bridge, however, continued to maintain that it was unwilling to assume any liabilities relating to a settlement or verdict in the class action shareholder lawsuit. Accordingly, on September 7, 2000, London Bridge offered, as an alternative to an acquisition of our common stock through a cash tender offer and subsequent cash-out merger, to pursue an agreement whereby it would purchase substantially all of our assets and assume substantially all of our liabilities with the exception of three specified customer contracts and the class action lawsuit. The proposal was subject to London Bridge completing its due diligence of our operations. The transaction would be contingent on the settlement of the class action lawsuit. London Bridge proposed to pay a cash purchase price of approximately $45,000,000, subject to numerous adjustments, for the assets and to assume all but the specified liabilities. London Bridge would also provide interim financing to enable us to continue operations, subject to certain conditions.

     On September 11, 2000, our board of directors met by telephone to discuss the transaction proposed by London Bridge. The special committee authorized continued discussions with London Bridge with regard to a transaction that reflected these general terms.

     At a telephonic meeting of our board of directors held on September 14, 2000, Mr. Yusefzadeh reported that the Federal Deposit Insurance Corporation, a federal bank regulatory agency responsible for supervising the operations of many of our bank clients, had raised concerns about our financial condition. The FDIC indicated that if we did not promptly take action to strengthen our financial condition for the benefit of our bank clients, the FDIC might give an unsatisfactory report on our operations and in the worst case could request that we release our clients from their contracts so that they could seek alternative vendors.

     On September 15, 2000, counsel for London Bridge delivered an initial draft of an asset purchase agreement, which we and our counsel reviewed.

     On September 21, 2000, we and London Bridge extended the term of the exclusivity agreement through October 8, 2000 and agreed to negotiate in good faith towards the execution of a definitive agreement by that date.

     London Bridge continued to conduct further due diligence on us throughout the remainder of September and October. As a result of this further due diligence, London Bridge proposed excluding a number of additional assets and liabilities from the proposed transaction. Negotiations continued regarding this, the nature and amount of adjustments to the purchase price and other issues throughout the remainder of September and the first three weeks of October. Our board of directors met regularly during this time to receive updates on the status of these negotiations.

     On October 19, 2000, the board of directors met by telephone to discuss the current status of the negotiations. Messrs. Sturm and Nunan and representatives from Alston & Bird and Robinson-Humphrey were present. Mr. Yusefzadeh reviewed the current status of negotiations with London Bridge and reported that he believed that the parties were close to reaching an agreement. Mr. Jeffries of Alston & Bird then made a presentation related to various legal aspects of the proposed transaction, and he and C. Russell Pickering, our senior vice president, corporate counsel and corporate secretary, reviewed the current terms of the asset purchase agreement. Mr. Yusefzadeh then reviewed with the board the factors which management considered to be favorable and unfavorable to the approval of the transaction. Representatives of Robinson-Humphrey described in general terms the financial analysis that Robinson-Humphrey had undertaken with respect to the proposed asset sale. The board of directors instructed Messrs. Yusefzadeh, Pickering, Sturm and Jeffries to continue with the negotiations. Also at this meeting, Mr. Pickering informed the directors that he believed that Nasdaq would agree to extend the date by which we would need to file our restated financial statements with the SEC from October 6 to October 23.

     On October 20, 2000, Mr. Yusefzadeh and Mr. Lee spoke by telephone. Mr. Yusefzadeh informed Mr. Lee that our board of directors at its October 19 meeting had expressed dissatisfaction with the proposed financial terms of the transaction, including the purchase price adjustments and the terms of the interim financing. In a telephone conversation on October 21, 2000 among Messrs. Yusefzadeh, Crawford and Lee, the parties were able to reach agreement on many of these issues.

     On October 22, 2000, the board of directors met by telephone to discuss the current status of the negotiations. Messrs. Sturm and Nunan and representatives of Alston & Bird and Robinson-Humphrey were present. Mr. Yusefzadeh reviewed the current status of negotiations with London Bridge. Representatives of Robinson-Humphrey then responded to questions posed by members of the board at its October 19 meeting.

     During the evening of October 22, 2000, Mr. Sturm and Mr. Crawford spoke by telephone and resolved some of the remaining issues with regard to the purchase price adjustments and the interim financing.

     On October 23, 2000, the board of directors met by telephone, and Mr. Yusefzadeh reported concerning the current status of the negotiations.

     On October 24, 2000, we agreed to the terms of a memorandum of understanding that stated the terms of a settlement of the class action litigation.

     In the evening of October 24, 2000, the board of directors held a special telephonic meeting attended by members of management and representatives of Alston & Bird, Nelson Mullins Riley & Scarborough and Robinson-Humphrey. Mr. Yusefzadeh reviewed the remaining open issues in the negotiations. Representatives of Robinson-Humphrey then reviewed the results of Robinson-Humphrey's financial analysis and then delivered its oral opinion (which was later confirmed in writing) to the special committee of our board of directors that, from a financial point of view, the net consideration to be received by us pursuant to the asset purchase agreement was fair to us. The special committee then made its recommendation to the board that the board approve the asset purchase agreement and the asset sale and recommend it to our shareholders for adoption. Based on this recommendation of the special committee, the board of directors (1) determined that the asset sale was advisable, in the best interests of and fair to our shareholders, (2) approved the asset purchase agreement and related documents and the transactions contemplated by those documents, and (3) recommended that our shareholders adopt the asset purchase agreement and approve the related transactions.

     During the evening of October 24 and early morning of October 25, 2000, we and our legal advisors and London Bridge and its legal advisors completed the negotiation of and revisions to the asset purchase agreement and finalized the other documentation related to the asset sale. We and Acquisition Company signed the definitive asset purchase agreement and related documents on the morning of October 25. We also filed with the SEC our required reports containing revised and restated financial information on the morning of October 25. Before the opening of trading on the Nasdaq National Market on that day, we issued a press release announcing the execution of the asset purchase agreement, our filing of the SEC reports and the agreement in principle for settlement of the class action lawsuit.

     On October 31, 2000, our common stock began trading again on the Nasdaq National Market.

     Effective November 22, 2000, Nasdaq de-listed our common stock from the Nasdaq National Market.

REASONS FOR THE ASSET SALE; RECOMMENDATION OF THE SPECIAL COMMITTEE OF OUR BOARD OF DIRECTORS; RECOMMENDATION OF OUR BOARD OF DIRECTORS

     At the meeting of our board of directors and of the special committee thereof on October 24, 2000, the board of directors, based on the unanimous recommendation of the special committee, voted unanimously to approve the asset purchase agreement and related documents and transactions and to recommend that our shareholders vote to approve the asset purchase agreement and the asset sale.

     In the course of reaching their decision to approve the asset purchase agreement and the asset sale, the special committee and the board of directors each consulted with our management and the financial and legal advisors and considered numerous factors, including, but not limited to, the following:

     - Our lack of sufficient short- or long-term liquidity to continue to operate our business without additional capital;

     - The adverse effects on sales and prospects for future sales resulting from our lack of sufficient capital;

     - The potential determination by the Federal Deposit Insurance Corporation that our current financial position is not satisfactory and the FDIC's ability to take actions adverse to our corporation, including ordering our customers to create contingency plans to replace their current Phoenix products, unless we can demonstrate a feasible plan to improve our capital position;

     - The continuing negative effects of the class action shareholder litigation alleging inaccurate reporting of financial information by us;

     - Our damaged credibility among current and potential customers and investors because of the recent restatement of our financial statements;

     - The suspension of trading in our common stock by The Nasdaq National Market on August 23, 2000, which had negatively affected the market for our common stock;

     - The departure of several key employees and numerous other employees due to the uncertainty relating to our prospects;

     - The exhaustive search by The Robinson-Humphrey Company and Michael C. Nunan for other potential acquirers and for third parties to provide financing for us;

     - The significant risks inherent in other identified alternatives, which would likely result in our shareholders receiving little or no value for their stock;

     - The opinion of Robinson-Humphrey that the consideration to be received by our corporation in the asset sale is fair from a financial point of view to our corporation;

     - The premium inherent in the current per share value of the asset sale, assuming distribution of most or all of the proceeds of the asset sale to shareholders, compared to the last reported sales price of our common stock on the Nasdaq National Market;

     - The likelihood of a distribution of a majority of the proceeds of the asset sale to our shareholders in the relatively near future and the likelihood that such a distribution may be treated as a return of capital to the shareholders and taxed at the capital gains tax rate; and

     - The provisions of the asset purchase agreement that permit the board of directors to consider alternative proposals and to terminate the asset purchase agreement in order to pursue a superior alternative proposal.

     The special committee and the full board of directors also identified and considered a number of potentially negative factors in their deliberations concerning the asset purchase agreement and the asset sale, including:

     - A possible reduction in the purchase price based on the resolution of a specific contingent obligation to a customer, the required escrow by us of 25% of the purchase price until September 30, 2001 to indemnify London Bridge and Acquisition Company for certain losses and the uncertainty relating to whether any of this amount will be available for distribution to our shareholders;

     - The resulting inability to determine the exact amount of the proceeds from the asset sale that will be available for distribution to our shareholders;

     - The retention by us, pursuant to the asset purchase agreement, of some significant liabilities after the asset sale is consummated; and

     - Our likely inability to complete an alternative transaction if the asset sale is not completed due to the factors discussed above.

     This list of the factors considered and the reasons given for the asset sale is not intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the asset purchase agreement and asset sale, neither the special committee nor the board of directors found it practicable to, and neither quantified or otherwise assigned relative weight to, the specific factors considered by each in reaching a determination.

     After carefully evaluating each of these factors, both positive and negative, the special committee and the full board of directors have determined that the asset purchase agreement and the asset sale are in the best interests of our corporation and its shareholders.

     THE SPECIAL COMMITTEE AND THE FULL BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR THE APPROVAL OF THE ASSET PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

FAIRNESS OPINION OF ROBINSON-HUMPHREY

     We engaged Robinson-Humphrey and Michael C. Nunan on July 21, 2000 to act as our exclusive financial advisors in connection with the asset sale. On October 24, 2000, at a meeting of the special committee of our board of directors held to evaluate the asset purchase agreement and the asset sale, Robinson-Humphrey reviewed with the special committee its financial analysis of the consideration to be received by us in the asset sale and delivered to the special committee its oral opinion to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, including various assumptions we directed Robinson-Humphrey to make, the consideration to be received in the asset sale, less certain retained liabilities identified by us to Robinson-Humphrey, was fair, from a financial point of view, to us. Robinson-Humphrey confirmed its October 24, 2000 oral opinion by delivering to the special committee its written opinion dated October 25, 2000, that, as of the date of the opinion and based on and subject to the matters described in the opinion, the consideration to be received in the asset sale, less certain retained liabilities identified by us to Robinson-Humphrey, was fair, from a financial point of view, to us.

     The full text of Robinson-Humphrey's written opinion dated October 25, 2000, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex D and is incorporated herein by reference.

     ROBINSON-HUMPHREY'S OPINION IS ADDRESSED TO THE SPECIAL COMMITTEE OF OUR BOARD OF DIRECTORS, RELATES ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO US OF THE CONSIDERATION TO BE RECEIVED BY US IN THE ASSET SALE, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW TO VOTE WITH RESPECT TO MATTERS RELATING TO THE ASSET SALE. THE SUMMARY OF ROBINSON-HUMPHREY'S OPINION DESCRIBED BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ITS OPINION WHICH IS ATTACHED AS ANNEX D.

     In arriving at its opinion, Robinson-Humphrey:

     - reviewed the asset purchase agreement;

     - reviewed and analyzed publicly available information concerning us which Robinson-Humphrey believed to be relevant to its inquiry;

     - reviewed and analyzed financial and operating information with respect to our business, operations and prospects furnished to Robinson-Humphrey by us;

     - conducted discussions with members of our management concerning our business, operations, assets, present condition and future prospects, including, without limitation, discussions regarding the near-term liquidity needs of, and capital resources available to, us;

     - reviewed the trading history of our common stock from July 2, 1996 to October 24, 2000;

     - compared our restated historical financial results and our present financial condition with those of publicly traded companies which were deemed relevant;

     - reviewed historical data relating to percentage premiums paid in acquisitions of publicly traded technology companies during 2000; and

     - compared the financial terms of the asset sale with the publicly available financial terms of other recent transactions which Robinson-Humphrey deemed relevant.

     In rendering its opinion, Robinson-Humphrey assumed and relied upon the accuracy and completeness of the financial and other information, including the amount and value of certain liabilities to be retained by us, used by Robinson-Humphrey in arriving at its opinion without independent verification. With respect to our financial forecasts, including the amount and character of the retained liabilities, provided to or discussed with Robinson-Humphrey, Robinson-Humphrey assumed, at the direction of our management and without independent verification or investigation, that such forecasts and the calculation of the retained liabilities had been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of our management as to our future financial performance and such retained liabilities, and Robinson-Humphrey expressed no opinion with respect to such forecasts or the amount or character of the retained liabilities or the assumptions on which the forecasts or the amount of the retained liabilities were based. Robinson-Humphrey expressed no opinion as to the outcome of the litigation liability retained by us or any potential effect such outcome may have upon the amount of the retained liabilities or the net consideration which may ultimately be available to our shareholders. In arriving at its opinion, Robinson-Humphrey did not conduct a physical inspection of our properties and facilities or make or obtain any evaluations or appraisals of our assets or liabilities, contingent or otherwise, including the retained liabilities.

     Robinson-Humphrey's opinion is necessarily based upon market, economic and other conditions as they may have existed and could be evaluated as of October 25, 2000. Robinson-Humphrey expressed no opinion as to our underlying valuation, future performance or long-term viability. Although subsequent developments may affect its opinion, Robinson-Humphrey does not have any obligation to update or revise its opinion. We imposed no other instructions or limitations on Robinson-Humphrey with respect to the investigations made or the procedures followed by it in rendering its opinion.

     In connection with the preparation of its fairness opinion, Robinson-Humphrey performed financial and comparative analyses, the material portions of which are summarized below. The summary set forth below includes the financial analyses used by Robinson-Humphrey and deemed to be material, but does not purport to be a complete description of the analyses performed by Robinson-Humphrey in arriving at its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In addition, Robinson-Humphrey believes that its analyses must be considered as an integrated whole, and that selecting portions of such analyses and the factors considered by it, without considering all of such analyses and factors, could create a misleading or incomplete view of the process underlying its analyses set forth in the opinion.

     In performing its analyses, Robinson-Humphrey made numerous assumptions with respect to industry and economic conditions, many of which are beyond our control. Any estimates contained in such analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the price at which such companies may actually be sold, and such estimates are inherently subject to substantial uncertainty. No company, business or transaction used in such analyses as a comparison is identical to us, our business or the asset sale, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions analyzed.

     Robinson-Humphrey's opinion and financial analyses were only one of many factors considered by the special committee of our board of directors in its evaluation of the asset sale and should not be viewed as determinative of the views of the special committee of our board of directors or management with respect to the asset sale or the consideration payable in the asset sale. The type and amount of consideration payable in the asset sale was determined through negotiation between us and London Bridge. Although Robinson-Humphrey provided financial advice to us during the course of negotiations, the decision to enter into the asset sale was solely that of the special committee and our board of directors.

     The following is a summary of the material financial analyses presented by Robinson-Humphrey to our board of directors in connection with its opinion. Because the asset sale consists of the disposal of substantially all of the operating assets and all but certain excluded liabilities and because we intend to liquidate after the asset sale and certain other events, Robinson-Humphrey's analysis for purposes of its opinion examines our assets and liabilities as a single operating entity, rather than on an individual basis.

     Selected Companies Analysis. Robinson-Humphrey compared financial and stock market information for us and the following selected publicly held technology companies with similar liquidity needs:

- Alysis Technologies, Inc.     - Health Risk Management
- Applix, Inc.                  - Landmark Systems Corp
- Aspeon, Inc.                  - Litronic Inc.
- Bitstream Inc.                - OAO Technology Solutions
- Catalyst International        - Pervasive Software
- Comshare, Incorporated        - Previo, Inc.
- Credit Management             - Ravisent Technologies
  Solutions, Inc.
- CyberGuard Corporation        - Symix Systems, Inc.
- Dataware Technologies         - Veramark Technologies
- Evolving Systems, Inc.        - Versant Corporation

     Robinson-Humphrey reviewed firm values, calculated as equity market value plus debt, as multiples of, among other things, latest 12 months and estimated calendar years 2000 and 2001 revenues. All multiples were based on closing stock prices on October 23, 2000. Estimated financial data for the selected companies were based on publicly available research analysts' estimates. The following table states the low, average and high multiples indicated by these analyses:

                                                              LOW    AVERAGE   HIGH
                                                              ----   -------   ----
SELECTED COMPANIES' FIRM VALUE TO:
Latest 12 Months Revenue....................................  0.21x   1.21x    3.07x
Estimated Calendar Year 2000 Revenue........................  0.20x   1.11x    2.22x
Estimated Calendar Year 2001 Revenue........................  0.17x   0.60x    1.16x

     These implied multiples of firm value were compared to the multiple of the pre-tax consideration to be received in the asset sale of approximately $38.3 million, consisting of approximately $45.5 million in cash and approximately $3 million in forgivable working capital advances available under a working capital line of credit extended by London Bridge to us in connection with the asset sale, less approximately $10.2 million in liabilities to be retained by us, to our latest 12 months revenues of approximately $16.9 million (2.3x), estimated calendar year 2000 revenue of approximately $14.6 million (2.6x) and estimated calendar year 2001 revenue of approximately $10.8 million (3.5x). Estimated financial data for our business was based on internal estimates of our management.

     Selected Transactions Analysis. Robinson-Humphrey reviewed the purchase prices and implied transaction multiples in the following selected transactions in the banking software and processing industry:

ACQUIRER                                                TARGET             ACQUISITION DATE
--------                                      --------------------------   ----------------
Transaction Network Services Inc............  Suntech Processing Systems       02/27/98
Phoenix Technologies Ltd....................  Award Software                   04/16/98
Jack Henry & Associates.....................  Peerless Group                   12/16/98
SunGard Data Systems Inc....................  FDP Corp.                        01/19/99
TSI International Software, Ltd.............  Braid Group, LTD                 03/23/99
First Data Corp.............................  Paymentech Inc.                  07/27/99
Security First Technologies Corp............  Edify Corporation                11/11/99
John H. Harland Company.....................  Concentrex Incorporated          07/17/00

     Robinson-Humphrey reviewed firm values in the selected transactions as multiples of, among other things, latest 12 months revenue. All multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. The following table states the low, average and high implied multiples indicated by these analyses:

                                                               LOW    AVERAGE   HIGH
                                                              -----   -------   -----
Firm Value to Latest 12 Months Revenue......................  0.91x    2.67x    5.22x

     This implied multiple of firm value was compared to the multiple of the pre-tax consideration to be received in the asset sale of approximately $38.3 million, consisting of approximately $45.5 million in cash and approximately $3 million in forgivable working capital advances available under a working capital line of credit extended by London Bridge to us in connection with the asset sale, less approximately $10.2 million in liabilities to be retained by us, to our latest 12 months revenues of approximately $16.9 million (2.3x). Estimated financial data for our business was based on internal estimates of our management.

     Discounted Cash Flow Analysis. Robinson-Humphrey performed a discounted cash flow analysis using financial projections for 2000 through 2004, using discount rates ranging from 35% to 45% and terminal value multiples of estimated calendar year 2004 revenues ranging from 0.75x to 1.25x. A discounted cash flow analysis is an analysis of the present value of the projected cash flows for the periods using the discount rates indicated. Free cash flow means earnings before interest and after taxes plus depreciation and amortization expense minus capital expenditures and increases in working capital. The analysis indicated that on a stand-alone basis, we would have a negative equity value.

     Premiums Paid Analysis. Robinson-Humphrey analyzed the transaction premiums over the unaffected share price paid in 51 acquisition transactions of publicly-traded technology companies with transaction values up to $150 million, effected since January 1, 2000, based on the target company's stock price one day, one week and four weeks prior to public announcement of the transaction. This analysis indicated the following premiums paid in the selected transactions:

                                                            PURCHASE PRICE PREMIUM PRIOR TO
                                                                      ANNOUNCEMENT
                                                            --------------------------------
                                                             1 DAY      1 WEEK      4 WEEKS
                                                            -------    --------    ---------
Average...................................................    14.1%       13.9%       13.4%
High......................................................    92.0%      132.6%      121.5%
Low.......................................................   (46.3)%     (54.4)%     (69.9)%
Implied Premium Paid for Phoenix(1).......................     N/A         N/A        35.7%(2)

---------------

(1) Assumed per share gross purchase price of approximately $4.07 equal to assumed pre-tax consideration in the asset sale of approximately $38.3 million, consisting of approximately $45.5 million in cash and approximately $3 million in forgivable working capital advances available under a working capital line of credit extended by London Bridge to us in connection with the asset sale, less approximately $10.2 million in liabilities to be retained by us, divided by 9,410,172 outstanding shares of our common stock on May 11, 2000.
(2) Our shares did not trade on the Nasdaq Stock Market for the period from August 24, 2000 until after the date of the fairness opinion. Based on last trade on August 23, 2000 of $3.00 per share.

     The summary set forth above does not purport to be a complete description of the analyses conducted or data presented by Robinson-Humphrey. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Robinson-Humphrey believes that the summary set forth above and its analyses must be considered as a whole and that selecting only portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. Robinson-Humphrey based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The preparation of fairness opinions does not involve mathematical weighing of the results of the individual analyses performed, but requires Robinson-Humphrey to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by Robinson-Humphrey was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. Robinson-Humphrey did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, Robinson-Humphrey considered the results of the analyses in light of each other and ultimately reached its conclusion based on the results of all analyses taken as a whole.

INFORMATION CONCERNING ROBINSON-HUMPHREY

     Robinson-Humphrey is a nationally recognized investment banking firm and, as a customary part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, and valuations for corporate and other purposes. We selected Robinson-Humphrey because of its expertise, reputation in the technology and banking software industries and familiarity with us. In the ordinary course of business, Robinson-Humphrey and its affiliates may actively trade or hold the securities and other instruments and obligations of our company for their own account and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities, instruments or obligations.

     Pursuant to an engagement letter dated July 21, 2000, we agreed to pay Robinson-Humphrey a fee of $200,000 in connection with the preparation and delivery of its opinion. If the asset sale is consummated, an additional fee equal to 1.5% of the aggregate consideration to be paid for our assets, including liabilities assumed, will be paid to our financial advisors Robinson-Humphrey and Michael C. Nunan, to be shared on the basis of 70% to Robinson-Humphrey and 30% to Mr. Nunan. We have also agreed to reimburse Robinson-Humphrey for its out-of-pocket expenses incurred in connection with the engagement, and to indemnify Robinson-Humphrey against specified liabilities, including specified liabilities under federal securities laws.

THE ASSET PURCHASE AGREEMENT

  Purchase Price

     Subject to certain adjustments described below, the purchase price to be paid by Acquisition Company for the assets it purchases under the terms of the asset purchase agreement is $45,462,092. In addition to payment of the purchase price, as additional consideration for its purchase of substantially all of our assets, Acquisition Company has also agreed to assume and discharge specified obligations and liabilities related to our business.

  Payment of the Purchase Price

     At the closing of the asset sale, Acquisition Company will:

          (a) deposit in an escrow account:

             (i) an amount equal to 25% of the purchase price to be paid at closing; and

             (ii) an amount equal to the balance then outstanding under the
                  $10,000,000 line of credit extended from Acquisition Company to us; and

          (b) pay or cause to be paid to us an amount equal to the purchase price minus (i) the amounts paid into escrow as described above,
              (ii) $850,000, to reflect expected reductions in various transaction costs to us resulting from Acquisition Company's election to purchase the shares of our New Zealand subsidiary rather than its assets, and (iii) $461,918 which equals the amount of professional fees paid by us between September 1, 2000 and October 25, 2000.

The amounts held in the escrow account described in paragraph (a) above will be held and disbursed in accordance with the terms of the asset purchase agreement and the escrow agreement.

  Working Capital Adjustment to the Purchase Price

     The working capital purchase price adjustment generally reflects the change in our working capital between October 25, 2000, the date we signed the asset purchase agreement, and the closing. The following generally describes the components of the working capital adjustment:

  Line of Credit

     - The purchase price will be decreased for amounts we borrowed under the $10,000,000 line of credit.

  Cash Burn Allowance

     - We are allowed to use a certain amount of cash without any purchase price adjustment. Therefore the purchase price will be increased by a $2 million "cash burn" allowance.

  New License Fees

     - The purchase price will be increased by 1/3 of the amount of license fees recognizable under new customer contracts we sign between October 25, 2000 and the closing. This is the case whether new contracts are sold by us or by London Bridge under the reseller agreement we entered into on October 25, 2000. If a new license is sold by one of our resellers, we will receive credit for 1/3 of the net license fees to us after deducting reseller fees and royalties. The amount of the upward adjustment is limited to $1.33 million for $4 million in new license fees.

     - The purchase price will not be adjusted for new accounts receivable or cash received in relation to new license contracts.

  Fixed Assets

     - The purchase price will be decreased for the value of fixed assets which are sold for cash prior to closing.

     - The purchase price will be increased for the value of fixed assets which are acquired for cash prior to closing.

     - The purchase price will not be adjusted for depreciation in fixed assets.

  Cash and Long Term Assets

     - The purchase price will be increased for increases in cash and long term investments readily convertible into cash.

     - The purchase price will be decreased for decreases in cash and long term investments readily convertible into cash.

     - The purchase price will not be adjusted for increases in cash due to borrowings under the line of credit.

     - The purchase price will not be adjusted for increases in cash related to assets and contracts not being assumed by Acquisition Company, including any settlements from litigation or customer disputes which we retain.

  Accounts Receivable

     - The purchase price will be increased for increases in accounts receivable associated with assets to be assumed by Acquisition Company.

     - The purchase price will be decreased for decreases in accounts receivable associated with assets to be assumed by Acquisition Company.

     - The purchase price will not be adjusted for changes in accounts receivable associated with assets we will retain.

  Accounts Payable

     - The purchase price will be increased for decreases in accounts payable to be assumed by Acquisition Company.

     - The purchase price will be decreased for increases in accounts payable to be assumed by Acquisition Company.

     - The purchase price will not be adjusted for changes in accounts payable which we will retain.

  Prepaid Expenses

     - The purchase price will be increased for amounts prepaid during the adjustment period to third parties for services to be provided to Acquisition Company after the closing.

  Prepaid Service Fees

     - The purchase price will be decreased for amounts prepaid to us during the adjustment period for services to be provided to our customers after the closing.

  Capital Leases

     - The purchase price will be decreased for increases in capital liability under capital leases.

     - The purchase price will be increased for decreases in capital liability under capital leases.

  Minority Interests

     - The purchase price will be increased for decreases in the liability for minority interests in Phoenix International New York.

     - The purchase price will be decreased for increases in the liability for minority interests in Phoenix International New York.

  Incomplete Development Projects

     - The purchase price will be increased for decreases in the amount of work required to complete unfinished fixed price development and implementation projects.

     - The purchase price will be decreased for increases in the amount of work required to complete unfinished fixed price development and implementation projects.

  Items that will not Adjust the Purchase Price

     The purchase price will not be adjusted for:

     - capitalized software development costs;

     - purchased software;

     - market fluctuations in our equity investments;

     - changes to goodwill and intangible assets;

     - changes to deferred revenue; and

     - adjustments to bad debt reserves.

     The asset purchase agreement requires us to resolve the amount of any working capital adjustment within 20 days following the closing of the asset sale. On the day following such resolution, the amounts held in the separate account corresponding to the amounts we borrowed under the line of credit will be distributed. The amount of the working capital adjustment, if negative, will be paid to Acquisition Company, and the remainder in such account, if any, will be distributed to us.

     We expect that the working capital adjustment could be significant. We have not sold our products to any new customers since the second quarter of 2000, and therefore cannot expect to receive any upward adjustment for new license sales. However, London Bridge has agreed to assist us in making sales and this could result in new sales which will provide for an upward adjustment of the purchase price. In the last two years we have used a significant amount of cash in our operations. We expect to continue to use cash to fund our operations pending the closing of the asset sale. Our use of cash will result in a negative adjustment in the purchase price which could be significant. Further, because our cash reserves are below $2 million, we will have to borrow money under the line of credit to fund our operations, resulting in negative adjustments to the purchase price. It is possible that we will require up to the full $10 million under the line of credit to fund our operations pending the closing.

  Assets and Liabilities Assumed by Acquisition Company

     Under the terms of the asset purchase agreement, Acquisition Company has agreed to purchase substantially all of the assets used by us in the operation of our business as of the date of the closing of the asset sale, which assets include:

     - all inventory located at, stored on behalf of or in transit to us or our subsidiaries;

     - all deposits, advances, pre-paid expenses and credits;

     - all fixed assets and tangible personal property;

     - all of our rights under specified customer contracts and any rights to enforce non-disclosure agreements that relate to the assets assumed by Acquisition Company;

     - all rights to real property and all licenses, permits, approvals, qualifications, easements and other rights relating thereto;

     - all intangible assets including goodwill and the intellectual property owned or controlled by us or any of our subsidiaries;

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

     - all receivables relating to the contracts assumed by Acquisition Company;

     - all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by us or any of our subsidiaries to the extent related to the assets or liabilities purchased or assumed by Acquisition Company;

     - all rights in and under all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights in favor of us or our subsidiaries to the extent related to the assets or liabilities purchased or assumed by Acquisition Company;

     - all permits, approvals, licenses, qualifications, product registrations, safety certifications, authorizations or similar rights to the extent that they are assignable;

     - copies of all information, correspondence and records with respect to the assets and liabilities purchased or assumed by Acquisition Company;

     - all of our rights with respect to advertisements used specifically in our business;

     - all of our rights under any noncompetition, nondisclosure or other restrictive covenant made for the benefit of us or our subsidiaries;

     - all right, title and interest in and to the equity interest of Netzee Inc. owned by us;

     - any cash, cash equivalents or marketable securities and all rights to any of our bank accounts (excluding proceeds from the sale or settlement of any asset or liability not purchased or assumed by Acquisition Company);

     - all of our rights and interests in and to our investment in Phoenix International New York, Inc.;

     - all of our ownership interests in Phoenix International A.P. Limited New Zealand;

     - all of our interest under the leases assumed by Acquisition Company; and

     - copies of our tax returns and books of account.

     Under the terms of the asset purchase agreement, Acquisition Company has agreed to assume, pay, discharge or perform, as appropriate, certain liabilities and obligations of ours arising out of the operation of our business prior to the date of the closing of the asset sale, which liabilities shall specifically include:

     - our obligations under the contracts assumed by Acquisition Company that are disclosed on the face of the contracts or that we have otherwise disclosed to Acquisition Company;

     - liabilities and obligations with respect to the other assets assumed by Acquisition Company to the extent such liabilities arise after the closing of the asset sale;

     - specified liabilities and obligations related to or arising from transferred employees or employee benefit and compensation plans; and

     - our trade payables that pertain to the assets and liabilities purchased or assumed by Acquisition Company and arise in the ordinary course of business.

     Acquisition Company will perform all obligations under any contract it assumes under the asset purchase agreement regardless of whether such obligation was required to be performed before or after the closing of the asset sale; however, any losses or damages that result from our breach of such contracts prior to the closing of the asset sale will remain our responsibility.

     Other than those obligations and liabilities specifically assumed by Acquisition Company in the asset purchase agreement, Acquisition Company will not assume any of our liabilities or obligations. We will retain responsibility for all liabilities accrued as of the closing of the asset sale and all liabilities arising from our operations prior to such date, regardless of whether such liabilities are accrued or disclosed.

  Assets and Liabilities Not Assumed by Acquisition Company

     The assets assumed by Acquisition Company will exclude those assets not specifically assumed by Acquisition Company under the terms of the asset purchase agreement (as described above), including:

     - all ownership and other rights with respect to our employee benefit plans, except as specifically provided in the asset purchase agreement, and contracts with current or former employees;

     - any permit, approval, license, qualification, registration, certification, authorization or similar right that by its terms is not transferable to Acquisition Company and is indicated in the asset purchase agreement or related documents as not being transferable;

     - any accounts receivable from any of our affiliates and any collateral associated therewith;

     - charter documents, minute books, stock ledgers, tax returns, books of account and other constituent records relating to our corporate organization, other than Phoenix International New York, Inc.;

     - rights that we have under the asset purchase agreement and related documents or agreements or any of the transactions contemplated in writing by such documents;

     - specified contracts related to assets and liabilities we are retaining;

     - all of the properties and assets which we have transferred or disposed of prior to the closing of the asset sale, and the transfer or disposition of which was approved by Acquisition Company;

     - all of the assets, properties and rights primarily relating to or arising out of any liabilities not assumed by Acquisition Company under the asset purchase agreement;

     - the rights to any of our claims for federal, state or local tax refunds;

     - the rights to any of our claims relating to, resulting from or arising out of claims made in pending or future suits, actions, investigations or other legal governmental or administrative proceedings, as well as cash proceeds from the settlement or resolution of such claims; and

     - the stock or equity interests of any subsidiary of ours, other than that of our subsidiaries in New York and New Zealand.

     Under the terms of the asset purchase agreement, Acquisition Company will not assume, agree to pay, discharge or satisfy any liability and obligation of ours that is not specifically assumed by Acquisition Company, including those liabilities or obligations:

     - relating to breaches by us, before the closing of the asset sale, of contracts assumed by Acquisition Company;

     - relating to any liability or obligation owed to any of our affiliates;

     - for taxes with respect to any period, except for taxes (other than sales taxes) related to the assets and liabilities assumed by Acquisition Company that accrue for any period after the closing of the asset sale;

     - for any indebtedness with respect to borrowed money and notes payable except with respect to those leases assumed by Acquisition Company;

     - relating to, resulting from or arising out of (i) claims made in pending or future suits, actions, investigations, or other legal, governmental or administrative proceedings or (ii) claims based on violations of law as in effect on or prior to the closing of the asset sale, breach of contract, employment practices, or environmental, health and safety matters, in each case arising out of or relating to events that occurred, or services performed, or the operation of our business, prior to the closing, except as otherwise provided for in the asset purchase agreement;

     - pertaining to any asset not assumed by Acquisition Company under the terms of the asset purchase agreement;

     - relating to, resulting from or arising out of our former operations of our corporation or our subsidiaries that have been discontinued or disposed of prior to the closing of the asset sale;

     - under or relating to our employee benefit plans, whether or not such liability or obligation arises prior to, on or after the closing;

     - of ours arising or incurred in connection with (i) the negotiation, preparation and execution of the asset purchase agreement and the transactions contemplated thereby and (ii) fees and expenses of counsel, accountants, brokers, financial advisors or other experts of our corporation specified in the asset purchase agreement or in connection with class action or other litigation; and

     - relating to or arising out of any disputes related to employment or related matters which accrued to us or any of our subsidiaries prior to the closing of the asset sale.

     Such liabilities not to be assumed by Acquisition Company shall include all claims, actions, litigation and proceedings relating to any or all of the foregoing and all costs and expenses related thereto.

     Some of the liabilities that we will retain could be significant. Following is a description of some of these liabilities:

     - Class Action Lawsuit. On November 23, 1999, a lawsuit was filed in the District Court for the Middle District of Florida as a purported class action initiated by George Taylor, one of our former employees. Initially, we and our chief executive officer were named as defendants. The lawsuit alleges, among other things, that we and our chief executive officer improperly recognized revenues, overstated revenues and failed to disclose that our revenues were allegedly in decline, all of which allegedly caused our stock price to be higher than it otherwise would have been during the class period. The lawsuit alleges that these purported actions violate Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. On May 5, 2000, the plaintiffs filed an amended complaint which, among other things, (1) added four additional investors as named plaintiffs and proposed class representatives; (2) expanded the purported class period to the period from May 5, 1997 to April 15, 1999; and (3) added our president as an additional named defendant. We and the other two defendants filed motions to dismiss, which were denied by the court without opinion in August 2000. Additionally, our insurance carriers have denied coverage for the claims in this lawsuit.

       On October 24, 2000, we entered into an agreement in principle to settle the consolidated securities class action litigation with a settlement class composed of shareholders who acquired our common stock during the period between May 5, 1997 and August 22, 2000, including London Bridge. The settlement of this action provides for us to pay $4,225,000 in cash to the putative shareholder class. The settlement is subject to certain customary conditions, including limited discovery to confirm the fairness of the settlement, notice to the proposed settlement class, and preliminary and final court approval of the settlement and its terms.

       Although we have a settlement agreement in place, it is possible that the plaintiffs could request a revision to the settlement following discovery, or that it might not be approved by the court. In these instances, the amount we would have to pay to settle the lawsuit could increase, possibly significantly. In addition we will continue to incur legal and other professional fees, which could be significant, until we have a full and final resolution of this matter.

     - IBM/Sekerbank. We will retain our contracts with IBM for Sekerbank. In 1998, we contracted to provide software and software development and implementation services as a subcontractor to IBM Turk Limited Sirketi for the benefit of its customer, Sekerbank T.A.S. In May of 1999, IBM informed us that its contract with Sekerbank had been cancelled. IBM then purported to cancel its contract with us. According to IBM, Sekerbank cancelled their contract with IBM because of our failure to perform, called in an IBM performance bond from a bank, and received most of its money back from IBM. IBM has paid us over $1.0 million under the subcontract, has requested a return of all funds, and has indicated it may have claims against us for up to $5.2 million in damages. We disagree with IBM's position, believe that IBM is responsible for the cancellation of the contract by Sekerbank, and believe that we have claims against IBM under our subcontract for the remaining value of the contract, which amounts to at least $3.9 million. We are attempting to negotiate a resolution to this dispute, but cannot be sure of the amount we will receive or be forced to pay until the dispute is resolved. We do not have any indication of when this would be, and it could take a significant amount of time to resolve this matter. Further, it is possible that we will have to litigate or arbitrate this dispute, and in that case we could incur substantial legal and professional fees.

     - Toprakbank. In June of 2000, we received notice from Toprakbank A.S., one of our customers in Turkey, that it had canceled its implementation of the Phoenix System. We have exchanged letters with Toprakbank making cross claims against each other. Toprakbank has paid us $550,000 under the contract and has requested a refund of this money. Our receivables from Toprakbank exceed $1.3 million, and we have requested payment of this amount, plus future support fees under the contract. We are attempting to negotiate a resolution to this dispute, but cannot be sure of the amount we will receive or be forced to pay until the dispute is resolved. We do not have any indication of when this would be, and it could take a significant amount of time to resolve this matter. Further, it is possible that we will have to litigate or arbitrate this dispute, and in that case we could incur substantial legal and professional fees.

     - Other litigation and disputes. We are also engaged in other litigation and disputes in the ordinary course of our business which will not be assumed by Acquisition Company. The settlement and resolution of these disputes could take time, and we will continue to incur legal and professional fees until all such disputes have been resolved. Until all such disputes are resolved, we will have to reserve amounts to cover these contingencies, which amounts will not be available for distribution to our shareholders until such disputes are fully and finally resolved. We cannot currently estimate the cost of resolving these disputes.

     - Employment agreements. We will be obligated to pay, under specified circumstances, Messrs. Yusefzadeh, Shivdasani, Burns and Pickering severance pursuant to their employment agreements if their employment is terminated without cause or, in the case of Messrs. Yusefzadeh and Shivdasani, if they resign for any reason after the shareholders approve the asset sale. The aggregate amount of these payments is $1.9 million. We will also be obligated to arrange for health insurance coverage for Messrs. Yusefzadeh and Shivdasani through age 65, the cost of which will likely be substantial and could be an additional $2.3 million or more.

     - Taxes. We have estimated our tax liability under alternative minimum tax to be approximately $530,000, although we will not know the actual amount of the taxes until the returns are filed. Actual taxes could be higher or lower.

     - Professional Fees. We are retaining all professional fees associated with resolution of any of the retained liabilities, including the class action lawsuit, and all fees associated with the asset purchase, including legal, accounting and financial advisory fees. These fees in the aggregate could exceed $4.5 million. If we must enter into litigation to resolve any disputes or liabilities, if the closing of this transaction is delayed for any reason, if the class action settlement is not approved by the court, if any other disputes, liabilities or contingencies arise, or if existing matters require additional attention, these fees will be much higher.

  The Closing of the Asset Sale

     The closing is expected to occur five (5) business days following the satisfaction or waiver of all of the conditions to each party's obligations under the asset purchase agreement, or on another date as the parties mutually agree. It is anticipated that the closing will occur in the first quarter of 2001.

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

  Representations and Warranties

     Article 3 of the asset purchase agreement contains various representations and warranties we made to Acquisition Company related to, among other things:

     - our corporate organization and similar corporate matters;

     - our authorization to execute and perform, and the enforceability of, the asset purchase agreement;

     - the absence of any conflict caused by our execution and performance of the asset purchase agreement;

     - government approvals and filings;

     - compliance with all laws applicable to us and our business;

     - filings made by us with the SEC under the requirements of the Securities Act and the Exchange Act and the financial statements included therewith;

     - the absence of material changes since the end of our last fiscal year;

     - our taxes, including the jurisdictions in which we or our subsidiaries are required to pay taxes and all tax returns required to be filed;

     - real property used by us in connection with our business;

     - assets used by us in connection with our business;

     - descriptions of all of our existing projects with respect to the contracts to be assumed by Acquisition Company;

     - litigation that is material to our business;

     - contracts, including the contracts to be assumed by Acquisition Company, that are material to the operation of our business, including certain oral modifications to the terms of such contracts;

     - the truthfulness and completeness of the information provided in this proxy statement as well as its conformance with the requirements of the Exchange Act;

     - employee benefit plans;

     - labor and employment matters;

     - environmental matters and compliance;

     - intellectual property;

     - the existence of any brokers;

     - insurance policies;

     - notes and accounts receivable;

     - transactions with affiliates;

     - the absence of any existing discussions with any other party with respect to a proposal to acquire our assets;

     - the absence of any shareholder's rights agreement that would limit or impair the ability of Acquisition Company to purchase, or become the direct or indirect beneficial owner of, shares of our common stock or any other equity or debt securities;

     - our major suppliers and customers;

     - licenses and permits material to our business;

     - certain contracts or agreements relating to the business of Phoenix International A.P. Limited New Zealand; and

     - the truthfulness of the representations and warranties made by us in the asset purchase agreement.

     Article 4 of the asset purchase agreement contains representations and warranties made by London Bridge and Acquisition Company to us related to, among other things:

     - their corporate organization and similar corporate matters;

     - their authorization to execute and perform, and the enforceability of, the asset purchase agreement;

     - the absence of any conflict caused by their execution and performance of the asset purchase agreement;

     - government approvals and filings;

     - the truthfulness and completeness of the information provided by them to us in this proxy statement; and

     - the absence of any brokers.

  Indemnification

     Under Article 9 of the asset purchase agreement, we have agreed to indemnify Acquisition Company and its affiliates from and against all losses, damages, claims and expenses incurred in connection with, arising out of or related to:

     - liabilities that were not assumed by Acquisition Company;

     - any breach or inaccuracy of any representation or warranty made by us in the asset purchase agreement or any related agreements or documents;

     - any breach of any covenant, agreement or undertaking made by us in or pursuant to the asset purchase agreement or any related agreements or documents;

     - any fraud, willful misconduct or bad faith by us in connection with the asset purchase agreement or any related agreements or documents;

     - any violation of any environmental law that arises out of or relates to
       (i) any act or omission by us or (ii) the ownership, use, control or operation, on or prior to the closing of the asset sale, of the real property or any other property used in our business (whether currently or previously owned or leased by us);

     - any liability or obligation relating to litigation relating to us, our officers, directors, employees or affiliates which relates to matters or events occurring prior to the closing of the asset sale;

     - non-compliance by the parties with any applicable bulk sales legislation; or

     - any inaccuracy, misstatement or omission given in our disclosure letter delivered to Acquisition Company as part of the asset purchase agreement, specifically relating to information regarding our existing projects, with respect to which inaccuracies, misstatements or omissions, we knew or should reasonably have known after due inquiry at the time such statements were delivered to Acquisition Company.

     Acquisition Company has agreed that it will not make a claim against us for indemnification after September 30, 2001. In addition, Acquisition Company will not make an indemnification claim with respect to indemnification obligations arising out of breaches of representations and warranties, any breach of a covenant or agreement, a violation of any environmental law or an inaccuracy, misstatement or omission related to our existing projects, (a) unless the loss incurred with respect thereto exceeds $10,000 and (b) until the aggregate amount of all losses greater than $10,000 exceeds $150,000. In no event will the limitations described in the preceding sentence apply to indemnification claims for unpaid software license fees. In the event the amount of losses exceeds $150,000, Acquisition Company may claim indemnification, subject to certain exceptions, for losses in excess of $100,000 but in no event greater than the aggregate amount held in escrow under the terms of the escrow agreement.

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

     Acquisition Company has agreed to indemnify us and our affiliates from and against all losses, damages, claims and expenses incurred in connection with, arising out of or incident to:

     - Acquisition Company's failure to perform, discharge or satisfy any of the liabilities it has assumed under the asset purchase agreement;

     - any breach or inaccuracy of any representation or warranty made by Acquisition Company in the asset purchase agreement or in any of the related agreements or documents;

     - any breach of any covenant, agreement or undertaking made by Acquisition Company in the asset purchase agreement or in any related agreements or documents; or

     - any fraud, willful misconduct or bad faith of Acquisition Company in connection with the asset purchase agreement or any related agreements or documents.

  Conditions to Closing the Asset Sale

     The obligation of each of the parties to the asset purchase agreement to consummate the asset sale is subject to the satisfaction or waiver of specified conditions before the closing of the asset sale, including the following:

     - The absence of any instituted, pending or threatened investigation or proceeding by any governmental entity, or any other person before any governmental entity, that is seeking to delay, prohibit or limit the asset sale and that is reasonably likely to be determined adversely to us or Acquisition Company;

     - The absence of any injunction or similar action, or any consent or approval withheld with respect to, the asset sale by any governmental entity that, in the reasonable judgment of Acquisition Company, may result in the delaying, prohibiting or limiting of the asset sale;

     - The receipt of all consents from any governmental entity that is required in connection with the execution and performance of the asset purchase agreement, except where the failure to have obtained or made any such consent would not have a material adverse effect on our business;

     - The expiration or termination of all applicable waiting periods under the HSR Act;

     - The approval and adoption of the asset purchase agreement and the asset sale by our shareholders, as required by the Florida Business Corporation Act, our articles of incorporation and our bylaws; and

     - The final agreement between Acquisition Company and us as to (1) the amount of our working capital as of the date of the asset purchase agreement and (2) the allocation of the purchase price with respect to the assets assumed by Acquisition Company.

     Our obligation to consummate the asset sale is subject to the satisfaction or waiver of specified conditions before the closing of the asset sale, including the following:

     - there shall not exist inaccuracies in the representations and warranties of Acquisition Company such that the aggregate effect of such inaccuracies has or may be reasonably likely to prevent or materially delay the performance by Acquisition Company of its obligations under the asset purchase agreement or the closing of the asset sale, and the delivery of a certificate to us by an authorized officer of Acquisition Company confirming that such condition has been met;

     - Acquisition Company having performed in all material respects all covenants and agreements required to be performed by Acquisition Company prior to or on the closing of the asset sale and the delivery of a certificate to us by an authorized officer of Acquisition Company confirming that such condition has been met; and

     - the delivery to us of (a) documents evidencing the assumption by Acquisition Company of certain licenses, contracts and liabilities; (b) a copy of the resolutions of Acquisition Company's board of directors which relate to the asset sale and a certificate evidencing that such resolutions were duly adopted and are in effect; (c) the escrow agreement and (d) all other documents required of Acquisition Company pursuant to the asset purchase agreement.

     Acquisition Company's obligation to consummate the asset sale is subject to the satisfaction or the waiver of specified conditions before the closing of the asset sale, including the following:

     - the absence of any inaccuracies or omissions in our representations and warranties such that the aggregate effect of such inaccuracies or omissions has a material adverse effect in excess of $2,000,000 as of the closing of the asset sale and the delivery of a certificate to Acquisition Company by one of our authorized officers confirming that such condition has been met;

     - the absence of any material inaccuracies or omissions in certain of our representations and warranties relating to our existing projects, litigation, material contracts, information contained in this proxy statement, employee benefit plans, labor and employment matters, intellectual property or documents relating to materials we have provided to London Bridge and Acquisition Company relating to our New Zealand subsidiary and the delivery of a certificate to Acquisition Company by one of our authorized officers confirming that such condition has been met;

     - our having performed and satisfied in all material respects all covenants and agreements required to be performed by us prior to or on the closing of the asset sale and the delivery of a certificate to Acquisition Company by one of our authorized officers confirming that such condition has been met;

     - the absence of any material adverse change or a development likely to result in a material adverse change in our business or the assets and liabilities to be assumed by Acquisition Company pursuant to the asset purchase agreement;

     - receipt of all consents, or waivers, with respect to specified contracts to be assumed by Acquisition Company to the extent such contracts require such a consent;

     - the repayment in full of our indebtedness by a disbursement of a portion of the purchase price and our delivery to Acquisition Company of evidence that all liens on the assets purchased by Acquisition Company pursuant to the asset purchase agreement have been released;

     - our delivery to Acquisition Company of an estoppel or a consent, as applicable, from the landlords of each parcel of real property leased by us;

     - receipt of an opinion from our outside counsel as to matters specified in the asset purchase agreement;

     - the delivery to Acquisition Company of certain instruments and documentation transferring to Acquisition Company all right, title, and interest in the assets to be assumed by Acquisition Company under the asset purchase agreement as well as possession of: (a) those assets to be assumed; (b) documents evidencing the assignment of the contracts and licenses to be assumed by Acquisition Company; (c) a copy of the resolutions of our board of directors which relate to the asset sale and a certificate evidencing that such resolutions were duly adopted and are in effect; (d) the Escrow Agreement and (e) all other documents required of us pursuant to the asset purchase agreement;

     - Acquisition Company and certain individuals entering into confidentiality agreements described in the asset purchase agreement; and

     - the resolution of the class action lawsuit, subject only to court approval.

  Termination of the Asset Purchase Agreement

     The asset purchase agreement may be terminated at any time at or prior to the closing of the asset sale:

     - by mutual written consent;

     - by Acquisition Company or us if any court of competent jurisdiction or other governmental entity shall have taken any action permanently restraining, enjoining or otherwise prohibiting the asset sale and such action shall have become final, so long as the party terminating the asset purchase agreement uses all commercially reasonable efforts to have such order, decree, ruling or action vacated;

     - by Acquisition Company or us if the asset sale has not been consummated on or before March 31, 2001, except that a party whose failure to fulfill any obligation under the asset purchase agreement has been the primary cause of, or resulted in, the failure to timely consummate the asset sale will not have the right to terminate the agreement for this reason;

     - by Acquisition Company or us if the asset purchase agreement and the asset sale shall fail to be approved and adopted by our shareholders at the special meeting;

     - by Acquisition Company if our board of directors (i) withdraws or modifies, in a manner adverse to Acquisition Company, its approval or recommendation of the asset purchase agreement or the asset sale, (ii) endorses, approves, recommends, or causes us to enter into an agreement with respect to, another business combination proposal or shall have publicly proposed to do any of the foregoing;

     - by Acquisition Company, if (i) any of the conditions to the obligation of Acquisition Company to complete the asset sale as set forth in the asset purchase agreement become incapable of fulfillment and are not waived by Acquisition Company or (ii) we breach any of our representations or warranties which breach would give rise to the failure of a condition required to be satisfied by us or breach in any material respect any of our covenants or other obligations under the asset purchase agreement and such breach shall not have been cured in all material respects or waived by Acquisition Company within 20 days of our receiving notice from Acquisition Company with respect thereto;

     - by Acquisition Company, if (i) more than 20% of the employees of us and our subsidiaries or (ii) more than 50% of the employees of us or our subsidiaries in any individual department, as of the date of the asset purchase agreement terminate, or announce the termination of, their employment with us or such subsidiary or their employment is terminated by us or such subsidiary prior to the date of the closing of the asset sale and in the case of (i) and (ii) such terminations materially impact our ability, or the ability of the subsidiary, to meet customer obligations with respect to sales, support, development, installation, implementation or maintenance;

     - by us, if (i) any of the conditions of Acquisition Company set forth in the asset purchase agreement shall have become incapable of fulfillment and are not waived by us or (ii) Acquisition Company breaches any of its representations or warranties which breach would give rise to the failure of a condition required to be satisfied by Acquisition Company or breaches in any material respect any of its obligations hereunder and such breach shall not have been cured in all material respects or waived by us within 20 days of Acquisition Company receiving notice from us with respect thereto; or

     - by us, if our board of directors (i) withdraws or modifies in a manner adverse to London Bridge or Acquisition Company its approval or recommendation of the asset sale or the asset purchase agreement or (ii) endorses, approves or recommends another proposal or enters into an agreement with respect to a business combination proposal that is superior to the proposal of Acquisition Company.

  Termination Fee

     We will be required to pay Acquisition Company a termination fee of $2,000,000 if:

     - Acquisition Company terminates the asset purchase agreement because our board of directors withdraws or modifies its recommendation to our shareholders or endorses, approves, recommends, or causes us to enter into an agreement with respect to, another business combination proposal; or

     - our shareholders fail to approve the asset purchase agreement and the asset sale after an alternative business combination proposal has been publicly announced; or

     - we enter into an agreement with respect to, or consummate, an alternative business combination transaction within one year after the termination of the asset purchase agreement, unless the asset purchase agreement was terminated (1) by mutual consent, (2) because of governmental actions or

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

       proceedings (3) by a failure to consummate the asset sale prior to March 31, 2001 or (4) because Acquisition Company fails to satisfy specified conditions to closing.

  Covenants

     Pursuant to the asset purchase agreement, we have agreed to take or refrain from taking certain actions prior to the closing of the asset sale without the prior consent of Acquisition Company. These covenants are typical of transactions like those contemplated by the asset purchase agreement. First, we have agreed to conduct our business in a manner that is consistent with our past business practices, to preserve our business organizations, and to maintain our current business relationships and comply with all laws that are applicable to our business. Additionally, we have agreed not to take specified actions with respect to our capital stock, including declaring dividends, repurchasing shares of our capital stock, issuing shares of capital stock (unless pursuant to the exercise of a previously outstanding option or warrant) or any other security that is convertible into shares of our stock or taking any action that would result in the conditions to the closing of the asset sale not being satisfied. Finally, we have agreed that without the prior consent of Acquisition Company, we would not take any actions with respect to:

     - amending any of our governing or organizational documents;

     - creating, assuming or guaranteeing any additional indebtedness;

     - accelerating the timing of payments of our outstanding indebtedness;

     - making any loans or advances to any third party;

     - mortgaging, pledging or selling any of the assets to be assumed by Acquisition Company;

     - merging or consolidating with any other entity;

     - changing our accounting policies except in accordance with generally accepted accounting principles;

     - changing the employment terms of any of our directors or officers;

     - changing the terms of our compensation, severance and benefit plans for our employees;

     - amending or canceling, or agreeing to amend or cancel, a contract that is to be assumed by Acquisition Company;

     - entering into any contract that is the type of contract that would have been assumed by Acquisition Company under the terms of the asset purchase agreement;

     - paying, loaning or advancing any amount to, or selling, leasing any properties or assets to or entering into an agreement with any of our officers or directors or any associates or affiliates of our officers and directors;

     - forming or commencing operations of any new business;

     - making any tax election;

     - entering into any agreement or arrangement, or amending or canceling any current agreements, with respect to any purchase, sale or lease of real property;

     - settling or paying any claims, litigation or liability involving amounts in excess of $50,000;

     - entering into any customer or other third-party agreements;

     - amending or terminating any contract to be assumed by Acquisition Company under the asset purchase agreement;

     - hiring additional employees or consultants;

     - entering into any contracts requiring us to incur expenses that are in excess of the revenues of such contract; and

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

     - entering into contracts that incur expenses or costs in excess of $50,000, committing us to any contract containing provisions relating to fixed pricing, services to be conducted on other than a time and materials basis, and contracts with penalties, liquidated damages or any other onerous contractual provisions.

     In addition to these covenants made by us, the asset purchase agreement contains covenants amongst all of the parties regarding:

     - our corporation providing and furnishing Acquisition Company with certain information about our business both before and after the closing of the asset sale;

     - each party's notification obligations upon the occurrence of certain events that effect the terms of the asset purchase agreement;

     - each party taking actions that are reasonable to consummate the asset sale, including obtaining all consents from any governmental agency or third party necessary therefor;

     - the recommendations, conduct and efforts of our board of directors with regard to the asset purchase agreement and asset sale and to any proposals to acquire our assets from any third parties;

     - the meeting of our shareholders held to vote to approve the asset purchase agreement and the asset sale and the solicitation of proxies related thereto;

     - the drafting and filing of a proxy statement related to the solicitation of proxies for the meeting of our shareholders held to vote to approve the asset purchase agreement and the asset sale;

     - our corporation obtaining all necessary consents and assigning all licenses for the assumption of those assets by Acquisition Company pursuant to the asset purchase agreement;

     - each party's consulting with the other regarding the timing and content of any announcements regarding any aspect of the asset purchase agreement or asset sale;

     - actions taken by us with respect to our employees and employee benefit plans;

     - the imposition and payment of taxes related to, or arising out of, the asset sale;

     - the maintenance of our insurance plans at the request of Acquisition Company;

     - changing our corporation's name;

     - the risk of loss associated with the assets assumed by Acquisition Company and the maintenance of insurance for such assets until the closing of the asset sale;

     - certain permitted meetings to be held among representatives of Acquisition Company and us and specified current customers of ours;

     - our removing, from designated assets not purchased by Acquisition Company, all data and information with respect to rights to intellectual property and certain licensed rights acquired by Acquisition Company under the asset purchase agreement; and

     - London Bridge's unconditionally guaranteeing the performance of each of the obligations of Acquisition Company under the asset purchase agreement.

  No Solicitation

     The asset purchase agreement prohibits us from soliciting, initiating or encouraging any third party to submit any inquiries or proposals related to the acquisition of our assets or business or to participate in or encourage any discussions or negotiations with respect to such a proposal. The asset purchase agreement

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

permits us to participate in negotiations with a third party that submits an unsolicited proposal prior to the date of the special meeting so long as:

          - our board of directors, after taking the advice of independent outside legal counsel into consideration, determines in good faith that such participation is advisable for the board of directors in order for the board to comply with its fiduciary obligations to our shareholders under applicable law;

          - prior to taking such action, we receive from such person or entity an executed agreement in reasonably customary form relating to the confidentiality of information to be provided by us to such person or entity; and

          - our board of directors concludes in good faith, based upon written advice from our independent financial advisors, that the proposal is superior to the proposal of Acquisition Company.

     Under the asset purchase agreement, we must promptly provide oral and written notice to Acquisition Company of: (a) the receipt of any unsolicited proposal or any inquiry which may lead to such a proposal, (b) the material terms and conditions of the proposal, (c) the identity of the person or entity making any such proposal or inquiry and (d) our intention to furnish information to, or enter into negotiations with, such person or entity. We must continue to keep Acquisition Company informed of the status and details of any such proposal or inquiry.

  Fees and Expenses

     We and Acquisition Company are each required to pay our own legal, accounting, out-of-pocket and other expenses incident to the asset purchase agreement and to any action taken by such party in preparation for consummation of the asset sale.

USE OF PROCEEDS

     We plan to use a portion of the proceeds from the asset sale:

     - to settle liabilities of our corporation that were not assumed pursuant to the asset purchase agreement;

     - to take actions to liquidate our assets that were not sold in the asset sale; and

     - to fund transaction expenses related to the asset sale.

     The remainder of the proceeds, together with amounts received by us in connection with the foregoing, will be available for distribution to shareholders in accordance with the plan of dissolution.

THE ESCROW AGREEMENT

     An amount equal to 25% of the purchase price will be placed in an escrow account at closing pursuant to an escrow agreement among the parties. A copy of the escrow agreement is attached to this proxy statement as Annex C. The escrow agreement contains provisions governing the making of claims against, and the distribution of, the amount held in escrow.

LOAN AGREEMENT

     On October 27, 2000, we entered into a loan agreement with Acquisition Company, whereby Acquisition Company agreed to lend us up to $10,000,000 to fund our working capital requirements until the closing of the asset sale. The line of credit is secured by our intellectual property. We may not draw on the line of credit more than once in any 30-day period. Each borrowing must be a minimum of $200,000 and cannot exceed $2,000,000. Interest on the line of credit is equal to the prime rate plus 1.0%. Interest and principal are payable on maturity.

     The maturity date of the loan is the earlier of (i) the closing of the asset sale, (ii) 90 days following an event of default under the terms of the loan agreement, (iii) the conversion of the outstanding amounts under the loan into shares of our common stock at the option of Acquisition Company and (iv) the termination of

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

the asset purchase agreement in accordance with its terms. The loan agreement also contains other customary representations, warranties and covenants.

     The amount that we borrow under the line of credit will be repaid at the closing of the asset sale by application of a credit equal to any negative adjustment to the purchase price resulting from borrowings in excess of a permitted amount and the amount of the permitted borrowings.

RESELLER AGREEMENT

     Under the reseller agreement, we have granted London Bridge the right to market and license the Phoenix System worldwide, except for areas in Africa and the Middle East where we have other exclusive arrangements. For all new license contracts entered into under this reseller agreement between October 25, 2000 and the closing of the asset sale, we will receive a credit on the working capital purchase price adjustment of 1/3 of the license fees up to $4 million in the aggregate recognizable under such contracts. For license fees in excess of $4 million, we will receive 50% of all cash proceeds received from such customers. We will be responsible for the provision of all professional services and customer support under such contracts, and the fees for such services will be charged at our standard rates. We will receive 80% of all professional services fees under such contracts, and London Bridge will receive 20% of such fees. We will receive 75% of all customer support fees, and London Bridge will receive 25% of such fees.

     If the asset sale does not close and the asset purchase agreement is terminated, we will have the right to terminate the reseller agreement and all customers obtained by London Bridge pursuant to the reseller agreement will have the right to have their contracts assigned to us from London Bridge. Further, London Bridge will be obligated to remit to us 70% of all cash proceeds received from such customers prior to the date of the termination.

     Under the reseller agreement, we have deposited our source code in escrow. London Bridge will be entitled to obtain our source code to support its customers if we fail to provide such support or become insolvent.

ACCOUNTING TREATMENT OF THE ASSET SALE

     The asset sale will be accounted for as a sale of assets transaction.

                    PROPOSAL 2: CHANGE OF THE COMPANY'S NAME

     At the meeting of our board of directors on November 19, 2000, the directors present voted unanimously to approve an amendment to Article I of our Articles of Incorporation to change our corporation's name to "Sphinx International, Inc." (or, if that name is not available, to another name acceptable to us and London Bridge). If approved by the shareholders, Article I of our Articles of Incorporation will be amended to provide as follows:

        "The name of the Corporation is 'Sphinx International, Inc.' The principal office of the Corporation is 500 International Parkway, Heathrow, Florida 32746."

     Pursuant to the asset purchase agreement, we have agreed to change our corporate name to remove any reference to the name "Phoenix" or any other trade name used in our business. The name change will take effect simultaneous with, and is conditioned upon, the closing of the asset sale. In conjunction with the change of our name, we have agreed:

     - to file in all jurisdictions in which we are qualified to do business any documents necessary to reflect our name change or to terminate our qualification to do business therein and

     - at or prior to the closing of the asset sale, to execute and deliver to Acquisition Company all consents related to such change of name as may be requested by Acquisition Company.

     Our Articles of Incorporation may only be amended by the affirmative vote of the holders of 66 2/3% of our outstanding common stock; therefore, we must obtain shareholder approval. If this amendment is adopted, shareholders will not be required to exchange outstanding stock certificates for new certificates.

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

     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AMEND ARTICLE I OF OUR ARTICLES OF INCORPORATION TO CHANGE OUR CORPORATION'S NAME FROM "PHOENIX INTERNATIONAL LTD., INC." TO "SPHINX INTERNATIONAL, INC." (OR, IF THAT NAME IS NOT AVAILABLE, TO ANOTHER NAME ACCEPTABLE TO US AND LONDON BRIDGE).

                        PROPOSAL 3: PLAN OF DISSOLUTION

     Our board of directors unanimously approved the proposed liquidation and plan of dissolution on November 19, 2000, subject to the approval of the shareholders at the special meeting.

     The plan of dissolution provides that upon its approval by the shareholders, the board of directors, without further action by the shareholders, may (a) dissolve our corporation, (b) liquidate our assets, (c) pay, or provide for the payment of, any remaining, legally enforceable obligations of our corporation, and (d) distribute any remaining assets to the shareholders. Our Articles of Incorporation require the affirmative vote of the holders of two-thirds, or 66 2/3%, of our outstanding common stock to approve the plan of dissolution.

BACKGROUND AND REASONS FOR THE DISSOLUTION

     For the nine months ended September 30, 2000, we sustained a net loss of more than $17 million and in the year ended December 31, 1999, we sustained a net loss of more than $16 million. We have sustained net losses in each year of our existence except the year ended December 31, 1996, during which we generated net income of approximately $900,000. During 2000, our employee head count has been reduced through both our workforce downsizing and by unplanned employee attrition. We have closed only eight new contracts for the provision of our core banking solution in the first nine months of 2000, as compared to 13 in the first nine months of 1999, and 29 in the first nine months of 1998. These eight contracts were signed in the first half of 2000, and no new contracts have been signed since June 30, 2000. These and other factors led the board of directors to enter into the asset purchase agreement and to propose that our corporation be dissolved and liquidated.

     After an extensive exploration and evaluation of various strategic alternatives that would protect the rights of creditors and enhance shareholder value, the board of directors adopted a resolution approving the implementation of the plan of dissolution. The board of directors believes that the dissolution and liquidation of our corporation would protect our creditors and preserve shareholder value and is in the best interests of our corporation and our shareholders.

REASONS FOR THE DISSOLUTION; RECOMMENDATION OF OUR BOARD OF DIRECTORS

     Following the closing of the asset sale, our corporation would have few of the resources necessary to conduct active business operations. While we would have cash and a few non-operating assets, we would have no employees, other than some of our officers, and no equipment or facilities except those necessary to administer the dissolution and liquidation of our corporation.

     If the asset sale is not closed, we will have an immediate and critical need for additional capital in order to repay all amounts owing to Acquisition Company under the line of credit and otherwise operate our business. It is unlikely that sufficient additional capital could be raised on terms more favorable than the asset sale, if at all, or in sufficient time to avoid a default under the line of credit. Upon a default under the line of credit and expiration of a 90-day standstill period, Acquisition Company would have the right to foreclose on the collateral for the line of credit. All of our intellectual property, including the Phoenix System and other software and know-how, is pledged to Acquisition Company as collateral to secure the line of credit. In the event of such a foreclosure, we would be unable to continue our core business, which is built on the Phoenix System.

     Thus, whether or not the asset sale closes, we will likely not have the ability to continue our existing operations. Our board of directors believes it is not feasible at this time to plan to enter into a new line of

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

business and that attempting to do so might jeopardize the assets that can be made available to our creditors and shareholders through dissolution of our corporation.

     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE PLAN OF DISSOLUTION AND THE TRANSACTIONS CONTEMPLATED THEREBY.

DESCRIPTION OF THE PLAN OF DISSOLUTION

     Certain material features of the plan of dissolution are summarized below. This summary is qualified in its entirety by reference to the complete text of the plan of dissolution and the relevant portions of the Florida Business Corporation Act. A complete copy of the plan of dissolution is attached to this proxy statement as Annex B. Shareholders should carefully read the plan of dissolution in its entirety.

DISSOLUTION AND LIQUIDATION PROCEDURE

     Following approval of the plan of dissolution by the holders of two-thirds, or 66 2/3%, of our outstanding common stock, we will file articles of dissolution with the Department of State of the State of Florida. The dissolution will be effective on the effective date of such articles.

     Once the articles of dissolution are filed and the plan of dissolution is effective, the steps taken to wind up our affairs as described below will be completed at such times as the board of directors, in its absolute discretion, deems necessary, appropriate, or advisable to maximize the value of our assets upon liquidation but such steps may not be delayed longer than is permitted by applicable law.

REVOCATION OF THE PLAN OF DISSOLUTION

     The plan of dissolution provides that it may be revoked by our board of directors. Under the Florida Business Corporation Act, any revocation must occur within 120 days following the effective date of the articles of dissolution. By approving the plan of dissolution, shareholders will also be granting the board of directors the authority, notwithstanding the shareholder approval of the plan of dissolution, to abandon the plan of dissolution without further shareholder action, if our board of directors determines that dissolution and liquidation are not in the best interests of our corporation and our shareholders.

CONDUCT OF OUR CORPORATION FOLLOWING THE DISSOLUTION

     Once our articles of dissolution are filed and effective, we will cease to exist for the purpose of continuing our business, but will nevertheless continue, for a term of three years for the purpose of winding up our affairs. During this time, we will undertake the following tasks:

     - settle and close our business;

     - convert to cash, by sales, as much of our remaining non-cash assets as possible;

     - withdraw from any jurisdiction where we are qualified to do business;

     - pay or make provision for the payment of all of our expenses and liabilities;

     - prosecute and defend lawsuits, if any;

     - distribute our remaining assets, which should be primarily cash, but which may consist of other financial assets, to the shareholders; and

     - do any other act necessary to wind up and liquidate our business and affairs.

     Our board of directors and our remaining officers will oversee our dissolution and liquidation.

SALE OF REMAINING ASSETS

     The plan of dissolution gives the board of directors, to the fullest extent permitted by law, the authority to sell all of our assets. Accordingly, shareholder approval of the plan of dissolution will constitute, to the fullest

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extent permitted by law, approval of our sale of any and all of our remaining assets, on such terms and conditions as our board of directors, in its absolute discretion and without further shareholder approval, may determine. Notwithstanding the separate approval our board of directors is seeking at the special meeting for the asset sale, our board of directors will have the authority to sell all of our assets in alternate transactions pursuant to shareholder approval of the plan of dissolution, without further shareholder action or approval, even if the shareholders fail to approve the asset sale or the asset sale is not consummated as contemplated.

PAYMENT OF CLAIMS AND OBLIGATIONS

     In accordance with Section 607.1406 of the Florida Business Corporation Act, before distributing any assets to shareholders, we will pay and discharge, or make provisions as will be reasonably likely to provide sufficient compensation for, the following:

     - all claims and obligations, including all contingent, conditional, or unmatured contractual claims known to our corporation;

     - any claim against our corporation which is the subject of a pending action, suit, or proceeding to which our corporation is a party; and

     - claims that have not been made known to us or that have not arisen, but that, based on facts known to us, are likely to arise or become known to our corporation after the certificate of dissolution becomes effective.

DISTRIBUTIONS TO SHAREHOLDERS

     Claims, liabilities, and expenses from operations, including operating costs, salaries, income taxes, payroll and local taxes, and miscellaneous office expenses, will continue to occur following approval of the plan of dissolution. We anticipate that expenses for professional fees and other expenses of liquidation will be significant. These expenses will reduce the amount of assets available for ultimate distribution to shareholders.

     Before making any distribution to shareholders, the board of directors must first make adequate provision for the payment, satisfaction, and discharge of all known, unascertained, or contingent debts and liabilities, including costs and expenses incurred and anticipated to be incurred in connection with the sale of any assets remaining after the dissolution.

     Our board of directors will determine, in its sole discretion and in accordance with applicable law, the timing of, the amount, the kind of, and the record date for any distribution made to shareholders. Liquidating distributions will be made to shareholders on a pro rata basis. We are not required to pay all of our liabilities and obligations prior to making distributions to shareholders, but instead, will reserve assets in a contingency reserve deemed by management and our board of directors to be adequate to provide for such liabilities and obligations when due. Although our board of directors has not established a firm timetable for any distribution to shareholders, after the dissolution has become effective, the board of directors will, subject to exigencies inherent in winding up our business, make a final distribution as promptly as practicable.

     Uncertainties as to the precise net value of our assets and the ultimate amount of our liabilities make it impossible to predict with certainty the aggregate net amount that will ultimately be distributed to shareholders or the timing of any distribution. We intend to make a distribution to holders of our common stock in the first quarter of 2001, followed by subsequent distributions after the release of funds from escrow under the asset purchase agreement and the conversion to cash of other assets after the initial distribution. No assurances can be given, however, as to the ultimate amounts to be distributed, or the timing of any distributions.

     Shareholders should not send their stock certificates with the enclosed proxy. Following our dissolution, shareholders will be sent additional instructions for receiving distributions.

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

LIQUIDATION TRUST

     If deemed advisable by our board of directors for any reason, we may, following dissolution, transfer any of our assets to a trust established for the benefit of shareholders, subject to the claims of creditors. Thereafter, these assets will be sold or distributed on terms approved by the trustees. In any event, if all of our assets have not otherwise been distributed within three years after dissolution, we will transfer all of our remaining assets to the liquidating trust. Our board of directors is authorized to appoint one or more trustees of the liquidating trust and to cause our corporation to enter into a liquidating trust agreement with the trustee(s) on such terms and conditions as may be approved by our board of directors. Shareholder approval of the plan of dissolution will also constitute approval of any such appointment and any liquidating trust agreement.

CONTINUING LIABILITY OF SHAREHOLDERS AFTER DISSOLUTION

     Following our dissolution and liquidation, it is possible that some claims may still exist that could be asserted against our corporation. Florida law provides that, if the assets of a corporation are distributed in connection with the dissolution of a corporation, a shareholder may be liable for claim(s) against the corporation. In such event, a shareholder's potential liability for any such claim against our corporation would be limited to the lesser of (a) the shareholder's pro rata share of such claim or (b) the actual amount distributed to the shareholder in connection with the dissolution.

     An individual shareholder's total liability for any claims against our corporation after it is dissolved will not exceed the amount actually distributed to that shareholder in the dissolution.

REGULATORY MATTERS

     Except for our filing of the certificate of dissolution with the Department of State of the State of Florida, we are not subject to any federal or state regulatory requirements nor are we required to obtain any federal or state approval in order to consummate the dissolution.

ACCOUNTING TREATMENT

     Upon our dissolution, we will change our basis of accounting from the going-concern basis to the liquidation basis. Under the liquidation basis of accounting, assets are stated at their estimated net realizable values and liabilities are stated at their anticipated settlement amounts. Recorded liabilities will include the estimated costs associated with carrying out the plan of liquidation. For periodic reporting, a statement of net assets in liquidation will summarize the liquidation value per outstanding share of common stock. Valuations presented in the statement will represent management's estimates, based on present facts and circumstances, of the net realizable values of assets and costs required to carry out the plan of liquidation.

     The valuation of assets and liabilities will necessarily require many estimates and assumptions, and there will be substantial uncertainties in carrying out the provisions of the plan of liquidation. Ultimate values of assets and settlement amounts for liabilities are expected to differ from estimates recorded in interim statements.

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                 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes certain material U.S. federal income tax consequences that may result from the asset sale by our corporation and the dissolution and liquidation of our corporation pursuant to the plan of dissolution. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated under the Code, judicial decisions, and administrative rulings as of the date of this proxy statement, all of which are subject to change or differing interpretations, including changes and interpretations with retroactive effect. The discussion below does not address all U.S. federal income tax consequences nor any state, local or foreign tax consequences of the asset sale by our corporation or our liquidation. Shareholders subject to special treatment, including dealers in securities or foreign currency, tax-exempt entities, non-U.S. shareholders, banks, thrifts, insurance companies, persons that hold our common stock as part of a "straddle", a "hedge", a "constructive sale" transaction or a "conversion transaction," persons that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities, may be subject to special rules not discussed below. This discussion also does not address the U.S. federal income tax consequences on our shareholders that do not hold that stock as a capital asset. For purposes of the discussion below, a U.S. shareholder is a citizen or resident of the U.S.; a corporation, partnership or other entity organized under the laws of the U.S. or any political subdivision thereof; an estate whose income is subject to U.S. federal income taxation regardless of its source; or a trust if a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust. A non-U.S. shareholder is any holder that is not a U.S. shareholder.

     THIS MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES DISCUSSION IS FOR GENERAL INFORMATION ONLY AND MAY NOT ADDRESS ALL TAX CONSIDERATIONS THAT MAY BE SIGNIFICANT TO A HOLDER OF OUR COMMON STOCK. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE LIQUIDATION, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS AND CHANGES IN APPLICABLE TAX LAWS.

TAX CONSEQUENCES TO OUR CORPORATION

     We will generally recognize taxable gain or loss on the sales of our property pursuant to the asset sale. The amount of such gain or loss will be the difference between (i) our adjusted tax basis in each asset and (ii) the amount of the purchase price (including any liabilities assumed by Acquisition Company or to which the transferred asset is subject) allocated to that asset in the case of a sale, or the asset's fair market value in the case of a liquidating distribution. It is currently anticipated that the net taxable income recognized by our corporation as a result of the asset sale will not create a current regular federal income tax liability of our corporation because of our anticipated level of operating losses and expenses for the year in which the asset sale takes place. We may however be subject to the alternative minimum tax ("AMT"). Net operating loss ("NOL") carry-forwards may only be used to offset 90% of income that is subject to AMT in any year.

     After the plan of dissolution becomes effective until the liquidation is completed, we will continue to be subject to income tax on any taxable income we recognize. We will recognize gain or loss on sales of any property. In addition, upon distributions, if any, of property other than cash, to shareholders pursuant to the Plan of Dissolution, we will recognize gain or loss as if such property was sold to shareholders at its fair market value. We may discharge its liabilities at less than the face amount of such liabilities. Our discharge of liabilities, at less than face amount, may result in our realization of income to the extent of the excess of the face amount of the liabilities over the amount paid in satisfaction thereof. Any operating losses, expenses and NOL carry-forwards we have will be available to offset any taxable income we recognize. Because the amount of our taxable income and our expenses and NOLs is not yet certain, there can be no such assurance that we will not have any regular income tax or AMT, or what the amount of any regular income tax or AMT liability may be.

TAX CONSEQUENCES TO U.S. SHAREHOLDERS

     The shareholders will not recognize any gain or loss as a result of the asset sale.

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     If our corporation liquidates, a shareholder will recognize gain or loss equal to the difference between (i) the sum of the amount of cash and the fair market value of property (other than cash) distributed to such shareholder directly or to the liquidating trust on the shareholder's behalf, and (ii) such shareholder's tax basis in his shares of our common stock. A shareholder's tax basis in his shares will generally equal the shareholder's cost for his or her shares of our common stock. The gain or loss will be a capital gain or loss, assuming our stock is held as a capital asset, and will be a long term capital gain or loss if the stock has been held for more than one year. Long-term capital gains realized by shareholders that are individuals are generally subject to a 20% maximum tax rate. The tax basis of any property other than cash received by each shareholder upon the complete liquidation of our corporation will be the fair market value of the property at the time of the distribution.

     If we liquidate, shareholders may receive one or more liquidation distributions, including a deemed distribution of cash and property transferred to a liquidating trust. The amount of any distribution should be applied first to reduce a shareholder's tax basis in his shares of our stock, but not below zero. If a shareholder owns more than one block of shares of our stock, the amount of any distribution must be allocated among the several blocks of shares owned by the shareholder in the proportion that the number of shares in a particular block bears to the total number of shares owned by the shareholder. The amount of the distributions in excess of a shareholder's basis in our common stock will be gain, and should be recognized in the year that the aggregate amount of the distributions received (or transferred to a liquidating trust) exceed the shareholder's basis in its stock. If the amount of the distributions is less than the shareholder's basis in our shares of our common stock, the shareholder will generally recognize a loss in the year the final distribution is received.

     If we liquidate, we will provide shareholders and the IRS with a statement of the cash and the fair market value of any property distributed to the shareholders (or transferred to a liquidating trust) during that year as determined by our corporation, at such time and in such manner as required by the Treasury regulations.

     As noted above, we may transfer assets to a liquidating trust as part of its complete liquidation. A trust treated as a liquidating trust for tax purposes will not be subject to taxation on the receipt of a distribution of our assets, nor on the income generated by such assets. Instead, a distribution to a liquidating trust is treated as a distribution directly to shareholders. Each shareholder will be treated as receiving a liquidating distribution equal to its share of the amount of cash and the fair market value of the assets distributed to the trust. Therefore, a shareholder may recognize gain if the value of the liquidating distribution to a liquidating trust exceeds its remaining basis in its stock, although the shareholder may not receive a current distribution of cash with which to pay the resulting tax liability until a later tax year. In addition, the shareholder will be treated as the owner of the liquidating trust. Each shareholder will therefor be required to take into account its ratable share of the liquidating trust's items of income and loss when computing its own taxable income.

     If the trust established to receive liquidating distributions fails to qualify as a liquidating trust for tax purposes, the tax consequences of the transfer of assets to and from the trust will depend on the reason for the failure to qualify, but is most likely that the trust will be taxable as a corporation, rather than as a trust. If the liquidating trust is taxable as a corporation, the trust itself will be subject to tax, and the shareholders could be subject to tax both upon the receipt of the interest in the trust and the receipt of distributions to the trust. If we establish a liquidating trust, we intend to cause the trust to qualify for treatment as a liquidating trust for federal income tax purposes.

SPECIAL CONSIDERATIONS FOR NON-U.S. SHAREHOLDERS

     Generally, a non-U.S. shareholder's gain or loss from our liquidation and dissolution will be determined in the same manner as that of a U.S. shareholder. A non-U.S. shareholder should not be subject to U.S. federal income taxation on any gain or loss as a result of our liquidation unless (a) the gain is effectively connected with a U.S. trade or business of the non-U.S. shareholder,
(b) that shareholder is an individual who has been present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are satisfied, or (c) we are or have been a "U.S. real property holding corporation" or "USRPHC") for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the date of the receipt of the final liquidating distribution or the period the Non-U.S. shareholder held the common stock.

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     We do not believe we are or have been within the prescribed period a
USRPHC, for U.S. federal income tax purposes. In general, we will be treated as a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the total fair market value of its U.S. and non-U.S. real property interests and its other assets used or held in a trade or business. If we are a USRPHC, then any liquidating distributions paid to Non-U.S. Shareholders may be subject to income tax withholding at a rate of 10%.

     An individual non-U.S. shareholder described in clause (a) above will be taxed on the net gain derived from the liquidation under regular graduated U.S. federal income tax rates. An individual non-U.S. shareholder described in clause
(b) above will be subject to a flat 30% tax on the gain derived from the liquidation. If a Non-U.S. shareholder that is a foreign corporation falls under clause (a) above, it will be taxed on its gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits within the meaning of the Code for the taxable year, as adjusted for specified items, unless it qualifies for a lower rate under an applicable income tax treaty.

BACKUP WITHHOLDING

     Unless a shareholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury regulations promulgated under the Code, such shareholder may be subject to a 31% backup withholding tax with respect to any payments received pursuant to the liquidation. Backup withholding generally will not apply to payments made to certain exempt recipients such as a corporation or financial institution or to a shareholder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information. If backup withholding applies, the amount withheld is not an additional tax, but is credited against that shareholder's U.S. federal income tax liability.

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                             DESCRIPTION OF PHOENIX

GENERAL

     We provide highly adaptable, enterprise-wide client/server application software and related services to the financial services industry. Our flagship product, the Phoenix System(TM), is a fully integrated processing solution that manages financial institutions' retail and wholesale operations in an open-system environment. We offer the Phoenix System to financial institutions around the world along with our trade finance and global payments software products and a full suite of professional and systems integration services. Our market in the United States includes new, or "de novo," financial institutions and existing institutions with assets up to $3 billion. Internationally, we focus on retail-oriented institutions in Africa, the Asia-Pacific region, Europe, Central and South America, and the Middle East that have up to 300 branches and/or up to 2 million accounts. As of September 30, 2000, our client base included over 134 institutions in 31 countries.

     Our Chairman of the Board and Chief Executive Officer, Bahram Yusefzadeh, has 31 years of experience in the banking software industry, and our senior management team has over 190 combined years of experience in the banking software and financial services industry. Mr. Yusefzadeh founded our corporation to develop and market a new generation of integrated banking software applications using client/server technology capable of replacing less flexible and technologically dated "legacy" systems. To develop the Phoenix System, we have combined:

     - our management's extensive experience with banking and banking software systems;

     - input from a consortium of financial institutions; and

     - advances in client/server and e-commerce technology.

     We have formed alliances with U.S. and international financial institutions and technology and service providers to further develop, enhance and expand the Phoenix System and its capabilities for all of our markets.

INDUSTRY BACKGROUND

     Many financial institutions employ computer systems for their core processing needs that are based on older "legacy" computer architecture. These legacy systems were originally developed to operate on large mainframe and mid-range computers. Like these legacy systems, the Phoenix System supports all of the core areas of financial institution data processing, including: system administration; processing of accounts, loans, and deposits; nightly processing; general ledger; budgeting; teller functions; and holding company accounting. Although some modified legacy systems have introduced newer technologies to make them easier to use, increase data storage, and provide more flexible access to data, these systems generally are limited because they are based on decades-old architecture which does not allow full integration of available data. Without such integration, the information provided by these modified legacy systems generally is neither complete nor readily accessible to the user. Thus, we believe that financial institutions using legacy-based systems are at a competitive disadvantage to those using more modern and open architectures, such as client/server based systems like the Phoenix System.

     In recent years, the competitive landscape of the financial services industry has changed dramatically. Financial institutions now compete directly with diversified non-financial institution financial service providers, including insurance companies and investment banks. Financial institutions, like other businesses, face pressure and challenges to do things faster, more efficiently, and more profitably. Recent developments such as the rapid acceptance and use of electronic commerce have further elevated customer expectations of convenient access to a full suite of financial services. In order to stay competitive, we believe that financial institutions must have easy access to detailed information about their institution and their customers in order to effectively develop and market profitable products and services and expand their relationships with their customers. The Phoenix System provides such access and a consolidated presentation of each customer's total relationship with the financial institution.

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     We believe that client/server computing makes possible the development of powerful applications capable of addressing enterprise-wide business problems in a flexible and cost-effective manner. The client/server model consists of a centrally located "server" or group of "servers" which are responsible for data storage and account and system processing, and remote PC-based workstation "clients" which are connected to the servers through an enterprise-wide network and which are used to enter, change, manipulate and analyze the institution's data. Because of this allocation of functions, a client/server system is scalable, meaning that its responsiveness and capacity can be increased by upgrading the server or replacing it with a more powerful model. Client/server systems also offer the level of data integrity and security that financial institutions require because access to information can be controlled by server-based relational database management systems.

     Due to the recent and rapid developments in banking software technology and e-commerce and the demand for easy access to an institution's data, we believe that an increasing number of U.S. and international financial institutions are re-evaluating the functionality of their current software and hardware systems and will be looking for alternative systems which can improve their performance and increase their flexibility and functionality. We created the Phoenix System to help these financial institutions meet their needs.

THE PHOENIX SOLUTION

     The Phoenix System allows financial institutions to integrate their customer and account data in a comprehensive management information system. This system is readily accessible throughout the entire institution, can be modified to suit the particular needs of each institution, and is easily interfaced with other products. We believe that the Phoenix System is easy to use, simple to learn, and that it can enable a financial institution to provide higher quality customer service with reduced operating and training costs. Unlike some legacy systems, the Phoenix System is an integrated system that provides advantages in three critical areas: customer relationship management, management decision support, and financial product development. Due to its inherent structure, the Phoenix System is flexible and scalable, stores dates and performs calculations using four-digit years, and allows financial institutions to take advantage of many emerging technologies relatively easily and cost efficiently. In addition, when used in conjunction with our trade finance product and our third party treasury product, the Phoenix System provides an integrated "universal" banking system for international clients.

     Advanced Technology. The Phoenix System operates in an "open systems" environment using a graphical user interface, modern relational database technology and nonproprietary hardware and software components. The Phoenix System divides core processing functions among seven discrete but integrated software modules:

- system administration                          - holding company financial statements
- account processing                             - executive information system
- nightly processing                             - budgeting
- teller system

The core applications of the Phoenix System include:

     - account processing for deposits and loans;

     - a self-balancing general ledger system;

     - full on-line transaction processing capabilities; and

     - a comprehensive set of access controls.

     Because of the Phoenix System's architecture and features, account processing can be customized to provide an analysis-based approach tailored to each institution's products and services. The ledger system supports both batch and on-line memo post transaction processing functions, and includes multi-currency functionality in some international versions. The on-line processor allows users to post on-line transactions to any account in the Phoenix System, some of which can be accomplished in real time. Finally, the access control system allows an institution to restrict access to different levels of information, allowing the institution
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to limit transactional activity, implement logging activities for audit purposes and combine connections with an interactive context sensitive on-line help system.

     Financial Product Development. The Phoenix System allows a financial institution to quickly develop, deliver and process new financial products and services. Each product can be as simple or as sophisticated as an institution's customers and competition demand. In the Phoenix System, financial product development is parameter-driven, meaning that institutions can design products and services by simply selecting product features from a variety of options. An institution can develop several kinds of new financial products rapidly without significant technical programming or support personnel. In addition, the Phoenix System allows institutions to analyze the profitability of both individual loans and customer relationships and broad categories of customers. Institutions can also perform "what if" calculations to model the financial impact of new products and services based upon information maintained on the Phoenix System.

     Customer Relationship Management. The Phoenix System places a structural emphasis on managing customer relationships, allowing an institution to pursue a more personalized approach to its products and services. Our Relationship Information Management system, or "RIM", integrates a customer's account data, transactional activity, financial data from third party financial applications, marketing information, relationships with other customers and accounts, financial statements and other types of information in order to present each customer's total relationship portfolio in one place. The RIM benefits an institution by providing its management with critical assistance in managing, tracking and analyzing the financial condition, profitability, creditworthiness and overall relationship with each customer and groups of customers. The RIM includes the following features:

     - Marketing and Other Personal Information. The RIM tracks a range of personal information, such as employment history, homeownership status, other credit providers and other bank accounts.

     - On-line Financial Statements and Portfolios. The RIM maintains information regarding a customer's assets, liabilities, income, expenses and net worth, and can provide cash flow analysis.

     - Extensive Customer Relationship Tracking. The RIM can track relationships between customers, groups of customers, accounts and groups of accounts.

     - Customer-Based Statements. The RIM enables the Phoenix System to allow customer statements to be customized to contain an unlimited number of accounts, and each statement can be configured to show summary information, detailed account information, or both summary and detailed account information.

     - Integrated Signature, Photograph and Document Imaging. The RIM provides on-line images of a customer's signature card and personal photograph and can store and display images including images of loan collateral, other assets, Social Security cards and drivers' licenses.

     - Flexible Inquiry Capability. The RIM allows users to progress through increasingly detailed levels of information, enabling thorough and quick research of customer inquiries without having to enter arcane codes or search through voluminous printed reports.

     - Third Party Information. The RIM is able to integrate the data existing in the RIM with data from external and third party software and service providers, including information on trust, brokerage, insurance and credit card accounts.

     Management Decision Support. The Phoenix System provides a financial institution's executives with the following functions:

     - a fully integrated general ledger;

     - a broad suite of standard reports augmented by an ad hoc reporting capability;

     - an integrated set of budgeting templates; and

     - customer and account profitability analysis.

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     The Phoenix System's executive information system, or "EIS", allows senior executives to track performance and model the effect of business strategies and changes in market conditions on their financial institution. The EIS takes into account both the relationship of a particular indicator to other related categories of information, as well as the trends for that indicator over time. In addition, the EIS provides an institution with statistical measures of product penetration, profitability and performance.

     Future Development Plans. Future development of our product will be controlled by London Bridge if the asset sale is completed. If the asset sale is not completed, we will be forced to significantly reduce our future development plans to reduce expenses. Without significant additional capital investment, we will not be able to engage in further significant development.

STRATEGY

     Our primary objective is to advance our position as a leading provider of enterprise-wide client/server application software for the financial services industry worldwide by pursuing the following strategies:

          Maintain and Extend Technology Leadership. In 1998, 1999 and 2000, we delivered significant upgrades in the U.S. and international versions of the Phoenix System. The Phoenix System runs on both the Unix and Windows NT operating systems, and in conjunction with the Sybase and Microsoft SQL Server database management systems. The system is 32-bit enabled and runs on hardware platforms from leading suppliers in the world, including IBM(R), Unisys(R), Sun Microsystems(R), Compaq(R), and Hewlett-Packard(R), among others. Most recently, we introduced significant performance improvements to manage the more demanding processing needs of larger financial institutions and multiple institutions processed in a service bureau environment. We intend to continue to commit substantial resources to maintain and extend our technological leadership. However, in light of our cash position and operating losses, the amount of resources committed to this effort will be significantly less than our prior levels. Following the closing of the asset sale, London Bridge will direct further development efforts with respect to our products. If the asset sale is not completed, we will be forced to significantly reduce our future development plans to reduce expenses. Without significant additional capital investment, we will not be able to engage in further significant development.

          U.S. Distribution. We market our products through direct sales and implementation forces in key geographic locations and through strategic sales and marketing relationships. Our U.S. client base now includes clients in 29 states. As discussed in more detail below, we have also entered the application service provider business in the United States, which allows financial institutions to outsource the maintenance and operation of the Phoenix System to our remote service centers, as opposed to running the system themselves "in-house." This capability will allow us to market the Phoenix System to a large number of financial institutions which prefer to outsource their processing operations, a market which we have not previously addressed. We estimate that as many as half of the financial institutions in our target market are potential candidates for our application service center outsourced processing solution, significantly increasing our potential market for the Phoenix System.

          International Distribution. We currently have offices in London, England; Sydney, Australia; Singapore and Wellington, New Zealand. Approximately 60 of our more than 250 employees are based overseas. In addition, we have marketing alliances with several overseas distributors including in Africa, the Middle East, Australia and the Philippines.

          e-Commerce Services. In October 1999, we implemented the first phase of our strategy to offer the Phoenix System in an outsourcing or "application service center" environment by (1) purchasing a controlling interest in Phoenix International New York, Inc. (formerly Servers On-Line, Inc.), an application service center using the Phoenix System located in Ronkonkoma, New York, and (2) acquiring the account processing clients of ERAS JV, an application service center using the Phoenix System located in Miami, Florida. These acquisitions provided us with application service centers, or "ASCs," in the Northeast and the Southeast. ERAS JV's Miami application service center subsequently was relocated to our Orlando facilities. These acquisitions are part of our ongoing strategy to broaden our market and deliver our client/server-based core banking system both to U.S. financial institutions that
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     wish to run their processing services at their own facilities and those institutions that would prefer to outsource their account processing functions to a third party. The ASCs will also provide us with more recurring revenue because such contracts involve larger monthly service fees, as opposed to the large up front license fee and smaller annual support fees we receive from our in-house clients. Our current client processing agreements have an average term of five years.

          Leverage Existing Customer Base. At the end of 1999, our client base included over 140 financial institutions worldwide. We endeavor to leverage our implemented client base by:

        - attempting to maximize recurring revenues from our clients by offering service fee-based complementary products and services;

        - licensing additional subsidiaries of our clients' holding companies;

        - seeking favorable references from existing clients in the course of developing new client relationships; and

        - consulting with existing clients in the development of new products and product enhancements.

     We believe that many financial institutions looking for updated technology solutions are hesitant to be the first institution to implement new technologies within their region. As we have secured new clients in new regions, we believe that these "anchor" installations have helped us generate new business from those regions. During 1999 in the United States, we successfully leveraged our relationships to collect additional license fees from and sell additional products to 21 pre-existing U.S. clients.

     However, we have closed only eight new contracts for the provision of our core banking solution in the first nine months of 2000, as compared to 13 in the first nine months of 1999, and 29 in the first nine months of 1998. We believe that the downturn in sales is attributable to:

     - negative publicity from the purported class action lawsuit discussed elsewhere in this proxy statement;

     - negative postings on our Yahoo! chat board;

     - a slower than anticipated return to normal sales activity following the Year 2000 related downturn;

     - concerns of prospective customers about our viability due to our recent losses and decreasing capital reserves;

     - the announced restatement of our financials results;

     - the trading halt imposed by Nasdaq; and

     - our customers are being asked by the office of Comptroller of the Currency to prepare contingency plans for replacing us as a vendor.

In addition, during the first nine months of 2000, only one new bank has been added to our Application Service Centers. We do not anticipate that we will open any new ASCs in the near term, and none are currently planned.

TECHNOLOGY

     We work with leading hardware manufacturers and development tool and relational database vendors in the client/server community to produce our software. These vendors include Microsoft(R), Hewlett-Packard Company(R), IBM(R), Centura(R) Software Corporation, Sun Microsystems(R), and Sybase(R), among others. The Phoenix System operates on Microsoft Windows(R) 95/98, Windows NT(R), and UNIX and we are working to certify the system. During 2000, we released U.S. Version 3.0 YE containing many upgrades to the Phoenix System, and completed International Version I-2.0.5 for international clients adding new functionality to support multi-currency retail banking made significant progress on our Australian credit union product and through our reseller in the Middle East are working on an Arabic version of a product for that market. In addition, we are in the process of certifying a version of the Phoenix System to run on Microsoft's new SQL Server 7. Some of the key technological features of the Phoenix System are described below.
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     Centralized Relational Database Management System.  An advantage of the
Phoenix System as compared to legacy or modified legacy systems is that the Phoenix System stores and maintains data in an open relational database rather than in a proprietary flat file format. As a result, an institution's data can be easily accessed and integrated by many third-party products, such as commercially available query and report writing tools. In addition, a structured query language, or "SQL", relational database allows users to expand and change the structures of the tables and manipulate data stored and maintained in the Phoenix System.

     Both the Windows NT and UNIX versions of the Phoenix System, as well as our ancillary products TradeWind(TM) and TradeCentre(TM), use Sybase System 11.x, a relational database technology provided by Sybase. We are currently in the process of certifying the new version 12.0 of the Sybase relational database management system. The Phoenix System, TradeWind, and TradeCentre can run on hardware platforms from Hewlett-Packard, IBM, NCR(R) Corporation, Sun Microsystems, Inc., Unisys(R), and other hardware platforms that are UNIX or Microsoft Windows NT compliant. During 1999, we conducted benchmark studies on the newest and largest platform from Hewlett-Packard, the V2500, continuing our focus on scaling the Phoenix System for use by larger institutions.

     Replication and Distributed Data Processing. We have leveraged the open architecture of the Phoenix System to implement an advanced distributed database for support of our off-line teller system. The off-line teller system uses a local database on each branch server to maintain normal processing in the event of hardware or network failure at the central server. Off-line branches are supported using Centura's SQL Base for either Novell(R) NetWare or Microsoft Windows NT.

     Open Protocols for Data Communication. We use the industry standard TCP/IP protocol for communicating with the relational database server, and either IPX/SPX or TCP/IP for communicating with the local area network file server. These protocols allow our clients using either Windows NT or Novell NetWare networks to implement a broad array of local area network and wide area network topologies and configurations. In addition, clients that have an existing network infrastructure in place that supports TCP/IP do not have to reinvest in new technology to run our products.

     32-bit Application Support. U.S. Version 2.5 and International Version I-2.0.5 of the Phoenix System, which we released on a widespread basis to our clients in 1999, are native 32-bit applications which enable our clients to take further advantage of operating systems from Microsoft (Windows 95/98 and Windows NT Workstation). These systems offer our clients substantial benefits in the areas of fault tolerance, ability to support more complex transaction processing (multi-tasking), performance and security.

TARGET MARKETS

     The United States Market. The following table shows the number of FDIC insured depository institutions grouped by asset size as of the end of the second quarter of 2000:

     - 5,681 institutions with assets of less than $100 million;

     - 2,858 institutions with assets from $100 million to $300 million;

     - 1,035 institutions with assets from $300 million to $1 billion;

     - 300 institutions with assets from $1 billion to $3 billion; and

     - 226 institutions with assets of more than $3 billion.

     These numbers include both commercial banks and savings institutions. We primarily focus our direct in-house sales efforts in the U.S. on commercial financial institutions and savings institutions with asset sizes from $100 million to $3 billion, a range that includes over 4,000 institutions. Our application service center business targets institutions with less than $300 million in assets, which includes approximately 9,000 institutions. We believe that many of these financial institutions seek cost-effective, flexible, and sophisticated technology solutions that can help them compete more effectively in the changing financial services marketplace. The Phoenix System operates with both the Microsoft Windows NT and UNIX operating system environments. We believe the Windows NT version is attractive to much of our market of U.S.

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financial institutions because of the lower overall hardware and operating expenses associated with a Windows NT environment.

     The International Market. We currently divide international financial institutions into two groups based upon the number of branches and accounts: those with more than 300 branches and/or 2 million accounts, which we refer to as "Tier 1," and those with less than 300 branches or 2 million accounts, which we refer to as "Tier 2." Today, we primarily focus our international sales and marketing efforts on Tier 2 institutions located in Africa, the Asia-Pacific region, Europe, Latin America, the Caribbean and the Middle East. We also target Tier 1 institutions who can use the Phoenix System in regional or market segment areas of their operations. One of our clients, Bank of Hawaii, is a Tier 1 institution that uses the Phoenix System to run its operations in particular regions. Sophisticated international financial institutions offer a broad array of financial products and services and demand technology that is open, powerful and economical. We also believe that these technology-minded institutions are looking for software solutions that will last at least 10 to 15 years. Therefore, these institutions appreciate the flexibility, scalability, functionality and expandability of our client/server technology. During 1999, we derived over half of our revenues from our international clients. There are many risks associated with significant international operations which could have a material impact on our operations and financial performance, including governmental and regulatory changes, the relative political and economic instability of foreign markets, the diminished ability to monitor and maintain client relationships across larger geographical areas, the increased costs incurred to maintain international operations, and the other risks discussed elsewhere in this proxy statement.

SALES AND MARKETING

     We market our software and services directly through our sales and marketing personnel and through third party agents that provide products and services to the financial services industry. We have established local representation relationships with agents located in several countries that assist in the sales, implementation, and support processes. We believe these agency relationships will assist us in building our international following in the future.

     Our direct sales and marketing personnel and consultants are experienced in the sales process for banking software products and generate leads through a marketing program which includes direct mail, networking, telemarketing, seminars, and trade shows. White papers and other sales support literature and ongoing client communications also contribute to the lead development process. We also actively market our products and services through our Internet web site which allows prospects to read or download product information, access online product presentations, and register to receive information by mail or email.

     Our direct sales and marketing force is complemented, particularly in the international market, by various indirect distribution channels, including a network of sales, marketing and support agents. Some agents also provide implementation, training, support and other services to end-users. In all cases, the Phoenix System remains sole property of our corporation. In most cases, if we terminate our relationship with an agent, clients sold by that agent continue to pay support fees to us.

PRODUCT PRICING

     In-House System Pricing. For those clients who license the Phoenix System for in-house use, we price the Phoenix System and related services in two components: (1) license fees for software products and other revenues and commissions from the sale and delivery of software and hardware products of third party vendors; and (2) fees for a full range of complementary services, including implementation, programming, conversion, training, and installation services, interface services for tying the Phoenix System to third-party applications, client and software support services, disaster recovery services, and Internet/Intranet consulting services. License agreements generally have a term of five years and automatically renew for one-year periods thereafter until cancelled. Each agreement also contains a five-year commitment to pay customer and software support fees, which we recognize as revenue on a quarterly basis. Most license agreements provide that we can cancel the license if the client does not continue to pay for client and software support. Implementation,

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

conversion, training, installation and interface fees are generally paid at the beginning of a license relationship or when the particular service is performed, although in some instances these fees are paid over time.

     In the United States, license fees are based on the asset size of each institution client. Internationally, each institution pays a base license fee and an incremental license fee based on the number of branches and/or accounts of such financial institution. Implementation, programming services, conversion, training and interface fees vary based on the complexity of a particular project. Implementation fees in the United States are generally fixed, and internationally are generally charged on a time and materials basis for work performed. Customer and software support fees both in the U.S. and internationally are paid annually or quarterly and are generally calculated as a percentage of the total license fees. Both in the U.S. and internationally, as the asset size of each client institution increases or as branches or accounts are added, clients pay additional incremental license fees, and the client's software support fees are increased proportionately over the life of the license agreement.

     Application Service Center Pricing. Our new application service centers, or "ASCs," use the Phoenix System to provide remote institution and account processing services to clients. ASC clients pay an up-front fee for hardware and implementation of the Phoenix System, and then a monthly fee for processing services based on the number of accounts and transactions processed each month. Since there is no license fee, the up-front fees received are lower, but the recurring fees to us are higher as a percentage of total contract value than the support fees received from in-house clients.

     Pricing to Our Sales Agents. Our agents license our products at a discount for sublicensing or are paid a commission based upon sales. Under many of these agreements, we anticipate that primary responsibility for implementation and training services will shift to the agents as they successfully complete the requisite training and successfully complete one or more installations under our supervision. Under these sublicensing arrangements, agents will retain a greater percentage of the implementation, conversion, and training service fees as they accept more of the responsibility for these services. We believe, however, that the difference in the margins obtained from direct and indirect sales should not have a material adverse effect on our business, operating results, and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this proxy statement.

WORLDWIDE SERVICES

     In 2000, we divided our business between United States and international operations. The Worldwide Services Division was split into two divisions, one focusing primarily on customers in the United States and the other focusing primarily on international customers. While the functions remain largely the same, the new structure allows each unit to focus on a one code line and thereby bring greater efficiency and more targeted service to our customers. Both the U.S. group and the international group provide a comprehensive range of direct client care services including implementation, training and ongoing support. We have created a separate group dedicated to providing services for clients utilizing our application service centers, or "ASCs," an option that delivers the Phoenix System to clients who wish to outsource their processing operations, and have dedicated units for ongoing technical, education and professional services for ASC customers.

     Implementation Services. Our comprehensive implementation services help new clients and banks acquired by existing clients convert to the Phoenix System by providing extensive project planning and coordination. As part of the overall implementation process, each client is assigned an Implementation Manager and a dedicated team of implementation experts that guide the client through the entire installation and coordinate the conversion and implementation process, including data conversion, software installation, network certification, education, training and consulting. Each implementation team consists primarily of data conversion analysts and conversion programmers who convert a client's current account data to the Phoenix System. Data conversion activities include data mapping, program development, data conversion, extensive testing, detailed data auditing and a complete trial, or "mock," conversion prior to the final implementation date.

     Education and Training Services. We offer a comprehensive education and training program both for new and existing clients. As part of the implementation process for new clients, we provide training classes to
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

familiarize them with the Phoenix System and train them to set up the Phoenix System's customized parameters. Training courses are available both on-site and at our headquarters in Orlando. We also provide hands-on application training services at the client site prior to installation, and post-conversion support. Additional on-site training for the Phoenix System and ancillary products is available upon request.

     Consulting and Development Services. We offer consulting and development services, including assistance for clients planning large-scale implementations, assistance in managing operational reorganizations, and customized programming services for clients who wish to customize the Phoenix System to meet their own unique information processing needs.

     International Services. Through a number of international strategic alliance agreements, we may transfer responsibility for implementation, support, development and/or product localization services to an agent servicing the particular area of the world. To ensure quality control, each agent is required to send their staff to us for training and to work side-by-side with a Phoenix implementation team on at least one implementation project. Upon successful completion of training, the agent then assumes direct primary responsibility for the client care services in their region for which they have been certified. Some agents are able to provide more local services than others, depending on their resources and the experience of their personnel. This process allows us to deliver and install our software faster and across more areas. While these alliances add depth and breadth to our worldwide client support capabilities, we still remain focused on ensuring client satisfaction and quality assurance levels through our many worldwide offices.

     Ongoing Customer Support. Once implementation is complete, each client is transitioned to a Client Care Unit for ongoing support. Each Client Care Unit is led by a Client Care Manager and a team of support representatives. A Client Care Manager is assigned to each client at contract signing and works with the Implementation Manager to provide indirect support during the implementation process to insure a smooth transition.

     We deliver ongoing support via a range of communication vehicles including telephone, Internet, electronic mail, and fax. Our support personnel are available on a 24 hour per day, seven day per week basis. Our Internet support, called SupportNet, is a special client-only area of our web site. It provides a free, online support mechanism for our clients allowing clients with Internet access to obtain online support through features such as a discussion forum, online support documents for the Phoenix System, online software defect reporting, online enhancement requests, and on-line file transfers.

     Clients are given a single phone number and email address for all support services. The client care team members answer inquiries directly when possible, but are also accessible by pager, cellular telephone, and laptop computer so the Client Care Manger has maximum utilization of resources at all times. This enables clients to have their questions answered, addressed and resolved as expediently as possible. Additionally, many client support activities can be performed through high-speed data lines connected directly to a client's location. Our support personnel have the ability to connect remotely to the server at the client site and perform work as if they were physically at the client's site. This approach helps us deliver cost-effective support services to clients without the traditional expense associated with on-site visits.

     We are committed to maintaining high levels of service and support to ensure our client's satisfaction due to the mission-critical nature of the Phoenix System and its impact on the client's day-to-day operations. Our Client Care Units provide support not only for the ongoing use and maximization of the Phoenix System, but also can help clients identify potential network and technology infrastructure problems.

     Internet/Intranet Product and Customization. In conjunction with our Internet banking product, we offer Internet consulting services to help clients design their web sites and establish a presence on the World Wide Web. We also help clients create their own internal web environment, or Intranet, enabling them to improve the flow of communication, eliminate paper, increase productivity levels and enhance the dissemination of information with less additional hardware and infrastructure costs.

     Business Recovery Services. We offer business recovery services to assist clients in re-establishing processing capacity within 24 hours of an interruption in processing capability caused by a disaster or other event. Our disaster recovery service offering is a separate 5-year contract that has an initial implementation fee
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

and annual service fees. We provide this service through a third party service provider, SunGard Recovery Services, Inc. We receive a commission based on the monthly fees SunGard charges to our clients. This service satisfies current United States financial institution regulatory obligations to maintain and annually test a disaster recovery plan.

     Additional Services. We provide a wide range of professional services, including on-site operations support, process audits, additional education services, and customized plans to address specific client needs as they relate to the use and operation of our suite of products. We offer a full range of networking support, database services, and on-site consulting upon request, both directly and through our third party service providers. We perform on-site network certification for all clients during their initial software installation, and these same network engineers and database analysts are available for ongoing support as part of our professional services offering.

PRODUCT DEVELOPMENT AND NEW PRODUCTS

     We were founded in January 1993 for the purpose of developing and marketing a new generation of integrated banking software applications that would replace less flexible and technologically dated legacy systems. Hewlett-Packard provided developmental-stage assistance by supplying computer hardware for development and testing of our products. Early in our history, a group of U.S. financial institutions participated in a joint application development program under which end-users were involved in product development and testing. The joint application development program helped reduce the development cycle by increasing the efficiency with which design problems were identified and corrected. U.S. financial institutions continue to contribute to plans for new products and enhancements as part of our user group, known as "PHOCUS."

     We believe that our future success will depend in large part on our ability to maintain and enhance our current product and service offerings and to develop, acquire, integrate and introduce new products and features that will keep pace with technological advances and satisfy evolving client requirements. We develop and adjust product direction in response to two core trend areas: (1) developments in the financial services industry and (2) developments in technology. Our ability to execute this strategy depends upon raising significant additional capital. Otherwise, we will be forced to reduce expenses by curtailing development until we can become cash-flow positive.

     International Enhancements. Consistent with our original plan, international versions of the Phoenix System support numerous international features, such as multi-currency and multi-language capability. The Phoenix Systems multi-currency capability supports world currencies formatted in accordance with the standards established by the International Standards Organization. We have acquired additional international capabilities, such as a trade finance system, and have rights to license AFA Systems International's "Musketeer" treasury and risk management systems to our clients.

     Future Technologies. We are participating on the advisory council for Windows DNAfs, an industry framework being developed by Microsoft. This framework is intended to define a way of constructing software applications to allow different financial services industry software providers to exchange data and communicate with each other. We have worked with Microsoft on its DNAfs specifications in anticipation that it would be included in our future product enhancements, named "Project Aurora." Project Aurora is a set of technologies, tools and frameworks that we were developing to serve as the foundation for a new set of products to be delivered in the coming years. However, due to lack of funding and employee attrition, we have curtailed our development of Project Aurora. We have written off the costs of this project, which were previously capitalized. The continuation and fruition of Project Aurora are currently at significant risk.

     Product Development Cycle. Each year, we host a conference for our "PHOCUS" users group, which includes all current U.S. and international users of the Phoenix System. We use the suggestions and feedback from this conference and other sources of client feedback to help develop plans for new products and enhancements. We meet with PHOCUS approximately twice a year to offer recommendations and to help prioritize product development and enhancement projects. For each new market, country or region where we sell our software, we attempt to adapt and augment the Phoenix System to meet customer needs. Additionally, our product development personnel continue to independently develop new product ideas and enhancements.
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

Once a product idea has been formalized, we use an internal review process to
(1) determine whether to develop the product or enhancement, (2) set a development schedule, and (3) develop a budget for the product or enhancement.

     Product Plans. Our product development efforts are currently focused on enhancing the functionality of the Phoenix System so that it will be attractive to a broader range of clients both in the U.S. and abroad. Our product plans are dependent upon obtaining adequate financing. Our product plans focus on extending the usefulness of the Phoenix System into new and emerging alternative delivery channels. We are striving to improve our competitive position by completing, licensing, acquiring, or delivering to client institutions new products and enhancements including, among others, the following:

     - Internet Banking. We intend to continue to enhance our Internet Banking product. We are evaluating current functionality, including the ability to open accounts over the Internet, including fully automated online opening and funding of accounts on the Phoenix System. Additional features planned include ACH support, check imaging, account alerts, on-line stock brokerage services, OFX support, account aggregation and biometric security support.

     - Online Brokerage. In March of 2000, we entered into a marketing arrangement with Stockwalk.com, Inc. pursuant to which we will integrate Stockwalk.com's online brokerage services with our Internet banking products, allowing our financial institution clients to offer their customers seamless retail banking and co-branded online brokerage services. In compliance with applicable rules and regulations, all brokerage services will be provided and controlled directly by Stockwalk.com.

     - Report Engine. We intend to further developing the reporting capabilities of the Phoenix System. Product plans include further enhancements to enable greater control and flexibility in establishing high performance reporting. In addition, enhancements focusing on user-defined client correspondence are planned to enable our clients to flexibly control the presentation of information to their customers.

     - Larger Bank Processing. In 1999 and 2000 we worked on increasing the scalability of the Phoenix System through an enhanced, multi-threaded, multi-tasking overnight process. We believe that such enhancements will help to broaden the appeal of the Phoenix System for larger institutions. We also continue to develop a variety of enhancements to process larger financial institutions, capitalizing on the latest database and server technological advances. One key project includes enhancements to capitalize on the features of the new version 12.0 of the Sybase relational database management system.

     The discussion of potential future products, new enhancements and product development plans are subject to significant technical risks, including: delays in the development, introduction, production or implementation of the new enhancements or products; failure to achieve market acceptance; failure to meet development, functionality and performance expectations; and undetected and uncorrected errors or failures. These product plans are also subject to the availability of funding and our ability to retain the services of skilled employees. These product plans are "forward-looking statements" which are subject to the risks and uncertainties discussed in this report and in our filings with the Securities and Exchange Commission, including the "Risk Factors" described therein and elsewhere in this proxy statement.

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

COMPETITION

     The financial services software market is intensely competitive, rapidly evolving and subject to rapid technological change. Competitors vary in size and in the scope and breadth of the products and services offered. We encounter competition in the U.S. from a number of sources, including:

     - Fiserv, Inc.

     - BISYS, Inc.

     - Marshall & Ilsley Corp.

     - East Point Technology, Inc. & a division of Marshall Ilsley Corp.

     - Electronic Data Systems Corp.

     - Jack Henry & Associates, Inc.

     - ALLTEL Information Services, Inc.

     - Prologic Corporation

     - The Kirchman Corporation

     - Open Solutions, Inc.

     All of these companies offer core retail software systems or outsourcing alternatives to the financial services industry. Of these competitors, we believe that only East Point and Open Solutions offer true client/server solutions. Many of our competitors have far greater resources then we do and competition from new companies is possible.

     In the international arena, we compete with several global players, including:

     - Fiserv, Inc.

     - Midas-Kapiti International, Inc.

     - ACT/Kindle Banking Systems

     - Sanchez Computer Associates, Inc.

     - Prologic Corporation

     - Financial Network Services

     In addition, there are smaller, regional competitors in the countries that we target internationally. We expect additional competition from other established and emerging companies as the client/server application software market continues to develop and expand.

     In general, we believe we compete on the basis of:

     - product architecture, including distributed computing capability, access to commercial SQL databases and ease of customization and integration with other applications;

     - functionality, including the breadth and depth of features and functions and ease of use;

     - service and support, including the range and quality of technical support, training, implementation and consulting services and the capability to provide these on a global basis;

     - management expertise, including management's banking software experience and financial services industry knowledge; and

     - product pricing in relation to performance and support.

     We believe that the Phoenix System has been a market leader in the areas of product architecture and management expertise and that we compete favorably in the areas of functionality, service, support and product pricing.

     We believe that our current competitors do not offer application software that provides the level of flexibility and functionality featured in our customer relationship management, customer profitability analysis, or executive information modules. We expect additional competition from other established and emerging companies as the client/server market continues to develop and expand. In addition, competition could increase as a result of software industry consolidations, including particularly the acquisition of any of the client/server based retail banking system providers by one of the larger service providers to the financial

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

services industry. We cannot estimate the possible adverse consequences to our financial condition or results of operations from competition.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

     We rely primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Our license agreements contain provisions which limit the use of the software, state that title remains with us, protect confidentiality, permit the termination of license for misuse or abuse and require licensees to notify us of infringements on our property and rights. We presently do not have any patents, pending patent applications, registered trademarks or copyright registrations. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, particularly overseas. While we are unable to determine the extent to which piracy of our software products exists, we are not aware of any software piracy of our products to date. However, in our industry, particularly in certain overseas markets, software piracy is a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States. Nevertheless, we believe that due to the rapid pace of technological change in the information technology and software industries, factors such as the technological and creative skills of our employees, new product developments, frequent product enhancements, and the timeliness and quality of support services are more important to establishing and maintaining a competitive advantage in the industry than merely copying our software.

     We do not believe that any of our products infringe upon the proprietary rights of third parties. We cannot be sure, however, that third parties will not claim infringement by us with respect to current or future products. We expect that software product developers will be increasingly subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available at all or on terms acceptable to us. This could have a material adverse effect upon our business, operating results, and financial conditions.

EMPLOYEES

     As of October 31, 2000, we had a total of 251 employees and contract workers, of which 91 were engaged in research and development (including research projects and project development), 61 in implementation and training, client support and sales and marketing for the U.S. market, 72 in client support and sales and marketing for the international markets, 18 in finance and administration, 7 in executive management, and 2 in corporate marketing. These figures reflect a downsizing of 54 employees in May 2000 and additional attrition and cost reductions involving 59 employees and contract workers from June through October 30, 2000. All of our executive officers employed as of the date of this proxy statement have entered into employment agreements with our corporation. None of our employees are represented by a labor union. To date, we have not experienced any work stoppages and consider our relations with our employees to be satisfactory.

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

FACILITIES

     The following chart summarizes our worldwide facilities and the terms of the lease for each. We do not own any real property. The New York facility is used by our majority-owned subsidiary Phoenix International New York, Inc. and the New Zealand facility is used by our wholly-owned subsidiary, Phoenix International A.P. Limited.

                                                                  SQUARE    LEASE TERM     LEASE
LOCATION                                    FUNCTION              FOOTAGE   IN MONTHS    EXPIRATION
--------                                    --------              -------   ----------   ----------
Heathrow, Florida, USA.........  Headquarters, administration,    48,000       120         3/31/07
                                 sales, development &
                                 implementation
Heathrow, Florida, USA.........  Mostly vacant                    22,500       120         3/31/07
Sydney, Australia..............  Research & development            6,500        36         9/30/01
Wellington, New Zealand........  Sales, development &              1,500         6         3/31/00
                                 implementation
Singapore......................  Sales                               500         6         6/30/00
Ronkonkoma, New York, USA......  Sales & implementation            5,500        60        12/31/02

     In the third quarter of 2000, we moved most of our Orlando operations into the 48,000 square foot building and are currently seeking a sublessee for approximately 13,500 square feet of our 22,500 square foot facility. In addition, we intend to relocate our UK operations to a serviced office, and have assigned our 3,400 square foot UK facilities and associated lease to a third party.

LEGAL PROCEEDINGS

     We are subject to various claims and legal proceedings covering a variety of matters arising in the ordinary course of our business activities.

     On November 23, 1999, a lawsuit was filed in the District Court for the Middle District of Florida as a purported class action initiated by George Taylor, a former Phoenix employee. Initially, Phoenix and our chief executive officer were named as defendants. The lawsuit alleges, among other things, that Phoenix and our chief executive officer improperly recognized revenues, overstated revenues and failed to disclose that our revenues were allegedly in decline, all of which allegedly caused our stock price to be higher than it otherwise would have been during the class period. The lawsuit alleges that these purported actions violate Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. On May 5, 2000, the plaintiffs filed an Amended Complaint which, among other things, (1) adds four additional investors as named plaintiffs and proposed class representatives; (2) expands the purported class period to the period from May 5, 1997 to April 15, 1999; and
(3) adds Phoenix's president as an additional named defendant. Phoenix and the other two defendants filed Motions to Dismiss, which were denied by the Court without opinion in August 2000. The parties are beginning to conduct discovery. Phoenix's insurance carriers have denied coverage for the claims in this lawsuit. On October 24, 2000, Phoenix entered into an agreement in principle to settle the consolidated securities class action litigation with a settlement class comprising shareholders who acquired Phoenix common stock during the period between May 5, 1997 and August 22, 2000. The settlement is subject to certain customary conditions, notice to the proposed settlement class, confirmatory discovery and preliminary and final court approval.

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

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of September 30, 2000, the number and percentage ownership of our common stock by: (i) each of our directors, (ii) our chief executive officer and each of our named executive officers, (iii) each person or entity known by us to own beneficially more than five percent of our common stock and (iv) all of our directors and executive officers as a group.

                                                                          PERCENT OF SHARES
NAME                                                           NUMBER        OUTSTANDING
----                                                          ---------   -----------------
Safeco Corporation(1).......................................  1,640,000         17.4%
Bahram Yusefzadeh(2)........................................  1,491,036         15.5%
London Bridge Software Holdings(3)..........................    861,623          9.2%
Robert Fleming, Inc.(4).....................................    585,455          6.2%
Dimensional Fund Advisors, Inc.(5)..........................    527,150          5.6%
Ronald E. Fenton(6).........................................    359,869          3.8%
Raju M. Shivdasani(7).......................................    343,400          3.5%
William C. Hess(8)..........................................    221,768          2.3%
J. Michael Murphy(9)........................................     94,288          1.0%
O. Jay Tomson(10)...........................................     60,646            *
Ruann F. Ernst(11)..........................................     57,500            *
Daniel P. Baker(12).........................................     51,650            *
Theodore C. Burns(13).......................................     35,025            *
Richard Powers(14)..........................................     19,515            *
All directors and officers as a group (14 people)...........  2,860,285         27.4%

---------------

  *  Indicates less than 1.0%.
 (1) As reported by SAFECO Corporation in a Statement on Schedule 13G filed with the SEC as of December 31, 1999. In its Statement on Schedule 13G, Safeco reports that it is a holding company for SAFECO Asset Management Company, a registered investment advisor to several investment companies and sponsor of SAFECO Common Stock Trust, an employee benefit plan. As a result of its ownership of SAFECO Asset Management and sponsorship of SAFECO Common Stock Trust, SAFECO may be deemed to be the beneficial owner of the shares of our Common Stock managed by SAFECO Asset Management and owned by SAFECO Common Stock Trust. SAFECO specifically disclaims ownership over these shares of Common Stock. SAFECO's address is SAFECO Plaza, Seattle, Washington 98185.
 (2) Includes:
     (a)      920,276 shares held in his name;
     (b) 291,541 shares held by the Yusefzadeh Family Limited Partnership of which Mr. Yusefzadeh is the general partner;
     (c) 55,143 shares held by the Bahram and Laury Yusefzadeh Charitable Trust, of which Mr. Yusefzadeh is a director;
     (d)      options to acquire 118,478, 3,000, 3,000, 15,000, 6,000, 6,000,
              25,000, 25,000, 6,000, and 6,250 shares that are currently exercisable at exercise prices of $3.16, $8.00, $14.08, $9.83, $18.50, $14.75, $6.06, $6.67, $3.88, and $4.47 respectively, per share;
     (e)      348 shares held by his daughter; and
     (f) 10,000 shares held at Roxbury Capital, 7,500 of which are in Mr. Yusefzadeh's IRA and 2,500 of which are in Mrs. Yusefzadeh's IRA. Mr. Yusefzadeh disclaims beneficial ownership with respect to the shares held by his daughter. Mr. Yusefzadeh's address is c/o Phoenix International Ltd., Inc., 500 International Parkway, Heathrow, Florida 32746.
 (3) As reported by London Bridge in a statement on Schedule 13D filed with the SEC as of February 14, 2000. Pursuant to such Statement on Schedule 13D, London Bridge owns 861,623 shares in its name. London Bridge's address is 25 London Bridge Street, 16th Floor, New Long Bridge House, London, England SE1 95G.

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

 (4) As represented by such shareholder, a New York Trust, in a voting agreement executed with London Bridge. Robert Fleming's address is 320 Park
     Avenue -- 11th Floor, New York, New York 10022.
 (5) Dimensional Fund Advisors Inc. is an investment advisor registered under
     Section 203 of the Investment Advisors Act of 1940, and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other investment vehicles, including commingled group trusts. In its role as investment advisor and investment manager, Dimensional Fund Advisors possessed both voting and investment power over 527,150 shares of Phoenix International, Inc. stock. The securities are owned directly by entities for whom Dimensional Fund Advisors serves as investment advisor or manager, and Dimensional disclaims beneficial ownership of such securities. Dimensional Fund Advisors address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.
 (6) Includes:
     (a)      16,375 shares held by Mr. Fenton;
     (b)      options to acquire 3,000, 4,500, 6,000, 13,500, 13,500, and 15,000 shares that are currently exercisable at exercise prices of $8.00, $10.17, $14.08, $18,50, $14,75, and $3.88, respectively, per share; and
     (c) 287,994 shares held in the name of BankSecurity Corporation, subsequently acquired and merged into F&M Bancorporation. F&M Bancorporation's address is 11 North First Avenue, Marshalltown, Iowa 50158. Mr. Fenton disclaims beneficial ownership of these shares.
 (7) Includes options to acquire 87,000, 75,000, 15,000, 6,000, 50,000, 4,000,
     73,500, 2,000, 6,000, and 18,900 that are currently exercisable at exercise prices of $8.00, $13.75, $9.83, $11.83, $13.38, $14.75, $6.13, $14.75,
     $3.88 and $4.06, respectively, per share. Includes 6,000 shares purchased in 1999 through J. C. Bradford & Co.
 (8) Includes:
     (a)      30,294 shares held in Mr. Hess' name;
     (b)      7,666 shares held by his individual retirement account;
     (c)      options to acquire 3,000, 13,938, 4,500, 7,500, 7,500, and 7,500 shares that are currently exercisable at exercise prices of $8.00, $2,87, $14.08, $18.50, $14.75, and $3.87, respectively, per share;
     (d) 96,429 shares held in the name of Community Grain Corporation, of which he is the secretary and treasurer and over which he shares voting and dispositive power;
     (e) 4,425 shares held in the name of Raccoon Valley State Bank Charitable Fund, of which he is an officer and director;
     (f) 4,425 shares held in the name of Perry State Bank Charitable Fund, of which he is an officer and director;
     (g) 4,425 shares held in the name of Sac City State Bank Charitable Fund, of which he is an officer and director;
     (h) 22,500 shares held in the name of Iowa Savings Bank Charitable Foundation, of which he is an officer and director;
     (i) 7,666 shares held in the name of Audubon State Bank Charitable Foundation. Mr. Hess is the president of Iowa Savings Bank and chairman of the board of Sac City State Bank. Me. Hess disclaims beneficial ownership of the shares of Common Stock described in clauses (d) - (i) above.
 (9) Includes:
     (a)      33,850 shares held in the name of Murphy Family Partners, Ltd.;
              and
     (b)      options to acquire 3,000, 13,938, 1,500, 4,500, 12,000, 12,000, and 13,500 shares that are currently exercisable at exercise prices of $8.00, $2.87, $10.17, $14.08, $18.50, $14.75, and $3.88,
              respectively, per share. Mr. Murphy is the general partner of Murphy Family Partners, Ltd. and exercises sole voting and dispositive power over the shares held by Murphy Family Partners, Ltd.
(10) Includes:
     (a)      3,000 shares held in Mr. Tomson's name;

     (b)      options to acquire 3,000, 3,000, 7,500, 7,500, and 7,500 shares that are currently exercisable at exercise prices of $8.00, $14.08, $18.50, $14.75, and $3.88, respectively, per share.
     (c) 29,146 shares held in the name of First Citizens National Bank Charitable Foundation, Inc. Mr. Tomson is a director of First Citizens Financial Corporation and First Citizens National Bank Charitable Foundation, Inc. Mr. Tomson disclaims beneficial ownership of the shares held by these entities.
(11) Includes options to acquire 3,000, 4,500, 15,000, 15,000, and 15,000 shares that are currently exercisable at exercise prices of $8.50, $14.08, $18.50, $14.75, and $3.87, respectively, per share.
(12) Includes options to acquire 18,000, 6,000, 20,000 and 7,650 shares that are currently exercisable at exercise prices of $13.00, $18.33, $6.13, and $4.06 respectively, per share.
(13) Includes options to acquire 18,000, 7,500, and 2,025 shares that are currently exercisable at prices of $16.38, $6.13 and $4.06, respectively, per share. Includes 7,500 shares purchased by Mr. Burns in 1999:
     (a)      2,500 shares are held directly by Mr. Burns; and
     (b)      5,000 shares are held in an IRA account on behalf of Mr. Burns.
(14) Includes:
     (a) options to acquire 17,000 shares that are currently exercisable at a price of $4.375 per share;
     (b)      1,015 shares held in IRA accounts; and
     (c)      1,500 held jointly with Mr. Powers' wife.

                     SELECTED FINANCIAL AND OPERATING DATA

     The selected statement of operations data set forth below for the years ended December 31, 1999, 1998 and 1997 and the selected balance sheet data at December 31, 1999 and 1998 have been derived from our audited consolidated financial statements, as restated. The selected statement of operations data for the years ended December 31, 1996 and 1995 and the nine months ended September 30, 1999 and the selected balance sheet data at December 31, 1997, 1996 and 1995 and at September 30, 1999 have been derived from our unaudited consolidated financial statements, as restated. The selected statement of operations data for the nine months ended September 30, 2000 and the selected balance sheet data at September 30, 2000 have been derived from our unaudited consolidated financial statements. The information set forth below under the caption "Other Data" is unaudited. The results of operations for the nine months ended September 30, 2000 are not necessarily indicative of the results to be expected for the full year. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the consolidated financial statements and notes thereto elsewhere in this proxy statement.

                     SELECTED FINANCIAL AND OPERATING DATA

                                                                                                                       11 MONTHS
                                     NINE MONTHS ENDED                                                                   ENDED
                                       SEPTEMBER 30,                  YEAR ENDED DECEMBER 31,            YEAR ENDED     DECEMBER
                                ---------------------------   ---------------------------------------   DECEMBER 31,      31,
                                    2000           1999           1999          1998          1997          1996        1995(1)
                                ------------   ------------   ------------   -----------   ----------   ------------   ----------
                                (UNAUDITED)     (RESTATED                   (RESTATED)                  (RESTATED AND UNAUDITED)
                                                   AND
                                                UNAUDITED)
STATEMENT OF OPERATIONS DATA
Revenues:
 License fees and other.......  $  3,549,637   $  6,934,123   $  9,642,778   $10,683,843   $8,226,322    $5,814,195    $2,580,247
 Implementation, customer and
   software support and other
   service fees...............     7,796,302      6,506,151      8,543,828     8,658,062    5,213,031     3,279,473     1,556,164
                                ------------   ------------   ------------   -----------   ----------    ----------    ----------
       Total revenues.........    11,345,939     13,440,274     18,186,606    19,341,905   13,439,353     9,093,668     4,136,411
Expenses:
 Cost of license fees and
   other......................     4,166,070      2,974,027      4,839,219     2,080,569    1,739,398       674,037       375,783
 Cost of implementation,
   customer and software
   support and other service
   fees.......................     5,179,366      6,708,549      9,038,765     6,233,850    3,649,284     2,264,290     1,246,886
 Sales and marketing..........     3,295,202      3,533,662      5,295,021     4,440,521    3,264,055     1,377,353       983,290
 General and administrative...     7,025,147      4,817,447      6,292,817     5,219,078    2,748,680     1,822,871     1,058,190
 Product development..........     8,150,460      7,911,508     10,672,362     7,153,589    3,289,653     1,760,691       654,797
                                ------------   ------------   ------------   -----------   ----------    ----------    ----------
       Total expenses.........    27,816,245     25,945,193     36,138,184    25,127,607   14,691,070     7,899,242     4,318,946
Other income (expense):
 Interest income..............       362,201        842,382      1,013,490     1,698,308      799,676       223,548       121,815
 Interest expense.............       (21,293)       (27,207)       (43,958)      (57,102)     (52,376)      (19,231)      (12,060)
 Other income (expense).......     1,256,677        (31,911)       (34,860)       82,407      133,656        (2,242)       (4,252)
                                ------------   ------------   ------------   -----------   ----------    ----------    ----------
Income (loss) before minority
 interest and income taxes....   (17,386,375)   (11,721,655)   (17,016,906)   (4,062,089)    (370,761)    1,396,501       (77,032)
Minority interest.............       110,728             --         54,248            --           --            --            --
                                ------------   ------------   ------------   -----------   ----------    ----------    ----------
Income (loss) before income
 taxes........................   (17,275,647)   (11,721,655)   (16,962,658)   (4,062,089)    (370,761)    1,396,501       (77,032)
Income tax expense............        73,353        136,965         32,264       348,265      394,970       481,666       255,999
                                ------------   ------------   ------------   -----------   ----------    ----------    ----------
Net income (loss).............  $(17,349,000)  $(11,858,620)  $(16,994,922)  $(4,410,354)  $ (765,731)   $  914,835    $ (333,031)
                                ============   ============   ============   ===========   ==========    ==========    ==========
Net income (loss) per
 share -- basic...............  $      (1.87)  $      (1.39)  $      (2.00)  $     (0.53)  $    (0.11)   $     0.18    $    (0.08)
                                ============   ============   ============   ===========   ==========    ==========    ==========
Net income (loss) per
 share -- diluted.............  $      (1.87)  $      (1.39)  $      (2.00)  $     (0.53)  $    (0.11)   $     0.16    $    (0.08)
                                ============   ============   ============   ===========   ==========    ==========    ==========
Weighted average shares
 outstanding -- basic.........     9,266,517      8,515,506      8,518,323     8,378,784    6,698,317     5,110,173     4,394,276
                                ============   ============   ============   ===========   ==========    ==========    ==========
Weighted average shares
 outstanding -- diluted.......     9,266,517      8,515,506      8,518,323     8,378,784    6,698,317     5,572,680     4,394,276
                                ============   ============   ============   ===========   ==========    ==========    ==========

                                                                                                                       11 MONTHS
                                     NINE MONTHS ENDED                                                                   ENDED
                                       SEPTEMBER 30,                  YEAR ENDED DECEMBER 31,            YEAR ENDED     DECEMBER
                                ---------------------------   ---------------------------------------   DECEMBER 31,      31,
                                    2000           1999           1999          1998          1997          1996        1995(1)
                                ------------   ------------   ------------   -----------   ----------   ------------   ----------
                                (UNAUDITED)     (RESTATED                   (RESTATED)                  (RESTATED AND UNAUDITED)
                                                   AND
                                                UNAUDITED)
OTHER DATA
Total product development
 expenditures(2)..............    13,470,244     14,664,357   $ 20,506,714   $11,705,993   $5,132,271    $2,966,515    $1,788,172
Total personnel(3)............           275            369            372           368          193           124            87
Implemented customers(4)......           111             94            101            64           39            27            12

                                      SEPTEMBER 30,                      DECEMBER 31,
                          --------------------------------------   -------------------------
                             2000                 1999                1999          1998
                          -----------   ------------------------   -----------   -----------
                          (UNAUDITED)   (RESTATED AND UNAUDITED)          (RESTATED)
BALANCE SHEET DATA
Current assets..........  $9,962,898           13,925,757          $11,164,099   $17,300,800
Total assets............  29,011,608           41,883,557           36,536,138    45,813,004
Current liabilities.....  24,563,613           19,463,260           19,539,278    11,133,163
Long-term obligations...     184,313              240,441              472,517       357,299
Total shareholders'
  equity (deficit)......   4,263,682           22,179,856           16,524,343    34,322,542

                                       DECEMBER 31,
                          ---------------------------------------
                             1997          1996          1995
                          -----------   -----------   -----------
                                 (RESTATED AND UNAUDITED)
BALANCE SHEET DATA
Current assets..........  $25,685,700   $ 9,174,111   $ 1,533,053
Total assets............   45,777,521    12,083,167     3,228,289
Current liabilities.....    8,162,655     5,868,989     4,811,191
Long-term obligations...      595,821       190,000            --
Total shareholders'
  equity (deficit)......   37,019,045     6,024,178    (1,582,902)

---------------

(1) During 1995 Phoenix changed its fiscal year end from January 31 to December
    31. Accordingly, the consolidated financial statements for the period ended December 31, 1995 include only eleven months of operations.
(2) The total of capitalized software development costs, product development expenses and purchased software.
(3) All personnel, including contract workers and part-time employees.
(4) Customers that have used a Phoenix product to support daily operations. Does not reflect mergers. See accompanying notes to consolidated financial statements.

See accompanying notes to consolidated financial statements.

     As a result of the nonpayment by customers of amounts due under certain software license arrangements that we had previously recognized as revenue, we conducted a comprehensive review of our software licensing arrangements and the recognition of revenue for the years 1995 through 1999, the three months ended March 31, 2000 and 1999, the three and six months ended June 30, 1999 and the three and nine months ended September 30, 1999. As a result of that review, we determined that, in certain instances, revenue that we had recognized at the time the software was delivered should have been recognized either as payments became due, as the related services were performed, upon completion of all services required under the arrangements, or over the life of the contract (up to five years). Additionally, in some instances we should have offset revenue against development costs. In addition, we have determined that we capitalized certain software development costs prior to the related software reaching technological feasibility, or otherwise capitalized them in error. As a result, we have restated the financial statements for the five years ended December 31, 1999, the three months ended March 31, 2000 and 1999, the three and six months ended June 30 1999, and the three and nine months ended September 30, 1999. The effects of the restatement for the three years ended December 31, 1999 are more particularly described in Note 1 to those restated audited financial statements, which are contained elsewhere in the proxy statement. The effects of the restatement for the nine months ended September 30, 1999 are more particularly described in Note 2 to the restated unaudited financial statements for the nine months ended September 30, 2000 and 1999, which are contained elsewhere in the proxy statement. Our auditors have previously issued unqualified opinions with respect to our previously filed financial statements for the five years ended December 31, 1999.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     You should read this discussion in conjunction with our consolidated financial statements, as restated, and the related notes, which are included elsewhere in this proxy statement. As discussed in "Selected Financial and Operating Data" and also in the notes to the financial statements included herein, we have restated our financial results for 1997, 1998, and 1999 and, among other interim periods, the three and nine months ended September 30, 1999. The following discussion has been revised to reflect the results of such restatement.

REVENUES

     We generate revenue primarily from software license sales and from related services, including implementation and customization services, maintenance and support activities and training services. We do not offer third parties or any of our customers the right to return our software products. Our software license revenues are generated from licensing our products directly to end users and indirectly through resellers. We recognize revenues in accordance with provisions of Statement of Position 97-2, "Software Revenue Recognition," in 1998 and 1999, Statement of Position 91-1, "Software Revenue Recognition," in 1997 and prior periods, and SOP 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts" in all periods. The nature of each licensing arrangement determines how we recognize revenues and the related costs:

     - Our customer contracts are multi-element arrangements that include a software license, consulting services, maintenance and customer training. Undelivered elements typically include maintenance, customer training, consulting and, when significant customization services are essential to the functionality of the software, the software license is also considered undelivered. As required under SOP 97-2, we allocate the contract value to the various elements of the contract using the fair value of the elements, regardless of any separate prices stated within the contract.

     - If the contract requires us to perform significant production, modification, or customization of software, revenue from the software license, its modification and implementation are recognized using the percentage-of-completion method of accounting based on estimates of effort expended for modification and implementation to total expected effort. The duration of contracts of this type typically ranges from three to twelve months.

     - Contracts to modify or customize software are evaluated to determine if they constitute funded software development arrangements of the type contemplated by SOP 97-2. If so, professional services revenue from those arrangements is credited first to the amount of any development costs capitalized, and the remainder is deferred. Thereafter, revenue is offset against any additional costs that are subsequently capitalized and any remaining amounts are recognized in income when the project is completed.

     - If the contract requires delivery of the product to the end user and we are not required to perform significant production, modification, or customization, we recognize software license revenues under the provisions of SOP 97-2. Accordingly, such software license revenues are recognized when a noncancelable license agreement has been signed, the product has been shipped, the fees are fixed and determinable and collectability is probable.

     - If the contract requires delivery of the product to a third-party reseller or integrator, and we are obligated to provided other services to the reseller, we recognize revenue over the period for which it is obligated to provide such services or, where collection is not probable, the lesser of over the service period or upon receipt of cash.

     - Services under international contracts are generally provided under time and materials arrangements. Services under domestic contracts are provided under fixed price and time and material arrangements. The resultant service revenues and expenses are recognized as services are performed, except in the case of funded development arrangements, when they are offset against development costs. Revenues from maintenance activities, which consist of fees for ongoing support and product updates, are recognized ratably over the term of the maintenance contract, typically five years, and the associated costs are expensed as incurred. When maintenance is sold with software licenses that are subject to the percentage-of-completion method of accounting, we account for the maintenance revenues separately from the license revenues. We use objective evidence of the fair value to determine the value of the maintenance. This objective evidence of fair value consists of the renewal rate for the maintenance. Our resellers are also able to sell maintenance contracts to their end users for a separate fee payable to us. The objective evidence of fair value for maintenance revenues in reseller arrangements is the same as the objective evidence when the sale is directly between us and an end user.

     - Cost of software license revenues includes the cost of the media, product packaging, documentation, and certain third-party royalties. In addition, we generally warrant our products to meet standard specifications for a period of 30 to 90 days following the delivery of the product to our customer.

     - Cost of service, maintenance, and other revenues consists of compensation and related overhead costs for personnel engaged in consulting, training, maintenance and support activities, as well as costs for third-party consultants utilized in providing such services. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in contract performance and estimated profitability may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined; the effects of which may be material. Costs and estimated earnings in excess of billings have not been recognized in the accompanying consolidated balance sheets.

MARKETS

     We market the Phoenix System both in the United States and internationally. In the United States, we have two different kinds of customers: financial institutions who license our software and operate it themselves on an "in-house" basis, and financial institutions who rely on us to host and manage the software for them through our application service centers, or "ASCs." We have only recently entered the ASC market, and to date have only a limited number of customers. Our in-house target market includes financial institutions with assets in the range of $100 million to $3 billion (over 4,000 institutions), and our ASC target market includes financial institution with assets of less than $300 million (over 9,000 institutions). As these markets overlap to some extent, our total potential target market in the U.S. consists of approximately 10,000 financial institutions.

     Internationally, we also have two different types of customers: retail-oriented financial institutions with up to 300 branches and/or two million accounts, which use our software for all of their operations, and larger institutions, which use our software only for particular divisions and/or regional operations.

     We intend to pursue potential customers in all of our markets by increasing our direct and indirect distribution channels. Historically, the majority of our revenue has come from our direct sales force. We believe that in the future our revenue will increasingly come from sales made by our marketing agents, strategic partners, and other indirect sales channels, particularly in the international market. Our gross margins and the composition of our revenue and expenses will vary depending on the relative proportions of direct and indirect sales. We do not believe, however, that the difference in the margins obtained from direct and indirect sales will have a material adverse effect on our business, operating results, or financial condition.

COMPETITION

     We have experienced intense competition in our markets and expect increased competition from many sources. Many of our competitors have significantly greater resources and operating histories than we do. We intend to invest significantly in product development and other aspects of our business to stay competitive. We believe that the banking software market for financial institutions is diffuse with several barriers to entry, including costs of entry and time to market. We believe that the use of client/server technology such as the Phoenix System and the other products we offer will continue to gain market share in the financial services industry, displacing older "legacy" hardware and software systems for at least the next several years. Although client/server technology is rapidly evolving, the open architecture design of the Phoenix System allows us to adapt to and incorporate changing technologies. We intend to maintain our leadership position by integrating new technologies, adding new applications, and enhancing and increasing the functionality of our existing applications.

FLUCTUATIONS IN FINANCIAL RESULTS

     Our quarterly and annual operating results have varied significantly in the past and may vary significantly in the future. Factors that may cause our future operating results to vary include, but are not limited to:

     - whether adverse market conditions and other factors that hindered our sales in 1999 continue to impact our efforts;

     - the size and timing of significant orders;

     - the mix of direct and indirect sales;

     - the mix and timing of U.S. and foreign sales;

     - the manner in which revenue from new orders is recognized as a result of the application of generally accepted accounting principles;

     - possible delays or other problems in new product announcements;

     - changes in our pricing policies and those of our competitors;

     - possible delays or other problems in the development, implementation, and release of our products and enhancements;

     - the distraction of management's time, adverse impact on sales and marketing efforts, and possible increased costs due to pending litigation;

     - whether we will have sufficient capital to satisfy concerns of prospects;

     - resolution of customer disputes;

     - changes in our strategy and operating expenses; and

     - competition and general economic factors.

     Product revenues are difficult to forecast because the market for client/server application software products is evolving and affected by many different factors, including general considerations beyond our control such as the recent slowdown attributable to Year 2000 concerns. Our sales cycle varies substantially from customer to customer and can exceed 12 months in some cases. In addition, license fee revenue from any particular contract can be recognized in multiple ways, which can cause significant variations in the recognition of revenue from customer to customer. Depending on how the contract is structured, the terms of each transaction, and other factors, license fees can be recognized immediately upon execution of the contract (up front), over the period required to implement the software for the customer (over 3 to 12 months), or over the life of the contract (up to five years). Therefore we do not believe that quarter-to-quarter comparisons of our results of operations can or should be relied upon as indications of our future performance.

RESULTS OF OPERATIONS

     The following table sets forth the percentage of total revenues represented by certain line items in our statement of operations for the periods indicated.

                                                                                   NINE MONTHS
                                                           THREE MONTHS ENDED         ENDED
                                                             SEPTEMBER 30,        SEPTEMBER 30,
                                                           ------------------    ---------------
                                                            2000       1999       2000     1999
                                                           -------    -------    ------    -----
Revenues:
  License fees and other.................................     6.1%      49.3%      31.3%    51.6%
  Implementation, customer and software support and other
     service fees........................................    93.9       50.7       68.7     48.4
                                                           ------     ------     ------    -----
          Total revenues.................................   100.0      100.0      100.0    100.0
Expenses:
  Cost of license fees and other.........................    27.7       34.7       36.7     22.1
  Cost of implementation, customer and software support
     and other service fees..............................    50.0       58.2       45.6     49.9
  Sales and marketing....................................    35.8       32.2       29.0     26.3
  General and administrative.............................   136.2       52.1       61.9     35.8
  Product development....................................    90.1       61.5       71.8     58.9
                                                           ------     ------     ------    -----
          Total expenses.................................   339.7      238.6      245.2    193.0
Other income (expense):
  Interest income........................................     2.7        6.2        3.2      6.3
  Interest expense.......................................    (0.2)      (0.2)      (0.2)    (0.2)
  Other income (loss)....................................   (41.1)      (0.1)     (10.1)    (0.2)
                                                           ------     ------     ------    -----
Loss before income taxes.................................  (278.3)    (132.8)    (152.3)   (87.2)
Income tax expense.......................................     0.7        0.2        0.6      1.0
                                                           ------     ------     ------    -----
          Net loss.......................................  (279.0)%   (133.0)%   (152.9)%  (88.2)%
                                                           ======     ======     ======    =====

THREE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1999

     Revenues. Total revenues decreased by 22% to $2.9 million in the three months ended September 30, 2000, from $3.8 million in the three months ended September 30, 1999. Revenues from license fees decreased 90% to $0.2 million in the three months ended September 30, 2000, from $1.9 million in the three months ended September 30, 1999, while service fee revenues increased 44% to $2.7 million in the three months ended September 30, 2000 from $1.9 million in the three months ended September 30, 1999. No new contracts to license and implement the Phoenix System were signed in the third quarter of 2000, compared with 2 contracts signed in the third quarter of 1999. The decrease in license fee revenue in the third quarter of 2000 is attributable to the absence of new contract signings in the quarter; the effect of applying subscription accounting to all contracts signed in the first and second quarters of 2000, pursuant to which all license and service revenues are spread over the term of the contract, which is typically five years; and only a modest amount of license fees recognized from contracts executed in prior periods. Since a significant portion of our license fees are deferred under the provisions of SOP 97-2, there is often a lag between the signing of a contract and the recognition of the related license fee revenue. Service fee revenues increased largely as a result of higher customer and software support fees, which increased from $0.9 million in the third quarter of 1999 to $1.5 million in the third quarter of 2000.

     Expenses. Cost of license fees decreased 38% to $0.8 million in the three months ended September 30, 2000 from $1.3 million in the three months ended September 30, 1999. These costs decreased primarily as a result of lower third-party commission and royalty expenses, which declined from $0.7 million in the third quarter of 1999 to $0.2 million in the third quarter of 2000. Amortization of capitalized software was unchanged at $0.6 million in both quarters.

     Cost of implementation, customer and software support and other service fees decreased 33% to $1.5 million in the three months ended September 30, 2000 from $2.2 million in the three months ended September 30, 1999, largely as a result of decreased employee headcount, primarily in the implementation services area.

     Sales and marketing expenses decreased 13% to $1.0 million in the three months ended September 30, 2000 from $1.2 million in the three months ended September 30, 1999, primarily as a result of cost containment initiatives instituted during the quarter.

     General and administration expenses increased 104% to $4.0 million in the three months ended September 30, 2000, from $2.0 million in the three months ended September 30, 1999. Professional services fees relating largely to the restatement of our financial statements and the negotiations for the sale of our assets to London Bridge Software Holdings plc totaled $1.9 million in the third quarter of 2000, a significant increase from professional services fees of $0.5 million in the third quarter of 1999. Also in the third quarter of 2000, we recorded an accrual for the cost of subletting unoccupied office space and disposing of unused furniture and equipment of $0.7 million.

     Product development expenses increased 14% to $2.6 million in the three months ended September 30, 2000 from $2.3 million in the three months ended September 30, 1999, primarily as a result of less costs being capitalized in the third quarter of 2000 than in the third quarter of 1999, which was partially offset by decreased employee headcount and related costs.

     Total Other Income (Expense). Interest income was $80,000 in the three months ended September 30, 2000 compared to $232,000 in the three months ended September 30, 1999. Interest income decreased primarily due to a decrease in interest-yielding investments used to fund operations. Other income (expense) included a realized loss of $1.2 million related to the decline in the fair value of an investment we had previously recorded as a charge to shareholders' equity.

     Income Tax Expense (Benefit). Income tax expense was $21,000 for the three months ended September 30, 2000, and $7,000 for the three months ended September 30, 1999, reflecting our estimate of foreign taxes on projected foreign income.

     Net Income (Loss). As a result of all of the above, we incurred a net loss of $8.2 million for the three months ended September 30, 2000, compared to net loss of $5.0 million for the three months ended September 30, 1999.

NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1999

     Revenues. Total revenues decreased 16% to $11.3 million in the nine months ended September 30, 2000 from $13.4 million for the nine months ended September 30, 1999. License fee revenues decreased 49% to $3.5 million for the nine months ended September 30, 2000 from $6.9 million in the nine months ended September 30, 1999, while service fee revenues increased 20% to $7.8 million for the nine months ended September 30, 2000 from $6.5 million for the nine months ended September 30, 1999. We signed new contracts to license and implement the Phoenix System with 8 customers in the nine months ended September 30, 2000, compared with 12 customers in the nine months ended September 30, 1999. The decrease in license fee revenue for the nine months ended September 30, 2000 is largely attributable to the absence of new contract signings in the third quarter of 2000 and the effect of applying subscription accounting to all contracts signed in the first and second quarters of 2000, pursuant to which all license and service revenues are spread over the term of the contract, typically five years. Since a significant portion of our license fees are deferred under the provisions of SOP 97-2, there is often a lag between the signing of a contract and the recognition of the related license fee revenue. Service fee revenues increased largely as a result of higher customer and software support fees, which increased from $2.3 million of the nine months ended September 30, 1999 to $4.1 million of the nine months ended September 30, 2000.

     Expenses. Cost of license fees increase 40% to $4.2 million in the nine months ended September 30, 2000 from $3.0 million in the nine months ended September 30, 1999. These costs increased primarily as a result of higher amortization of capitalized software costs, which increased from $1.7 million in the nine
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

months ended September 30, 1999 to $2.2 million in the nine months ended 2000, write-downs of capitalized software costs of $0.5 million to their net realizable values, and higher third-party commission and royalty expenses, which increased from $1.3 million in the nine months ended September 30, 1999 to $2.0 million in the nine months ended September 30, 2000.

     Cost of implementation, customer and software support and other service fees decreased $1.5 million, or 23%, to $5.2 million in the nine months ended September 30, 2000 from $6.7 million in the nine months ended September 30, 1999, primarily as a result of decreased staffing, travel and personnel costs related to implementation activities, and to a lesser extent, customer support activities.

     Sales and marketing expenses decreased to $3.3 million in the nine months ended September 30, 2000, from $3.5 million in the nine months ended September 30, 1999. This decrease is attributable to cost containment initiatives instituted during 2000.

     General and administration expenses increased 45% to $7.0 million in the nine months ended September 30, 2000 from $4.8 million in the nine months ended September 30, 1999. Professional service fees increased from $0.7 million in the nine months ended September 30, 1999 to $2.2 million in the nine months ended September 30, 2000. This is largely due to costs incurred in the third quarter of 2000 associated with the restatement of our financial statements and the negotiations for the sale of our assets to London Bridge Software Holdings. Also in the third quarter of 2000, we recorded an accrual for the cost of subletting unoccupied office space and disposing of unused furniture and equipment of $0.7 million.

     Product development expenses increased 3.0% to $8.2 million in the nine months ended September 30, 2000 from $7.9 million in the nine months ended September 30, 1999, primarily as a result of less costs being capitalized in the third quarter of 2000 than in the third quarter of 1999, which was partially offset by decreased employee headcount and related costs.

     Total Other Income (Expense). Interest income was $362,000 in the nine months ended September 30, 2000 and $842,000 in the nine months ended September 30, 1999. Interest income decreased in the nine months ended September 30, 2000 period primarily due to a decrease in interest-bearing funds used to fund operations. Other income (expense) included a realized loss of $1.2 million related to the decline in the fair value of our investment in Netzee Inc. we had previously recorded as a charge to shareholders' equity.

     Income Tax Expense. The income tax expense was $73,000 for the nine months ended September 30, 2000 and $137,000 for the nine months ended September 30, 1999.

     Net Income (Loss). As a result of all of the above, we incurred a $17.3 million net loss in the nine months ended September 30, 2000 compared to net loss of $11.9 million in the nine months ended September 30, 1999.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 1999, TO THE YEAR ENDED DECEMBER 31, 1998

     Revenues. Total revenues were $18.2 million in 1999, representing a 6% decline from $19.3 million in 1998. License fee revenues decreased from $10.7 million to $9.6 million from 1998 to 1999, while service fee revenues decreased from $8.7 million to $8.5 million over the same period. New contracts to license and implement the Phoenix System were signed with 18 customers in 1999 compared with 38 customers in 1998, and license fees of approximately $7.7 million were contracted in 1999 compared with license fees of approximately $16.0 million contracted in 1998. Since a significant portion of our license fees are deferred under the provisions of SOP 97-2, there is often a lag between the signing of a contract and the recognition of the related license fee revenue. However, we believe the decrease in contracts signed was largely attributable to an industry-wide slowdown in software sales caused by delays in purchase decisions related to the Year 2000 and to the adverse impact on sales of publicity related to litigation against us. The 10% decline in license fee revenue resulted from the decreased number of new contract signings in 1999, almost entirely offset by the recognition of license fee revenue relating to contacts executed in prior periods. Service fee revenue declined 1% from 1998 to 1999, as a result of the decreased level of contract signings, somewhat offset by increased service activity in 1999 under customer arrangements entered into in prior years. Customer and software support fees increased 50% from $2.2 million in 1998 to $3.3 million in 1999 as the base of implemented
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

customers continued to grow, and a record number of system implementations were completed in 1999. International revenues increased 12% from $8.3 million in 1998 to $9.3 million in 1999, and represented 51% of 1999 revenues compared to 43% of 1998 revenues. The increase in international sales is a result of our expanded presence, through new customer sites and sales offices, in international markets.

     Expenses. Our operating expenses increased 44% to $36.1 million in 1999 from $25.1 million in 1998.

     Cost of license fees and commissions from the sale of third party products increased 133% to $4.8 million in 1999 from $2.1 million in 1998. The increase was mainly attributable to higher amortization of capitalized software development costs, which rose from $1.1 million in 1998 to $2.4 million in 1999, a write-down of $311,000 of purchased software acquired to assist in the development of our internet banking product and $100,000 in prepaid royalties deemed to be impaired in 1999, increases in royalties paid to third parties and commissions paid to marketing agents related to international sales of the Phoenix System.

     Cost of service fees increased 45.0% to $9.0 million in 1999 from $6.2 million in 1998 primarily as a result of increased staffing levels, travel and personnel related costs required to support an increased number of installations and customers under support agreements. Cost of service fees consists primarily of personnel-related costs incurred in providing implementation, training, and customer support services.

     Sales and marketing expenses increased 19.2% to $5.3 million in 1999 from $4.4 million in 1998, primarily as a result of an increase of $590,000 in staffing, travel, and personnel-related costs, $170,000 of expenses related to a new Singapore sales office, and increased advertising and marketing costs of $140,000.

     General and administrative expenses increased 20.6% to $6.3 million in 1999 from $5.2 million in 1998, primarily as a result of increases of $547,000 in professional service fees, and $520,000 in bad debt expense.

     Product development expenses increased 49.2% to $10.7 million in 1999 from $7.2 million in 1998. Product development expenses increased primarily as a result of increased personnel-related costs in the United States to support development of the U.S. and international code lines, and in our new Australian software development center, which is developing the credit union version of the code line.

     Other Income (Expense). Interest income was $1.0 million in 1999 compared to $1.7 million in 1998. Interest income decreased in 1999 primarily due to a decrease in interest-yielding funds. Interest expense was $44,000 in 1999 compared to $57,000 in 1998.

     Minority Interest. During 1999, we increased our ownership interest in Phoenix International New York, Inc. (formerly Servers On-Line, Inc.) to 54% of the outstanding common shares, which was in addition to the convertible preferred stock position we acquired in 1998 for $300,000. Phoenix International New York runs our Northeast application service center and had a net loss for fiscal year 1999. Minority interest of approximately $54,000 was recognized in 1999 to reflect the portion of this loss attributable to the minority shareholders of Phoenix International New York.

     Income Tax Expense. In 1999, we had income tax expense of $32,000 compared to income tax expense of $348,000 in 1998. In both years, tax expense consisted primarily of foreign taxes. No benefit was recognized for our net operating losses generated in either year as management determined that there is significant uncertainty regarding our ability to utilize our net operating loss carryforwards for the foreseeable future.

     Net Loss. Net loss increased 386% to a $17.0 million loss for 1999 from a $4.4 million loss in 1998.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 1998, TO THE YEAR ENDED DECEMBER 31, 1997

     Revenues. Total revenues were $19.3 million in 1998, representing a 44% increase from $13.4 million in 1997. License fee revenues increased from $8.2 million to $10.7 million, from 1998 to 1999, while service fee revenues increased from $5.2 million to $8.7 million over the same period. New contracts to license and implement the Phoenix System were signed with 38 customers in 1998 compared with 35 customers in 1997, and license fees of approximately $16.0 million were contracted in 1998 compared with license fees of approximately $12.7 million contracted in 1997. Since a significant portion of our license fees are deferred under the provisions of SOP 97-2, there is often a lag between the signing of a contract and the recognition of the related license fee revenue. The 30% increase in license fee revenue resulted from the moderate increase in the number of new contract signings in 1998, an increase in the number of high-value contracts in 1998, and the recognition of license fee revenue relating to contacts executed in prior periods. Service fee revenue increased 66% from 1997 to 1998 as a result of the increased level of contract signings and increased service activity under customer arrangements entered into in the current year and prior year. Customer and software support fees increased 83% from $1.2 million in 1997 to $2.2 million in 1998 as the base of implemented customers continued to grow. International revenues increased 32% from $6.3 million in 1997 to $8.3 million in 1998, and represented 43% of 1998 revenues compared to 47% of 1997 revenues.

     Expenses. Our operating expenses increased 71% to $25.1 million in 1998 from $14.7 million in 1997.

     Cost of license fees and other fees increased 20% to $2.1 million in 1998 from $1.7 million in 1997. These costs increased mainly as a result of higher amortization of capitalized software development costs, which rose from $0.6 million in 1997 to $1.1 million in 1998.

     Cost of implementation, customer and software support, and other service fees increased 71% to $6.2 million in 1998 from $3.6 million in 1997 as a result of increased staffing levels required to support increased numbers of installations and customers under support agreements.

     Sales and marketing expenses increased 36% to $4.4 million in 1998 from $3.2 million in 1997, primarily as a result of increased staffing, travel, and personnel costs related to our sales efforts.

     General and administrative expenses increased 89.9% to $5.2 million in 1998 from $2.7 million in 1997. The increase was primarily the result of $592,000 of increased professional service fees; $500,000 of increased rent largely associated with new facilities occupied in Orlando; $600,000 of increased personnel-related costs, including employee bonuses, and an increase of $400,000 for the provision to the allowance for doubtful accounts.

     Product development expenses increased 118% to $7.2 million in 1998 from $3.2 million in 1997. Product development expenses increased primarily as a result of increased personnel-related costs in the United States to support development of the U.S. and international code lines.

     Other Income (Expense). Interest income was $1.7 million in 1998 compared to $800,000 in 1997. Interest income increased in 1998 due to twelve full months of income earned from interest bearing accounts in 1998, compared to five months in 1997. Interest income is primarily the result of income earned from the investment of proceeds from our secondary public offering of common stock, which we completed in August 1997. Interest expense was $57,000 in 1998 and $52,000 in 1997. Other income was $82,000 in 1998 compared to $134,000 in 1997, primarily as a result of fulfilling obligations under an economic development grant and realizing foreign exchange gains from the operations of two of our foreign subsidiaries, Phoenix International A.P. Limited and Phoenix EMEA Limited.

     Income Tax Expense. Income tax expense was $348,000 in 1998, compared to $395,000 in 1997. In both years, tax expense consisted primarily of foreign taxes. No benefit was recognized for our net operating losses generated in either year as management determined that there is significant uncertainty regarding our abilities to utilize our net operating low carryforwards for the foreseeable future.

     Net Loss. Net loss increased 430% to $4.4 million in 1998 from $0.8 million in 1997.

LIQUIDITY AND CAPITAL RESOURCES

     We fund our cash needs through existing cash and investment balances, sales of capital stock, interest on investments and, to a lesser extent, through cash flow from operations. We have not historically relied on lines of credit or other borrowings to fund operations. At September 30, 2000, we had cash and cash equivalents of $1.2 million, and long-term investments of $3.1 million. Long-term investments consist primarily of U.S. Treasury securities. For the nine months ended September 30, 2000, our operations used net cash of $8.3 million, primarily due to our net loss position.

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

     For the nine months ended September 30, 2000, investing activities provided net cash of $1.1 million, which included $5.9 million from the sale of investments, reduced primarily by $4.6 million invested in capitalized software development costs and $0.5 million in purchase of property and equipment.

     For the nine months ended September 30, 2000, financial activities provided $5.8 million primarily from the net proceeds from the issuance of common stock.

     Shortly after the execution of the asset purchase agreement pursuant to which we agreed to sell substantially all of our assets to London Bridge, we also entered into a loan agreement. Under the terms of the loan agreement, London Bridge Acquisition Company has agreed to provide us with a $10,000,000 line of credit. We may draw upon the line of credit to fund approved operational expenses to keep our cash reserve from falling below $2 million. The amount that we borrow under the line of credit will be repaid at the closing of the asset sale by application of a credit against the purchase price. The credit will be reduced to the extent that we borrow more than an allowed amount. At November 6, 2000, we had cash and marketable investment securities available for sale of $3.0 million.

     With the line of credit, we believe our cash balances, investments, and cash flow from operations will be sufficient to meet working capital, capital expenditure, and software development requirements through the closing of the transaction with London Bridge, expected to occur during the first quarter of 2001. This assumes that we do not sign any new business during this period. To the extent that we sign new contracts and collect license and other fees up front, our need to borrow capital from London Bridge will be reduced. However, based on recent experience we cannot count on new contracts in the near future.

     If the transaction with London Bridge does not close, we will have an immediate need for additional capital to continue operations and to repay the amounts borrowed from London Bridge under the loan agreement. If we are unable to raise this capital in a timely fashion, London Bridge may be able to foreclose on our intellectual property, in which we have granted them a security interest in connection with the loan agreement. Further, we may not be able to continue operations. Therefore, if we are not able to complete the transaction with London Bridge, these factors raise substantial doubt about the ability of Phoenix to continue as a going concern. These statements are "forward looking" statements which are subject to risks and uncertainties as previously discussed.

IMPACT OF NEW ACCOUNTING STANDARDS

     Effective January 1, 2000, we adopted the provisions of SOP 97-2 that limit what is considered vendor-specific objective evidence (VSOE) of the fair value of the various elements in a multiple-element software arrangement to the price charged when the same element is sold separately. Because of the structure of our contracts prior to October 1, 2000, we have determined that we do not have VSOE, as defined in SOP 97-2, for all undelivered elements in our software arrangements entered into between January 1, 2000 and October 1, 2000 (the date that we modified the structure of our contracts). As a result, all contracts that include maintenance entered during that period will be required to be recognized over the period we are to provide post contract customer software support, generally five years.

     In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative financial instruments and requires recognition of derivatives in the statement of financial position to be measured at fair value. Gains or losses resulting from changes in the value of derivatives would be accounted for depending on the intended use of the derivative and whether it qualifies for hedge accounting. This statement is effective for our financial statements beginning in 2001. We are currently studying the future effects of adopting this statement. However, due to our limited use of derivative financial instruments, adoption of Statement No. 133 is not expected to have a significant effect on our financial position or results of operation.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" and amended it in March and June 2000 with respect to the effective dates. We are required to adopt the provisions of this Bulletin in our fourth fiscal quarter of 2000 and are currently in the process of assessing the impact of its adoption. While Staff Accounting Bulletin No. 101

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

does not supersede the software industry specific revenue recognition guidance, which Phoenix believes it is in compliance with, once complete guidance is disseminated, this bulletin may change current interpretations of software revenue recognition requirements. We do not expect the adoption of Staff Accounting Bulletin No. 101 to have a significant effect on our financial position or results of operations.

YEAR 2000 ISSUES

     We discussed in our reports filed in 1998 and 1999 the nature and progress of our plans to become Year 2000 ready. In late 1999, we completed the remediation and testing of our systems. As a result of those planning and implementation efforts, we experienced no significant disruptions in mission-critical information technology and non-information technology systems due to the Year 2000, and believe our systems successfully responded to the Year 2000 date change. We are not aware of any material problems resulting from Year 2000 issues, either with our products, our internal systems, or the products and services of third parties used in our operations. We will continue to monitor our mission critical computer applications and those of our suppliers and vendors throughout the Year 2000 to help ensure that we promptly address any latent Year 2000 matters that may arise.

INFLATION

     The effects of inflation on our operations were not significant during the periods presented in the financial statements contained herein. Generally, throughout the periods discussed, any increases in revenue have resulted primarily from higher volumes, rather than price increases.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We do not use derivative financial instruments in our operations or investments. While we have significant international operations, our contracts are all written for payments to be made in U.S. Dollars and, therefore, we do not believe we are materially subject to fluctuations in foreign currency exchange rates. Our short term and long term investments are principally in a single financial institution with significant assets and consist of U.S. Treasury bills and notes with maturities of less than three years. We do not consider the interest rate risk for these investments to be material. We do not have any material credit facilities and, therefore, do not have a significant risk due to potential fluctuations in interest rates for loans at this time. Changes in interest rates could decrease our interest income and could make it more costly to borrow money in the future and may impede our future acquisition and growth strategies if management determines that the costs associated with borrowing funds are too high to implement these strategies.

                   WHERE YOU MAY FIND ADDITIONAL INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, which means we are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Through November 21, 2000, our common stock was traded on the Nasdaq National Market under the symbol "PHXX", and such reports, proxy statements and other information about us that we filed on or before November 21, 2000 also can be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     Ordinary shares of London Bridge are traded on the London Stock Exchange under the symbol "LNB". Additional information about the London Stock Exchange and London Bridge is available over the internet at the http://www.londonstockexchange.com or by calling the London Stock Exchange at 020-7797-1372.

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

                        PHOENIX INTERNATIONAL LTD., INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Unaudited Condensed Consolidated Balance Sheets as of
  September 30, 2000 and December 31, 1999..................   F-2
Unaudited Condensed Consolidated Statements of Operations
  for the Three Months and Nine Months ended September 30,
  2000 and 1999.............................................   F-3
Unaudited Condensed Consolidated Statements of Cash Flows
  for the Nine Months ended September 30, 2000 and 1999.....   F-4
Notes to Condensed Consolidated Financial Statements........   F-5
Report of Independent Auditors..............................  F-10
Consolidated Balance Sheets as of December 31, 1999 and
  1998......................................................  F-11
Consolidated Statements of Operations for the Years ended
  December 31, 1999, 1998 and 1997..........................  F-12
Consolidated Statements of Shareholders' Equity/(Deficit)
  for the Years ended December 31, 1999, 1998 and 1997......  F-13
Restated Consolidated Statements of Cash Flows for the Years
  ended December 31, 1999, 1998 and 1997....................  F-14
Notes to Consolidated Financial Statements for the Years
  ended December 31, 1999, 1998 and
  1997......................................................  F-15

                        PHOENIX INTERNATIONAL LTD., INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2000            1999
                                                              -------------   ------------
                                                                               (RESTATED)
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................  $  1,163,376    $  2,484,977
  Accounts receivable, net of allowance for doubtful
     accounts of $1,273,000 and $1,085,000 at September 30,
     2000 and December 31, 1999, respectively...............     8,118,768       8,039,819
  Prepaid expenses and other current assets.................       680,754         639,303
                                                              ------------    ------------
          Total current assets..............................     9,962,898      11,164,099
Long-term investments, available for sale...................     3,054,578       8,964,771
Property and equipment:
  Computer equipment and purchased software.................     5,571,973       5,087,369
  Furniture, office equipment and leasehold improvements....     2,488,830       2,481,248
                                                              ------------    ------------
                                                                 8,060,803       7,568,617
  Accumulated depreciation and amortization.................    (5,160,788)     (3,964,923)
                                                              ------------    ------------
  Property and equipment, net...............................     2,900,015       3,603,694
Capitalized software costs and purchased software net of
  accumulated amortization of $5,842,000 and $4,099,000 at
  September 30, 2000 and December 31, 1999, respectively....    11,548,047      10,077,480
Goodwill and other intangible assets, net of accumulated
  amortization of $214,000 and $41,000 at September 30,
  2000, and December 31, 1999, respectively.................     1,140,158       1,210,268
Equity investments and other assets.........................       405,912       1,515,826
                                                              ------------    ------------
          Total assets......................................  $ 29,011,608    $ 36,536,138
                                                              ============    ============

                           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $    439,967    $    905,395
  Accrued expenses..........................................     4,621,318       2,791,894
  Accrued contractor services...............................     2,351,789       1,683,496
  Capital lease, current portion............................       165,897         155,222
  Deferred revenue..........................................    16,984,642      14,003,270
                                                              ------------    ------------
          Total current liabilities.........................    24,563,613      19,539,277
Capital lease, long term portion............................        73,585         199,871
Minority interests..........................................       110,728         272,647
                                                              ------------    ------------
          Total long-term liabilities.......................       184,313         472,518
                                                              ------------    ------------
          Total liabilities.................................    24,747,926      20,011,795
Shareholders' equity:
  Common stock, $0.01 par value: 50,000,000 shares
     authorized, 9,410,689 and 8,526,942 issued and
     outstanding at September 30, 2000 and December 31,
     1999, respectively.....................................        94,107          85,269
  Additional paid-in capital................................    48,496,708      43,921,394
  Unrealized gain (loss) on investments available for
     sale...................................................       (73,483)       (577,670)
  Retained earnings (deficit)...............................   (44,253,650)    (26,904,650)
                                                              ------------    ------------
          Total shareholders' equity........................     4,263,682      16,524,343
                                                              ------------    ------------
          Total liabilities and shareholders' equity........  $ 29,011,608    $ 36,536,138
                                                              ============    ============

  The accompanying notes are an integral part of these condensed consolidated balance sheets.

                        PHOENIX INTERNATIONAL LTD., INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                            THREE MONTHS ENDED            NINE MONTHS ENDED
                                               SEPTEMBER 30,                SEPTEMBER 30,
                                         -------------------------   ---------------------------
                                            2000          1999           2000           1999
                                         -----------   -----------   ------------   ------------
                                                       (RESTATED)                    (RESTATED)
Revenues:
  License fees and other...............  $   179,379   $ 1,851,167   $  3,549,637   $  6,934,123
  Implementation, customer and software
     support and other service fees....    2,743,076     1,901,661      7,796,302      6,506,151
                                         -----------   -----------   ------------   ------------
          Total revenues...............    2,922,455     3,752,828     11,345,939     13,440,274
Expenses:
  Cost of license fees and other.......      809,501     1,302,901      4,166,070      2,974,027
  Cost of implementation, customer and
     software support and other service
     fees..............................    1,460,374     2,182,682      5,179,366      6,708,549
  Sales and marketing..................    1,045,073     1,207,163      3,295,202      3,533,662
  General and administrative...........    3,980,560     1,954,219      7,025,147      4,817,447
  Product development..................    2,632,058     2,307,869      8,150,460      7,911,508
                                         -----------   -----------   ------------   ------------
          Total expenses...............    9,927,566     8,954,834     27,816,245     25,945,193
Other income (expense):
  Interest income......................       79,698       231,843        362,201        842,382
  Interest expense.....................       (5,910)       (9,292)       (21,293)       (27,207)
  Other income (loss)..................   (1,202,168)       (4,986)    (1,146,249)       (31,911)
                                         -----------   -----------   ------------   ------------
Loss before income taxes...............   (8,133,491)   (4,984,441)   (17,275,647)   (11,721,655)
Income tax expense.....................       20,580         6,518         73,353        136,965
                                         -----------   -----------   ------------   ------------
Net loss...............................  $(8,154,071)  $(4,990,959)  $(17,349,000)  $(11,858,620)
                                         ===========   ===========   ============   ============
Net loss per share -- basic and
  diluted..............................  $     (0.87)  $     (0.59)  $      (1.87)  $      (1.39)
                                         ===========   ===========   ============   ============
Weighted average shares outstanding --
  basic and diluted....................    9,410,258     8,526,768      9,266,517      8,515,506
                                         ===========   ===========   ============   ============

  The accompanying notes are an integral part of these condensed consolidated statements of operations.

                        PHOENIX INTERNATIONAL LTD., INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                   NINE MONTHS ENDED
                                                                     SEPTEMBER 30,
                                                              ----------------------------
                                                                  2000            1999
                                                              ------------    ------------
                                                                               (RESTATED)
Cash Flows from Operating Activities:
Net income (loss)...........................................  $(17,349,000)   $(11,858,620)
  Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
     Depreciation and amortization..........................     3,099,152       2,657,314
     Loss on marketable securities..........................     1,229,369              --
     Provision for doubtful accounts........................       188,000         220,000
     Minority interest......................................      (161,919)             --
  Changes in operating assets and liabilities:
     Accounts receivable....................................      (266,950)     (5,180,957)
     Prepaid expenses and other current assets..............      (500,894)       (215,382)
     Accounts payable.......................................      (465,428)        775,420
     Accrued expenses.......................................     2,497,717       1,293,811
     Deferred revenue.......................................     3,440,815       6,251,098
                                                              ------------    ------------
          Net cash used in operating activities.............    (8,289,138)     (6,057,316)
Cash Flows from Investing Activities:
Purchases of property and equipment.........................      (492,186)       (574,583)
Sale of short term investments..............................     5,959,075       8,956,280
Investment in ERAS..........................................      (103,297)             --
Capitalized software costs..................................    (4,570,896)     (6,294,799)
Settlement of prepaid royalty...............................       335,850              --
Purchase of other assets....................................            --         (70,000)
                                                              ------------    ------------
          Net cash provided by investing activities.........     1,128,546       2,016,898
Cash Flows from Financing Activities:
Payments of capital lease obligations.......................      (115,612)       (107,090)
Proceeds from funded research and development
  arrangements..............................................     1,370,450       1,451,868
Net proceeds from issuance of common stock..................     4,584,152         139,899
                                                              ------------    ------------
          Net cash provided by financing activities.........     5,838,991       1,484,677
                                                              ------------    ------------
          Net decrease in cash and cash equivalents.........    (1,321,601)     (2,555,741)
          Cash and cash equivalents at beginning of the
            period..........................................     2,484,977       3,795,962
                                                              ------------    ------------
          Cash and cash equivalents at end of the period....  $  1,163,376    $  1,240,221
                                                              ============    ============

  The accompanying notes are an integral part of these condensed consolidated statements of cash flows.

                        PHOENIX INTERNATIONAL LTD., INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring accruals, which we consider necessary for a fair presentation of our financial position and the results of operations for the interim periods presented. The condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures usually found in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The condensed consolidated financial statements should be read in conjunction with the consolidated financial statements (including the auditors report, which contains a going concern qualification), "Selected Financial and Operating Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Phoenix's annual report on Form 10-K/A for the year ended December 31, 1999.

2.  RESTATEMENT

     As a result of the nonpayment of amounts due under certain software license arrangements, we conducted a comprehensive review of our software licensing arrangements and the recognition of revenue for the years 1997 through 1999. As a result of that review, we determined that, in certain instances, revenue that we recognized at the time the software was delivered should have been recognized either as payments became due, as the services related to the software were performed, upon completion of all services required under the arrangements or over the life of the contract (up to five years). Additionally, in some instances we should have offset revenue against development costs. In addition, we have determined that we capitalized certain software development costs prior to the related software reaching technological feasibility, or otherwise capitalized development costs in error. As a result, we have restated the financial statements for the years ended December 31, 1999, 1998, and 1997, the three-month periods ended March 31, 2000 and 1999, the three- and six-month periods ended June 30, 1999, and the three- and nine-months ended September 30, 1999.

     The effects of the restatement of our financial statements for the three and nine-month periods ended September 30, 1999 are as follows:

                                                THREE MONTHS ENDED           NINE MONTHS ENDED
                                                SEPTEMBER 30, 1999           SEPTEMBER 30, 1999
                                             -------------------------   --------------------------
                                             AS REPORTED   AS RESTATED   AS REPORTED   AS RESTATED
                                             -----------   -----------   -----------   ------------
Capitalized software costs, net............  $12,884,808   $ 9,230,454   $12,884,808   $  9,230,454
Total assets...............................   56,695,535    41,883,557    56,695,535     41,883,557
Deferred revenue...........................    4,978,905    14,149,798     4,978,905     14,149,798
Total liabilities..........................   12,503,058    19,703,701    12,503,058     19,703,701
Shareholders' equity.......................   44,192,477    22,179,856    44,192,477     22,179,856
License fees...............................  $   387,659   $ 1,851,167   $ 5,201,067   $  6,934,123
Services fees..............................    2,550,777     1,901,661     9,008,380      6,506,151
Total revenues.............................    2,938,436     3,752,828    14,209,447     13,440,274
Total expenses.............................    8,852,447     8,954,834    24,967,845     25,945,193
Net loss...................................   (3,702,690)   (4,990,959)   (6,483,837)   (11,858,620)
Net loss per share -- basic and diluted....  $     (0.43)  $     (0.59)  $     (0.76)  $      (1.39)
Weighted average shares
  outstanding -- basic and diluted.........    8,526,768     8,526,768     8,515,506      8,515,506

3.  NET LOSS PER SHARE

     Net loss per share is calculated and presented in accordance with Statement of Financial Accounting Standards No. 128, Earnings per Share. We have computed basic earnings per share using the average number

                        PHOENIX INTERNATIONAL LTD., INC.

of common shares outstanding. We have computed diluted earnings per share on the basis of the average number of common shares outstanding plus the effect of dilutive outstanding stock options using the "treasury stock" method based on average stock price for the period.

     The following table sets forth the computation of basic and diluted earnings per share.

                                               THREE MONTHS ENDED            NINE MONTHS ENDED
                                                  SEPTEMBER 30,                SEPTEMBER 30,
                                            -------------------------   ---------------------------
                                               2000          1999           2000           1999
                                            -----------   -----------   ------------   ------------
                                                          (RESTATED)                    (RESTATED)
Numerator -- net loss available to common
  shareholders............................  $(8,154,071)  $(4,990,959)  $(17,349,000)  $(11,858,620)
Denominator for basic and diluted net loss
  per share -- weighted average shares
  outstanding.............................    9,410,258     8,526,768      9,266,517      8,515,506
Net loss per share -- basic and diluted...  $     (0.87)  $     (0.59)  $      (1.87)  $      (1.39)

     Pursuant to Statement of Financial Accounting Standards No. 128 the denominators for basic and diluted net loss per share are identical for the nine months ended September 30, 2000 and 1999, due to our net losses. According to the statement, the exercise of any outstanding options or warrants for a company with a net loss is considered antidilutive. Accordingly, we have excluded from the computation of diluted net loss per share employee stock options and warrants exercisable into 1,948,915 shares of common stock at September 30, 1999 and 2,108,969 shares of common stock at September 30, 2000.

4.  COMPREHENSIVE LOSS

     We adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income as of January 1, 1998. This statement establishes new rules for the reporting and display of comprehensive income and its components. Comprehensive loss for the three months and nine months ended September 30, 2000 and 1999, is comprised of the following:

                                       THREE MONTHS ENDED            NINE MONTHS ENDED
                                          SEPTEMBER 30,                SEPTEMBER 30,
                                    -------------------------   ---------------------------
                                       2000          1999           2000           1999
                                    -----------   -----------   ------------   ------------
                                                  (RESTATED)                    (RESTATED)
Net loss as reported..............  $(8,154,071)  $(4,990,959)  $(17,349,000)  $(11,858,620)
Other comprehensive income:
  unrealized gain (loss) on
  investments available for
  sale............................    1,293,683       (26,543)       504,187       (423,964)
                                    -----------   -----------   ------------   ------------
Comprehensive loss................  $(6,860,388)  $(5,017,502)  $(16,844,813)  $(12,282,584)
                                    ===========   ===========   ============   ============

5.  RECENTLY ISSUED ACCOUNTING STANDARDS

     Effective January 1, 2000, we are required to adopt the provisions of SOP 97-2 that limit what is considered vendor-specific objective evidence (VSOE) of the fair value of the various elements in a multiple-element software arrangement to the price charged when the same element is sold separately. Because of the structure of our contracts prior to October 1, 2000, we determined that we do not have VSOE, as defined in SOP 97-2, for all undelivered elements in its software arrangements entered into between January 1, 2000 and October 1, 2000 (the date that we modified the structure of our contracts). As a result, all contracts that include maintenance entered during that period will be required to be recognized over the post-contract support period, generally five years.

     Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998. This statement establishes accounting and reporting standards for

                        PHOENIX INTERNATIONAL LTD., INC.

derivative financial instruments and requires recognition of derivatives in the Statement of Financial Position to be measured at fair value. Gains or losses resulting from changes in the value of derivatives would be accounted for depending on the intended use of the derivative and whether it qualifies for hedge accounting. This statement is effective for our financial statements beginning in 2001. We are currently studying the future effects of adopting this statement. However, due to our limited use of derivative financial instruments, adoption of Statement No. 133 is not expected to have a significant effect on our financial position or results of operations.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" and amended it in March and June 2000 with respect to the effective dates. We are required to adopt the provisions of this Staff Accounting Bulletin in our fourth fiscal quarter of 2000 and are currently in the process of assessing the impact of its adoption. While Staff Accounting Bulletin 101 does not supersede the software industry specific revenue recognition guidance, which we believe we are in compliance with, once complete guidance is disseminated, it may change current interpretations of software revenue recognition requirements. We do not expect the adoption of SAB 101 to have a significant effect on our financial position or results of operations.

6.  FACILITIES

     In the third quarter of 2000, we moved most of our Orlando operations into one building, and we are currently seeking to sublet a portion of our second, smaller facility there. As a result, we have accrued the cost of the unoccupied space through the date upon which we expect to sublease the space, the cost of rental commissions expected to be paid, expected write-downs on furniture and equipment to be disposed of, and the difference between rental payments expected to be received and amounts payable under our lease, which together approximate $0.7 million.

7.  INVESTMENT IN EQUITY SECURITIES

     In the third quarter of 2000, we determined that the decline in the fair value of our investment in Netzee, Inc. from its historical cost should be accounted for in earnings as a realized loss in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". As a result, we recorded a $1.2 million charge to operations for the quarter. We had previously accounted for the decline in the fair value of this investment through a separate component of shareholders' equity, which equaled $1.1 million at June 30, 2000.

8.  CONTINGENCIES

  Litigation

     On November 23, 1999, a lawsuit was filed in the District Court for the Middle District of Florida as a purported class action initiated by George Taylor, a former Phoenix employee. Initially, Phoenix and our chief executive officer were named as defendants. The lawsuit alleges, among other things, that Phoenix and our chief executive officer improperly recognized revenues, overstated revenues and failed to disclose that our revenues were allegedly in decline, all of which allegedly caused our stock price to be higher than it otherwise would have been during the class period. The lawsuit alleges that these purported actions violate Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. On May 5, 2000, the plaintiffs filed an Amended Complaint which, among other things, (1) added four additional investors as named plaintiffs and proposed class representatives; (2) expanded the purported class period to the period from May 5, 1997 to April 15, 1999; and
(3) added Phoenix's president as an additional named defendant. Phoenix and the other two defendants filed Motions to Dismiss, which were denied by the Court without opinion in August 2000. The parties are beginning to conduct discovery. Our insurance carriers have denied coverage for the claims in this lawsuit. On October 24, 2000, we entered into an agreement in principle to

                        PHOENIX INTERNATIONAL LTD., INC.

settle the consolidated securities class action litigation with a settlement class comprising shareholders who acquired Phoenix common stock during the period between May 5, 1997 and August 22, 2000. The settlement of this action provides that we will pay $4.2 million in cash to the putative shareholder class. The settlement is subject to certain customary conditions, notice to the proposed settlement class and preliminary and final court approval.

     In addition, we are subject to various claims and legal proceedings covering a variety of matters arising in the ordinary course of our business activities.

  Customer Disputes

     - IBM/Sekerbank. In 1998, we contracted to provide software and software development and implementation services as a subcontractor to IBM Turk Limited Sirketi for the benefit of its customer, Sekerbank T.A.S. In May of 1999, IBM informed us that its contract with Sekerbank had been cancelled. IBM then purported to cancel its contract with Phoenix. According to IBM, Sekerbank cancelled their contract with IBM because of our failure to perform, called in an IBM performance bond from a bank, and received most of its money back from IBM. IBM has paid Phoenix over $1 million under the subcontract, has requested a return of all funds, and has indicated they may have claims against us up to $5.2 million in damages. We disagree with IBM's position. We believe that IBM, and not Phoenix, is responsible for the cancellation of the contract by Sekerbank, and believes that we have claims against IBM under its subcontract for the remaining value of the contract, which amounts to at least $3.9 million. The parties are in negotiation to resolve the dispute. The contract calls for arbitration of disputes; however, no arbitration or other action has been filed by either party.

     - Toprakbank. In June of 2000, we received notice from Toprakbank A.S., one of our customers in Turkey, that it had canceled its implementation of the Phoenix System. The parties have exchanged letters making cross claims against each other. Toprakbank has paid us $550,000 under the contract and has requested a refund of this money. Our receivables from Toprakbank exceed $1.3 million, and we have requested payment of this amount, plus future support fees under the contract. The parties are in negotiation to resolve the dispute. The contract calls for arbitration of disputes; however, no arbitration or other action has been filed by either party.

     - Demirbank. In June of 2000, we received notice from Demirbank T.A.S., one of our customers in Turkey, that it has canceled its implementation of the Phoenix System. To date Demirbank has paid us over $4.6 million under its agreement. Our receivables from Demirbank currently exceed $900,000. We have not received any demand from Demirbank. We have requested payment of all receivables due. The parties are in negotiation to resolve the dispute. The contract calls for arbitration of disputes; however, no arbitration or other action has been filed by either party.

9.  SUBSEQUENT EVENTS

  Asset Purchase Agreement Executed with London Bridge Software Holdings plc

     On October 25, 2000, we entered into an Asset Purchase Agreement with London Bridge Software Holdings plc. and its indirect wholly owned subsidiary London Bridge Acquisition Company, Inc. Pursuant to the Agreement, we have agreed to sell substantially all of our assets to London Bridge for cash in the amount of $45,462,092, subject to adjustment based on the deterioration in our working capital between the date of the agreement and the closing of the transaction. In connection with this transaction, London Bridge has agreed to assume certain specified liabilities. We will retain all other liabilities. London Bridge has also agreed to loan us up to $10 million for our interim working capital requirements pursuant to a loan agreement. The loan agreement contains various restrictions and limitations on our ability to borrow funds. Because of the potential reductions in the purchase price, uncertainty regarding the amount of claims to be made by London Bridge

                        PHOENIX INTERNATIONAL LTD., INC.

under the representations and warranties made in the purchase agreement, and uncertainty regarding the value of some of the assets and liabilities we will retain, the amount of net proceeds ultimately distributed to our shareholders likely will differ from and could be substantially less than the stated purchase price of $45,462,092.

  International Turnkey Systems

     On November 9, 2000, we amended our agreement with our reseller in the Middle East, International Turnkey Systems. In exchange for the forgiveness of $660,000 of outstanding receivables from ITS, the amendment eliminates the requirement in our marketing agreement with ITS for Phoenix to provide ITS with $1.65 million in professional services work.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Phoenix International Ltd., Inc.

     We have audited the accompanying consolidated balance sheets, as restated, of Phoenix International Ltd., Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows, all as restated, for each of the three years in the period ending December 31, 1999. Our audits also included the financial statement schedule, as restated, listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of Phoenix's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements, as restated, referred to above present fairly, in all material respects, the consolidated financial position of Phoenix International Ltd., Inc. at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ending December 31, 1999, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, as restated, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     The accompanying financial statements have been prepared assuming that Phoenix International Ltd., Inc. will continue as a going concern. As more fully described in Note 2, the Company's operating losses and negative cash flows have continued into 2000 and have adversely impacted the Company's liquidity. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     The accompanying consolidated financial statements for the years ended December 31, 1999, 1998, and 1997 have been restated as discussed in Note 1.

                                          ERNST & YOUNG LLP

Atlanta, Georgia
February 7, 2000, except for
Note 1, the second through the
fifth paragraphs of Note 2, and Note 14, as to which the date is October 21, 2000

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           1998
                                                              ------------   ------------
                                                                      (RESTATED)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................  $  2,484,977   $ 3,795,962
  Investments available for sale............................            --     5,995,640
  Accounts receivable, net of allowance for doubtful
     accounts of $1,085,000 and $673,000 at December 31,
     1999 and 1998, respectively............................     8,039,819     6,969,793
  Prepaid expenses and other current assets.................       639,303       539,405
                                                              ------------   -----------
          Total current assets..............................    11,164,099    17,300,800
Long-term investments, available for sale...................     8,964,771    16,533,770
Property and equipment:
  Computer equipment and purchased software.................     5,087,369     4,245,907
  Furniture, office equipment and leasehold improvements....     2,481,248     2,307,329
                                                              ------------   -----------
                                                                 7,568,617     6,553,236
  Accumulated depreciation and amortization.................    (3,964,923)   (2,224,508)
                                                              ------------   -----------
                                                                 3,603,694     4,328,728
Capitalized software costs, net of accumulated amortization
  of $4,099,000 and $2,182,000 at December 31, 1999 and
  1998, respectively........................................    10,077,480     5,770,556
Goodwill and other intangible assets, net...................     1,210,268            --
Equity investment and other assets..........................     1,515,826     1,879,150
                                                              ------------   -----------
          Total assets......................................  $ 36,536,138   $45,813,004
                                                              ============   ===========

                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $    905,395   $   597,260
  Accrued expenses..........................................     2,791,894     1,664,219
  Accrued contractor services...............................     1,683,496       830,933
  Capital lease, current portion............................       155,223       142,051
  Deferred revenue..........................................    14,003,270     7,898,700
                                                              ------------   -----------
          Total current liabilities.........................    19,539,278    11,133,163
Capital lease, long-term portion............................       199,870       357,299
Minority interest...........................................       272,647            --
Commitments and contingencies
Shareholders' equity:
  Preferred stock, $0.01 par value:
     10,000,000 shares authorized, none issued and
      outstanding...........................................            --            --
  Common stock, $0.01 par value:
     50,000,000 shares authorized, 8,526,942 and 8,498,633
      issued and outstanding at December 31, 1999 and 1998,
      respectively..........................................        85,269        84,986
  Additional paid-in capital................................    43,921,394    43,781,279
  Unrealized (losses) gains on investments available for
     sale...................................................      (577,670)      366,005
  Retained deficit..........................................   (26,904,650)   (9,909,728)
                                                              ------------   -----------
          Total shareholders' equity........................    16,524,343    34,322,542
                                                              ------------   -----------
          Total liabilities and shareholders' equity........  $ 36,536,138   $45,813,004
                                                              ============   ===========

          See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                          YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                         DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                             1999           1998           1997
                                                         ------------   ------------   ------------
                                                                         (RESTATED)
Revenues:
  License fees and other...............................  $  9,642,778   $10,683,843    $ 8,226,322
  Implementation, customer and software support and
     other service fees................................     8,543,828     8,658,062      5,213,031
                                                         ------------   -----------    -----------
          Total revenues...............................    18,186,606    19,341,905     13,439,353
Expenses:
  Costs of license fees and other......................     4,839,219     2,080,569      1,739,398
  Costs of implementation, customer and software
     support and other service fees....................     9,038,765     6,233,850      3,649,284
  Sales and marketing..................................     5,295,021     4,440,521      3,264,055
  General and administrative...........................     6,292,817     5,219,078      2,748,680
  Product development..................................    10,672,362     7,153,589      3,289,653
                                                         ------------   -----------    -----------
          Total expenses...............................    36,138,184    25,127,607     14,691,070
Other income (expense):
  Interest income......................................     1,013,490     1,698,308        799,676
  Interest expense.....................................       (43,958)      (57,102)       (52,376)
  Other income (expense)...............................       (34,860)       82,407        133,656
                                                         ------------   -----------    -----------
Loss before minority interest and income taxes.........   (17,016,906)   (4,062,089)      (370,761)
Minority interest......................................        54,248            --             --
                                                         ------------   -----------    -----------
Loss before income taxes...............................   (16,962,658)   (4,062,089)      (370,761)
Income tax expense.....................................        32,264       348,265        394,970
                                                         ------------   -----------    -----------
Net loss...............................................  $(16,994,922)  $(4,410,354)   $  (765,731)
                                                         ============   ===========    ===========
Net loss per share -- basic and diluted................  $      (2.00)  $     (0.53)   $     (0.11)
                                                         ============   ===========    ===========
Weighted average shares outstanding -- basic and
  diluted..............................................     8,518,323     8,378,784      6,698,317
                                                         ============   ===========    ===========

          See accompanying notes to consolidated financial statements.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY/(DEFICIT)
                                   (RESTATED)

                                                                                       UNREALIZED
                                                                                         GAINS/
                                                                                      (LOSSES) ON
                                      COMMON STOCK                                    INVESTMENTS
                                       ALL CLASSES       ADDITIONAL       STOCK        AVAILABLE                        TOTAL
                                   -------------------     PAID-IN     SUBSCRIPTION       FOR          RETAINED     SHAREHOLDERS'
                                    SHARES     AMOUNT      CAPITAL     RECEIVABLES        SALE        (DEFICIT)        EQUITY
                                   ---------   -------   -----------   ------------   ------------   ------------   -------------
Balance, December 31, 1996.......  5,758,365   $57,583   $10,708,061    $(110,683)     $      --     $ (4,630,783)  $  6,024,178
  Common stock issued in
    connection with a public
    offering, net of issuance
    costs........................  2,211,000    22,110    31,508,362           --             --               --     31,530,472
  Issuance of common stock from
    exercise of stock options....     68,622       686       234,915           --             --               --        235,601
  Payment on employee stock
    receivable...................         --        --            --       97,323             --               --         97,323
  Issuance of common stock in
    connection with
    acquisition..................    115,140     1,152        (1,089)          --             --               --             63
  Retained deficit recorded in
    connection with
    acquisition..................         --        --            --           --             --         (102,861)      (102,861)
  Net loss.......................         --        --            --           --             --         (765,731)      (765,731)
                                   ---------   -------   -----------    ---------      ---------     ------------   ------------
Balance, December 31, 1997.......  8,153,127    81,531    42,450,249      (13,360)            --       (5,499,375)    37,019,045
  Comprehensive income:
    Net loss.....................         --        --            --           --             --       (4,410,354)    (4,410,354)
    Other comprehensive income:
      Unrealized appreciation on
        certain securities
        available for sale.......         --        --            --           --        366,006               --        366,006
                                                                                                                    ------------
  Comprehensive income...........         --        --            --           --             --               --     (4,044,348)
  Issuance of common stock from
    exercise of stock options....    345,506     3,455     1,331,030           --             --               --      1,334,485
  Payment on employee stock
    receivable...................         --        --            --       13,360             --               --         13,360
                                   ---------   -------   -----------    ---------      ---------     ------------   ------------
Balance, December 31, 1998.......  8,498,633    84,986    43,781,279           --        366,006       (9,909,729)    34,322,542
  Comprehensive income:
    Net loss.....................         --        --            --           --             --      (16,994,922)   (16,994,922)
    Other comprehensive loss:
      Unrealized depreciation on
        certain securities
        available for sale.......         --        --            --           --       (943,675)              --       (943,675)
                                                                                                                    ------------
  Comprehensive loss.............         --        --            --           --             --               --    (17,938,597)
  Issuance of common stock from
    exercise of stock options and
    employee stock purchase
    plan.........................     28,309       283       140,115           --             --               --        140,398
                                   ---------   -------   -----------    ---------      ---------     ------------   ------------
Balance, December 31, 1999.......  8,526,942   $85,269   $43,921,394    $      --      $(577,670)    $(26,904,650)  $ 16,524,343
                                   =========   =======   ===========    =========      =========     ============   ============

          See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                        DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                            1999           1998           1997
                                                        ------------   ------------   ------------
                                                                        (RESTATED)
Operating Activities:
Net loss..............................................  $(16,994,922)  $(4,410,354)   $   (765,731)
  Adjustments to reconcile net loss to net cash
     provided by (used in) operating activities:
     Depreciation and amortization....................     3,711,829     2,363,026       1,150,545
     Provision against accounts receivable............       849,978       547,225         140,000
     Revenue under economic development grant.........            --       (95,000)        (95,000)
     Minority interest................................       (54,248)           --              --
     Changes in operating assets and liabilities, net
       of effects of purchase of business:
       Accounts receivable............................    (2,125,496)   (3,178,383)     (3,828,899)
       Prepaid expenses and other current assets......       (46,613)     (514,581)        (59,195)
       Accounts payable...............................       285,870       (27,664)        240,231
       Accrued expenses...............................     1,980,238       664,712         908,400
       Deferred revenue...............................     6,104,570     2,321,406       2,203,320
                                                        ------------   -----------    ------------
Net cash provided by (used in) operating activities...    (6,288,794)   (2,329,613)       (106,329)
Investing Activities:
  Sales of investments, available for sale............    14,801,573     2,058,451              --
  Purchases of investments, available for sale........    (1,866,094)   (3,428,841)    (18,062,189)
  Purchases of property and equipment.................      (696,911)   (3,235,769)     (1,250,085)
  Capitalized software development costs..............    (8,171,613)   (3,947,159)     (1,715,811)
  Acquisition of business, net of cash acquired.......      (255,548)           --              --
  Acquisition of service bureau contracts.............      (375,000)           --              --
  Decrease (increase) in other assets.................            --            --      (1,369,261)
                                                        ------------   -----------    ------------
Net cash provided by (used in) investing activities...     3,436,407    (8,553,318)    (22,397,346)
Financing Activities:
  Proceeds from funded software development
     arrangements.....................................     1,934,261       428,025              --
  Repayment of promissory note........................      (389,000)           --              --
  Capital lease payments..............................      (144,257)     (131,468)        (96,182)
  Net proceeds from issuance of common stock..........       140,398     1,334,485      31,766,136
Cash payments for stock subscription receivables......            --        13,360          97,323
                                                        ------------   -----------    ------------
Net cash provided by (used in) financing activities...     1,541,402     1,644,402      31,767,277
Net increase (decrease) in cash and cash
  equivalents.........................................    (1,310,985)   (9,238,529)      9,263,602
Cash and cash equivalents at beginning of period......     3,795,962    13,034,491       3,770,889
                                                        ------------   -----------    ------------
Cash and cash equivalents at end of year..............  $  2,484,977   $ 3,795,962    $ 13,034,491
                                                        ============   ===========    ============
Supplemental Disclosures of Cash Flow Information:
  Cash paid during the year for:
     Interest.........................................  $     38,501   $    54,352    $     50,597
                                                        ============   ===========    ============
     Income taxes.....................................  $    213,120   $    43,727    $     24,500
                                                        ============   ===========    ============
Supplemental Schedule of Noncash Investing and
  Financing Activities:
  Equipment financed by capital lease.................  $         --   $        --    $    727,000
                                                        ============   ===========    ============
  Purchase of developed software through forgiveness
     of receivable....................................  $         --   $        --    $    286,000
                                                        ============   ===========    ============
  Investment in common stock through cancellation of
     prepaid royalties................................  $         --   $   650,000    $         --
                                                        ============   ===========    ============

          See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  RESTATEMENT OF FINANCIAL STATEMENTS

     As a result of the nonpayment of amounts due under certain software license arrangements that had been previously recognized as revenue, Phoenix conducted a comprehensive review of its software licensing arrangements and the recognition of revenue for the years 1997 through 1999. As a result of that review, Phoenix determined that, in certain instances, revenue that had been recognized at the time the software was delivered should have been recognized either as payments became due, as the related services were performed, upon completion of all services required under the arrangements or in some instances should have been accounted for as funded development arrangements. In addition, Phoenix has determined that certain software development costs were capitalized prior to the related software reaching technological feasibility, or were otherwise capitalized in error. As a result, the financial statements for the years ended December 31, 1999, 1998, and 1997 have been restated.

     The effects of the restatement of Phoenix's financial statements for the years ending December 31, 1999, 1998, and 1997 are as follows (in thousands except for per share amounts):

                                          1999                        1998                        1997
                                -------------------------   -------------------------   -------------------------
                                AS REPORTED   AS RESTATED   AS REPORTED   AS RESTATED   AS REPORTED   AS RESTATED
                                -----------   -----------   -----------   -----------   -----------   -----------
Capitalized software costs,
  net.........................   $ 14,540      $ 10,077       $ 7,155       $ 5,770
Total assets..................     44,523        36,536        59,502        45,813
Deferred revenue..............      4,576        14,003         2,649         7,898
Retained earnings (accumulated
  deficit)....................    (11,377)      (26,905)        4,298        (9,910)
Shareholders' equity..........     34,481        16,524        50,811        34,322
License fees and other........      7,749         9,642        16,034        10,683       $12,664       $ 8,226
Implementation, customer and
  software support and other
  service fees................     11,901         8,543         9,903         8,658         5,178         5,213
Total revenues................     19,651        18,186        25,938        19,341        17,843        13,439
Total expenses................     35,159        36,138        23,921        25,127        14,762        14,691
Net income (loss).............    (15,675)      (16,994)        2,431        (4,410)        3,040          (766)
Net income (loss) per share --
  basic.......................      (1.84)        (2.00)         0.29         (0.53)         0.45         (0.11)
Net income (loss) per share --
  diluted.....................      (1.84)        (2.00)         0.27         (0.53)         0.41         (0.11)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business

     Phoenix International Ltd., Inc., was formed on January 11, 1993, and designs, develops, markets, and supports highly adaptable, enterprise-wide client/server application software for the financial services industry and provides account processing services for financial institutions using such software. Phoenix's primary market is small to mid-sized financial institutions.

  Basis of presentation

     The accompanying financial statements, as restated, have been prepared assuming that Phoenix will continue as a going concern. These financial statements have been restated for the matters discussed in Note 1. Phoenix suffered a significant loss in 1999 and used a significant amount of cash in operations in 1999, both prior to the restatement of its financial statements. Management believed the 1999 results were attributable to the adverse effect on customers' purchase decisions related to their concerns about the effect of Year 2000, the publicity related to certain adverse postings on Yahoo!, and certain litigation against Phoenix, and believed such factors would not continue into 2000.

     Actual results in 2000 have not improved as expected by management, sales have continued to lag, and the Company has continued to use cash to fund operations. Management believes the factors discussed above, additional adverse publicity caused by the restatement of its financial statements as discussed in
Note 1, and its continued losses and decline in cash reserves have continued to depress 2000 operating results and adversely impact Phoenix's liquidity. As a result, at the time of the restatement of its 1999 financial statements, substantial doubt exists as to whether Phoenix will be able to continue as a going concern without additional debt or equity financing.

     Phoenix is currently in discussions with London Bridge Group of North America, Inc. regarding the possible acquisition of Phoenix and believes that it will be able to obtain a bridge loan from London Bridge in connection with the acquisition that would be sufficient to satisfy its short term working capital needs. However, if the acquisition does not take place Phoenix will need additional financing to support its planned operations. If such financing cannot be obtained Phoenix will be required to significantly curtail its operations.

     The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

  Principles of Consolidation

     The consolidated financial statements include the accounts of Phoenix, its majority-owned subsidiary Phoenix International New York, Inc. (formerly Servers On-Line, Inc.), and the following wholly-owned subsidiaries: Phoenix International A.P. Limited in New Zealand, Phoenix EMEA Limited in the United Kingdom, Phoenix International (Australia) Pty. Limited, Phoenix International Software (Singapore) Pte. Ltd., and Phoenix FSC Inc., a company domiciled in the U.S. Virgin Islands. All significant intercompany balances and transactions have been eliminated.

     Minority interests represent outside shareholders' 46% ownership of the common stock of Phoenix International New York, Inc., a provider of bank processing and consulting services in which Phoenix purchased a 54% interest during 1999. The acquisition was recorded as a purchase and the earnings of Phoenix International New York are included in our results of operations from the date of the acquisition. The loss attributable to the minority shareholder interest in 1999 was $54,248 and is included in minority interest in the consolidated statements of operations.

  Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements.

  Net Loss Per Share

     The following table sets forth the computation of basic and diluted net loss per share:

                                                      1999          1998         1997
                                                  ------------   -----------   ---------
Numerator -- net loss...........................  $(16,994,922)  $(4,410,354)  $(765,731)
                                                  ============   ===========   =========
Denominator for basic and diluted net loss per
  share -- weighted average shares
  outstanding...................................     8,518,323     8,378,784   6,698,317
                                                  ============   ===========   =========
Net loss per share -- basic and diluted.........  $      (2.00)  $     (0.53)  $   (0.11)
                                                  ============   ===========   =========

     Due to Phoenix's losses, potentially dilutive shares were anti-dilutive and therefore not included in the calculation of net loss per diluted share. There were outstanding options and warrants to purchase 1,775,166 potentially dilutive shares at December 31, 1999, 1,509,672 potentially dilutive shares at December 31, 1998, and 1,344,015 potentially dilutive shares at December 31, 1997.

  Revenue and Cost Recognition

     Phoenix generates revenue primarily from software license sales and from related services, including implementation and customization services, maintenance and support activities and training services. Phoenix does not offer third parties or any of its customers the right to return Phoenix's software products. Phoenix's software license revenues are generated from licensing Phoenix's products directly to end users and indirectly through resellers. Phoenix recognizes revenues in accordance with provisions of Statement of Position 97-2, "Software Revenue Recognition," in 1998 and 1999, Statement of Position 91-1, "Software Revenue Recognition," in 1997 and prior periods, and SOP 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts" in all periods. The nature of each licensing arrangement determines how revenues and the related costs are recognized:

     - Phoenix's customer contracts are multi-element arrangements that include a software license, implementation and consulting services, maintenance and customer training. Undelivered elements typically include maintenance, customer training, consulting and, when significant customization services are essential to the functionality of the software, the software license is also considered undelivered. As required under SOP 97-2, Phoenix allocates the contract value to the various elements of the contract using the fair value of the elements, regardless of any separate prices stated within the contract.

     - If the contract requires Phoenix to perform significant production, modification, or customization of software, revenue from the software license, its modification and implementation are recognized using the percentage-of-completion method of accounting based on estimates of effort expended for modification and implementation to total expected effort. The duration of contracts of this type typically ranges from three to twelve months.

     - Contracts to modify or customize software are evaluated to determine if they constitute funded software development arrangements of the type contemplated by SOP 97-2. If so, professional services revenue from those arrangements is credited first to the amount of any development costs capitalized, and the remainder is deferred. Thereafter, revenue is offset against any additional costs that are subsequently capitalized and any remaining amounts are recognized in income when the project is completed.

     - If the contract requires delivery of the product to the end user and Phoenix is not required to perform significant production, modification, or customization, Phoenix recognizes software license revenues under the provisions of SOP 97-2. Accordingly, such software license revenues are recognized when a noncancelable license agreement has been signed, the product has been shipped, the fees are fixed and determinable and collectability is probable.

     - If the contract requires delivery of the product to a third-party reseller or integrator, and Phoenix is obligated to provide other services to the reseller, Phoenix recognizes revenue over the period for which it is obligated to provide such services or, where collection is not probable, the lesser of over the service period or upon receipt of cash.

     - Services under international contracts are generally provided under time and materials arrangements. Services under domestic contracts are provided under fixed price and time and material arrangements. The resultant service revenues and expenses are recognized as services are performed, except in the case of funded development arrangements, where they are offset against development costs. Revenues from maintenance activities, which consist of fees for ongoing support and product updates, are recognized ratably over the term of the maintenance contract, typically five years, and the associated costs are expensed as incurred. When maintenance is sold with software licenses that are subject to the percentage-of-completion method of accounting, Phoenix accounts for the maintenance revenues separately from the license revenues. Phoenix utilizes objective evidence of the fair value to determine the value of the maintenance. This objective evidence of fair value consists of the renewal rate for the maintenance. Phoenix's resellers are also able to sell maintenance contracts to their end users for a separate fee payable to Phoenix. The objective evidence of fair value for maintenance revenues in reseller arrangements is the same as the objective evidence when the sale is directly between Phoenix and an end user.

     - Cost of software license revenues includes the cost of the media, product packaging, documentation, and certain third-party royalties. In addition, Phoenix generally warrants its products to meet standard specifications for a period of 30 to 90 days following the delivery of the product to the customer.

     - Cost of service, maintenance, and other revenues consists of compensation and related overhead costs for personnel engaged in consulting, training, maintenance and support activities, as well as costs for third-party consultants utilized in providing such services. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in contract performance and estimated profitability may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined; the effects of which may be material. Costs and estimated earnings in excess of billings have not been recognized in the accompanying consolidated balance sheets. Billings in excess of costs and estimated earnings on uncompleted contracts are classified as deferred revenues in the accompanying consolidated balance sheets.

  Cash, Cash Equivalents and Investment Securities

     We consider all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Investments in marketable securities are classified as available-for-sale and are recorded at fair value with any unrealized holding gains or losses, net of deferred taxes, included as a component of equity and other comprehensive income. Realized gains and losses on investments are determined based on amortized cost using specific identification.

  Property and Equipment

     Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets (generally three to five years for computer equipment and purchased software, and four to seven years for furniture and office equipment). Depreciation expense was $1,699,612 in 1999, $1,252,066 in 1998, and $525,488 in 1997. Leasehold improvements are amortized over the related lease term. Property and equipment includes $787,281 of furniture purchased under a capital lease, with accumulated amortization of $309,289 at December 31, 1999, and $196,820 at December 31, 1998.

  Capitalized Software Costs

     We capitalize certain software development costs in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. Any funding received under funded-software development arrangements reduces capitalized amounts pursuant to SOP 97-2. Costs incurred internally to develop a computer software product are charged to product development expense when incurred until technological feasibility has been established for the product. Thereafter, all software production costs are capitalized and recorded at the lower of unamortized cost or net realizable value. Capitalization ceases upon general release to customers. After general release, capitalized costs are amortized using the greater of the amount computed using (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product (currently five years). Capitalized software costs also include purchased software costs of $1,262,000 at December 31, 1999, and $761,000 at December 31, 1998. Amortization of capitalized software development costs and purchased software is included in costs of license fees and other. Changes in capitalized software costs, net of accumulated amortization are summarized as follows:

                                                      1999          1998          1997
                                                   -----------   -----------   ----------
Balance, at beginning of year....................  $ 5,770,556   $ 3,362,382   $1,985,628
Internal costs capitalized during the year.......    7,395,549     3,186,159    1,690,811
Purchased software...............................    1,262,000       761,000      311,000
Less funding under software development
  contracts......................................   (1,934,261)     (428,025)          --
Less amortization expense........................   (2,416,364)   (1,110,960)    (625,057)
                                                   -----------   -----------   ----------
Balance, at end of year..........................  $10,077,480   $ 5,770,556   $3,362,382
                                                   ===========   ===========   ==========

  Goodwill and Other Intangible Assets

     Intangible assets, consisting primarily of goodwill and purchased contracts of approximately $876,000 and $375,000, respectively, resulting from acquisitions during 1999, are amortized on a straight-line basis over periods ranging from 3.5 years for contracts to 15 years for goodwill. Goodwill and other intangible assets are periodically reviewed for impairment based on an assessment of future operations, using estimates of undiscounted future cash flows, to ensure they are appropriately valued. Accumulated amortization as of December 31, 1999, was $40,986.

  Stock Based Compensation

     Stock options granted to our employees are generally for a fixed number of shares with an exercise price equal to or greater than the fair value of the shares at the date of grant. We account for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations, and accordingly recognize no compensation expense for stock option grants for which the terms are fixed. Compensation expense is recognized for increases in the estimated fair value of common stock for stock options with variable terms. We have adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, which encourages, but does not require, companies to adopt a fair value based method for determining expense related to stock-based compensation.

  Marketing and Advertising Costs

     Marketing and advertising costs are expensed as incurred. Advertising expense was $163,535 in 1999, $222,207 in 1998, and $130,242 in 1997. Marketing
and tradeshow expense was $483,720 in 1999, $273,465 in 1998, and $161,272 in
1997.

  Recently Issued Accounting Standards

     Effective January 1, 2000, Phoenix is required to adopt the provisions of SOP 97-2 that limit what is considered vendor-specific objective evidence (VSOE) of the fair value of the various elements in a multiple-element software arrangement to the price charged when the same element is sold separately. Because of the structure of Phoenix's contracts prior to October 1, 2000, Phoenix has determined that it does not have VSOE, as defined in SOP 97-2, for all undelivered elements in its software arrangements entered into between January 1, 2000 and October 1, 2000 (the date that Phoenix modified the structure of its contracts). As a result, all contracts that include maintenance entered into during that period will be required to be recognized over the period of post-contract customer support, generally five years.

     Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998. This statement establishes accounting and reporting standards for derivative financial instruments and requires recognition of derivatives in the Statement of Financial Position to be measured at fair value. Gains or losses resulting from changes in the value of derivatives would be accounted for depending on the intended use of the derivative and whether it qualifies for hedge accounting. This statement is effective for our financial statements beginning in 2001. We are currently studying the future effects of adopting this statement. However, due to our limited use of derivative financial instruments, adoption of Statement No. 133 is not expected to have a significant effect on our financial position or results of operations.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" and amended it in March and June 2000 with respect to the effective dates. We are required to adopt the provisions of this bulletin 101 in our fourth fiscal quarter of 2000 and are currently in the process of assessing the impact of its adoption. While Staff Accounting Bulletin No. 101 does not supersede the software industry specific revenue recognition guidance, which Phoenix believes it is in compliance with, once complete guidance is disseminated, this bulletin may change current interpretations of software revenue recognition requirements. We do not expect the adoption of Staff Accounting Bulletin No. 101 to have a significant effect on our financial position or results of operations.

3.  FINANCIAL INSTRUMENTS

  Concentrations of Credit Risk

     Financial instruments that potentially subject Phoenix to significant concentrations of credit risk consist principally of cash and cash equivalents, investments, and trade accounts receivable.

     Our cash and cash equivalents at December 31, 1999, were held primarily by a single financial institution. Trade accounts receivable are unsecured and due under stated terms from a small number of customers which are primarily in the banking business and are generally subject to regulatory oversight. Trade receivables due from foreign customers comprised 76% of total trade receivables as of December 31, 1999, and 72% of total trade receivables as of December 31, 1998. Our long-term investments are held principally by a single financial institution and consist of United States Treasury bills and United States Treasury notes with maturities of less than three years (for which interest rate risk is not considered material).

  Fair Value

     We used the following methods and assumptions in estimating our fair value disclosures for financial instruments:

     - Cash and Cash Equivalents: The carrying amount reported in the balance sheet approximates the fair value of cash and cash equivalents.

     - Investments: Available for sale investments are carried at market value as determined by quoted market prices.

4.  COMMITMENTS

  Leases

     We lease furniture and computer equipment under a capital lease, and office space and equipment under non-cancelable operating leases. Total rent expense for all operating leases was $2,315,327 in 1999, $1,382,926 in 1998, and $701,617 in 1997.

     Future minimum lease payments under capital leases and aggregate non-cancelable operating leases with terms of one year or more consisted of the following at December 31, 1999:

                                                              CAPITAL     OPERATING
                                                               LEASES      LEASES
                                                              --------   -----------
Years ending December 31,
  2000......................................................  $180,552   $ 2,199,493
  2001......................................................   180,552     2,071,254
  2002......................................................    30,092     1,803,992
  2003......................................................        --     1,736,997
  2004......................................................        --     1,756,780
  Thereafter................................................        --     4,491,595
                                                              --------   -----------
Total minimum lease payments................................   391,196    14,060,110
Amounts representing interest...............................   (36,103)           --
                                                              --------   -----------
Net minimum lease payments..................................  $355,093   $14,060,110
                                                              ========   ===========

  Professional Services

     Pursuant to its Marketing Agreement with International Turnkey Systems
(ITS), Phoenix agreed to purchase 2,750 man-days of professional services at a cost of $600 per man-day. However, Phoenix is not obligated to purchase such services until ITS has been certified to deliver such services and Phoenix has sufficient requirements contracted from customers for such work.

5.  ACQUISITIONS

     In May 1997, Phoenix completed the merger of Hampton Resources Limited, a New Zealand corporation and its subsidiaries, Priority Solutions Ltd. and Priority Solutions International, Ltd. (collectively "Priority Solutions") in exchange for 76,760 shares of Phoenix common stock into Phoenix's wholly-owned subsidiary, Phoenix International A.P. Limited, a New Zealand corporation ("Phoenix A.P. Limited"). Phoenix A.P. Limited is a provider of international banking software products and services.

     The Phoenix A.P. Limited acquisition has been accounted for as a pooling of interests. Phoenix believes that the historical results of operations and other financial information of Priority Solutions are not material in relation to Phoenix's results of operations and other financial information. Phoenix has not, therefore, restated its historical financial statements but has included the results of Phoenix A.P. Limited's ongoing operations in its financial statements, effective April 1, 1997.

     During October 1999, Phoenix increased its ownership interest in Phoenix International New York, Inc. (formerly Servers On-Line, Inc.) to 54% of the outstanding common shares, which was in addition to the convertible preferred stock position acquired in 1998 for $300,000. Phoenix International New York, Inc. operates our Northeast application service center. The purchase price and related costs of approximately $960,000 were satisfied by the issuance of a $389,000 promissory note, conversion of $311,000 of Phoenix International New York's liabilities to Phoenix into equity, and payment of $260,000 in cash.

     Upon satisfaction of specific performance criteria, the minority shareholders of Phoenix International New York, Inc. have the option to sell their remaining interests to Phoenix in exchange for a total of $250,000 in cash and $350,000 in Phoenix common stock. The acquisition of Phoenix International New York, Inc. was accounted for as a purchase under Accounting Principles Board Opinion No. 16. In accordance with such opinion, we allocated the purchase price based on the fair value of the assets acquired and liabilities assumed. Acquired intangibles, which include renewable contracts and goodwill, total $876,000 and are being amortized over periods ranging from 3.5 to 15 years.

     The operations of Phoenix International New York are included in our consolidated results from the date of acquisition in October of 1999. Pro forma financial statements for the Servers On-Line acquisition are not required under APB No. 16 as the effect of the acquisition is not material to our results of operations.

     Also during 1999, Phoenix purchased from ERAS JV contracts to provide data processing services on an outsourced basis to certain financial institution for a total of $375,000. The value of these contracts is recorded as an intangible asset which is being amortized over the initial terms of these contracts.

6.  CAPITALIZATION

     In May 1997, the shareholders approved an amendment to our articles of incorporation increasing the number of shares of common stock authorized for issuance to 50,000,000.

     In August 1997, Phoenix completed a secondary public offering of its common stock. We issued 2,211,000 shares of common stock, including the underwriter's over-allotment option, at a price of $15.67 per share. The proceeds to Phoenix from the offering, net of underwriting discounts and offering expenses, were approximately $31.5 million.

     In May 1998, Phoenix effected a three-for-two stock split in the form of a 50% stock dividend, distributed on May 18, 1998, to shareholders of record on May 11, 1998. Accordingly, all share and per share amounts have been adjusted to reflect this split.

     The Board of Directors is authorized to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share. The terms of preferred stock have not been designated and no shares have been issued.

7.  STOCK OPTIONS

     Phoenix has various stock option plans that authorize its Board of Directors to grant employees, officers, and directors qualified and unqualified options to purchase shares of its common stock. Stock options are generally granted with an exercise price at or above the fair market value of Phoenix common stock on the date of the grant. As of December 31, 1999, we had three stock incentive plans:

     - the Phoenix International Ltd., Inc. 1995 Employee Stock Option Plan, effective March of 1995;

     - the Phoenix International Ltd., Inc. 1995 Employee Stock Option Plan, effective October of 1995; and

     - the Phoenix International Ltd., Inc. 1996 Director Stock Option Plan.

     Up to 780,000 shares of Phoenix common stock may be issued pursuant to options granted under the March 1995 Employee Stock Option Plan; however, the Board does not intend to issue any additional shares under such plan. As of December 31, 1999, the October 1995 Employee Stock Option Plan authorized the grant of options to purchase up to 1,304,959 shares of Phoenix common stock and the 1996 Director Stock Option Plan authorized the grant of options to purchase up to 352,480 shares of Phoenix common stock. Stock options granted under these plans have varying vesting schedules, but options typically vest over a three to five year period from the date of grant and options expire within ten years from the date of grant.

     Stock options granted under the 1996 Stock Option Director Plan are non-qualified, have a term of five years, and may be exercised only after the six month anniversary of the date of grant.

     At December 31, 1999, we had 63,231 shares available for issuance under the March 1995 Employee Stock Option Plan, 162,126 shares under the October 1995 Employee Stock Option Plan, and 106,480 shares under the 1996 Director Stock Option Plan. At December 31, 1999, we had reserved 2,781,939 shares of common stock for issuance upon exercise of options and warrants to purchase common stock.

     Phoenix's Board of Directors approved in February 2000 an amendment to increase the total number of shares available for issuance under the October 1995 Employee Stock Option Plan to 2,100,000 shares, and an amendment to increase the number of shares available for issuance under the 1996 Director Stock Option

Plan to total 500,000 shares. Each of these amendments was approved by Phoenix's shareholders at its annual meeting held on May 5, 2000.

     We have elected to follow APB Opinion No. 25 and related interpretations in accounting for our employee stock options rather than the alternative fair value accounting provided for under Statement of Financial Accounting Standards No.
123. Under APB Opinion No. 25, because the exercise price of our employee stock options generally equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net loss and net loss per share is required by Statement of Financial Accounting Standards No. 123, which also requires that the information be determined as if Phoenix had accounted for our employee stock options granted subsequent to December 31, 1994, under the fair value method of Statement of Financial Accounting Standards No. 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions and fair values:

                                               NO DIVIDEND YIELD,
                                                WEIGHTED AVERAGE
                                              VOLATILITY FACTORS OF
                                               THE EXPECTED MARKET    WEIGHTED AVERAGE   WEIGHTED AVERAGE
                               RISK-FREE        PRICE OF PHOENIX      EXPECTED LIFE OF    FAIR VALUE OF
YEAR                         INTEREST RATES       COMMON STOCK        OPTIONS GRANTED    OPTIONS GRANTED
----                         --------------   ---------------------   ----------------   ----------------
1997.......................       6.24%                0.49              3.97 years           $8.86
1998.......................       5.18                 0.54              2.80 years            5.21
1999.......................       5.64                 0.68              2.02 years            2.80

     For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the option's vesting period. Our pro forma information follows:

                                                     1999          1998          1997
                                                 ------------   -----------   -----------
Pro forma net loss.............................  $(19,791,719)  $(6,300,104)  $(2,213,581)
Pro forma net loss per share -- basic and
  diluted......................................         (2.32)        (0.75)        (0.33)

     A summary of our option activity and related information follows:

                                                                          WEIGHTED
                                                                          AVERAGE
                                                                          EXERCISE
                                                               OPTIONS     PRICE
                                                              ---------   --------
Outstanding at December 31, 1996:...........................    987,030    $ 4.71
  Granted...................................................    408,450     13.97
  Exercised.................................................    (68,622)     3.47
  Cancelled.................................................    (11,343)     4.10
                                                              ---------
Outstanding at December 31, 1997:...........................  1,315,515      7.66
  Granted...................................................    639,457     14.04
  Exercised.................................................   (345,506)     4.15
  Cancelled.................................................   (128,294)     9.65
                                                              ---------
Outstanding at December 31, 1998:...........................  1,481,172     11.06
  Granted...................................................    492,200      7.72
  Exercised.................................................    (22,352)     2.94
  Cancelled.................................................   (204,354)    11.94
                                                              ---------
Outstanding at December 31, 1999............................  1,746,666     10.11
                                                              =========

     Exercise prices for options outstanding as of December 31, 1999, range from $2.86 to $19.33 per share. There were 790,094 options exercisable at a weighted average exercise price of $10.02 at December 31, 1998, and 774,383 options exercisable at a weighted average exercise price of $6.72 at December 31, 1997. The following table sets forth by group of exercise price ranges, the number of shares, weighted average exercise price, and weighted average remaining contractual life of options outstanding, and the number and weighted average exercise price of options currently exercisable as of December 31, 1999.

                         OPTIONS OUTSTANDING
                 -----------------------------------
                               WEIGHTED                OPTIONS EXERCISABLE
                               AVERAGE                 --------------------
                              REMAINING     WEIGHTED               WEIGHTED
                             CONTRACTUAL    AVERAGE                AVERAGE
   RANGE OF      NUMBER OF       LIFE       EXERCISE   NUMBER OF   EXERCISE
EXERCISE PRICES   SHARES       (YEARS)       PRICE      SHARES      PRICE
---------------  ---------   ------------   --------   ---------   --------
$ 2.86 - $ 6.67    600,028       7.23        $ 4.95      342,453    $ 4.03
$ 8.00 - $13.75    622,388       7.07         10.65      433,326     10.35
$14.08 - $19.34    524,250       5.85         15.39      404,700     15.30
---------------  ---------       ----        ------    ---------    ------
$ 2.86 - $19.34  1,746,666       6.76        $10.11    1,180,479    $10.21
===============  =========       ====        ======    =========    ======

     We have warrants outstanding at December 31, 1999, to purchase up to 28,500 shares of common stock at an exercise price of $9.60 per share which were issued in July 1997 to the underwriters of our initial public offering pursuant to the underwriting agreement. The warrants are exercisable through July 2001.

8.  INCOME TAXES

     Significant components of the provision for income taxes are as follows for the years ended December 31, 1999, December 31, 1998, and December 31, 1997:

                                                           1999       1998       1997
                                                          -------   --------   --------
Current foreign tax expense.............................  $32,264   $348,265   $394,970
Deferred domestic tax expense...........................       --         --         --
                                                          -------   --------   --------
          Total tax expense.............................  $32,264   $348,265   $394,970
                                                          =======   ========   ========

     Income (loss) before income taxes in the U.S. and foreign tax jurisdictions are as follows:

                                                      1999          1998         1997
                                                  ------------   -----------   ---------
U.S.............................................  $(17,271,000)  $(5,162,000)  $(772,000)
Foreign.........................................       308,000     1,100,000     401,000
                                                  ------------   -----------   ---------
Loss before income taxes........................  $(16,963,000)  $(4,062,000)  $(371,000)
                                                  ============   ===========   =========

     Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     Significant components of our deferred income tax assets and liabilities at December 31, 1999, December 31 1998, and December 31, 1997 are as follows:

                                                     1999          1998          1997
                                                 ------------   -----------   -----------
Deferred income tax liabilities:
  Tax over book depreciation...................  $   (104,000)  $   (94,000)  $   (60,000)
  Capitalized software, net....................    (3,829,000)   (2,245,000)   (1,308,000)
          Total tax liabilities................    (3,933,000)   (2,339,000)   (1,368,000)
Deferred tax assets:
  Alternative minimum tax credit...............        51,000        51,000        20,000
  Research and development credit
     carryforwards.............................     1,482,000       903,000       504,000
  Allowance for doubtful accounts..............       412,000       262,000        60,000
  Net operating loss carryforwards.............    12,074,000     6,311,000     2,626,000
  Deferred revenue.............................     3,874,000     1,816,000     1,871,000
  Other........................................       101,000        78,000        60,000
                                                 ------------   -----------   -----------
          Total tax assets.....................    17,994,000     9,421,000     5,141,000
Subtotal.......................................    14,061,000     7,082,000     3,773,000
Valuation allowance for deferred tax assets....   (14,061,000)   (7,082,000)   (3,773,000)
                                                 ------------   -----------   -----------
Net deferred tax assets........................  $         --   $        --   $        --
                                                 ============   ===========   ===========

     The reconciliation of income tax computed at U.S. Federal statutory tax rates to income tax expense is:

                                                      1999          1998         1997
                                                   -----------   -----------   ---------
Tax at U.S. statutory rates......................  $(5,767,304)  $(1,381,080)  $(126,059)
State taxes......................................     (678,506)     (199,038)    (14,830)
Foreign tax rate differential....................       (6,388)      (79,612)    234,205
Tax credits......................................     (578,515)     (429,695)   (325,725)
Foreign tax credit...............................           --            --     737,664
Stock option tax deduction.......................       (2,586)     (959,847)   (346,553)
Other............................................       85,986        88,450     185,212
Change in valuation allowance....................    6,979,577     3,309,087      51,056
                                                   -----------   -----------   ---------
          Total tax expense......................  $    32,264   $   348,265   $ 394,970
                                                   ===========   ===========   =========

     As a result of operating losses incurred in 1999 and earlier, and because of uncertainties related to the Company's ability to generate sufficient future taxable income to realize the benefit of net deferred tax assets related principally to net operating losses, the Company has recorded a valuation allowance against the net deferred tax assets based on management's belief that it is "more likely than not" that the net deferred tax assets for which the valuation allowance has been recorded will not be realized. We will continue to assess the valuation allowance and to the extent it is determined that such allowance is no longer required, the tax benefit of the remaining net deferred tax assets will be recognized in the future.

     We had net operating loss carryforwards of approximately $31,774,000 available at December 31, 1999, that expire approximately $188,000 in 2008, $823,000 in 2009, $1,317,000 in 2010, $3,881,000 in 2011, $9,472,000 in 2018,
and $16,093,000 in 2019. In addition, we have available research and development tax credit carryforwards of approximately $1.5 million that also expire in years 2008 through 2019. These net operating losses and tax credit carryforwards are subject to change if the Company determines that it is necessary to amend its prior tax returns to reflect certain changes resulting from the restatement. Whether we can utilize these carryforwards to reduce future income taxes depends on our ability to generate sufficient taxable income prior to the expiration of the carryforwards. Further, ownership changes have occurred that limit the net operating loss and tax credit carryforwards of the Company, and a may impact the Company's ability to utilize its net operating loss and tax credit carryforwards in the future.

9.  EMPLOYEE BENEFITS

     We maintain a 401(k) plan that covers substantially all employees. Phoenix may, at its discretion, contribute by matching employee contributions. Defined contributions are limited to the maximum amount deductible under the Internal Revenue Code. In 1999, we made contributions totaling $122,000, and did not make contributions to the 401(k) plan in 1997 or 1998.

     We have a profit sharing plan with discretionary contributions covering substantially all employees. We did not make contributions to the profit sharing plan in 1997, 1998, or 1999.

     We established an employee stock purchase plan, effective July 1, 1998, in which substantially all employees may participate. Eligible employees may purchase Phoenix common stock at a discount to market value at established dates. We have reserved 150,000 shares of its common stock for issuance under this plan. The plan is designed as a non-compensatory plan under Section 423 of the Internal Revenue Code. Payroll deductions used to purchase Phoenix common stock totaled $79,000 in 1999, compared with $75,000 in 1998.

10.  EMPLOYMENT AGREEMENTS

     Phoenix has entered into employment agreements with our senior executives. Certain agreements commit Phoenix to various obligations if the employee is terminated without cause or if there is a change in the control of Phoenix. The major obligations are for salaries and bonus, healthcare premiums, and the vesting of previously granted stock options.

11.  SEGMENTS, MAJOR CUSTOMERS AND EXPORT SALES

     Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, requires disclosure of certain financial information for reportable operating segments based on our organizational structure. We have no identifiable segments that meet Statement of Financial Accounting Standards No. 131 criteria.

     Major customers as defined by Phoenix are those that individually account for 10% or more of total revenues. There were no major customers in 1999 or 1998. Sales to one major customer in 1997 comprised 15% of revenues.

     Domestic and export sales, as a percentage of total revenues, were as follows:

                                                               LATIN        EUROPE,
                                                    UNITED   AMERICA &     AFRICA &     PACIFIC
                                                    STATES   CARIBBEAN    MIDDLE EAST     RIM
                                                    ------   ----------   -----------   -------
1999..............................................    49%        19%          22%         10%
1998..............................................    57         17           24           2
1997..............................................    53         22           15          10

12.  CONTINGENCIES (ALSO SEE NOTE 14 -- SUBSEQUENT EVENTS)

  Litigation

     Phoenix is subject to various claims and legal proceedings covering a variety of matters arising in the ordinary course of its business activities.

     On November 23, 1999, a lawsuit was filed in the District Court for the Middle District of Florida as a purported class action initiated by George Taylor, a former Phoenix employee. Initially, Phoenix and our chief executive officer were named as defendants. The lawsuit alleges, among other things, that Phoenix and our chief executive officer improperly recognized revenues, overstated revenues and failed to disclose that our revenues were allegedly in decline, all of which allegedly caused our stock price to be higher than it otherwise would have been during the class period. The lawsuit alleges that these purported actions violate Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. On May 5, 2000, the plaintiffs filed an Amended Complaint which, among other things, (1) adds four additional investors as named plaintiffs and proposed class representatives; (2) expands the purported class period to the period from May 5, 1997 to April 15, 1999; and (3) adds Phoenix's president as an additional named defendant. Phoenix and the other two defendants filed Motions to Dismiss, which were denied by the Court without opinion in August 2000. The parties are beginning to conduct discovery. Phoenix's insurance carriers have denied coverage for the claims in this lawsuit. Phoenix is vigorously defending this case.

  Customer Disputes

     IBM/Sekerbank. In 1998, Phoenix contracted to provide software and software development and implementation services as a subcontractor to IBM Turk Limited Sirketi for the benefit of its customer, Sekerbank T.A.S. In May of 1999, IBM informed Phoenix that its contract with Sekerbank had been cancelled. IBM then purported to cancel its contract with Phoenix. According to IBM, Sekerbank cancelled their contract with IBM because of the failure of Phoenix to perform, called in an IBM performance bond from a bank, and received most of its money back from IBM. IBM has paid Phoenix over $1 million under the subcontract, has requested a return of all funds, and has indicated they may have claims against Phoenix for up to $5.2 million in damages. Phoenix disagrees with IBM's position, believes that IBM, and not Phoenix, is responsible for the cancellation of the contract by Sekerbank, and believes that it has claims against IBM under its subcontract for the remaining value of the contract, which amounts to at least $3.9 million. The parties are in negotiation to resolve the dispute. The contract calls for arbitration of disputes; however, no arbitration or other action has been filed by either party.

13.  RELATED PARTY TRANSACTIONS

     In 1997 and 1998, Phoenix purchased a total of 11% of the equity of Dyad Corporation in several transactions for a total purchase price of $1.5 million. In 1999, Dyad Corporation merged with and became a wholly-owned subsidiary of Netzee, Inc. Pursuant to such merger, Phoenix received 70,976 shares of Netzee stock representing less than 1% of the shares outstanding, in exchange for its 11% interest in Dyad. A partner with Nelson Mullins Riley & Scarborough, L.L.P., Phoenix's primary outside legal counsel, served on Phoenix's Board of Directors from 1996 until 1999, was a director of Dyad Corporation, and as of December 31, 1999, was a director and the chief executive officer of Netzee.

     In December 1998, Phoenix entered into a service agreement and a marketing agent agreement with Towne Services, Inc. ("TSI"). This marketing agent agreement allows Phoenix exclusive marketing and distribution rights in various regions of the world for Collections Works, one of TSI's software products. The agreement provides for payment by Phoenix of $485,000 for this right. Phoenix's chief executive officer is a director of TSI and another one of our shareholders and directors is also a shareholder and director of TSI. On June 28, 2000, Phoenix modified its marketing arrangement for software from TSI. In exchange for $365,000, Phoenix agreed to convert its exclusive marketing rights for TSI's Collection Works product into non-exclusive rights. Further, TSI paid Phoenix a total of $175,000 in consideration of the sale of exclusive marketing rights to Collection works to an entity in Malaysia. Phoenix retained non-exclusive rights to market the TSI product on revised terms. In December of 1998 TSI also purchased an internet and intranet site and associated services from Phoenix for a total of $275,000.

     In September 1997, Phoenix entered into a software license and cooperative marketing agreement with Servers On-Line. In October of 1999, we acquired a 54% controlling interest in Servers On-Line, Inc., and changed the name of the company to Phoenix International New York, Inc. Prior to such acquisition, Phoenix recognized $169,000 in revenues during 1999 from this company, and $181,500 in 1998. Certain officers of the acquired company are now officers of Phoenix.

     To encourage certain bank shareholders' initial investment in Phoenix, we offered a discount, equal to the shareholders' initial investment in Phoenix, to be applied toward license fees if and when each shareholder licensed the Phoenix System for use in the normal course of its operations. Discounts offered since inception total $896,250. Discounts of $41,250 were used in 1998 and no discounts were used in 1997 or 1999. Net of discounts used, license fee revenue from these shareholders totaled $95,316 in 1999, $68,778 in 1998, and $340,660 in 1997.
Implementation, support, and other service revenues from these shareholders totaled $358,074 in 1999, $485,647 in 1998, and $588,198 in 1997.

14.  SUBSEQUENT EVENTS

     Phoenix's Board of Directors approved in February 2000 an amendment to increase the total number of shares available for issuance under the October 1995 Employee Stock Option Plan to 2,100,000 shares, and an amendment to increase the number of shares available for issuance under the 1996 Director Stock Option Plan to total 500,000 shares. Each of these amendments was approved by Phoenix's shareholders at the annual shareholders meeting on May 5, 2000.

     In February 2000, London Bridge purchased 861,623 shares of Phoenix common stock for $5,000,000. This acquisition made London Bridge a 9.16% equity owner in Phoenix as of the transaction date. In connection with such purchase, Phoenix entered into an agreement with London Bridge to market one of its products called "Vectus."

     On August 22, 2000, we entered into an exclusivity agreement with London Bridge Software Holdings plc, which among other things, provided for a 30-day period of exclusivity during which the parties agreed to work towards definitive agreements regarding an acquisition of Phoenix by London Bridge. On September 22, 2000, Phoenix and London Bridge extended the period of exclusivity through October 8, 2000, and agreed to negotiate in good faith with respect to the execution by that date of a definitive agreement providing for the acquisition of Phoenix by London Bridge and the extension by London Bridge of a working capital line of credit of up to $10 million for interim financing. On October 7, 2000, the parties agreed to extend the exclusivity period through October 31, 2000 on the same terms. Drafts of acquisition documents have been circulated for comment, and we are continuing our discussions and negotiations with London Bridge concerning the potential acquisition and interim financing. Consummation of any transaction, however, is contingent on several conditions, including resolution of the pending purported class action lawsuit and successful completion of due diligence.

     On August 23, 2000, the Nasdaq Stock Market halted trading in our common stock at the last reported price of $3.00 per share. Trading in our common stock will remain halted until we have satisfied Nasdaq's request for additional information primarily regarding accounting issues identified in our press release dated August 22, 2000. Nasdaq also indicated that it would delist our common stock from trading on the Nasdaq National Market at the opening of business on September 1, 2000, because of our failure to timely file our June 30, 2000 Form 10-Q, unless we appealed Nasdaq's decision. We timely requested an appeal, and appeared at a hearing before the Nasdaq Listing Qualifications Panel on September 22, 2000. The Listing Qualifications Panel stated that if Phoenix failed to file its restated financial results and required periodic reports on or before October 20, 2000, then our common stock would be delisted at that time. We are fully cooperating with Nasdaq and do not expect that the restatement of our financial statements will impact our ability to maintain compliance with Nasdaq's quantitative listing requirements.

     Any delisting by Nasdaq would likely have an adverse and material effect on the price of our common stock and on the ability of our shareholders to sell their shares. Such delisting could also adversely affect our ability to obtain additional debt or equity financing and may result in a reduction in the amount and quality of security analysts' and news media's coverage of our business operations. There can be no assurance that our actions will be successful to maintain listing on the Nasdaq National Market.

     On May 11, 2000, we initiated cost saving measures by eliminating open positions, terminating approximately 15% of our existing workforce, and reorganizing employees along US and International business lines. The cost of salaries and employee benefits for the terminated employees was approximately $3.5 million on an annualized basis. Severance-related expenses in connection with these terminations was approximately $200,000.

     In the third quarter of 2000, Phoenix moved most of its Orlando operations into one building, and is currently seeking a sublessee for a portion of its second, smaller facility there. In addition, Phoenix intends to relocate its UK operations to a serviced office, and is currently in negotiations to sublease its UK facilities to a third party.

     In the second quarter of 2000, we determined that the completion of project Aurora was at significant risk. We, therefore wrote off approximately $406,000 in capitalized software development costs in the second quarter of 2000 related to this project.

     In the third quarter of 2000, we determined that the decrease of the value of our investment in Netzee was other than temporary and we will therefore record a loss in that quarter.

     In June of 2000, Phoenix received notice from its customer in Turkey, Toprakbank A.S., that it intended to cancel its implementation of the Phoenix System. The parties have exchanged letters making cross claims against each other. Toprakbank has paid Phoenix $550,000 under the contract and has requested a refund of this money. Phoenix receivables from Toprakbank exceed $1.3 million, and Phoenix has requested payment of this amount, plus future support fees under the contract. The parties are in negotiation to resolve the dispute. The contract calls for arbitration of disputes; however, no arbitration or other action has been filed by either party.

     In June of 2000, Phoenix received notice from its customer in Turkey, Demirbank T.A.S., that it intended to cancel its implementation of the Phoenix System. No demand has been received from Demirbank. Demirbank has paid Phoenix over $4.6 million to date. Phoenix receivables from Demirbank exceed $900,000. Phoenix is in discussions with Demirbank for amicable termination of the relationship and settlement of outstanding issues.

     On June 28, 2000, Phoenix modified its marketing arrangement for software from TSI. In exchange for $365,000, Phoenix agreed to convert its exclusive marketing rights for TSI's Collection Works product into non-exclusive rights. Further, TSI paid Phoenix a total of $175,000 in consideration of the sale of exclusive marketing rights to Collection works to an entity in Malaysia. Phoenix retained non-exclusive rights to market the TSI product on revised terms. In December of 1998 TSI also purchased an Internet and intranet site and associated services from Phoenix for a total of $275,000.

     In October, Phoenix learned that a mini-tender offer for 400,000 shares of Phoenix stock at a cash price of $.50 per share, less distributions after September 7, 2000, was commenced by Sutter Opportunity Fund 2, LLC ("Sutter"). Phoenix recommended to its shareholders that they reject this mini-tender offer.

11.  QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                            THREE MONTHS ENDED(1)
                                           --------------------------------------------------------
                                            MARCH 31,     JUNE 30,     SEPTEMBER 30,   DECEMBER 31,
                                              1999          1999           1999            1999
                                           -----------   -----------   -------------   ------------
1999 -- Restated:
  Revenues...............................  $ 5,424,176   $ 4,263,270    $ 3,752,828    $ 4,746,332
  Operating loss.........................   (2,510,360)   (4,792,553)    (5,202,006)    (5,446,659)
  Net loss...............................   (2,267,014)   (4,600,647)    (4,990,959)    (5,136,302)
  Net loss per share -- basic and
     diluted(2)..........................  $     (0.27)  $     (0.54)   $     (0.59)   $     (0.60)
  Weighted average shares outstanding --
     basic and diluted...................    8,504,949     8,514,802      8,526,768      8,526,772
  Capitalized software costs, net........  $ 6,738,391   $ 8,473,554    $ 9,230,454    $10,077,480
  Total assets...........................   44,145,160    45,030,951     41,883,557     36,536,138
  Deferred revenue.......................    8,514,115    11,989,526     14,149,798     14,003,270
  Shareholders' equity...................   31,945,448    27,197,358     22,179,856     16,524,343
1999 -- As Reported:
  Revenues...............................    5,534,755     5,736,256      2,938,436      5,441,755
  Operating loss.........................   (2,290,856)   (2,553,530)    (5,914,011)    (4,750,222)
  Net loss...............................   (1,308,092)   (1,473,056)    (3,702,690)    (9,191,333)
  Net loss per share -- basic and
     diluted(2)..........................  $     (0.15)  $     (0.17)   $     (0.43)   $     (1.08)
  Weighted average shares outstanding --
     basic and diluted...................    8,504,949     8,514,802      8,526,768      8,526,772
  Capitalized software costs, net........  $ 8,893,023   $11,328,576    $12,884,808    $14,540,780
  Total assets...........................   58,305,593    59,139,663     56,695,535     44,523,804
  Deferred revenue.......................    2,775,422     3,408,621      4,978,905      4,576,804
  Shareholders' equity...................   49,459,438    47,912,421     44,192,477     34,481,933

                                                            THREE MONTHS ENDED(1)
                                           --------------------------------------------------------
                                            MARCH 31,     JUNE 30,     SEPTEMBER 30,   DECEMBER 31,
                                              1998          1998           1998            1998
                                           -----------   -----------   -------------   ------------
1998 -- Restated:
  Revenues...............................  $ 4,515,114   $ 4,709,601    $ 5,476,932    $ 4,640,258
  Operating loss.........................     (546,977)     (627,550)    (1,453,440)    (3,157,736)
  Net loss...............................     (184,438)     (233,552)    (1,149,422)    (2,842,942)
  Net loss per share -- Basic(2).........  $     (0.02)  $     (0.03)   $     (0.14)   $     (0.33)
  Weighted average shares outstanding --
     basic and diluted...................    8,231,703     8,366,344      8,422,974      8,494,114
  Capitalized software costs, net........  $ 4,163,103   $ 4,714,097    $ 5,204,825    $ 5,770,556
  Total assets...........................   45,536,552    44,825,733     47,788,645     45,813,003
  Deferred revenue.......................    4,464,648     4,726,559      6,814,101      7,898,700
  Shareholders' equity...................   37,545,562    37,421,930     37,387,549     34,322,542
1998 -- As Reported:
  Revenues...............................    4,598,444     5,666,703      8,002,479      7,670,583
  Operating (loss).......................     (381,856)      361,326      1,251,261        785,673
  Net loss...............................       35,124       497,664      1,116,285        781,938
  Net income per share -- Basic(2).......  $      0.00   $      0.06    $      0.13    $      0.09
  Net income per share -- Diluted(3).....  $      0.00   $      0.06    $      0.13    $      0.09
  Weighted average shares outstanding --
     basic...............................    8,231,703     8,366,344      8,422,974      8,494,114
  Weighted average shares outstanding --
     diluted.............................    8,725,628     8,928,034      8,874,710      8,934,755
  Capitalized software costs, net........  $ 4,446,610   $ 5,306,812    $ 6,271,374    $ 7,155,436
  Total assets...........................   53,022,437    53,402,203     57,241,428     59,502,573
  Deferred revenue.......................    1,632,636     2,253,915      2,499,216      2,649,364
  Shareholders' equity...................   46,574,968    47,174,110     49,215,840     50,811,992

                                                            THREE MONTHS ENDED(1)
                                           --------------------------------------------------------
                                            MARCH 31,     JUNE 30,     SEPTEMBER 30,   DECEMBER 31,
                                              1997          1997           1997            1997
                                           -----------   -----------   -------------   ------------
1997 -- Restated:
  Revenues...............................  $ 3,134,737   $ 3,498,845    $ 2,417,304    $ 4,388,467
  Operating income (loss)................      540,366       (88,010)    (1,406,111)      (297,962)
  Net income.............................      465,672      (181,289)    (1,198,637)       148,523
  Net income (loss) per
     share -- Basic(2)...................  $      0.08   $     (0.03)   $     (0.17)   $      0.02
  Net income (loss) per
     share -- Diluted(3).................  $      0.07   $     (0.03)   $     (0.16)   $      0.02
  Weighted average shares outstanding --
     basic...............................    5,773,046     5,917,110      6,950,588      8,152,524
  Weighted average shares outstanding --
     diluted.............................    6,429,960     6,568,083      7,647,260      8,672,229
  Capitalized software costs, net........  $ 2,534,212   $ 2,814,925    $ 3,069,306    $ 3,362,382
  Total assets...........................   11,961,457    11,571,671     42,976,378     45,777,521
  Deferred revenue.......................    3,227,609     2,790,846      3,613,306      5,577,294
  Shareholders' equity...................    6,640,618     6,425,029     36,849,415     37,019,045
1997 -- As Reported:
  Revenues...............................    3,713,724     4,706,108      3,354,710      6,068,492
  Operating income (loss)................    1,111,610       856,953       (312,324)     1,423,313
  Net income.............................    1,013,296       763,674          9,971      1,253,575
  Net income per share -- Basic(2).......  $      0.18   $      0.13    $      0.00    $      0.15
  Net income per share -- Diluted(3).....  $      0.16   $      0.12    $      0.00    $      0.14
  Weighted average shares outstanding --
     basic...............................    5,773,046     5,917,110      6,950,588      8,152,524
  Weighted average shares outstanding --
     diluted.............................    6,429,960     6,568,083      7,647,260      8,672,229
  Capitalized software costs, net........  $ 2,534,212   $ 2,814,925    $ 3,124,397    $ 3,522,484
  Total assets...........................   13,764,384    15,029,073     46,548,965     52,157,495
  Deferred revenue.......................      899,453     1,172,202      1,031,360      1,851,960
  Shareholders' equity...................   10,748,081    11,477,455     43,110,449     45,835,131

---------------

(1) Quarterly financial data has been restated. See Note 1.
(2) Due to rounding of quarterly calculations being different from rounding of year to date information, the sum of basic net income per share for the four quarters does not equal basic net loss per share for the year.
(3) Due to the calculation of weighted average shares outstanding for the year as the average of quarterly weighted average shares outstanding, the sum of diluted net income per share for the four quarters does not equal diluted net income per share for the year.

                                                                         ANNEX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                      LONDON BRIDGE SOFTWARE HOLDINGS PLC,

                    LONDON BRIDGE ACQUISITION COMPANY, INC.

                                      AND

                        PHOENIX INTERNATIONAL LTD., INC.

                          DATED AS OF OCTOBER 25, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
                                                                                A-6
ARTICLE I  PURCHASE AND SALE.................................................
  Section 1.1    Agreement to Purchase and Sell..............................   A-6
  Section 1.2    Assets......................................................   A-6
  Section 1.3    Excluded Assets.............................................   A-7
  Section 1.4    Assumption of Assumed Liabilities...........................   A-8
  Section 1.5    Excluded Liabilities........................................   A-9
  Section 1.6    New Zealand Share Option....................................  A-10
                                                                               A-10
ARTICLE II  PURCHASE PRICE; ADJUSTMENTS; ALLOCATIONS.........................
  Section 2.1    Purchase Price..............................................  A-10
  Section 2.2    Payment of Purchase Price...................................  A-10
  Section 2.3    Adjustment of Purchase Price................................  A-10
  Section 2.4    [Intentionally omitted.]....................................  A-11
  Section 2.5    Allocation of Certain Items.................................  A-11
                                                                               A-12
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE SELLER....................
  Section 3.1    Organization................................................  A-12
  Section 3.2    Authorization...............................................  A-12
  Section 3.3    No Conflict.................................................  A-13
  Section 3.4    Required Filings and Consents...............................  A-14
  Section 3.5    Compliance..................................................  A-14
  Section 3.6    SEC Filings, Financial Statements...........................  A-14
  Section 3.7    Absence of Certain Changes or Events........................  A-15
  Section 3.8    Taxes.......................................................  A-15
  Section 3.9    Real Property...............................................  A-16
  Section 3.10   Assets......................................................  A-16
  Section 3.11   Existing Seller Projects....................................  A-17
  Section 3.12   Litigation..................................................  A-17
  Section 3.13   Material Contracts..........................................  A-17
  Section 3.14   Information Supplied........................................  A-19
  Section 3.15   Employee Benefit Plans......................................  A-19
  Section 3.16   Labor and Employment Matters................................  A-20
  Section 3.17   Environmental Compliance and Disclosure.....................  A-22
  Section 3.18   Intellectual Property.......................................  A-22
  Section 3.19   Brokers.....................................................  A-26
  Section 3.20   Insurance Policies..........................................  A-26
  Section 3.21   Notes and Accounts Receivable...............................  A-26
  Section 3.22   Transactions with Affiliates................................  A-26
  Section 3.23   No Existing Discussions.....................................  A-27
  Section 3.24   Shareholders' Rights Agreement..............................  A-27
  Section 3.25   Major Suppliers and Customers...............................  A-27
  Section 3.26   Licenses and Permits........................................  A-27
  Section 3.27   New Zealand Documents.......................................  A-28
  Section 3.28   Disclosure..................................................  A-28
                                                                               A-28
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER.......
  Section 4.1    Organization and Standing...................................  A-28
  Section 4.2    Authority for Agreement.....................................  A-29
  Section 4.3    No Conflict.................................................  A-29
  Section 4.4    Required Filings and Consents...............................  A-29

                                                                               PAGE
                                                                               ----
  Section 4.5    Information Supplied........................................  A-29
  Section 4.6    Brokers.....................................................  A-30
                                                                               A-30
ARTICLE V  CERTAIN COVENANTS AND AGREEMENTS..................................
  Section 5.1    Conduct of the Business Pending the Closing.................  A-30
  Section 5.2    Access to Information; Confidentiality......................  A-31
  Section 5.3    Notification of Certain Matters; Supplements to Seller
                 Disclosure Letter...........................................  A-32
  Section 5.4    Reasonable Best Efforts; Further Assurances.................  A-32
  Section 5.5    Board Recommendations.......................................  A-33
  Section 5.6    Acquisition Proposals.......................................  A-34
  Section 5.7    Seller Shareholders' Meeting................................  A-35
  Section 5.8    Proxy Statement.............................................  A-35
  Section 5.9    [Intentionally omitted.]....................................  A-36
  Section 5.10   Consents....................................................  A-36
  Section 5.11   Public Announcements........................................  A-36
  Section 5.12   Employees...................................................  A-37
  Section 5.13   Transfer Taxes; Expenses....................................  A-38
  Section 5.14   Insurance...................................................  A-38
  Section 5.15   Name Change.................................................  A-38
  Section 5.16   Risk of Loss................................................  A-39
  Section 5.17   Customer Visits.............................................  A-39
  Section 5.18   Personal Computer Equipment.................................  A-39
  Section 5.19   Parent Guarantee............................................  A-39
ARTICLE VI  CONDITIONS TO CLOSING
  Section 6.1    Conditions to Each Party's Obligations......................  A-39
  Section 6.2    Conditions to Obligations of the Purchaser..................  A-40
  Section 6.3    Conditions to Obligations of the Seller.....................  A-42
                                                                               A-42
ARTICLE VII  CLOSING.........................................................
                                                                               A-43
ARTICLE VIII TERMINATION.....................................................
  Section 8.1    Termination.................................................  A-43
  Section 8.2    Effect of Termination.......................................  A-44
                                                                               A-44
ARTICLE IX  INDEMNIFICATION..................................................
  Section 9.1    Indemnification Obligations of the Seller...................  A-44
  Section 9.2    Indemnification Obligations of the Purchaser................  A-45
  Section 9.3    Indemnification Procedure...................................  A-46
  Section 9.4    Claims Period...............................................  A-47
  Section 9.5    Liability Limits............................................  A-47
  Section 9.6    Investigations..............................................  A-47
                                                                               A-48
ARTICLE X  MISCELLANEOUS PROVISIONS..........................................
  Section 10.1   Notices.....................................................  A-48
  Section 10.2   Schedules and Exhibits......................................  A-48
  Section 10.3   Assignment; Successors in Interest..........................  A-49
  Section 10.4   Number; Gender..............................................  A-49
  Section 10.5   Captions....................................................  A-49
  Section 10.6   Controlling Law; Amendment..................................  A-49
  Section 10.7   Consent to Jurisdiction, Etc................................  A-49
  Section 10.8   Severability................................................  A-49
  Section 10.9   Counterparts................................................  A-49
  Section 10.10  Enforcement of Certain Rights...............................  A-49
  Section 10.11  Waiver......................................................  A-50
  Section 10.12  Integration.................................................  A-50

                                                                               PAGE
                                                                               ----
  Section 10.13  Compliance with Bulk Sales Laws.............................  A-50
  Section 10.14  Cooperation Following the Closing...........................  A-50
  Section 10.15  Transaction Costs...........................................  A-50
  Section 10.16  Certain Definitions.........................................  A-50
  Section 10.17  Business Day................................................  A-51
  Section 10.18  Agreement not to Sue........................................  A-51

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of October 25, 2000, is made and entered into by and among LONDON BRIDGE SOFTWARE HOLDINGS PLC, a corporation organized under the laws of England and Wales ("Parent"), LONDON BRIDGE ACQUISITION COMPANY, INC., a Delaware corporation and an indirect wholly owned subsidiary of Parent (the "Purchaser"), and PHOENIX INTERNATIONAL LTD., INC., a Florida corporation (on behalf of itself and its subsidiaries the "Seller"). The Purchaser and the Seller are sometimes individually referred to herein as a "Party" and collectively as the "Parties."

                                  WITNESSETH:

     WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Seller proposes to sell to the Purchaser, and the Purchaser proposes to purchase from the Seller (the "Acquisition"), certain of the assets used or held for use by the Seller in the conduct of its business as a going concern (the "Business"), and the Purchaser proposes to assume certain of the liabilities and obligations of the Seller;

     WHEREAS, in furtherance of the foregoing, upon the terms and subject to the conditions of this Agreement, the Parties will effect the Acquisition in accordance with the Business Corporation Act of the State of Florida (the "FBCA");

     WHEREAS, as of the date hereof, SAFECO Asset Management Company, SAFECO Corporation and Robert Fleming, Inc. (collectively, the "Shareholders") beneficially own or have the power to vote shares of common stock of the Seller, $0.01 par value per share ("Seller Common Stock"), representing in the aggregate approximately 24.0% of the outstanding Seller Common Stock;

     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Purchaser entering into this Agreement, each of the Shareholders has entered into a shareholder's agreement, dated as of the date hereof (individually a "Shareholder's Agreement" and collectively, the "Shareholders' Agreements"), pursuant to which, among other things, the Shareholder has agreed to vote its shares in favor of the Acquisition;

     WHEREAS, concurrently with the execution of this Agreement, the Parties have amended the Governance Agreement between the Seller and the Purchaser dated February 14, 2000 and the related irrevocable proxy to provide, among other things, that the Seller will vote the shares of Seller Common Stock owned by the Purchaser subject to such agreement in favor of the transactions contemplated by this Agreement and against any Alternative Transaction (as hereinafter defined);

     WHEREAS, concurrently with the execution of this Agreement, the Seller and the Purchaser have entered into a License and Reseller Agreement whereby the Purchaser has agreed to resell certain products and services of the Seller;

     WHEREAS, concurrently with the execution of this Agreement the parties hereto have entered into a loan agreement pursuant to which the Purchaser has agreed to provide a $10,000,000 line of credit to the Seller (the "Line of Credit");

     WHEREAS, the Board of Directors of the Seller has unanimously determined that the Acquisition and this Agreement are fair to, and in the best interests of, the Seller and the holders of Seller Common Stock;

     WHEREAS, the Board of Directors of the Purchaser unanimously approved this Agreement and the Acquisition upon the terms and subject to the conditions set forth herein;

     WHEREAS, the Board of Directors of the Seller has unanimously approved this Agreement, the Acquisition and the transactions contemplated hereby, which approval was based in part on the opinion of The Robinson-Humphrey Company, LLC (the "Independent Advisor"), independent financial advisor to the Seller, that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the consideration to be received by the Seller in the Acquisition is fair, from a financial point of view to the Seller;

     WHEREAS, the Board of Directors of the Seller has unanimously resolved to recommend that the holders of the Seller Common Stock approve the Acquisition, this Agreement and the transactions contemplated hereby.

     WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Acquisition;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

                                   ARTICLE I

                               PURCHASE AND SALE

     Section 1.1 Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined) and except as otherwise specifically provided in this Article I, the Seller will grant, sell, assign, transfer and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Seller (and its subsidiaries), all right, title and interest of the Seller (and its subsidiaries) in and to the Assets (as hereinafter defined), except for the Excluded Assets (as hereinafter defined), of the Seller (and its subsidiaries), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever other than those set forth in Section 3.10 of the Seller Disclosure Letter (collectively, the "Liens"), and the Purchaser will assume the Assumed Liabilities (as hereinafter defined).

     Section 1.2 Assets. Except as otherwise expressly set forth in Section 1.3, the Assets shall include the following assets (the "Assets") used in and for the Business as of the Closing Date (as hereinafter defined):

          (a) all inventory, including without limitation, office and other supplies, spare, replacement and component parts, and other inventory property located at, stored on behalf of or in transit to the Seller or any subsidiary of the Seller;

          (b) all deposits, advances, pre-paid expenses and credits;

          (c) all fixed assets, equipment, furnishings, computer hardware (including operating systems and firmware), vehicles, fixtures and other tangible personal property;

          (d) all rights of the Seller and its subsidiaries under those contracts listed in Section 1.2(d) of the Seller Disclosure Letter delivered by the Seller to the Purchaser concurrently with the execution of this Agreement (the "Seller Disclosure Letter") and any rights to enforce non-disclosure agreements which relate to the Assets (collectively, the "Assumed Contracts");

          (e) all Real Property (as hereinafter defined), identified in Section
     3.9 of the Seller Disclosure Letter and all licenses, permits, approvals, qualifications, easements and other rights relating thereto;

          (f) all goodwill, patents, patent applications, copyrights, copyright applications, methods, know-how, software, technical documentation, processes, procedures, inventions, trade secrets, trademarks, trade names, service marks, service names, registered user names, technology, research records, data, designs, plans, drawings, manufacturing know-how and formulas, whether patentable or unpatentable, and other intellectual or proprietary rights or property of the Seller and its subsidiaries (and all rights thereto and applications therefor), including, without limitation, the Intellectual Property (as hereinafter defined) owned or controlled by the Seller or any of its subsidiaries, the Intellectual Property Rights (as hereinafter defined) and the Licensed Rights (as hereinafter defined);

          (g) all accounts receivable (including, but not limited to, accounts receivable that have been written off in full prior to the Closing), notes receivable and other receivables and any security therefor relating to the Assumed Contracts;

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          (h) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Seller or any of its subsidiaries, whether arising by way of counterclaim or otherwise, to the extent related to the Assets or the Assumed Liabilities (as hereinafter defined) and except as such relate to obligations under an Assumed Contract that accrue prior to the Closing Date;

          (i) all rights in and under all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights in favor of the Seller or any of its subsidiaries to the extent related to the Assets or the Assumed Liabilities;

          (j) all permits, approvals, licenses, qualifications, product registrations, safety certifications, authorizations or similar rights to the extent that they are assignable, including, but not limited to, those set forth on Section 3.26 of the Seller Disclosure Letter (unless otherwise indicated thereon);

          (k) copies of all information, files, correspondence, records, data, plans, reports, contracts and recorded knowledge with respect to the Assets and Assumed Liabilities, including customer, supplier, price and mailing lists, computer media, sales and marketing materials, invoices, correspondence and all accounting or other books and records of the Seller and its subsidiaries in whatever media retained or stored, including, without limitation, computer programs and disks (other than with respect to such files, books and records relating exclusively to Excluded Assets or Excluded Liabilities);

          (l) all of the Seller's rights with respect to advertisements used specifically in the Business, and all of the Seller's goodwill relating to or arising in connection with the Business, including with respect to the Seller's intangible assets used in or for the Business;

          (m) all of the Seller's rights under any noncompetition, nondisclosure or other restrictive covenant made for the benefit of the Seller or any of its subsidiaries (or any of their respective predecessors) in any contract with current or former employees of the Seller, or its subsidiaries regardless of whether any such current employee accepts the Purchaser's offer pursuant to Section 5.12;

          (n) all right, title and interest in and to the equity interest of Netzee Inc. owned by the Seller; and

          (o) any cash, cash equivalents or marketable securities and all rights to any bank accounts of the Seller or any of its subsidiaries (but excluding any cash, cash equivalents or marketable securities from the proceeds of the sale or settlement of any Excluded Asset or Excluded Liability);

          (p) all of the Seller's rights and interests in and to its investment in Phoenix International New York, Inc.;

          (q) all of the Seller's interest under the leases included in the Assumed Contracts, and

          (r) copies of all tax returns and books of account of the Seller and its subsidiaries.

     Section 1.3 Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement, the Assets will not include any assets of the Seller or its subsidiaries not identified in Section 1.2 and shall explicitly exclude, without limitation, the following assets, properties and rights of the Seller and its subsidiaries (collectively, the "Excluded Assets"):

          (a) except as otherwise provided in Section 5.12, all ownership and other rights with respect to the Seller Benefit Plans (as hereinafter defined), contracts with current or former employees of the Seller or its subsidiaries, and all claims and other rights to one or more refunds, recoveries or other payments of workers' compensation related or group health plan related funds or other assets;

          (b) any permit, approval, license, qualification, registration, certification, authorization or similar right that by its terms is not transferable to the Purchaser as indicated in Section 3.26 of the Seller Disclosure Letter as not being transferable;

          (c) any accounts receivable from an Affiliate (as hereinafter defined) and any collateral associated therewith;

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          (d) the charter documents, minute books, stock ledgers, tax returns, books of account and other constituent records relating to the corporate organization of the Seller and its subsidiaries, other than Phoenix International New York, Inc.;

          (e) the rights that accrue to the Seller and its subsidiaries under this Agreement, the Seller Ancillary Documents (as hereinafter defined), the Purchaser Ancillary Documents (as hereinafter defined) or any of the transactions contemplated in writing by such documents;

          (f) the contracts identified in Section 1.3(f) of the Seller Disclosure Letter;

          (g) all of the properties and assets which shall have been transferred or disposed of by the Seller, its subsidiaries or any Affiliate of the Seller or its subsidiaries prior to Closing which transfers or dispositions have been approved with the Purchaser's prior written consent;

          (h) all of the assets, properties and rights primarily relating to or arising out of any Excluded Liabilities (as hereinafter defined);

          (i) the rights to any of Seller's claims for federal, state or local tax refunds;

          (j) the artwork and personal computer equipment set forth in Section 1.3(j) of the Seller Disclosure Letter;

          (k) the rights to any of Seller's claims (other than with respect to claims arising out of the Purchaser's status as a shareholder of the Seller, except for claims arising with respect to this Agreement which shall be resolved pursuant to Article IX hereof) relating to, resulting from or arising out of claims made in pending or future suits, actions, investigations or other legal governmental or administrative proceedings, including but not limited to those identified in Section 1.3(k) of the Seller Disclosure Letter or 3.12 of the Seller Disclosure Letter or the issues which are the subject thereof (and any cash proceeds from the settlement or resolution thereof);

          (l) the stock or equity interests of any subsidiary of the Seller, other than with respect to Phoenix International New York, Inc.; and

          (m) the assets, properties and rights of the Seller with respect to its non-trade finance operations in New Zealand all of which are identified in Section 1.3(m) of the Seller Disclosure Letter.

     Section 1.4  Assumption of Assumed Liabilities.

          (a) Except as specifically provided in Section 1.4(b), the Purchaser will not assume, in connection with the transactions contemplated by this Agreement, any liability or obligation of the Seller or any of its subsidiaries whatsoever, and the Seller and its subsidiaries will retain responsibility for all liabilities and obligations accrued as of or on the Closing Date and all liabilities and obligations arising from the Seller's and its subsidiaries' operations prior to or on the Closing Date, whether or not accrued and whether or not disclosed.

          (b) As the sole exception to the provisions in Section 1.4(a), effective as of the close of business on the Closing Date, the Purchaser will assume and agree to pay, discharge or perform, as appropriate, the following liabilities and obligations of the Seller existing as of such time and arising out of the conduct of the Business prior to or on the Closing Date (collectively, the "Assumed Liabilities"):

             (i) obligations of the Seller and its subsidiaries under the Assumed Contracts to the extent such obligations are disclosed on the face of such Assumed Contracts or are disclosed and quantified in
        Section 3.11 of the Seller Disclosure Letter (or if not otherwise so disclosed would result in costs or expenses less than $15,000 with respect to any individual Assumed Contract or customer) and accrue and relate to the operations of the Business;

             (ii) liabilities and obligations with respect to the Assets to the extent such liabilities and obligations arise or accrue after the Closing Date;

             (iii) liabilities and obligations as set forth in Section 5.12; and

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             (iv) trade payables of the Seller and its subsidiaries pertaining to the Assets or Assumed Liabilities arising in the ordinary course of business consistent with past practice which have accrued prior to the date hereof or in compliance with Article V hereof.

Notwithstanding the foregoing, and for the avoidance of doubt, the Purchaser shall perform all obligations under the Assumed Contracts, whether required to be performed either before or after the Closing; provided that any losses or damages resulting from the breach of any such Assumed Contract prior to the Closing shall not be assumed by the Purchaser and shall be included in the Excluded Liabilities.

     Section 1.5 Excluded Liabilities. Specifically, and without in any way limiting the generality of Section 1.4(a), the Assumed Liabilities will not include, and in no event will the Purchaser assume, agree to pay, discharge or satisfy any liability or obligation under this Agreement or otherwise have any responsibility for, any liability or obligation (together with all other liabilities of the Seller and its subsidiaries that are not Assumed Liabilities, the "Excluded Liabilities"):

          (a) relating to any liability or obligation (including, without limitation, accounts payable) owed by the Seller or any of its Affiliates to any Affiliate of the Seller;

          (b) for Taxes (as hereinafter defined) with respect to any period, except for Taxes (other than sales taxes) related to the Assets and Assumed Liabilities which accrue for any period after the Closing;

          (c) for any indebtedness with respect to borrowed money and notes payable, including any interest or penalties accrued thereon, except with respect to leases included in the Assumed Contracts collectively, the "Closing Date Indebtedness");

          (d) relating to, resulting from or arising out of (i) claims made in pending or future suits, actions, investigations, or other legal, governmental or administrative proceedings, including but not limited to those identified in Section 1.3(k) of the Seller Disclosure Letter or
     Section 3.12 of the Seller Disclosure Letter or (ii) claims based on violations of law as in effect on or prior to the Closing, breach of contract, employment practices, or environmental, health and safety matters, in each case arising out of or relating to events which shall have occurred, or services performed, or the operation of the Business, prior to the Closing, except as otherwise provided in Section 5.12;

          (e) pertaining to any Excluded Asset;

          (f) relating to, resulting from or arising out of any former operations of the Seller or its subsidiaries that have been discontinued or disposed of prior to the Closing;

          (g) under or relating to any Seller Benefit Plan, whether or not such liability or obligation arises prior to, on or after the Closing Date (except as may be required by Section 5.12) and including but not limited to any liability with respect to vested options to purchase shares of Seller Common Stock;

          (h) of the Seller arising or incurred in connection with (i) the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and (ii) any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of the Seller which have accrued as of the Closing Date (collectively, the "Professional Fees"), including, but not limited to those Professional Fees incurred in connection with the following:

             (i) this Agreement and the transactions contemplated hereby;

             (ii) in connection with the class action litigation filed in United States District Court, Middle District Florida as In re Phoenix International Ltd. Securities Litigation, Case 99-1495-CIV-ORL-18C (the "Class Action") or resolution of any matters relating to the cause of action;

             (iii) the restatement of the Seller's financial statements; or

             (iv) with respect to any of the other disputes identified in
        Section 3.12 of the Seller Disclosure Letter; or

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          (i) except as otherwise provided in Section 5.12, relating to, resulting from or arising out of the Seller's (or its subsidiaries') hiring, retention, failure to hire or termination of any person as an employee, independent contractor or consultant which accrued prior to or on the Closing Date.

Such Excluded Liabilities shall include all claims, actions, litigations and proceedings relating to any or all of the foregoing and all costs and expenses in connection therewith.

     Section 1.6 New Zealand Share Option. Within ten (10) days following the date hereof, the Purchaser may, at its option, notify the Seller that the Purchaser intends to purchase all of the issued and outstanding shares of Phoenix International A.P. Limited New Zealand owned by the Seller or any of its Affiliates (the "New Zealand Share Option"). If the Purchaser exercises the New Zealand Share Option, the assets and liabilities of Phoenix International A.P. Limited New Zealand included in the Assets and Assumed Liabilities pursuant to Sections 1.2 and 1.4 shall not be transferred to the Purchaser pursuant to such sections; rather, the issued and outstanding shares of Phoenix International A.P. Limited New Zealand owned by the Seller or any of its Affiliates (and all rights, powers and privileges associated therewith) shall be included in the Assets. The Seller shall use its commercially reasonable efforts promptly to cooperate with and assist the Purchaser in completing any necessary due diligence in connection with the New Zealand Share Option.

                                   ARTICLE II

                    PURCHASE PRICE; ADJUSTMENTS; ALLOCATIONS

     Section 2.1  Purchase Price.

          (a) Subject to adjustment pursuant to Section 2.1(b) and (c) and
     Section 2.3, the aggregate amount to be paid for the Assets (the "Purchase Price") shall be equal to $45,462,092.00 (which was calculated in accordance with Schedule 2.1(a) of this Agreement). In addition to the foregoing payment, as additional consideration for the grant, sale, assignment, transfer and delivery of the Assets, the Purchaser shall assume and discharge the Assumed Liabilities.

          (b) At least three (3) business days prior to the Closing Date, the Seller shall deliver to the Purchaser a true, accurate and complete itemized list of all Professional Fees which have been paid between September 1, 2000 and the date hereof, which shall be updated by the Seller on and as of the Closing. The Purchase Price shall be reduced on a dollar for dollar basis in an amount equal to the aggregate amount of such payments through the date hereof and shall be included as a part of the Final Purchase Price Adjustment.

          (c) If the Purchaser exercises the New Zealand Share Option, the Purchase Price shall be reduced by an amount equal to $850,000.

     Section 2.2 Payment of Purchase Price. On the Closing Date, the Purchaser shall:

          (a) deposit in escrow with the escrow agent identified in the form of Escrow Agreement attached as Exhibit 2.2(a) (the "Escrow Agreement") (i) an amount equal to 25% of the Purchase Price (the "Escrow Amount") and (ii) an additional amount equal to the then outstanding balance under the Line of Credit (the "Holdback Amount"), which amounts shall be held and disbursed in accordance with the terms of this Agreement and such Escrow Agreement; and

          (b) pay or cause to be paid to the Seller an amount equal to the Purchase Price minus (i) the Escrow Amount and (ii) the Holdback Amount.

     Section 2.3  Adjustment of Purchase Price.

          (a) As promptly as practicable following the date hereof (but in any event on or prior to November 15, 2000), the Seller shall deliver to the Purchaser a balance sheet of the Seller (the "Initial Seller Balance Sheet") which indicates the net working capital of the Seller as of the date hereof (the "Initial Working Capital"). The Purchaser shall have ten
     (10) business days following receipt of the Initial Seller Balance Sheet during which to provide written notification ("Initial Dispute Notice") to the

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     Seller of any dispute of any item therein, which notice shall set forth in reasonable detail the basis for such dispute. If the Purchaser does not timely deliver the Initial Dispute Notice, the Initial Seller Balance Sheet shall be deemed to reflect the final agreement of the parties. The Purchaser and the Seller shall cooperate in good faith to resolve any dispute as promptly as possible, and upon such resolution, a final agreement upon the Initial Working Capital shall be promptly prepared and signed off on by each of the parties. If the Purchaser and the Seller are unable to resolve the Initial Working Capital dispute (the "Initial Dispute") within five (5) business days of Seller's receipt of the Initial Dispute Notice (or such longer period agreed in writing by the parties), the parties shall engage a mutually agreeable independent "Big 5" accounting firm (the "Arbitrator") to resolve the Initial Dispute and such resolution shall be final and binding on the parties. The Arbitrator shall use commercially reasonable efforts to complete its work within five (5) business days of its engagement. The expenses of the Arbitrator shall be paid by the party against whom the Arbitrator resolves the dispute or, if the resolution is only partially in favor of one party, the expenses shall be paid by each of the parties in an amount that is in proportion to the allocation of the amount in dispute which is attributable to each such party.

          (b) As promptly as practicable following the Closing Date (but in any event within five (5) business days), the Purchaser will prepare (in consultation with the Seller) and deliver to the Seller a revised balance sheet which shall reflect the net working capital of the Seller as of the Closing Date after application of the agreed upon adjustments which shall be calculated in accordance with the methodology described in Schedule 2.3(a) (the "Preliminary Purchase Price Adjustment"). The Seller shall have five (5) business days following receipt of the Preliminary Purchase Price Adjustment during which to provide written notification ("PPA Dispute Notice") to the Purchaser of any dispute of any item therein, which notice shall set forth in reasonable detail the basis for such dispute. If the Seller does not timely deliver the PPA Dispute Notice, the Preliminary Purchase Price Adjustment shall be deemed to reflect the final agreement of the parties. The Purchaser and the Seller shall cooperate in good faith to resolve any dispute as promptly as possible, and upon such resolution, a Final Purchase Price Adjustment (as hereinafter defined) shall be promptly prepared and signed off on by each of the parties.

          (c) If the Purchaser and the Seller are unable to resolve the Purchase Price adjustment dispute (the "PPA Dispute") within five (5) business days of Purchaser's receipt of the PPA Dispute Notice (or such longer period agreed in writing by the parties), the parties shall engage a mutually agreeable Arbitrator to resolve the PPA Dispute and such resolution shall be final and binding on the parties. The Arbitrator shall use commercially reasonable efforts to complete its work within five (5) business days of its engagement. The expenses of the Arbitrator shall be paid by the party against whom the Arbitrator resolves the dispute or, if the resolution is only partially in favor of one party, the expenses shall be paid by each of the parties in an amount that is in proportion to the allocation of the amount in dispute which is attributable to each such party. The Preliminary Purchase Price Adjustment as finally determined pursuant to this Section
     2.3 is referred to herein as the "Final Purchase Price Adjustment." Within one (1) business day after the determination of the Final Purchase Price Adjustment, the parties shall cause (i) the positive difference between the Holdback Amount and the Final Purchase Price Adjustment (including any amounts earned thereon pursuant to the Escrow Agreement) to be paid to the Seller out of the Holdback Amount held in escrow and (ii) any amounts remaining in the escrow account after the distribution described in clause
     (i) with respect to the Holdback Amount (including any amounts earned thereon pursuant to the Escrow Agreement) shall be returned to the Purchaser.

     Section 2.4  [INTENTIONALLY OMITTED.]

     Section 2.5 Allocation of Certain Items. With respect to certain expenses incurred with respect to the Assets in the operation of the Business, the following allocations will be made between the Purchaser and the Seller:

          (a) Workers' Compensation. Pursuant to the provisions of this Agreement, the Seller will be responsible for and pay any and all workers' compensation claims asserted by or with respect to any employee or former employee of the Seller (or any of them) in respect of any injury or other compensable event or occupational illness or disease which occurred or is attributable to any event, state

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     of facts or condition which existed or occurred in whole prior to or on the
     Closing Date. The Purchaser is responsible for and will pay any and all workers' compensation claims asserted by or with respect to any employee hired by the Purchaser in respect of any injury or other compensable event or occupational illness or disease which occurred or is attributable to any event, state of facts or condition which existed or occurred in whole after the Closing Date. If any such injury or other compensable event or occupational illness or disease of a person who was employed both by the Seller prior to or on the Closing Date and by the Purchaser after the Closing Date is attributable primarily to causes occurring prior to or on the Closing Date and is the basis of a workers' compensation claim asserted after the date hereof, then liability for any such claim shall be the responsibility of the Seller. Prior to the Closing Date, the Seller shall pay to its employees (and the employees of its Subsidiaries) all compensation (including overtime wages) owed to such employees as of the Closing Date as well as all accrued bonuses and sales commissions earned as of the Closing Date.

          (b) Appropriate cash payments by the Purchaser or the Seller, as the case may require, shall be made hereunder from time to time as soon as practicable after the facts given rise to the obligation for such payments are known in the amounts necessary to give effect to the allocations provided for in this Section 2.5; provided, however, that such payments shall not be required to the extent an accrued expense or prepaid expense is adequately reflected with respect to such item on the Seller's financial statements.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller hereby represents and warrants to the Purchaser as follows:

     Section 3.1 Organization. Each of the Seller and each of its subsidiaries (the "Subsidiaries") (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has full corporate power and authority and all necessary government approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Seller Material Adverse Effect. The Seller has furnished or made available to the Purchaser true and complete copies of its articles of incorporation (including any certificates of designations attached thereto, the "Seller Articles of Incorporation") and bylaws (the "Seller Bylaws") and the articles of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary, each as amended to date. Such articles of incorporation, bylaws or equivalent organizational documents are in full force and effect, and neither the Seller nor any Subsidiary is in violation of any provision of its articles of incorporation, bylaws or equivalent organizational documents. Section 3.1 of the Seller Disclosure Letter contains a true and complete list of the Subsidiaries and a list of the jurisdictions in which the Seller and its Subsidiaries are registered or qualified to do business.

     Section 3.2  Authorization.

          (a) Each of the Seller and its Subsidiaries, as applicable, has all necessary power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement (the "Seller Ancillary Documents") and to perform its obligations hereunder and under the Seller Ancillary Documents and, subject to obtaining necessary shareholder approval, to consummate the Acquisition and the other transactions contemplated by this Agreement and the Seller Ancillary Documents. The execution, delivery and performance by each of the Seller and its Subsidiaries, as applicable, of this Agreement and the Seller Ancillary Documents, and the approval and consummation by the Seller of the Acquisition and the other transactions contemplated by this Agreement and the Seller Ancillary Documents, have been duly authorized by all necessary corporate action (including, without limitation, the unanimous approval of the Board of Directors of the Seller) and no other corporate

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     proceedings on the part of the Seller or any of its Subsidiaries are necessary to authorize this Agreement or the Seller Ancillary Documents or to consummate the Acquisition or the other transactions contemplated by this Agreement or the Seller Ancillary Documents (other than, with respect to the Acquisition, the approval and adoption of this Agreement by the affirmative vote of a two-thirds of the voting power of the then outstanding shares of Seller Common Stock). This Agreement has been and the Seller Ancillary Documents will be duly executed and delivered by each of the Seller and its Subsidiaries and, assuming the due authorization, execution and delivery by the Purchaser, constitute a legal, valid and binding obligation of the Seller and its Subsidiaries enforceable against the Seller and its Subsidiaries in accordance with their terms. The affirmative vote of holders of two-thirds of the outstanding shares of Seller Common Stock entitled to vote is the only vote of the Seller's shareholders (the "Seller Shareholders") necessary to approve this Agreement, the Acquisition and the other transactions contemplated by this Agreement and the Seller Ancillary Documents.

          (b) At a meeting duly called and held on October 24, 2000, the Board of Directors of the Seller unanimously (i) determined that this Agreement, the Seller Ancillary Documents and the Shareholders' Agreements and the other transactions contemplated hereby and thereby, including the Acquisition, are fair to and in the best interests of the Seller and the Seller Shareholders, (ii) approved, authorized and adopted this Agreement, the Acquisition and the other transactions contemplated hereby, and (iii) resolved to recommend approval and adoption of this Agreement and the Acquisition by the Seller Shareholders. The actions taken by the Board of Directors of the Seller constitute approval of the Acquisition, this Agreement, the Seller Ancillary Documents and the Shareholders' Agreements and the other transactions contemplated hereby and thereby by the Board of Directors of the Seller under the provisions of Section 607.0901 of the FBCA such that Section 607.0901 of the FBCA does not apply to this Agreement, the Seller Ancillary Documents the Shareholders' Agreements or the transactions contemplated hereby or thereby. Other than Section
     607.0901 of the FBCA, no state antitakeover or similar statute or provision in the Seller's or its Subsidiaries' governing documents is applicable to the Purchaser in connection with the Acquisition, this Agreement, the Seller Ancillary Documents or the Shareholders' Agreements or any of the transactions contemplated hereby or thereby.

          (c) The Independent Advisor has delivered to the Board of Directors of the Seller its written opinion, dated as of the date of this Agreement, that, as of such date and based on the assumptions, qualifications and limitations contained therein, the consideration to be received by the Seller in the Acquisition is fair to the Seller from a financial point of view. A copy of such opinion shall be provided to the Purchaser promptly upon its delivery to the Seller.

     Section 3.3 No Conflict. The execution and delivery of this Agreement and the Seller Ancillary Documents by the Seller do not, and the performance of this Agreement and the Seller Ancillary Documents by the Seller and its Subsidiaries and the consummation of the Acquisition and the other transactions contemplated by this Agreement and the Seller Ancillary Documents will not, (i) conflict with or violate the Seller Articles of Incorporation or Seller Bylaws or equivalent organizational documents of any of its Subsidiaries, (ii) subject to Section 3.4, conflict with or violate any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law (a "Law") applicable to the Seller or any of its Subsidiaries or by which any property or asset of the Seller or any of its Subsidiaries is bound or affected, or (iii) except as listed in Section
3.3 of the Seller Disclosure Letter result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of a lien or other encumbrance on any property or asset of the Seller or any of its Subsidiaries pursuant to, any Assumed Contract to which the Seller or any of its Subsidiaries is a party or by which the Seller or any of its Subsidiaries or any property or asset of any of them is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay the performance by the Seller of its obligations under this Agreement or the consummation of the Acquisition or the other transactions contemplated by this Agreement or the Seller Ancillary Documents.

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     Section 3.4  Required Filings and Consents.  Except as set forth in Section
3.4 of the Seller Disclosure Letter, the execution and delivery of this Agreement by the Seller do not, and the performance of this Agreement and the Seller Ancillary Documents by the Seller and its Subsidiaries will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), except for those required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

     Section 3.5 Compliance. Each of the Seller and its Subsidiaries (i) has been operated at all times in compliance in all material respects with all Laws applicable to the Seller or any of its Subsidiaries or by which any property, business or asset of the Seller or any of its Subsidiaries is bound or affected and (ii) except as set forth in Section 3.5 of the Seller Disclosure Letter is not in default or violation of any Assumed Contract to which the Seller or any of its Subsidiaries is a party or by which the Seller or any of its Subsidiaries or any property or asset of the Seller or any of its Subsidiaries is bound or affected.

     Section 3.6  SEC Filings, Financial Statements.

          (a) Except as set forth in Section 3.6(a) of the Seller Disclosure Letter, the Seller and each Subsidiary, as necessary, has filed all forms, reports, statements and documents required to be filed with the Securities and Exchange Commission (the "SEC") since January 1, 1997 (the "SEC Reports"), each of which has complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder. Except as set forth in
     Section 3.6(a) of the Seller Disclosure Letter, none of the SEC Reports (including, but not limited to, any financial statements or schedules included or incorporated by reference therein) contained when filed any untrue statement of a material fact or omitted or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Report has been revised or superseded by a later filed SEC Report, none of the SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) Except as set forth in Section 3.6(b) of the Seller Disclosure Letter, all of the financial statements included in the SEC Reports, in each case, including any related notes thereto, as filed with the SEC (collectively referred to as the "Seller Financial Statements"), have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, recurring audit adjustments) and fairly present the consolidated financial position of the Seller and its Subsidiaries at the respective date thereof and the consolidated results of its operations and changes in cash flows for the periods indicated. The Seller Financial Statements contain proper reserves for claims, litigation and uncollectible accounts receivable.

          (c) There are no liabilities of the Seller or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Seller and its Subsidiaries, taken as a whole, with respect to the Assets and Assumed Liabilities other than (i) liabilities disclosed or provided for in the consolidated balance sheet of the Seller and its Subsidiaries at June 30, 2000, including the notes thereto, (ii) liabilities disclosed in the SEC Reports, (iii) liabilities incurred on behalf of the Seller in connection with this Agreement and the contemplated Acquisition, and (iv) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1999, none of which are, individually or in the aggregate, reasonably likely to be material to the Seller.

          (d) The Seller will make available upon filing to the Purchaser a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or
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     other instruments which previously had been filed by the Seller with the
     SEC as exhibits to the SEC Reports pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

     Section 3.7 Absence of Certain Changes or Events. Except as contemplated by this Agreement, in Section 3.7 of the Seller Disclosure Letter or in the SEC Reports, since December 31, 1999, the Seller and its Subsidiaries have conducted their respective businesses only in the ordinary course and consistent with past practice and there has not been (a) any Seller Material Adverse Change (as hereinafter defined) nor has there been any event or occurrence of any condition that has had or would reasonably be expected to have a Seller Material Adverse Effect (as hereinafter defined) or (b) any of the following:

          (i) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Seller's capital stock, or any purchase, redemption or other acquisition of any of the Seller's capital stock or any other securities of the Seller or any options, warrants, calls or rights to acquire any such shares or other securities option or purchase agreements;

          (ii) any granting (either orally or in writing) by the Seller or any Subsidiary of any increase in compensation or fringe benefits, except for normal increases in compensation in the ordinary course of business consistent with past practice, or any payment by the Seller or any Subsidiary of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, in each case to any director, officer or employee;

          (iii) any granting (either orally or in writing) by the Seller or any Subsidiary to any officer or employee of any stock options or any severance or termination pay or any increase in such pay;

          (iv) any entry by the Seller or any Subsidiary into any currently effective employment, severance, termination or indemnification or consulting agreement with any current or former director, officer, employee or consultant;

          (v) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate could reasonably be expected have a Seller Material Adverse Effect;

          (vi) any change in accounting methods, principles or practices by the Seller or any Subsidiary;

          (vii) any Tax (as hereinafter defined) election that individually or in the aggregate could reasonably be expected to have a Seller Material Adverse Effect or any other any adverse effect on the Seller's or any Subsidiary's Tax attributes or any settlement or compromise of any Tax liability;

          (viii) any revaluation by the Seller or any Subsidiary of any of its assets for financial accounting purposes;

          (ix) any contract, agreement or understanding with regard to the acquisition, disposition or encumbrance of any Intellectual Property (as hereinafter defined) or rights thereto other than licenses in the ordinary course of business consistent with past practice.

          (x) any action of the type described in Sections 5.1(b) or 5.1(c) which had such action been taken after the date of this Agreement would be in violation of any such Section.

     Section 3.8 Taxes. The Seller and each of its Subsidiaries have timely filed all Tax Returns (as hereinafter defined) required to be filed by any of them, except for those Tax Returns the failure of which to file would not, or would not be reasonably expected to, result in a Seller Material Adverse Effect. All such Tax Returns are true, correct and complete in all material respects. All Taxes (as hereinafter defined) of the Seller and its Subsidiaries which are
(i) shown as due on such Tax Returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements included in the SEC Reports in accordance with GAAP and those Taxes, the failure of which to pay would not, or would not reasonably be expected to, result in a Seller Material Adverse Effect. There are no liens for any Taxes upon the Assets other than statutory liens for Taxes not yet due and payable and liens for real estate Taxes contested in good faith. The Seller does not know of any proposed or threatened Tax claims or
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assessments which, if upheld, could individually or in the aggregate have a
Seller Material Adverse Effect. Neither the Seller nor any of its Subsidiaries has made an election under Section 341(f) of the Code. Neither the Seller nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect. The Seller and each Subsidiary has withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, shareholders or other third parties. Since January 1, 1997, the Seller has obligated all of the Seller's and it Subsidiaries' customers and other applicable third parties so that any Tax levied and/or assessed by the applicable taxing authority on the sale by the Seller or any of its Subsidiaries of software licenses and services (other than Tax on the income to the Seller or its Subsidiaries) will be paid by such customers or third parties. The unpaid Taxes of the Seller and its Subsidiaries for the current taxable period (A) did not, as of the most recent Seller Financial Statements, exceed the reserve for Tax liability set forth on the face of the balance sheet in the most recent Seller Financial Statements and (B) do not exceed that reserve as adjusted for the passage of time through the Closing in accordance with the past custom and practice of the Seller and its Subsidiaries in filing their Tax Returns. For purposes of this Agreement, (a) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity, and (b) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     Section 3.8 of the Seller Disclosure Letter sets forth with reasonable specificity: (i) all jurisdictions in which the Seller or any Subsidiary currently has a presence requiring it to pay Taxes (a "Taxable Presence") and all jurisdictions in which the Seller or any Subsidiary has had a Taxable Presence since January 1, 1997 and (ii) all Tax Returns filed or due to be filed applicable to the three year period ending on the date hereof.

     Section 3.9  Real Property.

          (a) Neither the Seller nor any of its Subsidiaries owns any real property.

          (b) Section 3.9(b) of the Seller Disclosure Letter sets forth a true and correct description of the parcels of real property used in connection with the Business and leased by the Seller or any Subsidiary (together with all fixtures and improvements thereon, the "Real Property"). The Seller or such Subsidiary has a valid leasehold interest in its Real Property, free and clear of any Liens. The leases of the Real Property are in full force and effect.

          (c) To the knowledge of the Seller no portion of the Real Property, or any of the buildings and improvements located thereon, violates any law, rule, regulation, ordinance or statute, including those relating to zoning, building, land use, environmental, health and safety, fire, air, sanitation and noise control.

          (d) The improvements on the Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used. There are no condemnation or appropriation or similar proceedings pending or, to the knowledge of the Seller, threatened against any of the Real Property or the improvements thereon.

     Section 3.10  Assets.

          (a) The Assets constitute all of the assets necessary and sufficient to conduct the operations of the Business in accordance with the Seller's past practices. Except as set forth in Section 3.10 of the Seller Disclosure Letter, the Seller has (and will convey to the Purchaser at the Closing) good and marketable title to the Assets, free and clear of all Liens. All equipment and other items of depreciable, fixed assets included in the Assets (a) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, (b) are usable in the regular and ordinary course of business and
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     (c) conform to all applicable material laws, ordinances, codes, rules and regulations applicable thereto, and the Seller has no knowledge of any defects or problems with any of the Assets. Except as set forth in Section
     3.10 of the Seller Disclosure Letter no person other than the Seller or a Subsidiary owns any equipment or other depreciable fixed assets or assets situated on the premises of the Seller or a Subsidiary which are necessary to the operation of the Business, except for the leased items that are subject to personal property leases. Since December 31, 1999, the Seller has not sold, transferred or disposed of any assets, other than sales of inventory in the ordinary course of business. Section 3.10 of the Seller Disclosure Letter sets forth a true, correct and complete list and general description of each depreciable fixed asset of the Seller and its Subsidiaries. Except as set forth in Section 3.10(a) of the Seller Disclosure Letter, the Seller and each of its Subsidiaries either own, or have valid leasehold or licensed interests in, all properties and assets used by them in the conduct of their business. The Seller is not an Affiliate of Phoenix International Industries, Inc. and no outstanding Liens with respect to Phoenix International Industries, Inc. have any affect on Assets.

          (b) Except as set forth in Section 3.10(b) of the Seller Disclosure Letter, neither the Seller nor any of its Subsidiaries has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of (outside of ordinary course customer agreements consistent with past practice) any of its assets.

     Section 3.11 Existing Seller Projects. Section 3.11 of the Seller Disclosure Letter sets forth a complete and accurate description of the incomplete development, implementation, testing, quality assurance and documentation projects of the Seller and its Subsidiaries to their customers (including start date, live date, type, principal terms, estimated fees, time input to date, amount invoiced and collected to date, man days remaining to complete the Seller's obligations, current project status, financial outlays required to complete such project, and amounts not yet invoiced) with respect or relating to the Assumed Contracts and new potential projects as of the date hereof. In addition, at the Closing, the Seller shall deliver to the Purchaser an update of any changes to the information contained in Section 3.11 of the Seller Disclosure Letter as of 2 days prior to the Closing Date.

     Section 3.12  Litigation.  Except for such matters disclosed in Section
3.12 of the Seller Disclosure Letter and those matters which, if adversely determined individually or in the aggregate, are not, and would not reasonably be expected to be, material to the Seller, there are no claims, suits, actions, investigations, indictments or information, or administrative, arbitration or other proceedings ("Litigation") pending or, to the knowledge of the Seller, threatened against the Seller or any of its Subsidiaries. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to the Seller or any of its Subsidiaries.

     Section 3.13 Material Contracts. The Seller has provided to the Purchaser true, correct and complete copies of all contracts material to the operation of the Business, including, but not limited to, the following contracts to which the Seller or a Subsidiary is a party (individually a "Material Contract" and collectively the "Material Contracts"):

          (a) all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other contracts relating to the borrowing of money or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of the Seller or its Subsidiaries;

          (b) all leases relating to Real Property or other leases or licenses involving any properties or assets (whether real, personal or mixed, tangible or intangible) involving an annual commitment or payment of more than $10,000 individually by the Seller or its Subsidiaries;

          (c) all contracts or agreements which limit or restrict the Seller or its Subsidiaries or, to the knowledge of the Seller, any officers or key employees of the Seller or its Subsidiaries from engaging in any business in any jurisdiction;

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          (d) all franchising and licensing agreements other than customer contracts entered into in the ordinary course of business consistent with past practice and non-exclusive software licenses for generally available software;

          (e) any contract or agreement for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Seller or any of its Subsidiaries of an amount in excess of $10,000;

          (f) any contract that provides for an increased payment or benefit, or accelerated vesting, upon the execution of the Agreement or in connection with the transactions contemplated hereby;

          (g) any contract or agreement granting any person a Lien on all or any part of any assets;

          (h) any contract or agreement for the cleanup, abatement or other actions in connection with any Hazardous Materials (as hereinafter defined), the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

          (i) any contract or agreement granting to any person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets;

          (j) any contract or agreement with any agent, distributor or representative which is not terminable without penalty on thirty (30) calendar days' or less notice;

          (k) except for contracts with customers entered into in the ordinary course of business consistent with past practice and license agreements with respect to generally available software, any contract or agreement for the granting or receiving of a license or sublicense or under which any person is obligated to pay or has the right to receive a royalty, license fee or similar payment;

          (l) any contract providing for the indemnification or holding harmless of any officer, director or employee;

          (m) any joint venture or partnership contract;

          (n) any customer contract for the provision of goods or services by the Seller;

          (o) any outstanding power of attorney empowering any Person to act on behalf of the Seller;

          (p) any contracts, consulting agreements or termination or severance agreements in respect of any officer, employee or former employee (to the extent any obligations remain in existence with respect to such former employee), consultant or independent contractor (other than Seller Benefit Plans); and

          (q) all existing contracts and commitments (other than those described in subparagraphs (a) through (p) of this Section 3.13) to which the Seller or any of its Subsidiaries is a party or by which its properties or assets are bound involving an annual commitment or annual payment to or from the Seller or any of its Subsidiaries of more than $30,000 individually or which is otherwise material to the Business.

     Copies of all correspondence and a written summary of all oral commitments with respect to the Assumed Contracts that would result in a material modification of such contract or would result in costs or expenses in excess of $15,000 have been provided by the Seller to the Purchaser or such commitments have been quantified in Section 3.11 of the Seller Disclosure Letter. Notwithstanding the foregoing, the Seller has not provided to the Purchaser copies of all nondisclosure agreements, employment letters and software licenses for generally available software. Each of the employment letters that has not been provided to the Seller is substantially in the form included in Section
3.13 of the Seller Disclosure Letter.

     The Assumed Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Seller and, to the Seller's knowledge, each other party to such Assumed Contracts. Except as set forth in Section 3.5 of the Seller Disclosure Letter, there are no existing defaults or breaches of the Seller under any Assumed Contract (or events or conditions which, with notice or lapse of time or both would constitute a default or breach) and, to the knowledge of the Seller, there are no such defaults (or events or conditions which, with notice or lapse of time or both, would constitute a default or breach) with respect to any third party to any Assumed Contract. Except as set forth in Section 3.13 of the Seller Disclosure Letter,

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the Seller is not participating in any discussions or negotiations regarding modification of or amendment to any Assumed Contract or entry in any new material contract applicable to the Business or the Assets. Section 1.2(d) of the Seller Disclosure Letter identifies each Assumed Contract set forth therein that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby, including the assignment of such Assumed Contract to the Purchaser. Section 1.2(d) of the Seller Disclosure Letter also identifies each Assumed Contract set forth therein that
(i) obligates the Seller or any of its Subsidiaries to perform research and development, (ii) contains any fixed price research and development obligations or (iii) contains any research and development or deliverable obligations which are currently unfunded, not supported by customer obligations to pay for such efforts on a time and material basis, unscheduled or behind schedule.

     Section 3.14 Information Supplied. The proxy statement to be mailed to the Seller Shareholders in connection with the meeting (the "Shareholders' Meeting") to be called to consider the Acquisition (the "Proxy Statement") at the date such document is first published, sent or delivered to Seller Shareholders or, unless promptly corrected, at any time during the pendency of the Shareholder's Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form and substance in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Seller with respect to statements made or incorporated by reference therein based on information supplied by the Purchaser for inclusion or incorporation by reference in the Proxy Statement.

     Section 3.15 Employee Benefit Plans. All material employee benefit plans, compensation arrangements and other benefit arrangements covering employees of the Seller or any of its Subsidiaries (the "Seller Benefit Plans") and all employee agreements providing for compensation, severance or other benefits to any employee or former employee of the Seller or any of its Subsidiaries are listed in Section 3.15 in the Seller Disclosure Letter. True, correct and complete copies of the following documents with respect to each of the Seller Benefit Plans have been made available by the Seller to the Purchaser: (i) any plans and related trust documents and amendments thereto, (ii) summary plan descriptions and material modifications thereto, (iii) written communications made since January 1, 2000 to employees relating to the Seller Benefit Plans,
(iv) written descriptions of all non-written agreements relating to the Seller Benefit Plans and (v) the form of the option agreements for each of the Company's stock option plans. The Seller Benefit Plans comply in all material respects with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code and other applicable laws, and any Seller Benefit Plan intended to be qualified under Section 401(a) of the Code will be the subject of an application for a determination letter within the remedial amendment period under Section 401(b) of the Code or is a model prototype plan and continues to satisfy in all material respects the requirements for such qualification. Neither the Seller nor any of its Subsidiaries nor any ERISA Affiliate of the Seller maintains, contributes to or has maintained or contributed in the past six (6) years to any benefit plan which is covered by Title IV of ERISA or Section 412 of the Code. Neither any Seller Benefit Plan, nor the Seller nor any Subsidiary has incurred any material liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA or engaged in any material transaction that is reasonably likely to result in any such material liability or penalty. Each of the Seller and its Subsidiaries and any ERISA Affiliate which maintains a "group health plan" within the meaning of Section 5000(b)(1) of the Code has complied in all material respects with the notice and continuation requirements of Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder (COBRA), and the creditable coverage certification requirements and limitations on pre-existing condition exclusion requirements of Section 9801 of the Code, Part 7 of Subtitle B of Title I of ERISA and the regulations thereunder (HIPAA). Except as set forth in Section 3.15 of the Seller Disclosure Letter, each Seller Benefit Plan has been maintained and administered in material compliance with its terms and with ERISA and the Code to the extent applicable thereto and all other applicable laws. There is no pending or, to the knowledge of the Seller, threatened or anticipated material Litigation against or otherwise involving any of the Seller Benefit Plans and no material Litigation (excluding claims for benefits incurred in the ordinary
                                      A-19
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course of Seller Benefit Plan activities) has been brought against or with respect to any such Seller Benefit Plan. All contributions required to be made as of the date hereof to the Seller Benefit Plans have been made or provided for. Except as set forth in Section 3.15 of the Seller Disclosure Letter, as described in the SEC Reports or as required by Law, neither the Seller nor any of its Subsidiaries maintains or contributes to any plan or arrangement which provides or has any material liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and neither the Seller nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. Except as set forth in Section 3.15 of the Seller Disclosure Letter,
(i) there are no outstanding options (whether or not vested) to purchase stock of the Seller, (ii) the form of each option issued under any of the Company's stock option plans is identical in all material respects to the form of the option agreement for such plan made available to the Purchaser, (iii) the execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement will not entitle any current or former employee, director, officer, consultant, independent contractors, contingent worker or leased employee (or any of their dependents, spouses or beneficiaries) of the Seller to severance pay, accelerate the time of payment or vesting of any stock options or other payments (other than vesting under the Seller's 401(k) plan) or increase the amount of compensation due any such person, and (iv) there are no agreements in effect between the Seller or any Subsidiary and any individual retained by the Seller or any Subsidiary to provide services as a consultant or independent contractor.

     For purposes of this Agreement "ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," an "affiliated service group" or is under "common control" with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, is required to be aggregated with the entity under Section 414(o) of the Code, or is under "common control" with the entity, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

     Section 3.16  Labor and Employment Matters.

          (a) Section 3.16(a) of the Seller Disclosure Letter contains a true and complete list of (a) all of the officers of the Seller and the Subsidiaries, specifying their position, age, length of service and the annual salary, bonus and allocation of amounts paid and other benefits provided to each of them, respectively, and annual rate of compensation and
     (b) all of the employees (whether full-time, part-time or otherwise) and independent contractors of the Seller and the Subsidiaries as of the date hereof, specifying their annual salary, hourly wages, age, position, status, length of service and the allocation of annual salary, bonus and other amounts paid and other benefits provided to each of them, respectively, consulting or other independent contractor fees, together with an appropriate notation next to the name of any officer or other employee on such list who is subject to any written employment agreement or any other written term sheet or other document describing the terms and/or conditions of employment of such employee or of the rendering of services by such independent contractor. Except as set forth on Section 3.16(a) of the Seller Disclosure Letter, neither the Seller nor any Subsidiary is a party to or bound by any material contracts, consulting agreements or termination or severance agreements in respect to any officer, employee or former employee, consultant or independent contractor. The Seller has provided to the Purchaser true, correct and complete copies of each such employment agreement, term sheet or other document. The Seller has not received a claim from any Governmental Entity to the effect that the Seller or any Subsidiary has improperly classified as an independent contractor any person named on Section 3.16(a) of the Seller Disclosure Letter. Except as set forth in Section 3.16 of the Seller Disclosure Letter, neither the Seller nor any Subsidiary has made any verbal commitments to any such officers, employees or former employees, consultants or independent contractors with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement or otherwise. Except as indicated on Section 3.16(a) of the Seller Disclosure Letter, all officers and employees of the Seller and the Subsidiaries are actively at work (as defined in Section 5.12(a)) on the date hereof.

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          (b) Neither the Seller nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other contracts, arrangements, agreements or understandings with a labor union or labor organization that was certified by the National Labor Relations Board ("NLRB"). There is no existing, pending or, to the knowledge of the Seller, threatened (i) unfair labor practice charge or complaint, labor dispute, labor arbitration proceeding or any other matter before the NLRB or any other comparable state agency against or involving the Seller or any of its Subsidiaries, (ii) activity or proceeding by a labor union or representative thereof to organize any employees of the Seller or any of its Subsidiaries, (iii) certification or decertification question relating to collective bargaining units at the premises of the Seller or any of its Subsidiaries or (iv) lockout, strike, organized slowdown, work stoppage or work interruption with respect to such employees.

          (c) Neither the Seller nor any of its Subsidiaries has taken any action that would constitute a "Mass Layoff" or "Plant Closing" within the meaning of the Worker Adjustment and Retraining Notification ("WARN") Act or would otherwise trigger notice requirements or liability under any state or local plant closing notice law. No agreement, arbitration or court decision or governmental order in any way limits or restricts any of the Seller, any of its Subsidiaries or the Purchaser from relocating or closing any of the operations of the Seller or any of its Subsidiaries.

          (d) The Seller and its Subsidiaries are in compliance with all applicable Laws relating to employment and the payment of wages and benefits. There are no, and the Seller has no reason to believe there would be any, citations, investigations, administrative proceedings or formal complaints of violations of any federal or state wage and hour laws pending or, to the knowledge of the Seller, threatened before the Department of Labor or any federal, state or administrative agency or court against or involving the Seller or any of its Subsidiaries.

          (e) The Seller and each of its Subsidiaries are in compliance with all immigration laws relating to employment and, to the knowledge of the Seller, there are no citations, investigations, administrative proceedings or formal complaints of violations of the immigration laws pending or threatened before the Immigration and Naturalization Service or any federal, state or administrative agency or court against or involving the Seller or any of its Subsidiaries.

          (f) There are no investigations, administrative proceedings, charges or formal complaints of discrimination (including discrimination based upon sex, age, religion, marital status, race, national origin, sexual preference, disability, handicap or veteran status) pending or, to the knowledge of the Seller, threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against or involving the Seller or any of its Subsidiaries. No discrimination, sexual harassment, retaliation and/or wrongful or tortious conduct claim is pending or, to the knowledge of the Seller, threatened against the Seller or any of its Subsidiaries under the 1866, 1877, 1964 or 1991 Civil Rights Acts, the Equal Pay Act, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, ERISA, or any other federal law relating to employment or any comparable state or local fair employment practices act regulating discrimination in the workplace, and no wrongful discharge, libel, slander, invasion of privacy or other claim (including but not limited to violations of the Fair Credit Reporting Act, as amended, and any applicable whistleblower statutes) under any state or federal law is pending or, to the knowledge of the Seller, threatened against the Seller or any of its Subsidiaries.

          (g) If the Seller or any of its Subsidiaries is a federal, state or local contractor obligated to develop and maintain an affirmative action plan, no discrimination claim, show-cause notice, conciliation proceeding, sanctions or debarment proceedings is pending or, to the knowledge of the Seller, has been threatened against the Seller or any of its Subsidiaries with the Office of Federal Contract Compliance Programs or any other Federal agency or any comparable state or local agency or court and no desk audit or on-site review is in progress.

          (h) There are no citations, investigations, administrative proceedings or formal complaints of violations of local, state or federal occupational safety and health laws pending or, to the knowledge of the

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     Seller, threatened before the Occupational Safety and Health Review
     Commission or any federal, state or local agency or court against or involving the Seller or any of its Subsidiaries.

          (i) No workers' compensation or retaliation claim is pending against the Seller or any of its Subsidiaries in excess of $50,000 in the aggregate and the Seller maintains adequate insurance with respect to workers' compensation claims pursuant to insurance policies that are currently in force, or has accrued an adequate liability for such obligations, including, without limitation, adequate accruals with respect to accrued but unreported claims and retroactive insurance premiums.

     Section 3.17 Environmental Compliance and Disclosure. Except as set forth in Section 3.17 of the Seller Disclosure Letter:

          (a) Each of the Seller and its Subsidiaries possesses, and is in compliance in all material respect with, all permits, licenses and governmental authorizations and has filed all notices that are required under, all Environmental Laws (as hereinafter defined) applicable to the Seller or any Subsidiary, as applicable, and the Seller and each of its Subsidiaries is in compliance in all material respects with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any Law, regulation, code, plan, order, decree, judgment, notice, permit or demand letter issued, entered, promulgated or approved thereunder, including, but not limited to, with respect to the use, storage, treatment, manufacture, generation, disposal and handling of Hazardous Materials;

          (b) Neither the Seller nor any Subsidiary has received notice of actual or threatened liability arising under or relating to any Environmental Laws and, to the knowledge of the Seller, there are no facts or circumstances which could form the basis for the assertion of any claim against the Seller or any Subsidiary under any Environmental Laws; and

          (c) Neither the Seller nor any Subsidiary has been subject to any administrative or judicial proceeding pursuant to and, to the knowledge of the Seller, has not been alleged to be in violation of, applicable Environmental Laws or regulations either now or any time during the past five years;

     As used in this Section 3.17, the term "Environmental Laws" means any and all past and present laws (including without limitation statutes, regulations, and common law) of the United States, any State or political subdivision thereof, or any other nation or political subdivision, for the protection of the environment or human health and safety, including without limitation, judgments, awards, decrees, regulations, rules, standards, requirements, orders and permits issued by any court, administrative agency or commission or other Governmental Entity under such laws, and shall include without limitation the Comprehensive Environmental Response Compensation and Liability Act (42 USC 9601 et seq.), the Clean Air Act (42 USC ss.ss. 7401 et seq.), the Resource Conservation and Recovery Act (42 USC ss.ss. 6901 et seq.), the Clean Water Act (33 USC ss.ss. 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C.
ss.ss. 651 et seq.), the Toxic Substance Control Act (15 USC ss.ss. 2601 et seq.), and the Safe Drinking Water Act (42 USC ss.ss. 300f et seq.), as well as any and all state or local laws that relate to pollution, contamination of the environment, human health, or safety, and all future amendments to such laws, and all past, present and future regulations, rules, standards, requirements, orders and permits issued thereunder.

     As used in this Section 3.17, the term "Hazardous Materials" means any waste, pollutant, hazardous substance, toxic, radioactive, ignitable, reactive or corrosive substance, hazardous waste, special waste, controlled waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste or any other material which may be harmful to human health or the environment.

     Section 3.18  Intellectual Property.

          (a) For purposes of this Agreement, "Intellectual Property" shall mean trademarks (registered or unregistered), service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any

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     jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patented, patentable or not patentable in any jurisdiction; mask works, trade secrets, know-how and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works of commercial value, whether copyrighted, copyrightable or not copyrightable in any jurisdiction; registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights and computer programs and software (including source code, object code and data); licenses, immunities, covenants not to sue and the like relating to the foregoing; and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

          (b) Section 3.18(b) of the Seller Disclosure Letter sets forth a true and complete list of all Intellectual Property which the Seller and/or its Subsidiaries own in whole or in part and/or have a valid claim of ownership in whole or in part (such as a contract right of assignment from an employee or independent contractor) (hereinafter referred to as the "Intellectual Property Rights"), including, but not limited to, the following items:

             (i) all United States and foreign patents and applications therefor;

             (ii) all patentable inventions which have not yet become the subject of a patent application, but for which the Seller intends to file a patent application;

             (iii) all United States and foreign trademark, trade name, service mark, collective mark, and certification mark registrations and applications therefor at the federal, state or local level;

             (iv) all material trademarks, trade names, service marks, collective marks, and certification marks which have been used by the Seller or its Subsidiaries in commerce at any time in the last five years (and for each, the date of first use in commerce and a description of the goods and services in connection with which it has been used); and

             (v) all United States and foreign and copyright registrations and applications therefor.

             Section 3.18(b) of the Seller Disclosure Letter also sets forth a true and complete list of all items described in subsections (i) through
        (iv) of the previous sentence in which the Seller or any of its Subsidiaries own a license (the "Licensed Rights"). Notwithstanding the foregoing, Licensed Rights relating to nonexclusive software licenses for generally available software are not required to be disclosed in
        Section 3.18(b) of the Seller Disclosure Letter although they are included as Licensed Rights. Except as set forth in Section 3.18(b) of the Seller Disclosure Letter, neither the Seller nor any Subsidiary has
        (i) any unpatented inventions which have been the subject of a patent application, (ii) any material copyrightable works of authorship which have not been the subject of a copyright registration or application therefor, including but not limited to software code, manuals and other text works, photographs, video recordings, and audio recordings, or
        (iii) any mask works.

          (c) Section 3.18(b) of the Seller Disclosure Letter sets forth with respect to each registered patent, trademark, service mark and copyright owned or controlled by the Seller or any Subsidiary, (x) a brief description of such Intellectual Property, and (y) the names of the jurisdictions covered by the applicable registration or application.
     Section 3.18(c) of the Seller Disclosure Letter identifies all material licenses, sublicenses and other agreements to which the Seller or any Subsidiary is a party and pursuant to which the Seller or any Subsidiary is authorized to use any Intellectual Property of any third party in or as part of any Seller or Subsidiary product, other than non-exclusive software licenses for generally available software (such as MS Word and the like). To the knowledge of the Seller, the Seller and each Subsidiary owns, is licensed or otherwise possesses legally sufficient rights to use all Intellectual Property that the Seller or such Subsidiary uses in any material respect in the business of the Seller or such Subsidiary, except for the failure to own a license or possess such rights which to remedy would not cause a Seller Material Adverse Effect.

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          (d) Section 3.18(d) of the Seller Disclosure Letter contains a complete list of each software product and module currently marketed by the Seller or any of its Subsidiaries in connection with the Business. Section 3.18(d) of the Seller Disclosure Letter also contains a complete list of all software products owned, marketed, licensed or used by the Seller or any of its Subsidiaries with respect to the Business (other than those which are generally available prepackaged products) at any time within one year from the date hereof. With regard to the software products developed by the Seller, Section 3.18(d) of the Seller Disclosure Letter also sets forth the language in which such software is written, the type of hardware platform(s) and the operating system environment on or in which it runs, and any royalties or license fees required to be paid to a third party for the use of any "layered" or incorporated software not owned by the Seller or one of its Subsidiaries. Section 3.18(d) of the Company Disclosure Letter contains a true, correct and complete list of all licenses (other than non-exclusive software licenses for generally available software) granted to the Seller or any of its Subsidiaries from any third party with respect to any Intellectual Property, in each case identifying the software covered thereby.

          (e) To the knowledge of the Seller, there is no past, present or prospective claim by any third party that any of the Seller's or any Subsidiary's Intellectual Property is invalid or unenforceable or that the conduct of the Seller or any Subsidiary violates any Intellectual Property of any other person. Neither the Seller nor any Subsidiary has at any time received any notice or other communication (in writing or otherwise has no knowledge) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use by the Seller or any Subsidiary of any Intellectual Property rights of any other person. To the knowledge of the Seller, except as set forth in Section 3.18(e) of the Seller Disclosure Letter, no other person is infringing, misappropriating or making any unlawful use of the Seller's or any Subsidiary's Intellectual Property, no Intellectual Property owned or used by any other person infringes or conflicts with, any of the Seller's or any Subsidiary's Intellectual Property, and no party to any licensing agreement, distributorship or similar arrangement with the Seller or any Subsidiary relating to the Intellectual Property is in breach of or default of its obligations in any material respects.

          (f) Except as set forth in Section 3.18(f) of the Seller Disclosure Letter, all former and current employees, contractors or consultants of the Seller and each Subsidiary, including all employees, contractors and consultants involved in the development of Intellectual Property of the Seller and its Subsidiaries, employed or engaged at any time during the period since the initial formation date of the Seller, have executed and delivered to the Seller a confidential information agreement in substantially the form attached in Section 3.18(f) of the Seller Disclosure Letter. To the knowledge of the Seller, no employee, contractor or consultant associated with any person who has contributed to, or participated in, the conception and development of Intellectual Property for the Seller or any Subsidiary has asserted or threatened any claim against the Seller or any Subsidiary in connection with such person's involvement in the conception and development of such Intellectual Property and no such person has a reasonable basis for any such claim.

          (g) The Seller and its Subsidiaries have taken commercially reasonable steps to protect their Intellectual Property. Notwithstanding the foregoing, however, the Seller has not filed for any patents, copyrights or trademarks with respect to its Intellectual Property. The Seller's and its Subsidiaries' trade secrets, including without limitation its source code, customer lists, prospect lists and marketing and business plans, have not been disclosed to any person except pursuant to licenses or Contracts requiring such persons to keep such trade secrets confidential.

          (h) Except as set forth in Section 3.18(h) of the Seller Disclosure Letter, neither the Seller nor any Subsidiary has granted any licenses to a third party to use, distribute, or modify the source code to create Derivative Works (as hereinafter defined), of any product marketed by, commercially available from or under development by the Seller or any Subsidiary. Neither the Seller nor any Subsidiary has received written notice of any existing claim for the release of the Seller's or any Subsidiary's source code from an applicable escrow deposit. As used herein, "Derivative Work" shall mean a work that is based upon one or more preexisting works, such as a revision, enhancement, modification, abridgment, condensation, expansion or any other form in which such preexisting works may be recast, transformed or adapted, and which, if prepared without authorization of the owner of the copyright in such preexisting work, would
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     constitute a copyright infringement. For purposes hereof, a Derivative Work shall also include any compilation that incorporates such a preexisting work as well as translations from one human language to another and from one type of code to another.

          (i) Except as set forth in Section 3.18(i) of the Seller Disclosure Letter, neither the Seller nor any Subsidiary has assigned, sold or otherwise transferred ownership of any of its Intellectual Property nor licensed any of the Seller's or any Subsidiary's Intellectual Property to any person on an exclusive basis, nor has the Seller or any Subsidiary entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Intellectual Property nor granted any exclusive rights to market any products of the Company or any Subsidiary.

          (j) Except as set forth in Section 3.18(j) of the Seller Disclosure Letter, to the extent third-party Intellectual Property is marketed to customers of the Seller or any Subsidiary together with the Intellectual Property of the Seller or any Subsidiary, (i) the Seller or such Subsidiary has complied with all restrictions required by the owner of such Intellectual Property to be placed in the documentation of such licenses; and (ii) the Seller or such Subsidiary has either expressly provided in its customer agreements that maintenance and other technical support for such third-party products is to be provided by the third party directly with the customer, or has executed a subcontract agreement with the third party which remain in effect for the entire period that the Seller or such Subsidiary is obligated to provide support to the customer, and all fees to such third parties owed by the Seller or such Subsidiary have been paid in full.

          (k) The conduct of the Seller's and its Subsidiaries' business, as presently conducted, and the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of, or result in the creation of any lien, claim or encumbrance on, any Intellectual Property owned by the Seller or any Subsidiary, except where the occurrence of any of the foregoing would not reasonably be expected to have a Seller Material Adverse Effect individually or collectively.

          (l) [INTENTIONALLY OMITTED.]

          (m) The Intellectual Property Rights are free and clear of any liens, claims or encumbrances and are not subject to any arrangement or license requiring any payment to any person which has not previously been fully paid or the obligation to grant rights to any person in exchange.

          (n) The Intellectual Property Rights and the Licensed Rights are all those material rights necessary to the conduct of the business of each of the Seller, its Subsidiaries and the Seller's Affiliates as presently conducted.

          (o) The validity of the Intellectual Property Rights and title thereto and validity of the Licensed Rights, (i) have not been questioned in any prior Litigation; (ii) are not being questioned in any pending Litigation; and (iii) to the knowledge of the Seller, are not the subject(s) of any threatened or proposed Litigation.

          (p) To the knowledge of the Seller, the business of each of the Seller and its Subsidiaries, as presently conducted, does not conflict with and has not been alleged to conflict with any patents, trademarks, trade names, service marks, copyrights or other intellectual property rights of others.

          (q) The consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Intellectual Property Rights or the Seller's or its Subsidiaries' right to use any of the Licensed Rights.

          (r) Other than as disclosed in any section of the Seller Disclosure Letter, to the knowledge of the Seller, there are no third parties using any of the Intellectual Property Rights material to the business of the Seller or its Subsidiaries as presently conducted.

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          (s) Each of the Seller and its Subsidiaries owns, or possesses sufficiently broad and valid rights to, all computer software programs that are material to the conduct of the business of the Seller and its Subsidiaries. There are no infringement suits, actions or proceedings pending or, to the knowledge of the Seller, threatened against the Seller or any Subsidiary with respect to any software owned or licensed by the Seller or any Subsidiary.

          (t) The Seller and its Subsidiaries have collected and submitted to the appropriate owner of such third party software all appropriate and required license fees for all third party software which has been provided to customers of the Seller and its Subsidiaries.

          (u) Except as set forth in Section 3.18(u) of the Seller Disclosure Letter or Section 3.11 of the Seller Disclosure Letter, with respect to (i) current clients of the Seller or any Subsidiary who are the recipient of current oral or written proposals of the Seller or any Subsidiary and (ii) prospective clients of the Seller or any Subsidiary who are the recipient of information in response to a current customer request for proposal from the Seller or any Subsidiary, there is no functionality required other than that contained in the current versions of the Seller's products, outside of functionality described in Section 3.11 of the Seller Disclosure Letter.

     Section 3.19 Brokers. Except pursuant to the Independent Advisor Engagement Letter (as hereinafter defined) and as set forth in Section 3.19 of the Seller Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Acquisition or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller. Section
3.19 of the Seller Disclosure Letter includes a complete and correct copy of all agreements between the Seller and the Independent Advisor and between the Seller and Michael C. Nunan pursuant to which such person would be entitled to any payment relating to this Agreement, the Acquisition or the other transactions contemplated by this Agreement.

     Section 3.20 Insurance Policies. The Seller has delivered to the Purchaser prior to the date hereof a complete and accurate list of all insurance policies in force naming the Seller, any of its Subsidiaries or employees thereof as an insured or beneficiary or as a loss payable payee or for which the Seller or any Subsidiary has paid or is obligated to pay all or part of the premiums. Neither the Seller nor any Subsidiary has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, and each of the Seller and the Subsidiaries is in compliance in all material respects with all conditions contained therein. Except as set forth in Section 3.20 of the Seller Disclosure Letter, there are no material pending claims against such insurance policies by the Seller or any Subsidiary as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance policies that has not been properly filed by the Seller or any Subsidiary. Except for the self-insurance retentions or deductibles set forth in the policies contained in the aforementioned list and except as set forth in Section
3.20 of the Seller Disclosure Letter, the policies are adequate in scope and amount to cover all prudent and reasonably foreseeable risks which may arise in the conduct of the business of the Seller and the Subsidiaries.

     Section 3.21  Notes and Accounts Receivable.

          (a) Except as disclosed in Section 3.21(a) of the Seller Disclosure Letter, there are no notes receivable of the Seller or any Subsidiary owing by any director, officer, shareholder or employee of the Seller or any Subsidiary ("Affiliate Debt").

          (b) Except as disclosed in Section 3.21(b) of the Seller Disclosure Letter, all accounts receivable of the Seller and any Subsidiary are current or covered by adequate reserves for uncollectability, and there are no material disputes regarding the collectibility of any such accounts receivable.

     Section 3.22  Transactions with Affiliates.  Except as set forth in Section
3.22 of the Seller Disclosure Letter (other than compensation and benefits received in the ordinary course of business as an employee or director of the Seller or its Subsidiaries) (collectively, the "Affiliate Transactions"), no director, officer or other Affiliate or Associate (as hereinafter defined) of the Seller or any Subsidiary or any entity in which, to the knowledge of the Seller, any such director, officer or other Affiliate or Associate, owns any beneficial
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interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons) has any interest in: (i) any contract, arrangement or understanding with, or relating to the business or operations of Seller or any Subsidiary; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Seller or any Subsidiary; or (iii) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of the Seller or any Subsidiary.

     Section 3.23 No Existing Discussions. As of the date hereof, the Seller is not engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to an Acquisition Proposal (as hereinafter defined).

     Section 3.24 Shareholders' Rights Agreement. Neither the Seller nor any Subsidiary has adopted, or intends to adopt, a shareholders' rights agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, shares of Seller Common Stock or any other equity or debt securities of the Seller or any of its Subsidiaries.

     Section 3.25  Major Suppliers and Customers.

          (a) Section 3.25(a) of the Seller Disclosure Letter sets forth a list of each supplier of goods or services to Seller and the Subsidiaries to whom the Seller and the Subsidiaries paid in the aggregate more than $200,000 during the 12-month period ended June 30, 2000 (each a "Major Supplier" and, collectively, "Major Suppliers"), together with in each case the amount paid during such period. Neither the Seller nor any Subsidiary is engaged in any material dispute with any Major Supplier and, to the knowledge of the Seller, no Major Supplier intends to terminate, limit or reduce its business relations with the Seller or any Subsidiary. As of the date hereof the Seller has no reason to believe that the consummation of the transactions contemplated hereunder will have a material adverse effect on the business relationship of the Seller or any Subsidiary with any Major Supplier. Except as set forth in Section 3.25(a) of the Seller Disclosure Letter, to the knowledge of the Seller, none of the officers or directors of the Seller or any Subsidiary, or any Affiliate or Associate of any officer or director of the Seller or any Subsidiary (or any company or other organization in which any officer or director of the Seller or any Subsidiary or any Affiliate or Associate of any officer or director of the Seller or any Subsidiary has a direct or indirect or indirect financial interest), has any financial interest in any supplier of the Seller or any Subsidiary (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons).

          (b) Section 3.25(b) of the Seller Disclosure Letter sets forth a list of each customer which accounted for net revenue to the Seller and the Subsidiaries in the aggregate of more than $200,000 during the 12-month period ended June 30, 2000 (each a "Major Customer" and, collectively, "Major Customers") together with the amount of net revenue produced during such period. Neither the Seller nor any Subsidiary is engaged in any material dispute with any Major Customer and, to the knowledge of the Seller, no Major Customer intends to terminate, limit or reduce its business relations with the Seller or any Subsidiary. As of the date hereof the Seller has no reason to believe that the consummation of the transactions contemplated hereunder will materially adversely affect the business relationship of the Seller or any Subsidiary with any Major Customer. Except as set forth in Section 3.25(b) of the Seller Disclosure Letter, none of the officers or directors of the Seller or any Subsidiary, or any Affiliate or Associate of any officer or director of the Seller or any Subsidiary (or any company or other organization in which any officer or director of the Seller or any Subsidiary or any Affiliate or Associate of any officer or director of the Seller or any Subsidiary has a direct or indirect financial interest), has any financial interest in any customer of the Seller or any Subsidiary (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons).

     Section 3.26 Licenses and Permits. Section 3.26 of the Seller Disclosure Letter sets forth a true and complete list of all material notifications, licenses, permits (including, without limitation, environmental,
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construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations, and applications therefor (collectively, the "Licenses") held by the Seller or a Subsidiary and issued by, or submitted by the Seller or a Subsidiary to, any Governmental Entity or other person or entity. The Seller owns or possesses all of the Licenses which are necessary to enable it to carry on the Business as presently conducted. All Licenses are valid, binding, and in full force and effect. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not adversely affect any License which would, or be reasonably expected to, cause a Seller Material Adverse Effect. The Seller and its Subsidiaries have taken all necessary action to maintain each License, except where the failure to so act is not likely to have a material adverse effect on the Seller, such Subsidiary or the Business. No loss or expiration of any License is threatened, pending, or reasonably foreseeable (other than expiration upon the end of any term).

     Section 3.27  New Zealand Documents.

          (a) The Seller has provided to the Purchaser all contracts or agreements entered into by or otherwise obligating in any manner Phoenix International A. P. Limited New Zealand (the "New Zealand Contracts"), other than with respect to the assets relating to the products specifically identified in Section 1.3(m) of the Seller Disclosure Letter. Provided that the New Zealand Share Option is not exercised, the New Zealand Contracts which are being assumed by the Purchaser pursuant to the terms of this Agreement are listed as such on Section 1.2(d) of the Seller Disclosure Letter. Other than as disclosed in Section 3.27 of the Seller Disclosure Letter there are no liabilities, disputes or obligations with respect to Phoenix International A.P. Limited New Zealand outside of the ordinary course of business. Other than with respect to the Seller and Phoenix International A. P. Limited New Zealand, none of the Subsidiaries has entered into any contracts (whether written or oral) or made any commitments other than with respect to real property leases and equipment leases associated with such real property leases and employment letters.

          (b) The Seller is the record and beneficial owner of, and has good and marketable record title to, all of the issued and outstanding equity interests in Phoenix International A. P. Limited New Zealand (the "New Zealand Shares"). The New Zealand Shares are validly issued, fully paid and non-assessable and are owned by the Seller free and clear of any Liens, with no defects in title. The Seller has the exclusive right, power and authority to vote the New Zealand Shares and is not party to or bound by any agreement affecting or relating to its right to transfer or vote the New Zealand Shares. There are no proxies outstanding or powers of attorney granted by the Seller with respect to any of the New Zealand Shares. If the New Zealand Share Option is exercised, the Seller shall transfer to the Purchaser all of the Seller's right, title and interest in and to the New Zealand Shares free and clear of all Liens.

     Section 3.28 Disclosure. No representation or warranty made by the Seller in this Agreement or in the Seller Disclosure Letter contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading. The representations and warranties of the Seller contained herein, disregarding all qualifications and exemptions contained therein relating to materiality or a Seller Material Adverse Effect, are true and correct with only such exceptions as would not in the aggregate reasonably be expected to have a Seller Material Adverse Effect.

                                   ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

     Each of Parent and the Purchaser hereby jointly and severally represent and warrant to the Seller as follows:

     Section 4.1  Organization and Standing.  Each of Parent and the Purchaser
(a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is in good
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

standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a material adverse effect on the Purchaser. Parent indirectly owns all of the capital stock of the Purchaser.

     Section 4.2 Authority for Agreement. Each of Parent and the Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement (the "Purchaser Ancillary Documents") and to perform its obligations hereunder and under the Purchaser Ancillary Documents and to consummate the Acquisition and the other transactions contemplated by this Agreement and the Purchaser Ancillary Documents. The execution, delivery and performance by each of Parent and the Purchaser of this Agreement and the Purchaser Ancillary Documents, and the consummation by each of Parent and the Purchaser of the Acquisition and the other transactions contemplated by this Agreement and the Purchaser Ancillary Documents, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of either Parent or the Purchaser are necessary to authorize this Agreement or the Purchaser Ancillary Documents or to consummate the Acquisition or the other transactions contemplated by this Agreement and the Purchaser Ancillary Documents. This Agreement has been and the Purchaser Ancillary Documents will be duly executed and delivered by such person and, assuming due authorization, execution and delivery by the Seller, constitute a legal, valid and binding obligation of each of Parent and the Purchaser enforceable against each of Parent and the Purchaser in accordance with their terms.

     Section 4.3 No Conflict. The execution and delivery of this Agreement and the Purchaser Ancillary Documents by each of Parent and the Purchaser do not, and the performance of this Agreement and the Purchaser Ancillary Documents by each of Parent and the Purchaser and the consummation of the Acquisition and the other transactions contemplated by this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws or other organizational documents of Parent or the Purchaser, (ii) conflict with or violate any Law applicable to Parent or the Purchaser or by which any property or asset of Parent or the Purchaser is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such person is a party or by which Parent or the Purchaser or any property or asset of the Purchaser is bound or affected, except in the case of clauses (ii) and
(iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay the performance by Parent or the Purchaser of its obligations under this Agreement or the consummation of the Acquisition or the other transactions contemplated by this Agreement and the Purchaser Ancillary Documents.

     Section 4.4 Required Filings and Consents. The execution and delivery of this Agreement by each of Parent and the Purchaser do not, and the performance of this Agreement and the Purchaser Ancillary Documents by each of Parent and the Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for those required by the HSR Act and where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by the Purchaser of any of its obligations under this Agreement or the consummation of the Acquisition or the other transactions contemplated by this Agreement.

     Section 4.5 Information Supplied. None of the information supplied or to be supplied by Parent or the Purchaser for inclusion or incorporation by reference in the Proxy Statement, at the date such documents are first published, sent or delivered to Seller Shareholders or, unless promptly corrected at any time during the pendancy of the Shareholders' Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
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

     Section 4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission payable by Parent or the Purchaser in connection with this Agreement, the Acquisition or the other transactions contemplated by this Agreement or the Purchaser Ancillary Documents based upon arrangements made by or on behalf of such person.

                                   ARTICLE V

                        CERTAIN COVENANTS AND AGREEMENTS

     Section 5.1  Conduct of the Business Pending the Closing.

          (a) The Seller covenants and agrees that between the date of this Agreement and the Closing, unless the Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld), (i) the business of the Seller and its Subsidiaries shall be conducted only in, and the Seller and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with prior practice,
     (ii) the Seller and its Subsidiaries shall use reasonable best efforts to preserve intact their business organizations, to keep available the services of their current officers and employees and to preserve the current relationships of the Seller and its Subsidiaries with customers, suppliers and other persons with which the Seller or its Subsidiaries has business relations, and (iii) the Seller and its Subsidiaries will comply with all applicable Laws and regulations wherever its business is conducted, including, without limitation, the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act. Without limiting the foregoing, neither the Seller nor any of its Subsidiaries shall, except in the ordinary course of business consistent with past practice as of December 31, 1999, (i) materially reduce the expenses of the Seller or its Subsidiaries relating to sales or customer service or support, (ii) materially discount the price or materially alter the terms of any of the Seller's or its Subsidiaries' products or services, (iii) reduce or discount any accounts receivable of the Seller or any Subsidiary to accelerate collection of such accounts receivable or sell or factor any accounts receivable of the Seller or any Subsidiary, or (iv) manage the accounts payable of the Seller or any Subsidiary in a manner inconsistent with the Seller's past practice as of December 31, 1999.

          (b) The Seller covenants and agrees that between the date of this Agreement and the Closing the Seller shall not, nor shall the Seller permit any of its Subsidiaries, without the prior written consent of the Purchaser, to (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends by a wholly owned Subsidiary of the Seller to the Seller or another wholly owned Subsidiary of the Seller, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase or otherwise acquire any shares of its capital stock; (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares of Seller Common Stock upon (x) the exercise of Seller Options outstanding as of the date of this Agreement, (y) the exercise of warrants outstanding as of the date of this Agreement or (z) the issuance of options to purchase Seller Common Stock described in Section 3.7 of the Seller Disclosure Letter (the allocation of which is subject to the prior approval of the Purchaser) or (v) take any action that would, or could reasonably be expected to, result in any of the conditions set forth in Article VI not being satisfied.

          (c) The Seller covenants and agrees that between the date of this Agreement and the Closing the Seller shall not, nor shall the Seller permit any of its Subsidiaries to, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld (such response shall be made within five (5) business days of receipt by the Purchaser of notice of such request (or two (2) business days in the case of clauses
     (xvii), (xix) and (xx) below), otherwise consent shall be deemed to have been given) (i) amend its articles of incorporation (including any certificate of designations attached thereto) or bylaws or other equivalent organizational documents; (ii) create, assume or incur any indebtedness for
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

     borrowed money or guaranty any such indebtedness of another person, other than (A) borrowings under existing lines of credit (or under any refinancing of such existing lines) or (B) indebtedness owing to, or guaranties of indebtedness owing to, the Seller or (C) guarantees, loans or advances to employees less than $5,000 to an individual employee and $20,000 in the aggregate with respect to business travel expenses in the ordinary course of business consistent with past practice; (iii) accelerate the timing of payments of any outstanding indebtedness for borrowed money;
     (iv) make any loans or advances to any other person other than loans or advances between any Subsidiaries of the Seller or between the Seller and any of its Subsidiaries (other than guarantees, loans or advances to employees less than $5,000 to an individual employee and $20,000 in the aggregate with respect to business travel expenses in the ordinary course of business consistent with past practice); (v) mortgage or pledge any of the Assets; (vi) merge or consolidate with any other entity in any transaction, or sell any business or Assets other than with respect to customer agreements approved in writing by the Purchaser (other than with respect to the sale of the assets identified in Section 1.3(m) of the Seller Disclosure Letter); (vii) change its accounting policies except as required by GAAP; (viii) make any change in employment terms for any of its directors or officers; (ix) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to employees, directors or Affiliates of the Seller or its Subsidiaries or enter into any new, or amend any existing, employment agreements; (x) make any change to the Seller Benefit Plans; (xi) amend or cancel or agree to the amendment or cancellation of any Assumed Contract or enter into a contract that would have been an Assumed Contract had such contract been in existence as of the date of this Agreement; (xii) pay, loan or advance (other than the payment of compensation, directors' fees or reimbursement of expenses in the ordinary course of business) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any Affiliate or Associate of any of its officers or directors; (xiii) form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof; (xiv) make any Tax election (other than in the ordinary course of business consistent with past practice) or settle or compromise any tax liability; (xv) enter into any agreements, arrangements or understandings with respect to the purchase, sale or lease of any real property or amend, cancel or extend any agreement, arrangement or understanding with respect to the lease of any real property; (xvi) pay, discharge, settle or satisfy any claims, litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) involving amounts in excess of $50,000 in the aggregate except in connection with cash only settlements in connection with the Excluded Liabilities or the Class Action identified in
     Section 3.12 of the Company Disclosure Letter; (xvii) enter into any customer or third party agreements; (xviii) hire additional employees or consultants; (xix) modify, amend or terminate any Contract to which the Seller or any Subsidiary is a party or waive, release or assign any material rights or claims thereunder; (xx) enter into any Contracts which will require the Seller or any Subsidiary to incur expenses that are reasonably likely to exceed the revenues from such Contracts; or (xxi) enter into any Contracts which incur expenses or costs in excess of $50,000 in the case of any one Contract or commit the Seller or any Subsidiary to any Contract containing provisions relating to fixed pricing, services to be conducted on other than a time and materials basis, contracts containing penalties or liquidated damages or any other onerous contractual provisions.

     Section 5.2  Access to Information; Confidentiality.

          (a) From the date hereof to the Effective Time, the Seller shall, and shall cause the officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents (collectively, the "Representatives") of the Seller to, afford the Representatives of the Purchaser upon 24 hours prior notice reasonable access during regular business hours to the officers, employees, agents, properties, offices and other facilities, books and records of the Seller and its Subsidiaries, and shall furnish the Purchaser with all financial, operating and other data and information as the Purchaser, through its Representatives, may reasonably request. The Seller shall furnish to the Purchaser monthly financial and operating data and information as promptly as practicable following the end of each calendar month. The Purchaser and the Seller will remain subject to the terms of the confidentiality agreement between the Purchaser and the Seller dated December 20, 1999 (the "Confidentiality Agreement").
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          (b) No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

          (c) After the Closing, the Purchaser shall grant to the Seller reasonable access to the books, records and documents included in the Assets and to the former employees of the Seller employed by the Purchaser (which access shall not unreasonably interfere with the operation of the Business by the Purchaser after the Closing) with respect to the pursuit, defense or resolution by the Seller of any outstanding claim or liability relating to the Excluded Assets and Excluded Liabilities.

     Section 5.3 Notification of Certain Matters; Supplements to Seller Disclosure Letter.

          (a) The Seller shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Seller, of (i) the occurrence, or nonoccurrence, of any event which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure by such to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          (b) From time to time up to the Closing Date, for informational purposes only, the Seller will promptly supplement or amend the Seller Disclosure Letter which it has delivered pursuant to this Agreement with respect to any matter first existing or occurring after the date hereof which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in such letter or which is necessary to correct any information in such letter which has been rendered inaccurate thereby. No supplement or amendment to the Seller Disclosure Letter will have any effect for the purpose of determining satisfaction of the conditions set forth in Section 6.2 or for the purpose of determining the Seller's indemnification obligations under Section 9.1, unless such supplement or amendment is accepted in writing by Purchaser. Notwithstanding the foregoing, any supplement or amendment to the Seller Disclosure Letter that adversely affects or modifies the Assets or Assumed Liabilities (other than with respect to changes in the ordinary course of business consistent with past practice) must be approved in writing by the Purchaser in its sole satisfaction.

     Section 5.4  Reasonable Best Efforts; Further Assurances.

          (a) Subject to the terms and conditions of this Agreement, each of the parties hereto will use its reasonable best efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Acquisition and the other transactions contemplated by this Agreement as soon as practicable after the date hereof and (ii) obtain and maintain all approvals, consents, waivers, registrations, permits, authorizations, clearances and other confirmations required to be obtained from any third party and/or any Governmental Entity that are necessary, proper or advisable to consummate the Acquisition and the transactions contemplated hereby (each a "Required Approval"). In furtherance and not in limitation of the foregoing, each party hereto agrees to make as promptly as practicable, to the extent it has not already done so, (i) appropriate filings of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby (which filing shall be made in any event within ten business days of the date hereof), (ii) all necessary filings with other Governmental Entities relating to the Acquisition, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such laws and to use its best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of Required Approvals under such other laws as soon as practicable.

          (b) Each of the parties hereto shall, in connection with the efforts referenced in Section 5.4(a) to obtain all Required Approvals, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of

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     the transactions contemplated hereby, and (iii) promptly inform the other party of the timing and content of any communications with the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

          (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 5.4(a) and 5.4(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law (as hereinafter defined), or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity which would make the Acquisition or the transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of the Acquisition or the transactions contemplated hereby, each of the parties hereto shall cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other action or order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Acquisition or the transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable. Notwithstanding any provision of this Agreement to the contrary, the Purchaser shall be not required under the terms of this Agreement to dispose of or hold separate all or any portion of the businesses or assets of the Seller or any of its Subsidiaries or of the Purchaser or any of its Subsidiaries in order to remedy or otherwise address the concerns (whether or not formally expressed) of any Governmental Entity under the HSR Act or any other antitrust statute or regulation. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to regulate mergers, acquisitions or other business combinations.

          (d) In connection with, and without limiting the foregoing, the Seller shall (i) take all actions necessary to ensure that no state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Acquisition or any other transactions contemplated by this Agreement or the Shareholders' Agreements and (ii) if any state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Shareholders' Agreements, the Acquisition or any other transaction contemplated by this Agreement or the Shareholders' Agreements, take all actions necessary to ensure that this Agreement, the Shareholders' Agreements, the Acquisition and any other transactions contemplated by this Agreement or the Shareholders' Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Shareholders' Agreements and otherwise to minimize the effect of such statute or regulation on the Acquisition and the other transactions contemplated by this Agreement and the Shareholders' Agreements.

          (e) The Seller will give any notices to third parties and use its reasonable best efforts (in consultation with the Purchaser) to obtain any third party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) disclosed or required to be disclosed in the Schedules to this Agreement, including, without limitation, the consents described in Section 3.13 of the Seller Disclosure Letter, (iii) required to avoid a breach of or default under any Assumed Contracts in connection with the consummation of the transactions contemplated by this Agreement or (iv) required to prevent a Seller Material Adverse Change.

     Section 5.5  Board Recommendations.

          (a) In connection with the Acquisition and Shareholders' Meeting, the Board of Directors of the Seller shall (i) subject to Section 5.5(b), recommend to the holders of the Seller Common Stock to vote

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     in favor of the Acquisition and use its reasonable best efforts to obtain the necessary approvals by the Seller Shareholders of this Agreement and
     (ii) otherwise comply with all legal requirements applicable to such meeting.

          (b) Neither the Board of Directors of the Seller nor any committee thereof shall, except as expressly permitted by this Section 5.5(b) (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to the Purchaser, the approval or recommendation of such Board of Directors or such committee of the Acquisition or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any transaction involving an Acquisition Proposal (as hereinafter defined) from a third party (an "Alternative Transaction"), or (iii) cause the Seller to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Alternative Transaction. Notwithstanding the foregoing, if prior to the date of the Shareholders' Meeting the Board of Directors of the Seller determines in good faith, after it has received a Superior Proposal (as hereinafter defined) in compliance with Section 5.6 and after taking into consideration advice from outside counsel with respect to its fiduciary duties to the Seller Shareholders under applicable Law, that such action is advisable for the Board of Directors of the Seller to comply with its fiduciary obligations to the Seller Shareholders under applicable Law, the Board of Directors of the Seller may (subject to this and the following sentences) inform Seller Shareholders that it no longer believes that the Acquisition is advisable and no longer recommends approval thereof (a "Subsequent Determination") and cause the Seller to enter into an Acquisition Agreement with respect to a Superior Proposal, but only at a time that is after the third business day (or the second business day, in the case of a material amendment to a Superior Proposal) following the Purchaser's receipt of written notice advising the Purchaser that the Board of Directors of the Seller is prepared to accept a Superior Proposal. Such written notice shall specify the material terms and conditions of such Superior Proposal, identify the person making such Superior Proposal and state that the Board of Directors of the Seller intends to make a Subsequent Determination. During such three business day period (or two business day period in the case of a material amendment), the Seller shall provide an opportunity for the Purchaser to propose such adjustments to the terms and conditions of this Agreement as would enable the Seller to proceed with its recommendation to its shareholders without a Subsequent Determination. For purposes of this Agreement, a "Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Alternative Transaction which the Board of Directors of the Seller determines in its good faith judgment (based on, among other things, the advice of an independent financial advisor) to be more favorable to the Seller Shareholders than the Acquisition from a financial point of view (taking into account whether, in the good faith judgment of the Board of Directors of the Seller, after obtaining the advice of such independent financial advisor, the third party is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by the Purchaser in response to such Alternative Transaction).

          (c) Nothing contained in this Section 5.5 shall prohibit the Seller from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Seller Shareholders if, in the good faith judgment of the Board of Directors of the Seller, after consultation with outside counsel, failure to take such a position or to so disclose would be inconsistent with applicable Law; provided, however, neither the Seller nor its Board of Directors nor any committee thereof shall, except as specifically permitted by Section 5.5(b), withdraw, qualify, or modify, or propose to withdraw, qualify or modify, its position with respect to the Acquisition or this Agreement or approve or recommend, or propose to approve or recommend an Alternative Transaction.

     Section 5.6 Acquisition Proposals. The Seller shall not, nor shall it authorize or permit any of its Subsidiaries or Representatives to, directly or indirectly, (a) solicit, initiate or encourage the submission of any Acquisition Proposal or (b) participate in or encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition

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Proposal; provided, however, that the foregoing shall not prohibit the Board of
Directors of the Seller from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal prior to the date of the Shareholders' Meeting if, and to the extent that, (A) the Board of Directors of the Seller, after taking into consideration advice of independent outside legal counsel, determines in good faith that such action is advisable for the Board of Directors of the Seller to comply with its fiduciary obligations to the Seller Shareholders under applicable Law, (B) prior to taking such action, the Seller receives from such person or entity an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such person or entity and
(C) the Board of Directors of the Seller concludes in good faith, based upon written advice from its independent financial advisor, that the Acquisition Proposal is a Superior Proposal. The Seller shall promptly provide oral and written notice to the Purchaser of (a) the receipt of any such Acquisition Proposal or any inquiry which could reasonably be expected to lead to any Acquisition Proposal, (b) the material terms and conditions of such Acquisition Proposal or inquiry, (c) the identity of such person or entity making any such Acquisition Proposal or inquiry and (d) the Seller's intention to furnish information to, or enter into discussions or negotiations with, such person or entity. The Seller shall continue to keep the Purchaser informed of the status and details of any such Acquisition Proposal or inquiry. For purposes of this Agreement, "Acquisition Proposal" means any bona fide proposal with respect to a merger, consolidation, share exchange, tender offer or similar transaction involving the Seller, or any purchase or other acquisition of all or any significant portion of the assets of the Seller or a 25% or greater equity interest in the Seller.

     Section 5.7  Seller Shareholders' Meeting.

          (a) The Seller shall cause the Shareholders' Meeting to be duly called and held as soon as practicable following the date hereof for the purpose of voting on the approval and adoption of this Agreement and the Acquisition. The Seller shall take all action necessary in accordance with applicable Law and the Seller Articles of Incorporation and Seller Bylaws to duly call, give notice of, and convene the Shareholders' Meeting.

          (b) The Seller shall, at the direction of the Purchaser, solicit from holders of shares of Seller Stock entitled to vote at the Shareholders' Meeting proxies in favor of such approval and shall take all other reasonable action necessary or helpful to secure the vote or consent of such holders required by the FBCA or this Agreement to effect the Acquisition.

     Section 5.8  Proxy Statement.

          (a) The Purchaser and the Seller will as promptly as practicable following the date hereof jointly prepare, and the Seller shall file, the Proxy Statement with the SEC and will use all commercially reasonable efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Seller Shareholders at the earliest practical time. The Seller shall furnish all information concerning it and the holders of its capital stock as the Purchaser may reasonably request in connection with such actions. Each party to this Agreement will notify the other parties and the Board of Directors of the Seller promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information with respect thereto, and will supply the other parties with copies of all correspondence between such party or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Acquisition. If (A) at any time prior to the Shareholders' Meeting, any event should occur relating to the Seller or any of its Subsidiaries which should be set forth in an amendment of, or a supplement to, the Proxy Statement, the Seller will promptly inform the Purchaser and (B) if at any time prior to the Shareholders' Meeting, any event should occur relating to the Purchaser or any of its associates or Affiliates, or relating to the plans of any such persons for the Seller after the Effective Time that should be set forth in an amendment of, or a supplement to, the Proxy Statement, the Purchaser will promptly inform the Seller, and in the case of (A) or (B) the Seller and the Purchaser, will, upon learning of such event, promptly prepare, and the Seller shall file and, if required, mail such amendment or supplement to the Seller Shareholders; provided, prior to such filing or mailing, the Seller and the Purchaser shall consult with each other with respect to such amendment or supplement. The Purchaser

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     and the Seller will file, pursuant to and in a manner consistent with Rule
     14a-12 under the Exchange Act any soliciting material sent or given to shareholders of the Seller. The Purchaser shall vote, or cause to be voted, in favor of the Acquisition and this Agreement all shares of Seller Stock directly or indirectly beneficially owned by it.

          (b) The Seller hereby consents to the inclusion in the Proxy Statement of the recommendation of the Board of Directors of the Seller described in
     Section 5.5, subject to any modification, amendment or withdrawal thereof, and represents that the Independent Advisor has, subject to the terms of its engagement letter with the Seller and the Board of Directors of the Seller (the "Independent Advisor Engagement Letter"), agreed to consent to the inclusion of references to its opinion in the Proxy Statement, subject to any modification, amendment or withdrawal thereof. The Seller and its counsel shall permit the Purchaser and its counsel to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Proxy Statement, the Acquisition or this Agreement.

     Section 5.9  [INTENTIONALLY OMITTED.]

     Section 5.10  Consents.

          (a) To the extent that third party consents relating to Assumed Contracts have not been obtained by the Seller as of the Closing, the Seller shall, during the remaining term of such Assumed Contracts (the "Non-Assignable Contracts"), use all commercially available efforts to (a) obtain as promptly as practicable the consent of the applicable third party, (b) make the benefit of such Non-Assignable Contracts available to the Purchaser so long as the Purchaser fully cooperates with the Seller and promptly reimburses the Seller for all payments made by the Seller in connection therewith and indemnifies the Seller with respect thereto, and
     (c) enforce at the request of the Purchaser and at the expense and for the account of the Purchaser, any rights of the Seller arising from such Non-Assignable Contracts against the other party or parties thereto (including the right to terminate any such Non-Assignable Contracts in accordance with the terms thereof). The Seller will not take any action or suffer any omission which would limit or restrict or terminate in any material respect the benefits to the Purchaser of such Non-Assignable Contracts unless, in good faith and after consultation with and prior written notice to the Purchaser, the Seller is ordered orally or in writing to do so by a Governmental Entity of competent jurisdiction or the Seller is otherwise required to do so by law; provided that if any such order is appealable, the Seller will, at the Purchaser's cost and expense, take such actions as are requested by the Purchaser to file and pursue such appeal and to obtain a stay of such order. With respect to any such Non-Assignable Contract as to which the necessary approval or consent for the assignment or transfer to the Purchaser is obtained following the Closing, the Seller shall transfer such Non-Assignable Contract to the Purchaser by execution and delivery of an instrument of conveyance reasonably satisfactory to the Purchaser and the Seller within three (3) business days following receipt of such approval or consent. Notwithstanding the foregoing, the Seller shall not be indemnified to the extent of any losses which result from (i) the Seller's failure to take any lawful action in accordance with the Purchaser's reasonable instructions or (ii) the Seller's gross negligence or willful misconduct.

          (b) The Seller agrees to use its reasonable best efforts to assign those Licenses listed in Section 3.18(c) of the Seller Disclosure Letter to the Purchaser, but if the Seller shall have failed to procure for the Purchaser such assignment prior to the Closing Date, then the Seller shall either procure a separate license for the benefit of the Purchaser or shall notify the Purchaser at least three (3) business days prior to the Closing that the Seller agrees to reimburse the Purchaser for its reasonable cost of obtaining a license to reasonably equivalent software.

          (c) The Purchaser shall take such commercially reasonable action as the Seller reasonably requests from time to time in order to assist the Seller in obtaining any third party consent relating to an Assumed Contract.

     Section 5.11 Public Announcements. Subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), the Purchaser and the Seller shall consult with

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one another regarding the timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the financial community, government agencies, employees, customers or the general public and shall use reasonable efforts to agree upon the text of any such announcement prior to its release.

     Section 5.12  Employees.

          (a) Transferred Employees. On the Closing Date, the Seller shall terminate the employment of all of its employees identified in Section 3.16(a) of the Seller Disclosure Letter except as otherwise provided in this Section 5.12. Commencing on the Closing Date, the Purchaser shall offer employment, on an "at will" basis, to all of the employees of the Seller who are actively at work on the Closing Date other than those employees of the Seller who are identified in Section 5.12(a) of the Seller Disclosure Letter as employees with respect to whom the Purchaser shall have no hiring obligation. Employees of the Seller who accept such offer are, as of the time they first perform services for the Purchaser, referred to herein as the "Transferred Employees". The Purchaser shall have no obligation of any kind to offer employment with respect to any employee of the Seller who is not actively at work on the Closing Date. For these purposes "actively at work" will mean: (i) any employee who has averaged a minimum of thirty (30) hours per week in a permanent position in the last three months prior to the Closing Date; (ii) any employee absent on the Closing Date due to the Family Medical Leave Act or similar state laws;
     (iii) any employee absent on the Closing Date due to maternity leave under the Seller's maternity leave policy; (iv) any employee absent on the Closing Date due to military duty; (v) any employee absent on the Closing Date due to jury duty; and (vi) any employee absent on the Closing Date due to vacation or personal days consistent with the Seller's employment policies. The Purchaser shall take all action in connection with the employment or hiring of the Transferred Employees as may be reasonably requested by the Seller to avoid the applicability of the Worker Adjustment and Retraining Notification Act, similar state law, or both to the termination of such employees by the Seller.

          (b) Compensation and Benefits. The Purchaser shall provide to the Transferred Employees total compensation and employee benefits that are substantially comparable in the aggregate to the value of the total compensation and employee benefits provided to the Transferred Employees by the Seller immediately prior to the Closing Date. The Purchaser shall provide each Transferred Employee credit under the Purchaser's vacation policy for any earned but unused vacation such Transferred Employee had accumulated with the Seller as of the Closing Date, provided that such accumulated vacation does not exceed four (4) weeks and no more than two
     (2) weeks of such accumulated vacation may be carried forward to the calendar year beginning after the Closing Date in accordance with the Purchaser's vacation policy.

          (c) COBRA Coverage. To the extent required by applicable law, if the Purchaser is deemed to be a "successor employer" as a result of the Seller and its Affiliates ceasing to provide any "group health plan" in connection with the sale of assets contemplated by this Agreement, the Purchaser shall offer and provide continuation coverage required under Section 4980B of the Code and Part 6 of Title I of ERISA ("COBRA Coverage") to each person who is an "M&A qualified beneficiary" as a result of the sale of assets contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the Purchaser shall not be responsible and the Seller shall be solely responsible for providing COBRA Coverage to any person who remains employed by the Seller after the Closing Date or any dependents of such person. "Group health plan" is defined in Section 4980B of the Code and "M&A qualified beneficiary" and "successor employer" are defined in Prop. Treas. Reg. Section 54.4980B-9, Q&A 4.

          (d) Information. The Seller shall provide the Purchaser all information relating to each Transferred Employee as the Purchaser may reasonably require in connection with its employment of such persons, including, without limitation, initial employment dates, termination dates, reemployment dates, hours of service, compensation and tax withholding history in a form that will be usable by the Purchaser and such information shall be true and correct in all material respects.

          (e) Seller Stock Option Plans and Seller Employee Stock Purchase
     Plan. Except to the extent stock option vesting may arise without the exercise of discretion of the board of directors of the Seller
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     after the date hereof under applicable stock option related, employment related, severance related or other agreements (which in each case is identified in Section 3.19(e) of the Seller Disclosure Letter), the Seller shall take all necessary actions to ensure that no stock options issued pursuant to the Seller's stock option plans described in Section 3.15 of the Seller Disclosure Letter (together with any other plan or agreement whereby stock options or similar instruments have been granted to any employee of the Seller or its Subsidiaries, collectively the "Seller Option Plans") will accelerate or vest as a result of this Agreement or the consummation of the Acquisition or the other transactions contemplated hereby. The Purchaser shall issue options under its stock option plan (the "Purchaser Option Plan") in substitution for the options issued to Transferred Employees under the Seller Option Plans outstanding on the Closing Date (the "Seller Options") to the extent that such Seller Options were not vested on such date and such nonvested Seller Options are canceled or expire pursuant to the Seller Option Plans effective as of the issuance of replacement options under the Purchaser Option Plan or pursuant to an applicable Transferred Employee's termination of employment with the Seller. The Seller shall terminate the Seller's employee stock purchase plan before the Closing Date.

          (f) Seller's 401(k) Plan. As soon as administratively practicable following the Closing Date, and subject to the requirements of applicable law and documents, the Seller shall cause that portion of each Transferred Employee's account under the Seller's 401(k) plan, if any, attributable to the Seller's matching contribution and profit sharing contribution to be fully vested and shall cause the 401(k) plan to make distributions to those Transferred Employees, subject to applicable consent requirements. The Purchaser in its discretion may permit the Purchaser's 401(k) plan to accept a rollover of distributions from the Seller's 401(k) plan prior to the receipt of a favorable determination letter, in which case, the Seller shall provide to the Purchaser such evidence of qualification of the Seller's 401(k) plan as the Purchaser shall reasonably request.

          (g) Certain Transferred Employee Matters. As of the Closing Date, the Purchaser shall and does hereby assume and undertake to discharge in all respects all monetary obligations of the Seller arising from the Seller's termination of employment of the employees of the Seller identified in
     Section 5.12(g) of the Seller Disclosure Letter, which obligations arise under the employment contracts of such employees which have been provided to the Purchaser.

     Section 5.13 Transfer Taxes; Expenses. Any sales taxes, real property transfer or gains taxes, recording fees or any other similar taxes payable as a result of the Acquisition or any other action contemplated by this Agreement will be paid by the party upon which those taxes are imposed by applicable laws. Notwithstanding the foregoing, any taxes imposed by the State of Florida on either the Seller or the Purchaser with respect to the Line of Credit (including, but not limited to the related loan agreement and promissory note) shall be paid by the Seller. The Parties will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Closing.

     Section 5.14 Insurance. If requested by the Purchaser, the Seller shall in good faith cooperate with the Purchaser and take all actions reasonably requested by the Purchaser that are necessary or desirable to permit the Purchaser to have available to it following the Closing the benefits (whether direct or indirect) of the insurance policies maintained by or on behalf of the Seller that are currently in force. All costs relating to the actions described in this Section shall be borne by the Purchaser.

     Section 5.15 Name Change. Simultaneously with the Closing, the Seller shall change its corporate name to remove any reference to the name "Phoenix" or any other trade name used in the Business. As promptly as practicable after the Closing Date, the Seller shall file in all jurisdictions in which it is qualified to do business any documents necessary to reflect such change of name or to terminate its qualification therein. In connection with enabling the Purchaser, at or as soon as practicable after the Closing Date, to use the current corporate name of the Seller, the Seller shall, at or prior to the Closing Date, execute and deliver to

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the Purchaser all consents related to such change of name as may be requested by the Purchaser, and will otherwise cooperate with the Purchaser.

     Section 5.16 Risk of Loss. The risk of loss with respect to the Assets shall remain with the Seller until the Closing. Until the Closing, the Seller shall maintain in force all the policies of property damage insurance under which any of the Assets is insured. If before the Closing any of the Assets is lost, damaged or destroyed and the loss, damage or destruction would likely result in a Seller Material Adverse Change, then:

          (a) the Purchaser may terminate this Agreement in accordance with the provisions of Section 8.1; or

          (b) the Purchaser may require the Seller to assign to the Purchaser the proceeds of any insurance payable as a result of the occurrence of such loss, damage or destruction and to reduce the Purchase Price by the amount of the replacement cost of the Assets which were lost, damaged or destroyed less the amount of any proceeds of insurance payable as a result of the occurrence.

     Section 5.17 Customer Visits. Between the date hereof and the Closing Date, the Seller shall permit the Purchaser to discuss and meet, and shall cooperate in such discussions and meetings, with any customer of the Seller that the Purchaser reasonably requests. A senior executive of the Seller, reasonably satisfactory to the Purchaser, shall accompany the Purchaser's representative to such meeting and shall participate with the Purchaser's representative in any such discussions. Furthermore, the Seller shall cooperate with the Purchaser in the preparation of a presentation to such customers with respect to the Acquisition.

     Section 5.18 Personal Computer Equipment. Immediately prior to the Closing, the Seller shall remove all data and information with respect to the Intellectual Property Rights and Licensed Rights (other than generally available software) relating to the Assets or Assumed Liabilities stored on personal computing equipment not being transferred to the Purchaser under this Agreement from such personal computing equipment. Prior to the Closing Date the Purchaser and each of the owners of such personal computing equipment shall enter into a confidentiality agreement on customary terms reasonably acceptable to the parties.

     Section 5.19 Parent Guarantee. Parent hereby unconditionally guarantees the due and punctual performance of each of the obligations and undertakings of the Purchaser under this Agreement when and to the extent the same are required to be performed and subject to the terms and conditions hereof.

                                   ARTICLE VI

                             CONDITIONS TO CLOSING

     Section 6.1 Conditions to Each Party's Obligations. The respective obligations of each Party to effect the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following conditions:

          (a) Proceedings. There shall not be instituted, pending or threatened any action, investigation or proceeding by any Governmental Entity, or shall there be instituted, pending or threatened any action or proceeding by any other person, domestic or foreign, before any Governmental Entity, which is reasonably likely to be determined adversely to the Seller or the Purchaser, (A) challenging or seeking to make illegal, to delay materially or otherwise, directly or indirectly, to restrain or prohibit the consummation of the Acquisition, seeking to obtain material damages or imposing any material adverse conditions in connection therewith, (B) seeking to restrain, prohibit or delay in any material manner the exercise of full rights of ownership or operation by the Purchaser or its Affiliates of all or any portion of the Assets, or to compel the Purchaser or any of its Affiliates to dispose of or hold separate all or any material portion of the Assets or the assets of the Purchaser or any of its Affiliates, (C) seeking to impose or confirm limitations in any material manner on the ability of the Purchaser or any of its Affiliates effectively to exercise full rights of ownership of the Assets, (D) seeking to require divestiture by the Purchaser or any of its Affiliates of the Assets, or (E) that otherwise would reasonably be expected to have a Seller Material Adverse Effect;
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          (b) Injunction.  There shall not be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to, or any consent or approval withheld with respect to, the Acquisition by any Governmental Entity that, in the reasonable judgment of the Purchaser, may, directly or indirectly, result in any of the consequences referred to in clauses (A) through (E) of paragraph (a) above;

          (c) Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity required in connection with the execution, delivery or performance of this Agreement will have been obtained or made, except where the failure to have obtained or made any such consent, approval, order, authorization, declaration or filing would not have a Seller Material Adverse Effect.

          (d) Antitrust Approvals. The waiting periods or extensions thereof applicable to the consummation of the Acquisition under the HSR Act shall have expired or been terminated.

          (e) Shareholder Approval. This Agreement and the Acquisition shall have been approved and adopted by the requisite vote of the Seller Shareholders, as required by the FBCA, the Seller Articles of Incorporation and the Seller Bylaws.

          (f) Initial Working Capital and Allocation of Purchase Price. Prior to the Closing, the Purchaser and the Seller shall agree upon (i) the Initial Working Capital and (ii) the allocation of the Purchase Price with respect to the Assets in accordance with the principles set forth in
     Schedule 6.1(f). The Purchaser and the Seller agree to file all Tax Returns on the basis of such allocation.

     Section 6.2 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

          (a) Representations and Warranties.

             (i) There shall not exist inaccuracies or omissions in the representations and warranties of the Seller set forth in Article III such that the aggregate effect of such inaccuracies has or may reasonably be likely to have a Seller Material Adverse Effect; provided that for purposes of this section only, those representations and warranties which are qualified by references to materiality or Seller Material Adverse Effect or similar phrases shall be deemed not to include such qualification. For purposes of this Section 6.2(a), the accuracy of the representations and warranties of the Seller set forth in Article III shall be assessed as of the date hereof and as of the Closing Date with the same force and effect as if made as of the Closing Date (provided that such representations and warranties which are confined as to a specific date shall speak only as of such date). For purposes of this Section 6.2(a), a Seller Material Adverse Effect shall mean a Seller Material Adverse Effect as defined in Section 10.16(c) which results in or may be reasonably likely to result in an adverse change or changes in the aggregate in excess of $2,000,000.

             (ii) The representations and warranties of the Seller set forth in Sections 3.11, 3.12 (to the extent such Litigation relates to any Asset or Assumed Contract), 3.13, 3.14, 3.15 and 3.16 (to the extent any misrepresentation or omission in Section 3.15 or 3.16 affects the Purchaser's ability to perform its obligations under Section 5.12), 3.18 and 3.27 shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that by their terms are qualified by materiality shall be true and correct in all respects;

          (b) Performance of Obligations of the Seller. The Seller shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date;

          (c) No Material Adverse Change. Between the date hereof and the Closing Date, there shall not have occurred (nor shall the Purchaser have become aware of) any material adverse change, or any

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     development likely to result in a material adverse change, in or affecting the Business, the Assets, the Assumed Liabilities or the results of operations, business, condition or prospects of the Business;

          (d) Seller Certificate. The President and Chief Executive Officer of the Seller shall have executed and delivered to the Purchaser a certificate as to compliance with the conditions set forth in Sections 6.2(a), (b) and
     (c);

          (e) Consents. The Seller shall have obtained and delivered to the Purchaser the written consents (or waivers with respect thereto) with respect to the contracts identified on Schedule 6.2(e) and for all third party contracts included in the Assumed Contracts to the extent such contracts require consent with respect to the use or transfer of software licenses (all such consents and waivers shall be in full force and effect);

          (f) Closing Date Indebtedness; Release of Liens. The Closing Date Indebtedness shall have been repaid in full by disbursement of a portion of the Purchase Price, and the Seller shall have delivered to the Purchaser satisfactory evidence that the obligations of the Seller with respect to the Promissory Note, dated October 31, 1999 issued by the Seller in favor of Phoenix International New York, Inc. have been satisfied in full and all Liens affecting the Assets have been released, including, but not limited to, those Liens listed on Schedule 6.2(f), but excluding those identified in Section 1.1;

          (g) Estoppel and Consent Certificates. The Seller shall have delivered to the Purchaser an Estoppel and Consent Certificate reasonably satisfactory to the Purchaser executed by the landlord of each Leased Real Property;

          (h) Opinion of Seller's Counsel. The Purchaser shall have received an opinion from outside counsel to the Seller, dated the Closing Date, in substantially the form attached as Exhibit 6.2(h);

          (i) Ancillary Documents. The Seller shall have delivered, or caused to be delivered, to the Purchaser the following:

             (i) executed deeds, bills of sale, instruments of assignment, certificates of title and other conveyance documents, dated the Closing Date, transferring to the Purchaser all of the Seller's right, title and interest in and to the Assets, together with possession of the Assets, including the Bill of Sale in substantially the form attached hereto as
        Exhibit 6.2(i)(i) (the "Bill of Sale");

             (ii) documents evidencing the assignment of the Assumed Contracts and the assignment of any assignable Licenses, including the Assignment and Assumption Agreement in substantially the form attached hereto as
        Exhibit 6.2(i)(ii) (the "Assignment and Assumption Agreement");

             (iii) a copy of resolutions of the board of directors of the Seller authorizing the execution, delivery and performance of this Agreement by the Seller and a certificate of the secretary or assistant secretary of the Seller, dated the Closing Date, certifying that such resolutions were duly adopted and are in full force and effect;

             (iv) the Escrow Agreement;

             (v) all other documents required to be entered into by the Seller pursuant to this Agreement or reasonably requested by the Purchaser to convey the Assets to the Purchaser or to otherwise consummate the transactions contemplated by this Agreement;

          (j) the Purchaser and each of the applicable individuals shall have entered into the agreements described in Section 5.18; and

          (k) There shall be a full and final resolution of the Class Action, which shall be documented by a signed settlement agreement between the parties (and approved by the Purchaser), subject only to court approval.

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     Section 6.3  Conditions to Obligations of the Seller.  The obligations of the Seller to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

          (a) Representations and Warranties. There shall not exist inaccuracies in the representations and warranties of the Purchaser set forth in Article IV such that the aggregate effect of such inaccuracies has or may be reasonably likely to prevent or materially delay the performance by the Purchaser of any of its obligations under this Agreement or the consummation of the Acquisition or the other transactions contemplated by this Agreement; provided that for purposes of this section only, those representations and warranties which are qualified by references to materiality or similar phrases shall be deemed not to include such qualification. For purposes of this Section 6.3(a), the accuracy of the representations and warranties of the Purchaser set forth in Article IV shall be assessed as of the date hereof and as of the Closing Date with the same force and effect as if made as of the Closing Date (provided that such representations and warranties which are confined as to a specified date shall speak only as of such date);

          (b) Performance of Obligations by the Purchaser. The Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date;

          (c) Certificates. The Purchaser shall have delivered to the Seller a certificate of an authorized officer as to compliance with the conditions set forth in Sections 6.3(a) and (b); and

          (d) Ancillary Documents. The Purchaser shall have delivered, or caused to be delivered, to the Seller and the Shareholder the following:

             (i) documents evidencing the assumption of the Assumed Contracts, the acceptance of assignable Licenses and the assumption of the Assumed Liabilities, including the Assignment and Assumption Agreement;

             (ii) a copy of the resolutions of the board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement by the Purchaser and a certificate of its secretary or assistant secretary, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

             (iii) the Escrow Agreement; and

             (iv) all other documents required to be entered into or delivered by the Purchaser at or prior to the Closing pursuant to this Agreement, including the Bill of Sale.

                                  ARTICLE VII

                                    CLOSING

     The consummation of the transactions contemplated by this Agreement is referred to in this Agreement as the "Closing." The "Closing Date" will be the date on which the Closing occurs. The Closing will occur within five (5) Business Days following the satisfaction or waiver of the conditions set forth in Article VI, or on such other date as the Parties may agree. The Closing will take place at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia, or at such other place as the Parties may agree.

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                                  ARTICLE VIII

                                  TERMINATION

     Section 8.1 Termination. This Agreement may be terminated at any time at or prior to the Closing (the "Termination Date"):

          (a) By mutual written consent of duly authorized representatives of the Purchaser and the Seller;

          (b) By the Purchaser or the Seller if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Acquisition and such order, decree, ruling or other action shall have become final and nonappealable; provided however, that the party terminating this Agreement pursuant to this Section 8.1(b) shall use all commercially reasonable efforts to have such order, decree, ruling or action vacated;

          (c) By the Purchaser or the Seller if the Acquisition shall not have been consummated on or before March 31, 2001; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure to consummate the Acquisition on or before such date;

          (d) By the Purchaser if the Board of Directors of the Seller (i) shall have withdrawn or shall have modified in a manner adverse to the Purchaser its approval or recommendation of the Acquisition or this Agreement, (ii) causes the Seller to enter into an agreement with respect to an Acquisition Proposal, (iii) shall have endorsed, approved or recommended any Acquisition Proposal or (iv) shall have publicly proposed to do any of the foregoing; provided, however, that any public statement by the Seller that it has received an Acquisition Proposal shall not be deemed to be a public proposal to withdraw or modify the recommendation of the Board of Directors of the Seller;

          (e) By the Purchaser or the Seller if this Agreement and the Acquisition shall fail to be approved and adopted by the Seller Shareholders at the Shareholders' Meeting;

          (f) By the Purchaser, if (i) any of the conditions set forth in
     Section 6.2 shall have become incapable of fulfillment and shall not have been waived by the Purchaser or (ii) the Seller shall breach any of its representations or warranties which breach would give rise to the failure of a condition set forth in Section 6.2(a) or breach in any material respect any of its covenants or other obligations hereunder and, within twenty (20) days after written notice of such breach to the Seller from the Purchaser, such breach shall not have been cured in all material respects or waived by the Purchaser;

          (g) Except as set forth in Section 8.1(g) of the Seller Disclosure Letter, by the Purchaser if (i) more than 20% of the employees of the Seller and its Subsidiaries as of the date hereof terminate, or announce the termination of, their employment with the Seller or such Subsidiary or their employment is terminated by the Seller or such Subsidiary prior to the Closing Date or (ii) more than 50% of the employees of the Seller or its Subsidiaries in any departments described in Section 8.1(g) of the Seller Disclosure Letter as of the date hereof terminate, or announce the termination of, their employment with the Seller or such Subsidiary or their employment is terminated by the Seller or such Subsidiary prior to the Closing Date, and in the case of (i) and (ii) such terminations materially impact the ability of the Seller or such Subsidiary to meet its customer obligations with respect to sales, support, development, installation, implementation or maintenance (in furtherance of the foregoing, the Purchaser will use its commercially reasonable efforts to assist the Seller in the retention of such employees; provided such efforts shall not include any cash payments to be made by the Purchaser);

          (h) By the Seller, if (i) any of the conditions set forth in Section
     6.3 shall have become incapable of fulfillment and shall not have been waived by the Seller or (ii) the Purchaser shall breach any of its representations or warranties which breach would give rise to the failure of a condition set forth in Section 6.3(a) or breach in any material respect any of its obligations hereunder and, within twenty (20) days after written notice of such breach to the Purchaser from the Seller, such breach shall not have been cured in all material respects or waived by the Seller; or
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

          (i) By the Seller if, in compliance with its obligations under Sections 5.5 and 5.6, the Board of Directors of the Seller (i) shall have withdrawn or shall have modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Acquisition or this Agreement or (ii) shall have endorsed, approved or recommended any Acquisition Proposal or entered into an agreement with respect to a Superior Proposal.

     Section 8.2  Effect of Termination.

          (a) In the event of the termination of this Agreement pursuant to
     Section 8.1 hereof, this Agreement shall forthwith be terminated and have no further effect except as specifically provided herein and, except as provided in the last sentence of Section 5.2(a), in this Section 8.2 and in
     Section 10.15, there shall be no liability on the part of any party hereto, provided that nothing herein shall relieve any party from liability for any willful breach hereof.

          (b) If (i) the Purchaser exercises its right to terminate this Agreement under Section 8.1(d) or (ii) (A) after the date of this Agreement any Acquisition Proposal involving the Seller shall have been publicly announced and (B) this Agreement or the Acquisition shall thereafter be terminated pursuant to Section 8.1(e), the Seller shall pay to the Purchaser upon demand $2.0 million (the "Termination Fee"), payable in same-day funds.

          (c) If within one year after termination of this Agreement, the Seller shall enter into any agreement relating to, or consummate, an Acquisition Proposal with a person other than the Purchaser, then immediately prior to, and as a condition of, consummation of such transaction the Seller shall pay to the Purchaser upon demand the Termination Fee, payable in same-day funds; provided that no such amount shall be payable if the Termination Fee shall have become payable or have been paid in accordance with Section 8.2(b) of this Agreement; provided, further, that no such amount shall be payable if this Agreement is terminated pursuant to Section 8.1(a), (b),
     (c) or (h).

          (d) Notwithstanding anything to the contrary set forth in this Agreement, if the Seller fails promptly to pay to the Purchaser any amounts due under this Section 8.2, the Seller shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee or obligation was required to be paid.

                                   ARTICLE IX

                                INDEMNIFICATION

     Section 9.1 Indemnification Obligations of the Seller. The Seller shall indemnify, defend and hold harmless the Purchaser and its Affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Purchaser Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

          (a) any Excluded Liability;

          (b) [INTENTIONALLY OMITTED];

          (c) any breach or inaccuracy of any representation or warranty (other than with respect to Section 3.18(m)) made by the Seller in this Agreement or in the Seller Ancillary Documents without regard to qualifications with respect to materiality, Seller Material Adverse Effect or similar phrases contained therein;

          (d) any breach or inaccuracy of any representation or warranty made by the Seller in Section 3.18(m) or in Section 3.18(m) of the Seller Disclosure Letter, without regard to qualifications with
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

     respect to knowledge, materiality, Seller Material Adverse Effect or similar phrases contained therein; provided, however, that the obligation of the Seller to indemnify the Purchaser pursuant to this Section 9.1(d) shall be reduced on a dollar for dollar basis to the extent that unpaid software license fees which cause a breach or inaccuracy of Section 3.18(m) or Section 3.18(m) of the Seller Disclosure Letter have actually been paid or are subsequently paid by a third party pursuant to the terms of such Assumed Contract;

          (e) any breach of any covenant, agreement or undertaking made by the Seller in this Agreement or in the Seller Ancillary Documents;

          (f) any fraud, willful misconduct or bad faith of the Seller in connection with this Agreement or the Seller Ancillary Documents;

          (g) any provision of any Environmental Law and arising out of or relating to (i) any act or omission of the Seller, or its employees, agents or representatives or (ii) the ownership, use, control or operation on or prior to the Closing Date of the real property or any plant, facility, site, area or property used in the business of the Seller (whether currently or previously owned or leased by the Seller), including, without limitation, arising from any release of any Hazardous Materials or off-site shipment of any Hazardous Materials at or from the real property or any such plant, facility, site, area or property;

          (h) any liability or obligation relating to the Class Action, or any other litigation relating to the Seller, its officers, directors, employees or Affiliates which relates to matters or events occurring prior to the Closing Date;

          (i) non-compliance by the Parties with any applicable bulk sales legislation; or

          (j) any inaccuracy, misstatement or omission in Section 3.11 of the Seller Disclosure Letter delivered as of the date hereof and the Closing Date with respect to such inaccuracies, misstatements or omissions about which the Seller knew or should reasonably have known after due inquiry at the time such statements were delivered to the Purchaser.

The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Purchaser Indemnified Parties described in this Section 9.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as the "Purchaser Losses." Notwithstanding anything contained herein to the contrary, Purchaser Losses shall not include any liabilities with respect to software license fees to the extent such fees were paid by the Seller prior to the Closing Date.

     Section 9.2 Indemnification Obligations of the Purchaser. The Purchaser will indemnify and hold harmless the Seller, its officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Seller Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

          (a) the Purchaser's failure to perform, discharge or satisfy the Assumed Liabilities;

          (b) any breach or inaccuracy of any representation or warranty made by the Purchaser in this Agreement or in any of the Purchaser Ancillary Documents without regard to qualifications with respect to materiality, Seller Material Adverse Effect or similar phrases contained therein;

          (c) any breach of any covenant, agreement or undertaking made by the Purchaser in this Agreement or in any of the Purchaser Ancillary Documents; or

          (d) any fraud, willful misconduct or bad faith of the Purchaser in connection with this Agreement or the Purchaser Ancillary Documents.

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The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Seller Indemnified Parties described in this Section 9.2 as to which the Seller Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Seller Losses."

     Section 9.3  Indemnification Procedure.

          (a) Promptly after receipt by a Purchaser Indemnified Party or a Seller Indemnified Party (hereinafter collectively referred to as an "Indemnified Party") of notice by a third party (including any Governmental Entity) of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Purchaser Losses or the Seller Losses (as the case may be), such Indemnified Party will notify the Purchaser or the Seller, as the case may be (the "Indemnifying Party"), promptly following the Indemnified Party's receipt of such complaint or of notice of the commencement of such audit, investigation, action or proceeding; provided, however, that the failure to so notify the Indemnifying Party will relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim. If the Indemnifying Party provides written notice to the Indemnified Party within ten (10) days following receipt by the Indemnifying Party of notice of a claim pursuant to the preceding sentence and such Indemnifying Party assumes full responsibility for any Purchaser Losses or Seller Losses (as the case may be) resulting from such audit, investigation, action or proceeding, the Indemnifying Party may assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such ten (10)-day period, then such Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or proceeding and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one (1) counsel for all Indemnified Parties in any jurisdiction in any single audit, investigation, action or proceeding. In any audit, investigation, action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, will have the right to participate in such matter and to retain its own counsel at such Party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

          (b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 9.3(a) and (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (iii) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the Assets, the business of the Indemnified Party or any of the Indemnified Party's Affiliates.

          (c) In the event an Indemnified Party claims a right to payment pursuant to this Agreement, such Indemnified Party will send written notice of such claim to the appropriate Indemnifying Party. Such
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

     notice will specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days of the final determination of the merits and amount of such claim, the Indemnifying Party will pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

          (d) The Purchaser shall promptly notify the Seller upon its receipt of notice or its determination of a potential Purchaser Loss arising or resulting from a breach of a customer contract included in the Assumed Contracts which breach occurred prior to the Closing. The Purchaser shall consult with the Seller and use its commercially reasonable efforts to cure breaches in the ordinary course of business and otherwise mitigate such Purchaser Losses. In any event, the Purchaser shall have the burden of proof with respect to demonstrating that such Purchaser Losses described in this section were the result of commitments, liabilities, actions or omissions which occurred prior to Closing and for purposes of this Section 9.3(d), Purchaser Losses shall not include the ordinary cost of performance to cure such breach resulting solely from delays in performance prior to the Closing Date of such contract to the extent such obligation is included in the Assumed Liabilities.

     Section 9.4 Claims Period. For purposes of this Agreement, a "Claims Period" shall be the period during which a claim for indemnification may be asserted under this Agreement by an Indemnified Party. The Claims Periods under this Agreement shall begin on the date hereof and terminate on September 30, 2001.

     Notwithstanding the foregoing, if, prior to the close of business on the last day of the Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

     Section 9.5 Liability Limits. Notwithstanding anything to the contrary set forth herein, the Purchaser Indemnified Parties shall not make a claim against the Seller for indemnification for Purchaser Losses with respect to
Section 9.1 (c), (d), (e), (g) or (j) unless and until the aggregate amount of such Purchaser Losses exceeds $150,000 (the "Purchaser Basket"), in which event the Purchaser Indemnified Parties may claim indemnification for all Purchaser Losses in excess of $100,000 up to an aggregate amount equal to the Escrow Amount; provided, however, the Purchaser Basket shall not be applicable to Purchaser Losses with respect to Section 9.1(a), (b), (f), (h) or (i) or Section 9.1(c) or (d) as such Section 9.1(c) or (d) relates to unpaid third party license fees (which the parties acknowledge will be fully recoverable by the Purchaser). Notwithstanding the foregoing, in no event will the Purchaser Indemnified Parties give any notice to or otherwise make any claim against an Indemnifying Party for Purchaser Losses with respect to Section 9.1(c), (d),
(e), (g) or (j) or Section 9.3(d) unless and until the aggregate amount of such Purchaser Losses incurred with respect to the matter for which indemnification is sought exceeds (or the reasonable estimate of such Purchaser Loss is expected to exceed) $10,000.

     Section 9.6 Investigations. The respective representations and warranties of the Parties contained in this Agreement or in any certificate or other document delivered by any Party prior to the Closing and the rights to indemnification set forth in Article IX will not be deemed waived or otherwise affected by any investigation made by a Party to this Agreement.

                                   ARTICLE X

                            MISCELLANEOUS PROVISIONS

     Section 10.1 Notices. All notices, communications and deliveries under this Agreement will be made in writing signed by or on behalf of the Party making the same, will specify the Section under this Agreement pursuant to which it is given or being made, and will be delivered personally or by telecopy transmission or sent by registered or certified mail (return receipt requested) or by next day mail (with evidence of delivery and postage and other fees prepaid) as follows:

    To the Purchaser: London Bridge Group
                      16th Floor London Bridge House
                      25 London Bridge Street
                      London SE1 9SG
                      United Kingdom
                      Telecopier: 011-44-207-940-0241
                      Attention: Jon Lee

     with copies to:  LBSS, Inc.
                      2550 W. Tyvola Road
                      Suite 460
                      Charlotte, North Carolina 28217
                      Telecopier: (704) 357-8220
                      Attention: Patricia B. Todd, Esq., General Counsel

                      and

                      King & Spalding
                      191 Peachtree Street
                      Atlanta, Georgia 30303
                      Telecopier: (404) 572-5100
                      Attention: Alan J. Prince, Esq., Mark E. Thompson, Esq.

    If to the Seller: Phoenix International Ltd., Inc.
                      500 International Parkway
                      Heather, Florida 32746
                      Telecopier: (407) 548-5342
                      Attention: Bahram Yusefzadeh

     with a copy to:  Alston & Bird LLP
                      1201 West Peachtree Street
                      Atlanta, Georgia 30309
                      Telecopier: (404) 881-4777
                      Attention: M. Hill Jeffries, Esq., W. Scott Ortwein, Esq.

                      and

                      Nelson, Mullins Riley & Scarborough, L.L.P.
                      999 Peachtree Street
                      Atlanta, Georgia 30309
                      Telecopier: (770) 200-7150
                      Attention: Glenn W. Sturm, Esq.

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing.

     Section 10.2 Schedules and Exhibits. The Schedules and Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

     Section 10.3 Assignment; Successors in Interest. No assignment or transfer by any Party of such Party's rights and obligations under this Agreement will be made except with the prior written consent of the other Parties to this Agreement; provided that the Purchaser shall, without the obligation to obtain the prior written consent of any other Party to this Agreement, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to any one (1) or more Affiliates of the Purchaser. This Agreement will be binding upon and will inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party will also be a reference to a successor or permitted assign.

     Section 10.4 Number; Gender. Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other genders.

     Section 10.5 Captions. The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Schedules or Exhibits are references to Schedules and Exhibits, respectively, to this Agreement.

     Section 10.6 Controlling Law; Amendment. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without reference to its choice of law rules. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

     Section 10.7 Consent to Jurisdiction, Etc. Each of the Parties hereby irrevocably consents and agrees that any action, suit or proceeding arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document (for purposes of this Section, a "Legal Dispute") shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware. The Parties agree that, after a Legal Dispute is before a court as specified in this Section 10.7 and during the pendency of such Legal Dispute before such court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including, without limitation, any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each of the Parties hereby waives, and agrees not to assert, as a defense in any legal dispute, that such Party is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such court or that such Party's property is exempt or immune from execution, that the action, suit or proceeding is brought in an inconvenient forum or that the venue of the action, suit or proceeding is improper. Each Party hereto agrees that a final judgment in any action, suit or proceeding described in this Section 10.7 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws.

     Section 10.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the Parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

     Section 10.9 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one (1) of such counterparts.

     Section 10.10 Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

     Section 10.11 Waiver. Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement will be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

     Section 10.12 Integration. This Agreement and the documents executed pursuant to this Agreement supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter of this Agreement, except for that certain Confidentiality Agreement dated December 20, 1999 between the Seller and the Purchaser and constitutes the entire agreement between the Parties.

     Section 10.13 Compliance with Bulk Sales Laws. The Parties hereby waive compliance by the Parties with the bulk sales laws and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

     Section 10.14 Cooperation Following the Closing. Following the Closing, each of the Parties shall deliver to the others such further information and documents and shall execute and deliver to the others such further instruments and agreements as the other Party shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to the other Party the benefits of this Agreement.

     Section 10.15 Transaction Costs. Except as provided above or as otherwise expressly provided herein, (a) the Purchaser will pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the Seller will pay the fees, costs and expenses of the Seller incurred in connection with, and the transactions contemplated by, this Agreement, including the fees, costs and expenses of their financial advisors, accountants and counsel.

     Section 10.16  Certain Definitions.

          (a) As used in this Agreement, the term "knowledge" with reference to the phrase "Seller's knowledge" or "to the best of the Sellers knowledge" or similar phrases shall mean (i) all facts known by those individuals identified on Schedule 10.16(a) on the date hereof after due inquiry and diligence with respect to the matters at hand and (ii) all facts that such persons should have known on the date hereof with respect to the matters at hand if they had made reasonable due inquiry and exercised diligence.

          (b) For purposes of this Agreement, the term "Affiliate" shall mean with respect to a specified person a person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common contract with the person specified, and the term "person" shall mean any individual, corporation, public limited company, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof. The term "Associate" as used in this Agreement as used to indicate a relationship with any person shall mean (i) any corporation or organization (other than a majority-owned subsidiary) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of an entity or any of its parents or subsidiaries.

          (c) For purposes of this Agreement, the phrases "Seller Material Adverse Effect" and "Seller Material Adverse Change" mean any state of facts, change, event, effect or occurrence that is or may be reasonably likely to be materially adverse to the business, financial condition, results of operations, prospects, properties, assets, or liabilities (including, without limitation, contingent liabilities) of the Business or the Seller and its Subsidiaries taken as a whole; provided, any adverse change, event or effect that is demonstrated to be primarily caused by (a) the announcement or pendency of the Acquisition or the transactions contemplated hereby, (b) actions and omissions of the Seller (or any of its Subsidiaries) taken with the prior informed written consent of the Purchaser in contemplation of the transactions contemplated hereby, (c) the effects of compliance with this Agreement on the operating performance of the Seller, including expenses incurred by the Seller in connection with the consummation of the transactions contemplated by this Agreement, (d) changes, events or occurrences in the United States securities markets which are not specific to the Seller, (f) changes, events or occurrences relating to the industry which provides software affiliated services to the retail banking industry in general, and not specifically to the Seller and (g) any adverse change in the price of Seller Common Stock shall not be taken into account in determining whether there has been a Seller Material Adverse Effect or Seller Material Adverse Change. A Seller Material Adverse Effect and Seller Material Adverse Change shall also include any state of facts, change, event, effect or occurrence that shall have occurred or been threatened that (when taken together with all other adverse state of facts, changes, events, effects or occurrences that have occurred or been threatened) is or would be reasonably likely to prevent or materially delay the performance by the Seller of any of its obligations under this Agreement or the consummation of the Acquisition or the other transactions contemplated by this Agreement.

     Section 10.17 Business Day. As used in this Agreement, the term "Business Day" means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of New York.

     Section 10.18 Agreement not to Sue. Parent and the Purchaser hereby covenant and agree not to institute or cause to be instituted any suit or other form of action or proceeding of any kind or nature whatsoever against the Seller based on any and all claims, damages, liabilities, demands, rights, suits, actions or causes of action of any kind or nature whatsoever, in law or equity, that they ever had, have claimed to have, now have or may hereafter claim to have arising out of, in connection with or with respect to events transpiring prior to the date hereof as to which Parent and the Purchaser had actual knowledge as of the date hereof, except as may otherwise be provided in Article IX hereof with respect to claims arising with respect to this Agreement. Notwithstanding the foregoing, and for the avoidance of doubt, the preceding sentence shall in no way preclude Parent's ability to participate (in its capacity as a shareholder of the Seller) in any class action (or other form of action or proceeding) initiated by other shareholders of the Seller against, by or in the name of the Seller.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

                                          LONDON BRIDGE SOFTWARE HOLDINGS PLC

                                          By:       /s/ JONATHAN LEE
                                            ------------------------------------
                                          Name Jonathan Lee
                                          Title: Chief Operating Officer

                                          LONDON BRIDGE ACQUISITION COMPANY,
                                          INC.

                                          By:       /s/ JONATHAN LEE
                                            ------------------------------------
                                          Name Jonathan Lee
                                          Title: President

                                          PHOENIX INTERNATIONAL LTD., INC.

                                          By:     /s/ BAHRAM YUSEFZADEH
                                            ------------------------------------
                                          Name Bahram Yusefzadeh
                                          Title: Chairman and Chief Executive
                                          Officer

                                                                         ANNEX B

                     PLAN OF LIQUIDATION AND DISSOLUTION OF
                        PHOENIX INTERNATIONAL LTD., INC.

     WHEREAS, the Board of Directors (the "Board") of Phoenix International Ltd., Inc. (the "Company"), a Florida corporation, has deemed it advisable that the Company should be liquidated and subsequently dissolved and has approved and determined that this Plan of Liquidation and Dissolution of Phoenix International Ltd., Inc. (this "Plan") is advisable and in the best interests of the shareholders of the Company; and

     WHEREAS, the Board has directed that this Plan be submitted to the shareholders of the Company for their approval or rejection at a special meeting of shareholders of the Company to be held on such date as the Board may determine, in accordance with the requirements of the Florida Business Corporation Law (the "FBCL") and our Articles of Incorporation (the "Articles of Incorporation") and has authorized the filing with the Securities and Exchange Commission (the "SEC"), and the distribution to shareholders, of a proxy statement (the "Proxy Statement"), in connection with the solicitation of proxies for such meeting; and

     WHEREAS, the Board, upon substantial completion of the liquidation of our properties and assets or such earlier time as determined in its discretion, may voluntarily dissolve the Company in accordance with the FBCL and the Internal Revenue Code of 1986, as amended (the "Code"), upon the terms and conditions set forth in this Plan;

     NOW, THEREFORE, the Board hereby adopts and sets forth this Plan of Liquidation and Dissolution of Phoenix International Ltd., Inc. as follows:

                           I. EFFECTIVE DATE OF PLAN.

     The effective date of this Plan (the "Effective Date") shall be the date on which holders of at least 66 2/3% of the outstanding shares of common stock of the Company vote to approve this Plan.

                     II. CESSATION OF BUSINESS ACTIVITIES.

     This Plan is intended to be a complete plan of liquidation and dissolution. It is intended that this Plan shall be a plan of complete liquidation within the terms of Section 331 of the Code. The Plan shall be deemed to authorize such action as, in the opinion of counsel for the Company, may be necessary to conform with the provisions of Section 331 of the Code. After the Effective Date, the Company shall not engage in any business activities except for the purpose of preserving the value of its assets, prosecuting and defending suits by or against the Company, settling disputes, adjusting and winding up its business and affairs, selling and liquidating its properties and assets and, after satisfying Claimants (as defined below), making distributions to shareholders in accordance with this Plan. Notwithstanding the foregoing, at any time within 120 days following the effective date of the Articles of Dissolution filed in accordance with Article IV of this Plan, the Board may, in its discretion and without further shareholder action, revoke the Articles of Dissolution and abandon this Plan in the event the Board determines that continuing the Plan is not in the best interests of the Company and its shareholders. The directors in office on the Effective Date and, at the pleasure of such directors, the officers of the Company, shall continue in office solely for these purposes and as otherwise provided in this Plan.

                          III. LIQUIDATION OF ASSETS.

     After the Effective Date, the Company shall sell, exchange, transfer, lease, license, or otherwise dispose of all of its property and assets, including our intellectual property and other intangible assets, to the extent, for such consideration (which may consist in whole or in part of money or other property) and upon such terms and conditions as the Board deems expedient and in the best interests of the Company and its shareholders, without any further vote or action by our shareholders. Our assets and properties may be sold in bulk to one buyer or a small number of buyers or on a piecemeal basis to numerous buyers. The Company will not be required to obtain appraisals or other third party opinions as to the value of its properties and assets in connection with the liquidation. As part of the liquidation of its property and assets, the Company shall collect, or make provision for the collection of, all accounts receivable, debts and claims owing to the Company.

                          IV. ARTICLES OF DISSOLUTION.

     At such time as the Board determines in its discretion to be appropriate, the officers of the Company shall execute and cause to be filed with the Florida Department of State (the "Department") and elsewhere as may be required or deemed appropriate, such documents as may be required to effectuate the dissolution of the Company, including articles of dissolution conforming to the requirements of Section 607.1403 of the FBCL (the "Articles of Dissolution"). From and after the date such documents are accepted by the Department, and unless revoked as provided under Article II hereof, the Company will be deemed to be completely dissolved, but will continue to exist under Florida law for the purposes of paying, satisfying and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up our business affairs. The members of the Board in office at the time the Articles of Dissolution are accepted for filing by the Department shall have all powers provided to them under the FBCL and other applicable law.

                              V. PAYMENT OF DEBTS.

     Prior to making any distributions to our shareholders, the Company shall pay, or as determined by the Board or by any court of competent jurisdiction, make reasonable provision to pay to the Claimants all claims and obligations of the Company, including all contingent, conditional or unmatured claims known to the Company. As soon as practicable after filing the Articles of Dissolution, the Company shall notify all known creditors and those asserting claims against the Company, whether such claims are fixed, contingent, conditional, or unmatured (collectively, the "Claimants"), of the dissolution of the Company and describing the procedure for filing their claims with the Company.

     Following the Effective Date, the Board may, if and to the extent deemed necessary or advisable by the Board, establish a contingency reserve (the "Contingency Reserve") and set aside into the Contingency Reserve such amounts of cash or property of the Company as the Board, in its discretion, determines is sufficient to account for unknown events, claims, contingencies and expenses incurred in connection with the collection and defense of our property and assets and the liquidation and dissolution provided for in this Plan, including claims which are likely to arise or become known to the Company after the filing of the Articles of Dissolution. Following the payment, satisfaction or other resolution of all such events, claims, contingencies and expenses, any amounts remaining in the Contingency Reserve shall be distributed in accordance with this Plan.

                   VI. DISTRIBUTIONS TO COMMON SHAREHOLDERS.

     Following the payment or the provision for the payment of claims and obligations as provided in Article V hereof, the Company shall distribute pro rata to the holders of its common stock all of its remaining property and assets, if any, in one or a series of distributions.

                       VII. POWERS OF BOARD AND OFFICERS.

     The Board and the officers of the Company are authorized to approve such changes to the terms of any of the actions referred to herein, to interpret any of the provisions of this Plan, and to make, execute and deliver such other agreements, conveyances, assignments, transfers, certificates and other documents and take such other action as the Board and the officers of the Company deem necessary or desirable in order to carry out the provisions of this Plan and effect the complete liquidation and dissolution of the Company in accordance with the Code and the FBCL and any rules and regulations of the SEC or any state securities commission, including, without limitation, any instruments of dissolution or other documents, and withdrawing any qualification to conduct business in any state in which the Company is so qualified, as well as the preparation and filing of any tax returns or reports. Without limiting the generality of the foregoing, the appropriate officer of the Company is authorized and directed, within thirty (30) days after the shareholders approve this Plan, to execute and file a United States Form 966 pursuant to Section 6043 of the Code and such additional forms and reports with the Internal Revenue Service as may be appropriate in connection with this Plan and the carrying out thereof.

                          VIII. CANCELLATION OF STOCK.

     The distributions to our shareholders pursuant to this Plan, if any, shall be in complete redemption and cancellation of all of the outstanding common stock of the Company. As a condition to any disbursement made under the Plan after the filing of the Articles of Dissolution, the Board may require shareholders to surrender their certificates evidencing the common stock to the Company or its agent for cancellation. If a shareholder's certificate for shares of common stock has been lost, stolen or destroyed, such shareholder may be required, as a condition to the disbursement of any distribution under this Plan, to furnish to the Company satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other security or indemnity reasonably satisfactory to the Company.

                    IX. RESTRICTIONS ON TRANSFER OF SHARES.

     After filing the Articles of Dissolution, the Company may proceed to delist the common stock of the Company from the Nasdaq National Market or any other securities exchange on which such shares may then be listed. Further, the Company may elect to close its stock transfer books and discontinue recording transfers of common stock at any time following the filing of the Articles of Dissolution as of such date set forth in a written notice to the holders of the common stock (the "Dissolution Record Date"), and thereafter, certificates representing the common stock of the Company shall not be assignable or transferable on the books of the Company except by will, intestate succession or operation of law. The proportionate interests of all of the shareholders of the Company shall be fixed on the basis of their respective stock holdings at the close of business on the Dissolution Record Date, and, after the Dissolution Record Date, any distributions made by the Company shall be made solely to the shareholders of record at the close of business on the Dissolution Record Date, except as may be necessary to reflect subsequent transfers recorded on the books of the Company as a result of any assignments by will, intestate succession or operation of law.

                             X. LIQUIDATING TRUST.

     If advisable for any reason to complete the liquidation and distribution of our assets to its shareholders, the Board may at any time transfer to a liquidating trust (the "Trust") the remaining assets of the Company. The Trust thereupon shall succeed to all of the then remaining assets of the Company, including all amounts in the Contingency Reserve, and any remaining liabilities and obligations of the Company. However, if all of our assets are not distributed within three years after the date this Plan is approved by the shareholders, the Company will transfer all of its remaining assets to the Liquidating Trust. The sole purpose of the Trust shall be to prosecute and defend suits by or against the Company, to settle and close the business of the Company, to dispose of and convey the assets of the Company, to satisfy the remaining liabilities and obligations of the Company and to collect and distribute the remaining assets of the Company to its shareholders. Any distributions made from the Trust shall be made in accordance with the provisions of this Plan. The Board may appoint one or more of its members to act as trustee or trustees of the Trust and to cause the Company to enter into a liquidating trust agreement with such trustee or trustees on such terms and conditions as the Board determines. Approval of this Plan by the shareholders also will constitute the approval by the shareholders of any appointment of the trustees and of the liquidating trust agreement between the Company and such trustees.

                               XI. COMPENSATION.

     The Company may pay to our officers, directors, employees and agents or trustees, or any of them, compensation for services rendered in connection with the implementation of this Plan. Approval of this Plan by the shareholders of the Company shall constitute the approval of the shareholders of the payment of any such compensation referred to in this Article.

                             XII. INDEMNIFICATION.

     The Company shall continue to indemnify its officers, directors, employees, agents and trustees in accordance with its Articles of Incorporation, bylaws and any contractual arrangements as therein or elsewhere provided, and such indemnification shall apply to acts or omissions of such persons in connection with the implementation of this Plan and the winding up of the affairs of the Company. Our obligation to indemnify such persons may be satisfied out of the Contingency Reserve or out of assets transferred to the Trust, if any. The Board and the trustees of any Trust are authorized to obtain and maintain insurance as may be necessary to cover our indemnification obligations.

                                  XIII. COSTS.

     The Company is authorized, empowered and directed to pay all legal, accounting, printing and other fees, costs and expenses for services rendered to the Company in connection with the preparation, adoption and implementation of this Plan, including, without limitation, any such fees and expenses incurred in connection with the preparation of a proxy statement for the meeting of shareholders to be held for the purpose, among others, of voting upon the approval of this Plan.

     The within and foregoing Plan of Liquidation and Dissolution of Phoenix International Ltd., Inc., was duly adopted by its Board of Directors on the
       day of           , 2000.

                                          --------------------------------------
                                          C. Russell Pickering, Secretary

                                                                         ANNEX C

                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT is made this      day of        , 2000 (the "Escrow
Agreement") by and among LONDON BRIDGE SOFTWARE HOLDINGS PLC, a corporation organized under the laws of England and Wales ("Parent"), LONDON BRIDGE ACQUISITION COMPANY, INC., a Delaware corporation ("London Bridge"), and PHOENIX INTERNATIONAL LTD., INC., a Florida corporation ("Phoenix") (each individually referred to herein as a "Party" and collectively referred to herein as the
"Parties") and               , N.A., as escrow agent (the "Escrow Agent").
Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to such terms in the Asset Purchase Agreement (as defined below).

                                  WITNESSETH:

     WHEREAS, pursuant to that certain Asset Purchase Agreement between Parent,
London Bridge and Phoenix dated October      , 2000 (the "Asset Purchase
Agreement"), London Bridge is acquiring certain assets and liabilities of Phoenix; and

     WHEREAS, the Parties have agreed to adjust the Purchase Price (as defined in the Asset Purchase Agreement) pursuant to Section 2.3 of the Asset Purchase Agreement; and

     WHEREAS, the Parties have agreed to indemnify each other for certain claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law) and damages (including, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) pursuant to Article IX of the Asset Purchase Agreement; and

     WHEREAS, this Escrow Agreement is entered into pursuant to Article II of the Asset Purchase Agreement to establish an escrow pursuant to which the Parties can satisfy claims with respect to adjustments of the Purchase Price and for indemnification pursuant to Article IX of the Asset Purchase Agreement.

     NOW THEREFORE, the Parties and the Escrow Agent, intending to be legally bound, hereby agree as follows:

     Section 1. Appointment of the Escrow Agent; Deposit of Escrow Amount. The parties hereby appoint the Escrow Agent as, and the Escrow Agent hereby agrees to assume and perform the duties of, the Escrow Agent under and pursuant to this Escrow Agreement. Simultaneously with the execution of this Escrow Agreement, an
amount equal to the sum of (i) $       (as increased by any earnings thereon,
the "Holdback Amount") and (ii) $       (as increased by any earnings thereon
and as reduced by any disbursements or losses on investments, the "Escrow Fund"), has been delivered in immediately available funds by London Bridge to the Escrow Agent. The Holdback Amount shall secure the Parties' obligations with respect to the Final Purchase Price Adjustment (as defined in the Asset Purchase Agreement). The Escrow Fund shall secure Phoenix's obligations with respect to a claim by London Bridge for indemnification pursuant to the indemnification claims set forth in Article IX of the Asset Purchase Agreement. Escrow Agent acknowledges receipt of the Holdback Amount and the Escrow Fund and hereby agrees to act as escrow agent and to hold, safeguard and disburse the Holdback Amount and the Escrow Fund pursuant to the terms and conditions hereof.

     Section 2. The Holdback Fund and the Escrow Fund. The Holdback Amount and the Escrow Fund shall be held by the Escrow Agent in a separate account maintained for the purpose on the terms and subject to the conditions of this Escrow Agreement. Amounts held in the Holdback Amount and the Escrow Fund shall not be available to, and shall not be used by, the Escrow Agent to set off any obligations of any of the parties owing to the Escrow Agent in any capacity, except as expressly provided in this Escrow Agreement.

     Section 3.  Investment of the Escrow Fund; Taxes.

          (a) The Escrow Agent shall invest and reinvest all cash funds held from time to time as part of the Holdback Amount and the Escrow Fund, in
     (i) a money market fund managed by the Escrow Agent or (ii) such other investments as London Bridge and Phoenix shall approve in writing.

          (b) All taxes in respect of earnings on the Holdback Amount and the Escrow Fund shall be the obligation of and shall be paid when due by the Escrow Agent from the Holdback Amount and the Escrow Fund.

     Section 4.  Claims Against the Holdback Amount and the Escrow Fund.

          (a) Upon determination of the Final Purchase Price Adjustment pursuant to the terms of Section 2.3 of the Asset Purchase Agreement, the Parties shall jointly execute and deliver an order (the "Purchase Price Adjustment Order") specifying the amount of the Holdback Amount payable to Phoenix and the amount of the Holdback Amount payable to London Bridge, in each case as increased by the pro rata portion of any earnings thereon. Promptly upon receipt of such Purchase Price Adjustment Order, the Escrow Agent shall transfer to Phoenix and London Bridge, as applicable, from the Holdback Amount the amounts specified in the Purchase Price Adjustment Order.

          (b) Upon compliance with the terms of this Escrow Agreement, London Bridge shall be entitled to obtain from the Escrow Fund amounts equal to all Purchaser Losses covered by the indemnity pursuant to Article IX of the Asset Purchase Agreement. Upon receipt by the Escrow Agent on or before the close of business on the Release Date (as defined below in Section 5(b)) of a certificate signed by an officer of London Bridge in substantially the form of the attached Annex I (the "Certificate of Instruction"), the Escrow Agent shall give written notice to Phoenix of the Escrow Agent's receipt of the Certificate of Instruction not later than the second business day following receipt thereof, together with a duplicate copy of such certificate.

          (c) If the Escrow Agent:

             (i) shall not, within twenty (20) calendar days following its receipt of a Certificate of Instruction (the "Objection Period"), have received from Phoenix a certificate in substantially the form of Annex II attached hereto (an "Objection Certificate") disputing Phoenix's obligation to pay the Purchaser Losses referred to in such Certificate of Instruction, or

             (ii) shall have received such an Objection Certificate within the Objection Period and shall thereafter have received either

                (x) a certificate from London Bridge and Phoenix substantially in the form of Annex III attached hereto (a "Resolution Certificate") stating that London Bridge and Phoenix have agreed that the Purchaser Losses referred to in such Certificate of Instruction (or a specified portion thereof) are payable to the Purchaser Indemnified Party(ies), or

                (y) a copy of the final award rendered by the arbitrator pursuant to Section 10 of this Escrow Agreement accompanied by a certificate of London Bridge substantially in the form of Annex IV attached hereto (an "Arbitration Certificate") stating that the Purchaser Losses referred to in such Certificate of Instruction (or a specified portion thereof) are payable to the Purchaser Indemnified Party(ies), and

             (iii) shall not have received a certificate of London Bridge substantially in the form of Annex V attached hereto (a "London Bridge Cancellation Certificate") canceling the Certificate of Instruction in its entirety, then the Escrow Agent shall, on the second business day next following:

                (x) the expiration of the Objection Period or

                (y) the Escrow Agent's receipt of a Resolution Certificate or an Arbitration Certificate, as the case may be,

        pay over to London Bridge from the Escrow Fund, by wire transfer of immediately available funds to a bank account of London Bridge's designation, the amount set forth in said Certificate of Instruction or in such Resolution Certificate or Arbitration Certificate; provided that in the event the Escrow Agent receives an Objection Certificate, a London Bridge Cancellation Certificate, or an Arbitration Certificate which specifies a lesser amount, such lesser amount; the Escrow Agent shall not make any payments to London Bridge until the Escrow Agent shall have received a Resolution Certificate or an Arbitration Certificate identifying the amount to be paid.

          (d) The Escrow Agent shall give written notice to London Bridge of its receipt of an Objection Certificate not later than the second business day following receipt thereof, together with a copy of such Objection Certificate.

          (e) Upon the payment by the Escrow Agent of the amount referred to in a Certificate of Instruction, such Certificate of Instruction shall be deemed canceled. Upon the receipt by the Escrow Agent of a Resolution Certificate or Arbitration Certificate and the payment by the Escrow Agent of the amount referred to therein, the related Certificate of Instruction shall be deemed canceled.

          (f) Upon London Bridge's determination that it has no claim or has released its claim with respect to any Purchaser Losses referred to in a Certificate of Instruction (or a specified portion thereof), London Bridge will promptly deliver to the Escrow Agent a London Bridge Cancellation Certificate canceling such Certificate of Instruction (or such specified portion thereof, as the case may be), and such Certificate of Instruction (or portion thereof) shall thereupon be deemed canceled. The Escrow Agent shall give written notice to Phoenix of its receipt of a London Bridge Cancellation Certificate not later than the second business day following receipt thereof, together with a copy of such London Bridge Cancellation Certificate.

          (g) Upon receipt of a copy of the final award rendered by the arbitrator pursuant to Section 10 of this Escrow Agreement stating that none of the Purchaser Losses referred to in a Certificate of Instruction as to which Phoenix delivered an Objection Certificate within the Objection Period is payable to any of the Purchaser Indemnified Party(ies), Phoenix may deliver a copy of such order (accompanied by a certificate of Phoenix substantially in the form of Annex VI attached hereto (a "Phoenix Cancellation Certificate")) canceling such Certificate of Instruction, and such Certificate of Instruction shall thereupon be deemed canceled. The Escrow Agent shall give written notice to London Bridge of its receipt of a Phoenix Cancellation Certificate not later than the second business day next following receipt thereof, together with a copy of such Phoenix Cancellation Certificate.

     Section 5.  Release of Escrow Fund.

     (a) Upon the Escrow Agent being furnished with a Purchase Price Adjustment Order, the Escrow Agent shall, within one (1) business day thereafter, pay to Phoenix and London Bridge, as applicable, out of the Holdback Amount the amounts specified in such Purchase Price Adjustment Order.

     (b) Subject to the terms of this Escrow Agreement, following September 30, 2001 (the "Release Date"), the Escrow Agent shall pay to Phoenix the balance of the Escrow Fund, by wire transfer of immediately available funds to a bank account of Phoenix's designation, less the sum of any amounts designated in Certificates of Instruction received by the Escrow Agent prior to the Release Date that have not been canceled in accordance with paragraph (e), (f) or (g) of
Section 4, and any taxes accrued through the Release Date pursuant to Section 3(b). At such time on or following the Release Date, as all Certificates of Instruction received by the Escrow Agent prior to the Release Date have been canceled in accordance with paragraph (e), (f) or (g) of Section 4 and all payments relating to such canceled Certificates of Instruction have been made in accordance with Section 4 and all taxes paid pursuant to Section 3(b), the Escrow Agent shall promptly pay to Phoenix the balance in the Escrow Fund, by wire transfer of immediately available funds to a bank account designated by Phoenix, and this Escrow Agreement (other than Sections 6, 7, 8 and 11) shall automatically terminate.

     Section 6. Duties and Obligations of the Escrow Agent. The duties and obligations of the Escrow Agent shall be limited to and determined solely by the provisions of this Escrow Agreement and the certificates delivered in accordance herewith and the Escrow Agent is not charged with knowledge of or any duties or responsibilities in respect of any other agreement or document. In furtherance and not in limitation of the foregoing:

             (i) the Escrow Agent shall not be liable for relying in good faith upon any written certification, notice, direction, request, waiver, consent, receipt or other document that the Escrow Agent reasonably believes to be genuine and duly authorized, executed and delivered;

             (ii) the Escrow Agent shall not be liable for any error of judgment, or for any act done or omitted by it, or for any mistake in fact or law, or for anything that it may do or refrain from doing in connection herewith; provided, however, that notwithstanding any other provision in this Escrow Agreement, the Escrow Agent shall be liable for its willful misconduct or negligence or breach of this Escrow Agreement;

             (iii) the Escrow Agent may seek the advice of legal counsel selected with reasonable care in the event of any dispute or question as to the construction of any of the provisions of this Escrow Agreement or its duties hereunder, and it shall incur no liability in respect of any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel;

             (iv) in the event that the Escrow Agent shall in any instance, after seeking the advice of legal counsel pursuant to the immediately preceding clause, in good faith be uncertain as to its duties or rights hereunder, it shall be entitled to refrain from taking any action in that instance and its sole obligation, in addition to those of its duties hereunder as to which there is no such uncertainty, shall be to keep safely all property held in the Holdback Amount and the Escrow Fund until it shall be directed otherwise in writing by each of the parties hereto or by a final award rendered by arbitration pursuant to Section 10 of this Escrow Agreement; provided, however, in the event that the Escrow Agent has not received such written direction or award within one hundred eighty (180) calendar days after requesting the same, it shall have the right to interplead the parties in any court of competent jurisdiction and request that such court determine its rights and duties hereunder;

             (v) the Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through agents or attorneys selected with reasonable care and the Escrow Agent shall not be responsible for and shall not be under a duty to examine into or pass upon the validity, binding effect, execution or sufficiency of this Escrow Agreement or of any agreement amendatory or supplemental hereto; and

             (vi) the Escrow Agent agrees to keep confidential and shall not publish, disseminate or otherwise disclose, or use (except for the benefit of the Parent, London Bridge or Phoenix) at any time either during or subsequent to this Escrow Agreement, any confidential information, knowledge or data of the Parent, London Bridge or Phoenix, including but not limited to information regarding or contained in this Escrow Agreement, the Asset Purchase Agreement or any agreements contemplated hereby or thereby or other subject matter pertaining to any business of the Parent, London Bridge or Phoenix or any of such party's clients, customers, consultants, shareholders or affiliates, that the Escrow Agent may produce, obtain or otherwise acquire or have access to during the course of this Escrow Agreement (collectively the "Confidential Information"). The Escrow Agent further agrees not to deliver, reproduce or in any way allow any Confidential Information to be delivered to or used by any third parties without specific direction or consent of a duly authorized representative of London Bridge or Phoenix, as applicable. All Confidential Information and all tangible materials containing Confidential Information are and shall remain the sole property of its source.

     Section 7. Cooperation. The parties shall provide to the Escrow Agent all instruments and documents within their respective powers that are necessary for the Escrow Agent to perform its duties and responsibilities hereunder.

     Section 8. Fees and Expenses; Indemnity. London Bridge shall compensate the Escrow Agent for performing its duties hereunder in accordance with Annex VII attached hereto. London Bridge and Phoenix hereby jointly and severally agree to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and counsel fees and disbursement, which may be imposed upon the Escrow Agent or incurred by the Escrow Agent in connection with its acceptance of appointment as escrow agent hereunder, or the performance of its duties hereunder, including any litigation arising from this Escrow Agreement or involving the subject matter hereof or the cash deposited hereunder; provided that notwithstanding the foregoing, neither London Bridge nor Phoenix shall be required to indemnify the Escrow Agent for any such loss, liability, cost or expense arising as a result of the Escrow Agent's willful misconduct or negligence or breach of this Escrow Agreement.

     Section 9.  Resignation and Removal of the Escrow Agent.

          (a) The Escrow Agent may resign as such after thirty (30) calendar days following the giving of prior written notice thereof to London Bridge and Phoenix. In addition, the Escrow Agent may be removed and replaced on a date designated in a written instrument signed by London Bridge and Phoenix and delivered to the Escrow Agent. Notwithstanding the foregoing, no such resignation or removal shall be effective until a successor escrow agent has acknowledged its appointment as such as provided in paragraph (c) below. In either event, upon the effective date of such resignation or removal, the Escrow Agent shall deliver the property comprising the Holdback Amount and the Escrow Fund to such successor escrow agent, together with such records maintained by the Escrow Agent in connection with its duties hereunder and other information with respect to the Holdback Amount and the Escrow Fund as such successor may reasonably request.

          (b) If a successor escrow agent shall not have acknowledged its appointment as such as provided in paragraph (c) below, in the case of a resignation, prior to the expiration of thirty (30) calendar days following the date of a notice of resignation or, in the case of a removal, on the date designated for the Escrow Agent's removal, as the case may be, for any reason, the Escrow Agent may select a successor escrow agent and any such resulting appointment shall be binding upon all of the parties to this Escrow Agreement, provided that any such successor selected by the Escrow Agent shall be a financial institution of comparable size and services as the Escrow Agent.

          (c) Upon written acknowledgment by a successor escrow agent appointed in accordance with the foregoing provisions of this Section 9 of its agreement to serve as escrow agent hereunder and the receipt of the property then comprising the Holdback Amount and the Escrow Fund, the Escrow Agent shall be fully released and relieved of all duties, responsibilities and obligations under this Escrow Agreement, subject to the proviso contained in clause (ii) of Section 6, and such successor escrow agent shall for all purposes hereof be the Escrow Agent.

     Section 10.  Arbitration.

          (a) In the event that London Bridge and Phoenix have not reached an agreement with respect to a Resolution Certificate after good faith negotiations within sixty (60) days after a Certificate of Objection has been delivered to London Bridge, either London Bridge or Phoenix may by written notice to the other demand arbitration of the matter and the parties agree that such matter and all actions to enforce or interpret this Escrow Agreement shall be settled by final and binding arbitration in Atlanta, Georgia before a single arbitrator (the "Arbitrator") administered under the rules then in effect for the American Arbitration Association (the "AAA") for commercial cases, provided that the arbitration process shall permit a reasonable order of discovery and shall be conducted on an expedited basis to permit a final arbitration decision as soon as practicable. At any time prior to a final decision by the Arbitrator, the parties may agree to suspend arbitration in order to pursue voluntary mediation of the dispute. The decision of the Arbitrator shall be final, unappealable and binding, and judgment on the award rendered by the Arbitrator may be entered in any court having jurisdiction. The Arbitrator shall be authorized to award any relief, whether legal or equitable, including specific performance, except that the Arbitrator shall not have the power to award remedies that would not be available from a court in Georgia having jurisdiction of the matter.

          (b) The Arbitrator shall be selected by a process defined by the AAA, but must have experience with software companies and must not have any conflict of interest or bias.

          (c) Subject to the right of the prevailing party to seek reimbursement from the losing Party pursuant to Section 11.03 below, the parties agree to share equally the costs, including fees, of the Arbitrator selected or appointed under this Section 10. As soon as practicable after selection of the Arbitrator, the Arbitrator or its designated representative shall determine a reasonable estimate of the Arbitrator's anticipated fees and costs, and send a statement to each party setting forth that party's equal share of the fees and costs. Each party shall, within ten (10) days after receipt of the statement, deposit the required sum with the Arbitrator.

     Section 11.  Miscellaneous.

     Section 11.01 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Escrow Agreement, the Asset Purchase Agreement and other agreements contemplated thereby (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 11.02 Governing Law. This Escrow Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

     Section 11.03 Attorneys Fees. Except as otherwise provided in Section 10(c), in the event a dispute, claim, or other proceeding is brought to enforce or interpret the provisions of this Escrow Agreement, the prevailing party shall be entitled to recover from the nonprevailing party, in addition to all other remedies available at equity and law, the cost, including but not limited to reasonable attorneys' fees, incurred by the prevailing party therein, including any appeal or other subsequent proceeding. A party shall be considered to prevail if it secures a more favorable result than the other party (who shall be considered the nonprevailing party).

     Section 11.04 Assignment. Neither this Escrow Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that either of Parent and London Bridge may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any Affiliate of Parent. Subject to the preceding sentence, this Escrow Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 11.05 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be given by delivery (by mail or otherwise) or transmitted to the address or facsimile number listed below, and will be effective (in all cases) upon receipt. Without limiting the generality of the foregoing, a mail, express, messenger or other receipt signed by any person at such address shall conclusively evidence delivery to and receipt at such address, and any printout showing successful facsimile transmission of the correct total pages to the correct facsimile number shall conclusively evidence transmission to and receipt at such facsimile number.

     (a) If to Phoenix:  Phoenix International Ltd., Inc.
                         500 International Parkway
                         Heather, Florida 32746
                         Telecopier: (407) 548-5342
                         Attention: Bahram Yusefzadeh
                                    Rusty Pickering, Esq.

         with a copy to:      Alston & Bird LLP
     1201 West Peachtree Street
                        Atlanta, Georgia 30309
                        Telecopier: (404) 881-4777
                        Attention: M. Hill Jeffries, Esq.
                                   W. Scott Ortwein, Esq.
                        and
                        Nelson, Mullins Riley & Scarborough, LLP
                        999 Peachtree Street
                        Atlanta, Georgia 30309
                        Telecopier: (770) 200-7150
                        Attention: Glenn W. Sturm, Esq.
(b) If to Parent or
    London Bridge:           25 New London Bridge House
                         25 London Bridge Street
                         16th Floor
                         London SE1 9SG
                         United Kingdom
                         Telecopier: 011-44-207-940-0241
                         Attention: Jon Lee
   with copies to:              LBSS, Inc.
                         2550 W. Tyvola Road
                         Suite 460
                         Charlotte, North Carolina 28217
                         Telecopier: (704) 357-8220
                         Attention: Patricia B. Todd, Esq.
                                    General Counsel
                         and
                         King & Spalding
                         191 Peachtree Street
                         Atlanta, Georgia 30303
                         Telecopier: (404) 572-5100
                         Attention: Alan J. Prince, Esq.
                                    Mark E. Thompson, Esq.
(c) If to Escrow Agent

                         [insert name, address and fax]

Any party may change its or his address or facsimile number for purposes of this Section by giving the other parties written notice of the new address or facsimile number in accordance with this Section.

     Section 11.06 Construction. The Section headings in this Escrow Agreement are provided for convenience only, and shall not be considered in the interpretation hereof. References herein to Sections, Exhibits, Annexes or Schedules refer, unless otherwise specified, to the designated Section of, Exhibit to, Annex to or Schedule of this Escrow Agreement. Terms such as "herein," "hereto" and "hereof" refer to this Escrow Agreement as a whole. Whenever under the terms of this Escrow Agreement, the time for performance of a covenant or condition falls on a Saturday, Sunday or legal holiday, such time for performance shall be extended to the next Business Day. The masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so indicates or requires.

     Section 11.07 Counterparts, Separate Signature Pages. This Escrow Agreement may be executed in any number of counterparts, or using separate signature pages. Each such executed counterpart and each counterpart to which such signature pages are attached shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

     Section 11.08 Invalidity of Provision. If any provision of this Escrow Agreement as applied to either party or to any circumstance shall be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the same shall in no way affect (to the maximum extent permissible by law) any other provision of this Escrow Agreement, the application of any such provision under circumstances different from those adjudicated by the court, or the validity or enforceability of this Escrow Agreement as a whole.

     Section 11.09 Amendments and Waivers. This Escrow Agreement may be amended by the parties hereto and each of the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, and (ii) waive compliance of the other party with any of the agreements or conditions to its obligations contained herein. This Escrow Agreement may be amended, and any extension or waiver shall be valid, only if set forth in a written instrument signed by both parties.

     Section 11.10 Further Assurances. From time to time following the Closing, the Parties will execute and deliver such instruments and take such other actions (each at the requesting party's expense, limited to the reasonable out of pocket costs of the performing party) as may be reasonably required to
(i) carry out the intent of this Escrow Agreement, and (ii) confirm the consummation of the transactions contemplated hereby.

                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the Parties hereto have caused this Escrow Agreement to be executed as of the date first above written.

PARENT                                               LONDON BRIDGE SOFTWARE HOLDINGS
                                                     PLC

                                                     By:
                                                        -----------------------------------------------------
                                                                               Name:
                                                                               Title:

LONDON BRIDGE                                        LONDON BRIDGE ACQUISITION
                                                     COMPANY, INC.

                                                     By:
                                                        -----------------------------------------------------
                                                                               Name:
                                                                               Title:

PHOENIX                                              PHOENIX INTERNATIONAL LTD., INC.

                                                     By:
                                                        -----------------------------------------------------
                                                                               Name:
                                                                               Title:

ESCROW AGENT

                                                     By:
                                                        -----------------------------------------------------
                                                                               Name:
                                                                               Title:

                                                                         ANNEX I

                           CERTIFICATE OF INSTRUCTION
                                       TO
                          ____________________________
                                AS ESCROW AGENT

     The undersigned, London Bridge Acquisition Company, Inc., a Delaware corporation ("London Bridge"), pursuant to Section 4(b) of the Escrow Agreement
dated as of           , 2000 entered into by and among: (i) London Bridge
Software Holdings, plc; (ii) London Bridge; (iii) Phoenix International LTD., Inc., a Florida corporation ("Phoenix"); and (iv) you (terms defined in said Escrow Agreement have the same meanings when used herein), hereby:

          (a) certifies that (i) London Bridge has sent to Phoenix a written notification of a claim for indemnity pursuant to Article IX of the Asset Purchase Agreement, and (ii) Purchaser Losses in the amount of $ are payable to [THE PURCHASER INDEMNIFIED PARTY(IES)] by Phoenix pursuant to Article IX of the Asset Purchase Agreement; and

          (b) instructs you to pay to [THE PURCHASER INDEMNIFIED PARTY(IES)] from the Escrow Fund such Purchaser Losses, by wire transfer of immediately
     available funds to London Bridge's account at                (Account No.:
               ), (i) within two business days following the expiration of the Objection Period, unless you receive an Objection Certificate from Phoenix prior to the expiration of the Objection Period, or (ii) if you receive an Objection Certificate within the Objection Period, within two business days following your receipt of a Resolution Certificate or an Arbitration Certificate.

                                          LONDON BRIDGE ACQUISITION
                                          COMPANY, INC.

                                          By:
                                            ------------------------------------
                                                           Name:
                                                           Title:

Dated:

                                                                        ANNEX II

                             OBJECTION CERTIFICATE
                                       TO
                          ____________________________
                                AS ESCROW AGENT

     Phoenix International LTD., Inc., a Florida corporation ("Phoenix"),
pursuant to Section 4(c) of the Escrow Agreement dated as of           , 2000
entered into by and among: (i) London Bridge Software Holdings plc; (ii) London Bridge Acquisition Company, Inc. ("London Bridge"); (iii) Phoenix; and (iv) you (terms defined in said Escrow Agreement have the same meanings when used herein), hereby:

          (a) disputes that the Purchaser Losses referred to in the Certificate
     of Instruction dated                are payable to [THE PURCHASER
     INDEMNIFIED PARTY(IES)] by Phoenix pursuant to Article IX of the Asset Purchase Agreement; and

          (b) certifies that the undersigned has sent to London Bridge a written
     statement of the undersigned dated                disputing the liability
     of Phoenix to [THE PURCHASER INDEMNIFIED PARTY(IES)] for such Purchaser Losses.

                                          PHOENIX INTERNATIONAL LTD, INC.

                                          By:
                                            ------------------------------------
                                                           Name:
                                                           Title:

Dated:

                                                                       ANNEX III

                             RESOLUTION CERTIFICATE
                                       TO
                          ____________________________
                                AS ESCROW AGENT

     The undersigned, London Bridge Acquisition Company, Inc., a Delaware corporation ("London Bridge"), and Phoenix International LTD, Inc., a Florida corporation ("Phoenix"), pursuant to Section 4(c) of the Escrow Agreement dated
as of        , 2000 entered into by and among London Bridge Software Holdings plc, London Bridge, Phoenix and you (terms defined in said Escrow Agreement have the same meanings when used herein), hereby:

          (a) certify that (i) London Bridge and Phoenix have resolved their dispute as to the matter described in the Certificate of Instruction dated
                   and the related Objection Certificate dated               ,
     and (ii) the final Purchaser Losses owed with respect to the matter
     described in such Certificates of Instruction is $       ; and

          (b) instruct you to pay to [THE PURCHASER INDEMNIFIED PARTY(IES)] from the Escrow Fund the Losses referred to in clause (ii) of paragraph (a) above, by wire transfer of immediately available funds to London Bridge's
     account at               (Account No.:               ), within two business
     days of your receipt of this Certificate.

LONDON BRIDGE                                        LONDON BRIDGE ACQUISITION
                                                     COMPANY, INC.

                                                     By:
                                                        --------------------------------------------------
                                                                              Name:
                                                                              Title:

PHOENIX                                              PHOENIX INTERNATIONAL LTD, INC.

                                                     By:
                                                        --------------------------------------------------
                                                                              Name:
                                                                              Title:

                                                                        ANNEX IV

                            ARBITRATION CERTIFICATE
                                       TO
                          ____________________________
                                AS ESCROW AGENT

     The undersigned, London Bridge Acquisition Company, Inc., a Delaware corporation ("London Bridge"), pursuant to Section 4(c) of the Escrow Agreement
dated as of           , 2000 entered into by and among: (i) London Bridge
Software Holdings, plc; (ii) London Bridge; (iii) Phoenix International LTD., Inc., a Florida corporation ("Phoenix"); and (iv) you (terms defined in said Escrow Agreement have the same meanings when used herein), hereby:

          (a) certifies that (i) attached hereto is a copy of the final award rendered by the Arbitrator pursuant to Section 10 of the Escrow Agreement resolving the dispute between Phoenix and the Purchaser Indemnified Party(ies) as to the matter described in the Certificate of Instruction
     dated                and the related Objection Certificate dated
                 , and (ii) the final Purchaser Losses owed with respect to the matter described in such Certificates, as provided in such order, is
     $          ; and

          (b) instructs you to pay to [THE PURCHASER INDEMNIFIED PARTY(IES)] from the Escrow Fund the Purchaser Losses referred to in clause (ii) of paragraph (a) above, by wire transfer of immediately available funds to
     [THE PURCHASER INDEMNIFIED PARTY(IES)] account at                (Account
     No.:                ), within two business days of your receipt of this
     Certificate.

LONDON BRIDGE                            LONDON BRIDGE ACQUISITION
                                          COMPANY, INC.

                                          By:
                                            ------------------------------------
                                                           Name:
                                                           Title:

Dated:

                                                                         ANNEX V

                     LONDON BRIDGE CANCELLATION CERTIFICATE
                                       TO
                          ____________________________
                                AS ESCROW AGENT

     The undersigned, London Bridge Acquisition Company, Inc., a Delaware corporation ("London Bridge"), pursuant to Section 4(c) of the Escrow Agreement
dated as of           , 2000 entered into by and among: (i) London Bridge
Software Holdings, plc; (ii) London Bridge; (iii) Phoenix International LTD., Inc., a Florida corporation ("Phoenix"); and (iv) you (terms defined in said Escrow Agreement have the same meanings when used herein), hereby:

     (a) certifies that (i) it hereby releases its claim against Phoenix with
respect to               [specify all or a portion] of the Purchaser Losses
designated in the Certificate of Instruction dated               , and (ii) as a
result, the Purchaser Losses owed with respect to such Certificate of
Instruction is $          ; and

     (b) agrees that such Certificate of Instruction is, to the extent released as provided in clause (i) of paragraph (a) above, canceled.

LONDON BRIDGE                             LONDON BRIDGE ACQUISITION
                                          COMPANY, INC.

                                          By:
                                            ------------------------------------
                                                           Name:
                                                           Title:

Dated:

                                                                        ANNEX VI

                        PHOENIX CANCELLATION CERTIFICATE
                                       TO
                          ____________________________
                                AS ESCROW AGENT

     Phoenix International LTD., Inc., a Florida corporation ("Phoenix"),
pursuant to Section 4(g) of the Escrow Agreement dated as of           , 2000
entered into by and among: (i) London Bridge Software Holdings plc; (ii) London Bridge Acquisition Company, Inc. ("London Bridge"); (iii) Phoenix; and (iv) you (terms defined in said Escrow Agreement have the same meanings when used herein), hereby:

     (i) certifies that the attached copy of the final award rendered by the Arbitrator pursuant to Section 10 of the Escrow Agreement resolving the dispute between [THE PURCHASER INDEMNIFIED PARTY(IES)] and Phoenix as to the matter
described in the Certificate of Instruction dated             , and the related
Objection Certificate dated                ; and

     (ii) as provided in such order, there are no Purchaser Losses with respect to the matter described in such Certificates.

PHOENIX                                        PHOENIX INTERNATIONAL LTD, INC.

                                               By:
                                                  ------------------------------------------
                                                                   Name:
                                                                  Title:

Dated:
      ---------------------------------------

                                                                         ANNEX D

                     [ROBINSON-HUMPHREY LETTERHEAD TO COME]

                                                                October 25, 2000

Special Committee of the Board of Directors
Phoenix International Ltd., Inc.
500 International Parkway
Heathrow, Florida 32746

Ladies and Gentlemen:

     You have asked the Robinson-Humphrey Company, LLC ("Robinson-Humphrey") to render a written opinion (the "Opinion") to the Special Committee of the Board of Directors of Phoenix International Ltd., Inc. ("Phoenix" or the "Company") as to the fairness, from a financial point of view, to the Company of the Consideration (defined below) to be received by the Company pursuant to the Asset Purchase Agreement, dated as of October 25, 2000 (the "Agreement"), by and between London Bridge Software Holdings plc, London Bridge Acquisition Company, Inc.(together, "London Bridge") and the Company. The Agreement provides for, among other things and with the exceptions set forth in the Agreement, the sale by the Company to London Bridge of substantially all of the Company's assets (other than certain excluded assets) and the assumption by London Bridge of certain specified liabilities of the Company (the "Proposed Transaction") for total consideration of approximately $48.5 million in cash, which includes $3.0 million in the form of forgivable working capital advances under the Loan Agreement, dated as of October 25, 2000 by and between the Company and London Bridge, and the assumption of such liabilities, as specified in the Agreement (collectively, the "Gross Consideration"). Approximately 25% of the cash portion of the Gross Consideration is required to be paced in escrow subject to certain potential claims and adjustments, You have estimated that in the aggregate amount of the liabilities to be retained by the Company, including any liability related to outstanding lawsuits with the Company's stockholders, is approximately $10.2 million (the "Retained Liabilities"), and have directed us to assume that the net consideration to be received by the Company in connection with the Proposed Transaction will be $38.3 million (the "Net Consideration").

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement;
(2) publicly available information concerning the Company which we believe to be relevant to our inquiry; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company; (4) a trading history of the Company's common stock from July 2, 1996 to the present; (5) a comparison of the related historical financial results of the Company and present financial condition of the Company with those of publicly traded companies which we deemed relevant; (6) historical data relating to percentage premiums paid in acquisitions of publicly traded technology companies during 2000; and (7) a comparison of the financial terms of the Proposed Transaction with the publicly available financial terms of certain other recent transactions which we deemed relevant. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, present condition and future prospects, including, without limitation, discussions regarding the near-term liquidity needs of, and capital resources available to , Phoenix. We also undertook such other studies, analyses and investigations as we deemed appropriate.

     We have assumed and relied upon the accuracy and completeness of the financial and other information, including the amount of the Retained Liabilities, used by us in arriving at our opinion without independent verification. With respect to the financial forecasts/projections of the Company, including the amount and character of the Retained Liabilities, provided to our discussed with us, we assumed, at the direction of the management of the Company and without independent verification or investigation, that such forecasts/projections and the calculation of the Retained Liabilities have been reasonably prepared on bases reflecting the bet currently available information, estimates and judgments of the management of the Company as to the future financial performance of the Company and such Retained Liabilities, and were express no opinion with respect to such forecasts/projections or the amount or character of the Retained Liabilities or the assumptions on which the forecasts/projections or the amount of the Retained Liabilities are based. Furthermore, we understand that the financial forecasts/projections provided to us by management of the Company assume that the Company does not effect a transaction of a similar nature to the Proposed Transaction. Our opinion expressly does not address the outcome of the litigation retained by the Company or any potential effect such outcome may have upon the amount of the Retained Liabilities or the Net Consideration.

     In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made nor obtained any evaluations or appraisals of the assets or liabilities, contingent or otherwise, including the Retained Liabilities, of the Company. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We express no opinion as to the underlying valuation, future performance or long-term viability of Phoenix. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update or revise the Opinion.

     We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. In the ordinary course of our business, we may trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon and subject to the forgoing, and such other factors as we deemed relevant, we are of the opinion as of the date hereof that, from a financial point of view, the Net Consideration to be received by the Company in the Proposed Transaction if fair to the Company. This Opinion is being rendered at the behest of the Special Committee of the Board of Directors and is for the benefit of both the Special Committee and the entire Board of Directors of the Company in its evaluation of the Proposed Transaction, and does not constitute a recommendation as to how any stockholder should vote with respect to any matters relating to the Proposed Transaction.

                                        THE ROBINSON-HUMPHREY COMPANY, LLC

                                        /s/  The Robinson-Humphrey Company, LLC

                                                                         ANNEX E

                       FLORIDA DISSENTERS' RIGHTS STATUTE

607.1301. DISSENTERS' RIGHTS; DEFINITIONS

     The following definitions apply to sec.sec. 607.1302 and 607.1320:

          (1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

          (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to sec. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

607.1302. RIGHT OF SHAREHOLDERS TO DISSENT

     (1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party:

             1. If the shareholder is entitled to vote on the merger, or

             2. If the corporation is a subsidiary that is merged with its parent under sec. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of sec. 607.1104;

          (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to sec. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

          (c) As provided in sec. 607.0902(11), the approval of a control-share acquisition;

          (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

          (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

             1. Altering or abolishing any preemptive rights attached to any of his or her shares;

             2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

             3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

             4. Reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

             5. Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

             6. Reducing the stated dividend preference of any of the shareholder's preferred shares; or

             7. Reducing any stated preferential amount payable on any of the shareholder's preferred shares upon voluntary or involuntary liquidation; or

          (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his or her shares.

     (2) A shareholder dissenting from any amendment specified in paragraph
(1)(e) has the right to dissent only as to those of his or her shares which are adversely affected by the amendment.

     (3) A shareholder may dissent as to less than all the shares registered in his or her name. In that event, the shareholder's rights shall be determined as if the shares as to which he or she has dissented and his or her other shares were registered in the names of different shareholders.

     (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

     (5) A shareholder entitled to dissent and obtain payment for his or her shares under this section may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

607.1320. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

     (1)(a) If a proposed corporate action creating dissenters' rights under sec. 607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of sec.sec. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

          1. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for his or her shares if the proposed action is effectuated, and

          2. Not vote his or her shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

     (b) If proposed corporate action creating dissenters' rights under sec. 607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of sec.sec. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for the shareholder's written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

     (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his or her shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

     (3) Within 20 days after the giving of notice to him or her, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating the shareholder's name and address, the number, classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his or her certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

     (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his or her shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his or her shares shall cease, and the shareholder shall be reinstated to have all his or her rights as a shareholder as of the filing of his or her notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

          (a) Such demand is withdrawn as provided in this section;

          (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

          (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

          (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

     (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

          (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

          (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

     (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his or her shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

     (7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his or her shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him or her within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

     (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

     (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

     (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

Dated:          , 2001

PROXY                   PHOENIX INTERNATIONAL LTD., INC.                   PROXY

               500 INTERNATIONAL PARKWAY, HEATHROW, FLORIDA 37246

    THE UNDERSIGNED SHAREHOLDER(S) OF PHOENIX INTERNATIONAL LTD., INC. ("PHOENIX") HEREBY CONSTITUTES AND APPOINTS BAHRAM YUSEFZADEH AND C. RUSSELL PICKERING, AND EACH OF THEM, ATTORNEYS AND PROXIES OF THE UNDERSIGNED, EACH WITH POWER OF SUBSTITUTION, TO ATTEND, VOTE AND ACT FOR THE UNDERSIGNED AT THE
SPECIAL MEETING OF SHAREHOLDERS OF PHOENIX TO BE HELD ON                 , 2001
AT 10:00 A.M. EASTERN TIME AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF, ACCORDING TO THE NUMBER OF SHARES OF COMMON STOCK OF PHOENIX WHICH THE UNDERSIGNED MAY BE ENTITLED TO VOTE, AND WITH ALL THE POWERS WHICH THE UNDERSIGNED WOULD POSSESS IF PERSONALLY PRESENT, AS FOLLOWS:

1. to approve a proposal to approve and adopt an asset purchase agreement, dated October 25, 2000 among Phoenix, London Bridge Software Holdings PLC, a corporation organized under the laws of England and Wales ("London Bridge"), and its wholly-owned subsidiary, London Bridge Core Systems, Inc., a Delaware corporation ("Acquisition Company"), and to approve the transactions contemplated thereby pursuant to which Acquisition Company will purchase substantially all of our assets and will assume specified liabilities of ours;

            [ ]  FOR            [ ]  AGAINST            [ ]  ABSTAIN

2. to approve a proposal to amend Article I of our articles of incorporation to change the name of our corporation from "Phoenix International Ltd., Inc." to "Sphinx International, Inc." (or if that name is not available, to another name acceptable to us and Acquisition Company); and

            [ ]  FOR            [ ]  AGAINST            [ ]  ABSTAIN

3. to approve a proposal to approve and adopt a plan of dissolution and to approve the transactions contemplated thereby pursuant to which our corporation will be liquidated and our net assets will be distributed to our shareholders.

            [ ]  FOR            [ ]  AGAINST            [ ]  ABSTAIN

             (Continued and to be dated and signed on reverse side)

4. In their discretion, the proxies are authorized to transact such other business as may properly be brought before the special meeting or any adjournment thereof.

    APPROVAL OF THE SECOND PROPOSAL IS CONTINGENT UPON THE SHAREHOLDERS' APPROVAL OF THE FIRST PROPOSAL. APPROVAL OF EACH OF THE FIRST PROPOSAL AND THE THIRD PROPOSAL IS NOT CONTINGENT UPON THE SHAREHOLDERS' APPROVAL OF ANY OTHER PROPOSAL.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS DESCRIBED ABOVE.

    The undersigned revokes any prior proxy at such meeting and ratifies all that said attorneys and proxies, or any of them, may lawfully do by virtue hereof. Receipt of the notice of special meeting of shareholders and the proxy statement is hereby acknowledged.
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PHOENIX INTERNATIONAL LTD., INC. PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY
                     IN THE POSTAGE-PAID ENVELOPE ENCLOSED

                                                 -------------------------------
                                                 Signature

                                                 -------------------------------
                                                 Signature, if held jointly

                                                 DATED:                  , 2000
                                                        -----------------
                                                 Please sign exactly as name
                                                 appears above. When shares are
                                                 held by joint tenants, both
                                                 should sign. When signing as
                                                 attorney, executor,
                                                 administrator, trustee, or
                                                 guardian, please give full
                                                 title as such. If a
                                                 corporation, please sign in
                                                 full corporate name by
                                                 President or other authorized
                                                 officer. If a partnership,
                                                 please sign in partnership name
                                                 by authorized person.